 As filed with the Securities and Exchange Commission on October 17, 2000

                                                 Registration No. 333-43390
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ----------------

                              AMENDMENT NO. 1

                                  TO THE
                                    FORM S-4
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                               ----------------

                                                    WEIGH-TRONIX, LLC
          SWT FINANCE B.V.                     (Exact Name of Registrant)
     (Exact Name of Registrant)


                                                        DELAWARE
           THE NETHERLANDS                      (State or Jurisdiction of
      (State or Jurisdiction of              Incorporation or Organization)
   Incorporation or Organization)


                                                       06-1510936
           Not Applicable                    (I.R.S. Employer Identification
   (I.R.S. Employer Identification                       Number)
               Number)


                                                  293 South Main Street
 Joan Muyskenweg 4 1096 CJ Amsterdam             Providence, R.I. 02903
           The Netherlands                           (401) 272-4402
           +31-20-597-6208

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                      3596

               (Primary Standard Industrial Classification Code)
                               John J. McCann III

                               Weigh-Tronix, LLC
                             293 South Main Street
                             Providence, R.I. 02903
                                 (401) 272-4402

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                        copies of all communications to:

                            Mary Ellen O'Mara, Esq.
                          Hutchins, Wheeler & Dittmar
                           A Professional Corporation
                               101 Federal Street
                          Boston, Massachusetts 02110
                                 (617) 951-6600

   Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective. If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  Title of
 each class
     of                               Proposed        Proposed
 securities                           maximum          maximum
   to be           Amount to       offering price     aggregate        Amount of
 registered      be registered        per note     offering price   registration fee
------------------------------------------------------------------------------------
12 1/2% Senior
 Subordinated
 Notes of
 SWT Finance
 B.V. .....   (Euro)100,000,000(1)  (Euro)1,000   (Euro)100,000,000     $23,810
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(f)(2), the (Euro)100,000,000 face amount of the notes has been translated into dollars at the rate of $0.9019 per (Euro)1, the August 8, 2000 noon buying rate for the euro published by the Federal Reserve Bank of New York on August 8, 2000. The fee has been previously paid.

   The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        Table of Additional Registrants

                                                                    I.R.S.
                            Registration  Jurisdiction of  SIC     Employer
Name                           Number      Incorporation   Code  I.D. Number
----                        ------------ ----------------- ---- --------------
SWT Holdings B.V........... 333-43390-03 The Netherlands   3596 Not Applicable
Weigh-Tronix, Inc.......... 333-43390-01 Delaware          3596     52-2086569
Mecmesin, Inc.............. 333-43390-04 California        3596     68-0172326
Salter Weigh-Tronix Ltd.... 333-43390-06 England and Wales 3596 Not Applicable
Salter Housewares Holdings
 Ltd....................... 333-43390-13 England and Wales 3596 Not Applicable
Weigh-Tronix Canada, ULC... 333-43390-05 Canada            3596 Not Applicable
Weigh-Tronix UK Ltd........ 333-43390-07 England and Wales 3596 Not Applicable
Salter Housewares Ltd...... 333-43390-14 England and Wales 3596 Not Applicable
Weigh-Tronix Delaware,
 Inc....................... 333-43390-12 Delaware          3596     05-0511946
Berkel USA, Inc............ 333-43390-09 Delaware          3596     35-1530556
Berkel, Inc................ 333-43390-08 Indiana           3596     35-0724080
Berkel Products Co. Limit-
 ed........................ 333-43390-10 Canada            3596 Not Applicable
Avery Berkel Limited....... 333-43390-16 England and Wales 3596 Not Applicable
Avery Berkel Properties
 Limited................... 333-43390-15 England and Wales 3596 Not Applicable
Avery Berkel Holdings Lim-
 ited...................... 333-43390-17 England and Wales 3596 Not Applicable
Berkel (Ireland) Limited... 333-43390-11 Ireland           3596 Not Applicable

               Subject to Completion, Dated October 17, 2000

                      Exchange Offer for (Euro)100,000,000

                   12 1/2% Senior Subordinated Notes Due 2010

                              of SWT Finance B.V.

   This Exchange Offer will expire at 5:00 p.m., London time, on    , 2000,
unless extended.

                          Terms of the Exchange Offer:

  . SWT Finance B.V. will exchange all initial notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer for exchange notes. The initial notes are 12 1/2% senior subordinated notes due 2010 that are not freely transferable. The exchange notes are generally freely transferable and, otherwise, possess all of the characteristics of the initial notes.

  . You may withdraw tendered initial notes at any time prior to the expiration of the exchange offer.

  . The terms of the exchange notes, which are to be issued in the exchange offer, are substantially identical to the terms of the initial notes, except for transfer restrictions and registration rights relating to the initial notes.

  . The exchange notes are fully and unconditionally guaranteed by SWT
    Finance B.V.'s ultimate parent entity, Weigh-Tronix, LLC, and several of its subsidiaries. These guarantees are joint and several.

  . SWT Finance B.V. will not receive any proceeds from the exchange offer.

  . The exchange notes will be subordinated to all of Weigh-Tronix, LLC's senior bank indebtedness.

  . The initial notes are listed on the Luxembourg Stock Exchange. SWT
    Finance will apply to list the exchange notes on the Luxembourg Stock Exchange.

 This investment involves risks. See "Risk Factors" beginning on page 19.

   Neither the Securities and Exchange Commission nor any state securities and exchange commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

   The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                               PROSPECTUS SUMMARY

   The following summary highlights material information from this prospectus and may not contain all of the information that is important to you. This prospectus includes the material terms of the notes SWT Finance is offering, as well as information regarding the business of Weigh-Tronix, LLC and detailed financial data. We encourage you to read this prospectus in its entirety.

   SWT Finance, the issuer of the notes, is an indirect subsidiary of Weigh-Tronix, LLC. SWT Finance served as a financing vehicle to fund the acquisition of GEC Avery International Limited and Maatschappij van Berkel's Patent BV by Weigh-Tronix UK Limited, a subsidiary of Weigh-Tronix, LLC. SWT Finance has no operations of its own. Weigh-Tronix, LLC is a holding company and the ultimate parent company of the Weigh-Tronix companies. Weigh-Tronix, LLC is a guarantor of the notes. The notes are also guaranteed by sixteen direct and indirect wholly-owned subsidiaries of Weigh-Tronix, LLC. Those subsidiaries are: SWT Holdings B.V., Weigh-Tronix, Inc., Mecmesin, Inc., Salter Weigh-Tronix Ltd, Salter Housewares Holdings Ltd, Weigh-Tronix Canada, ULC, Weigh-Tronix UK Limited, Salter Housewares Ltd, Weigh-Tronix Delaware, Inc., Berkel USA, Inc., Berkel, Inc., Berkel Products Co. Limited, Avery Berkel Limited, Avery Berkel Properties Limited, Avery Berkel Holdings Limited and Berkel (Ireland) Limited.

                                  THE COMPANY

   Weigh-Tronix, LLC and its subsidiaries are a leading international manufacturer, marketer and servicer of industrial and food retail weighing systems. We operate an extensive service network, primarily in the U.K., for both our own and third-party equipment which provides us with a significant source of recurring revenues. In addition, we sell a broad range of branded consumer scales and are a large international supplier of slicers and other food processing equipment. Our products are sold under established brand names, such as Avery, Berkel, Salter and Weigh-Tronix. Most of our brands have over 100 years of history and, as a result of their longevity and our emphasis on product quality, we believe that they command significant brand recognition. We market and sell our products in over 100 countries.

   Our weighing products typically play an essential role in our customers' businesses and fulfill a variety of different measurement needs. Examples of common applications include: (1) for industrial: raw materials measurement, production control, packaging and transportation; (2) for food retail: counter, checkout and self-service weighing, food preparation, packing and inventory control; and (3) for consumer: in-home food preparation and personal weighing. Our customers operate in numerous industries including agriculture, chemicals, food processing, food retail, logistics, mining, pharmaceuticals, postal services, surface/air transportation and waste management, as well as general manufacturing.

   We are also a leading servicer of weighing products. Through our international network, we service and provide after-sales support for our own weighing products as well as for a wide range of third-party products. In the U.K. and Ireland, our 45 service centers and over 650 service technicians make us both a market leader and the only company offering full national coverage. We also provide extensive service coverage in many other parts of the world either directly through our 150 other service centers, or through our network of third-party distributors. We have a large installed base of customers in the industrial and food retail weighing industry. This installed base creates a strong demand for our services and provides us with sales opportunities as well as new product and application ideas.

 The Merger

   Our company is the product of the merger of Weigh-Tronix, LLC and its subsidiaries with GEC Avery International Limited and Maatschappij van Berkel's Patent BV which was completed on June 13, 2000. Weigh-Tronix UK Limited purchased Avery and Berkel from Marconi Corporation plc (formerly known as The General Electric Company p.l.c.), a subsidiary of Marconi plc, in consideration of (Pounds)105.0 million and warrants valued at approximately
(Pounds)0.8 million to subscribe for 5% of the fully diluted ownership interests of Weigh-Tronix, LLC.


 Financing

 Issuance of Initial Notes

   To help finance the merger, SWT Finance B.V. issued the initial notes in the aggregate principal amount of (Euro)100.0 million. Cash totaling $96.2 million from the proceeds of the offering was loaned to Weigh-Tronix UK Limited, which purchased Avery and Berkel. Weigh-Tronix UK Limited used these proceeds to fund a portion of the merger purchase price.

 The Senior Credit Facility

   In connection with the merger, SWT Finance B.V., Weigh-Tronix Canada, ULC and Weigh-Tronix, LLC entered into the Senior Credit Facility, dated as of June 13, 2000, with Lehman Brothers Inc. and FleetBoston Robertson Stephens Inc., as co-arrangers, Lehman Commercial Paper, Inc. as syndication agent, Fleet National Bank as administrative agent, Lehman Brothers Inc., as sole advisor, and the banks and financial institutions from time to time parties to the senior credit facility. The senior credit facility consists of $120.0 million (or its equivalent) of term loan and revolving credit facilities comprised of:
(1) a $30.0 million tranche A term loan facility; (2) a $40.0 million tranche B term loan facility; and (3) a $50.0 million revolving credit facility. From the $99.0 million in borrowings from the senior credit facility, $55.3 million was loaned to Weigh-Tronix UK Limited to help finance the merger and $43.7 million was used to help refinance the prior senior credit facility and to pay fees and expenses.

 The Equity Sponsor

   The merger was also financed with $40.3 million in cash from the subscription of Berkshire Partners LLC, the management of Weigh-Tronix, LLC and other investors for ownership interests in Weigh-Tronix, LLC. Berkshire is a Boston-based private investment firm.

 Preferred Member Interest

   In connection with the merger, Marconi agreed to subscribe for (Euro)10.0 million in preferred member interests of Weigh-Tronix, LLC. Holders of these interests are entitled to receive dividends beginning at 12.0% per year and rising over time. On or before the third anniversary of the issuance of the preferred member interests, dividends will be payable only in additional fully paid and nonassessable preferred member interests having an aggregate liquidation preference equal to the amount of these dividends. After the third anniversary of the issuance of the preferred member interests, at the option of Weigh-Tronix, LLC, dividends will be payable in additional preferred membership interests or in cash.

   At any time after June 13, 2001, the holders of these preferred member interests may exchange the interests for an aggregate principal amount of exchange notes equal to the aggregate liquidation preference of those interests. These interests are optionally redeemable by Weigh-Tronix, LLC and the holder has a put if Weigh-Tronix, LLC meets agreed upon interest coverage ratios. The interests will rank junior to all Senior Debt, senior subordinated debt and all other debt liabilities of Weigh-Tronix, LLC. $9.6 million in cash from this subscription was loaned to Weigh-Tronix UK to help finance the merger.

                              Corporate Structure

   The following chart sets forth the corporate structure of our company:


At the top of the chart is a box titled "Weigh-Tronix LLC G". Below and connnected to that box are three boxes titled, from left to right, "Weigh,Tronix Inc. G", "SWT Holdings B.V. G", and "Weigh-tronix Delaware, Inc. G". Below and connected to the box titled "Weigh-tronix Inc. G" are three boxes titled, from left to right, "Berkel USA Inc. G","Mecmesin, Inc. G", and "SWT Finance B.V." Below and connected to the box titled "Berkel USA Inc. G" is a box titled "Berkel Inc. G". Below and connected to the box titled "Berkel Inc. G"is a box titled "Berkel Products Co. Limited G". Below and connected to the box titled "SWT Holding B.V. G" are five boxes titled, from left to right, "Salter Weigh-Tronix Ltd G", "Salter Housewares Holdings Ltd G", "Weigh-Tronix Canada ULC G", "SWT Holdings Pty Ltd", and "Weigh-tronix UK Limited G". Below and connected to the box titled "Salter Weigh-Tronix Ltd G" are three boxes titled, from left to right, "Hallamshire Ltd", "Deben Systems Ltd" and "GWS Weighting Systems Ltd". Below and connected to the box titled "Salter Housewares Holdings Ltd G" is a box titled "Salter Housewares Ltd G". Below and connected to the box titled "SWT Holding Pty Ltd" is a box titled "Salter Australia". Below and connected to the box titled "Weigh-Tronix UK Limited G" are two boxes titled from left to right "Avery Berkel Holdings Limited G" and "Maatschappij van Berkel's Patent B.V.". Below and connected to the box titled "Avery Berkel Holdings Limited G" are eleven boxes titled, from left to right, "Avery Berkel Limited G", "W&T Avery (Malawi) Limited", "GEC Avery Zimbabwe
(Pvt) Limited", "GEC Avery (Private) Limited", "Avery Malaysia Sdn Bhd", "Avery Berkel S.A.", "W&T Avery (Namibia) Limited", "South African Scale Co (pty) Limited", "W&T Avery (Kenya) Limited 49%", "Avery India Limited 51%" and "Dormants Non-Trading". Below and connected to the box titled "Avery Berkel Limited G" are four boxes titled, from left to right, "Berkel(Ireland) Limited G", "Avery Berkel Properties Ltd G", "PM Services Ltd" and "Dormant Non-Trading". Below and connected to the box titled "Maatschappij van Berkel's Patent B.V." are eight boxes titled, from left to right, "Berkel AB", "Berkel S.A.", "Schember Berkel Ges mbH", "Berkel Deutschland GmbH", "Brevetti van Berkel SpA", "Berkel Services B.V. 49%", "Constructors De Basculas S.A. 49%" and "Berkel Operations GmbH 49%". Below and connected to the box titled "Berkel Deutschland GmbH" is a box titled "Dormant". Below and connected to the box titled "Brevetti van Berkel SpA" is a box titled "Cantoni S.R.L."

--------

G = Guarantors. All of the guarantor subsidiaries are directly or indirectly wholly-owned subsidiaries of Weigh-Tronix, LLC. All of the guarantor subsidiaries have guaranteed the senior credit facility on a senior secured basis. All of the guarantees of the notes are joint and several, full and unconditional, unsecured, senior subordinated obligations of each guarantor.




   SWT Finance's executive offices are located at Joan Muyskenweg 4, 1096 CJ Amsterdam. Its telephone number is +31 20 597 6208. Weigh-Tronix, LLC's executive offices are located at 293 South Main Street, Providence, Rhode Island 02903. Its telephone number is (401) 272-4402.

                             ABOUT THIS TRANSACTION

   The following summary contains basic information about this offering. It likely does not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire document and the documents to which we have referred you.

   On June 13, 2000, SWT Finance issued (Euro)100,000,000 of 12 1/2% Senior Subordinated Notes due 2010. These notes are fully and unconditionally guaranteed by several of Weigh-Tronix, LLC's operating subsidiaries. SWT Finance issued the initial notes primarily to help finance Weigh-Tronix UK Limited's purchase of all of the issued capital stock of Avery and Berkel in consideration of (Pounds)105,000,000 and warrants valued at approximately (Pounds)800,000 to subscribe for 5% of the fully diluted ownership interests of Weigh-Tronix, LLC.

   Simultaneously with the issuance, Weigh-Tronix, LLC, SWT Finance and the subsidiary guarantors entered into a registration rights agreement with Lehman Brothers, the initial purchaser of the initial notes, in which they agreed to deliver this prospectus to you and to complete this exchange offer. Under the registration rights agreement, they agreed to use their reasonable best efforts to cause this registration statement to become effective on or before December 13, 2000 and to complete the exchange offer on or prior to 30 days after this registration statement becomes effective. You should read the discussions under the headings "The Exchange Offer" and "Description of the Exchange Notes" for further information regarding the notes to be issued in the exchange offer.




                               The Offering


Total Amount of Notes
Offered...................  (Euro) 100 million in principal amount of 12 1/2%
                            Senior Subordinated Notes of SWT Finance B.V due
                            2010.


Maturity..................  June 1, 2010.


Interest..................  Annual rate--12.5%.
                            Payment frequency--every six months on June 1 and December 1. First payment--December 1, 2000.



Subsidiary Guarantors.....  Each guarantor, with the exception of Weigh-Tronix,
                            LLC, is a direct or indirect wholly owned subsidiary of Weigh-Tronix, LLC. However, not all of Weigh-Tronix, LLC's direct and indirect wholly owned subsidiaries are guarantors of these notes. If SWT Finance cannot make payments on the notes when they are due, Weigh-Tronix, LLC and the guarantor subsidiaries must make them instead.


Ranking...................  These notes and the guarantees of the notes are senior subordinated debts.

                            They rank behind the senior indebtedness of Weigh-Tronix, LLC, SWT Finance and the guarantor subsidiaries.

                            Assuming SWT Finance had completed this offering on June 30, 2000 and applied the proceeds as intended, these notes and the subsidiary guarantees would have been subordinated to $99.1 million of senior debt. As of June 30, 2000, these companies did not have any other senior subordinated debt or debt junior to the notes.

                            Not all of Weigh-Tronix, LLC's direct and indirect subsidiaries are guarantors. If SWT Finance were to default on payment of the notes, you will not have recourse against some of these subsidiaries of Weigh-Tronix, LLC. See "Risk Factors."


Optional Redemption.......  On or after June 1, 2005, SWT Finance may redeem some or all of the notes at any time at the redemption prices listed in the "Description of Notes" section under the heading "Optional Redemption."

                            On or prior to June 1, 2003, SWT Finance may redeem up to 35% of the notes with the proceeds of any public offering of equity by Weigh-Tronix, LLC at the price listed in the "Description of Notes" section under the heading "Optional Redemption."


Mandatory Offer to
Repurchase...............   If Weigh-Tronix, LLC or its subsidiaries sell
                            certain assets or experience specific kinds of changes of control, SWT Finance must offer to repurchase the notes at the prices listed in the section "Description of Notes--Repurchase at Option of Holders."


Basic Covenants of
Indenture................   SWT Finance will issue the exchange notes under the
                            same indenture under which it issued the initial notes. The indenture, among other things, restricts the ability of Weigh-Tronix, LLC and the ability of several of its subsidiaries to:

                               . borrow money;

                               . pay dividends on stock or purchase stock;

                               . make investments;

                               . create liens; and

                               . sell certain assets or merge with or into
                                 other companies.


                            SWT Finance will not receive any proceeds from the
Use of Proceeds...........  exchange offer.

               Consequences of Not Exchanging Your Initial Notes

   If you do not exchange your initial notes in the exchange offer, they will continue to be subject to the restrictions on transfer that are described in the legend on the notes. In general, you may offer or sell your initial notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We do not currently intend to register the initial notes under the Securities Act.

   If initial notes are tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged notes. In addition, if you do not exchange your initial notes in the exchange offer, you will no longer be entitled to have those notes registered under the Securities Act.

                 Consequences of Exchanging Your Initial Notes

   Based on interpretations of the staff of the Securities and Exchange Commission, we believe that you may offer for resale, resell or otherwise transfer the notes that SWT Finance issues in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if:

  . you acquire the notes issued in the exchange offer in the ordinary course of your business;

  . you are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the notes issued to you in the exchange offer; and

  . you are not an "affiliate" of SWT Finance, as defined in Rule 405 of the Securities Act.

If any of these conditions are not satisfied and you transfer any notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. Weigh-Tronix, LLC, SWT Finance and the other subsidiaries of Weigh-Tronix, LLC will not be responsible for or indemnify you against any liability you may incur.

   Any broker-dealer that acquires notes in the exchange offer for its own account in exchange for initial notes, which it acquired through market-making or other trading activities, must acknowledge that it will deliver a prospectus when it resells or transfers any notes issued in the exchange offer.

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

   The following table sets forth the unaudited summary pro forma combined data of the company for the year ended March 31, 2000 and the three months ended June 30, 2000. The pro forma data give effect to specific acquisitions, the merger of Avery Berkel which closed on June 13, 2000 and financing as if they had occurred on April 1, 1999. The summary unaudited pro forma financial data set forth below reflects pro forma adjustments that are based upon available information and specific assumptions that the company considers are reasonable. However, changes to adjustments included in the unaudited pro forma financial data are expected as valuations and appraisals of assets and liabilities are completed and additional information becomes available. The unaudited pro forma combined statement of operations does not purport to represent what the company's results of operations would have been if the merger and financing had occurred on April 1, 1999, nor are they necessarily indicative of the results for any future periods. See "Unaudited Pro Forma Combined Financial Data."

   The company has specifically identified approximately $12.0 million in savings as compared with the stand-alone operations of the two companies. To achieve these cost savings, the company expects to incur non-recurring cash integration costs of approximately $9.0 million in the 12 months following the merger. Due to the non-recurring nature of these amounts, they have not been included in the pro forma results of operations. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   We have included presentations of EBITDA and adjusted EBITDA, as defined herein in notes 1 and 2. We believe the inclusion of supplemental adjustments to the unaudited pro forma combined statement of operations applied in presenting EBITDA and adjusted EBITDA are appropriate to reflect our ongoing operations under the merger and financing.

   The company used the following exchange rates in the preparation of the unaudited pro forma combined financial data:

Dollars per foreign currency unit

                                                  March 31, June 13, June 30,
                                                    2000      2000     2000
                                                  --------- -------- --------
pounds sterling
  spot rate......................................   1.60      1.51     1.52
  average rate...................................   1.60       n/a     1.52(/1/)
euro
  spot rate......................................    n/a      0.96     0.95
  average rate...................................    n/a       n/a     0.93

--------

(1) This rate was also used to translate Avery Berkel results for the pre-acquisition period from April 1, 2000-June 13, 2000, as it approximates the average rate during that period.

                                                               Pro Forma
                                                          -------------------
                                                                      Three
                                                                      months
                                                          Year ended  ended
                                                          March 31,  June 30,
                                                             2000      2000
                                                          ---------- --------
                                                           (US $000, except
                                                                ratios)
Statement of Operations Data:
Revenues.................................................  $375,797  $ 82,165
Cost of revenues.........................................   239,999    62,007
                                                           --------  --------

Gross profit.............................................   135,798    20,158
Operating expenses.......................................   123,744    24,771
                                                           --------  --------
Operating income (loss)..................................    12,054    (4,613)
Net interest expense.....................................    23,782     5,940
Other income, net........................................    (2,119)      (25)
Equity in loss (income) of unconsolidated affiliates.....      (344)       20
                                                           --------  --------
Loss before benefit for income taxes and minority
 interest in income (loss) of subsidiary.................    (9,265)  (10,548)
Benefit for income taxes.................................    (4,743)     (765)
Minority interest in income (loss) of subsidiary.........       114      (178)
                                                           --------  --------
Loss before dividends on preferred member interest.......    (4,636)   (9,605)
12% dividends accrued on preferred member interest.......     1,154       289
                                                           --------  --------
Net loss available to Members............................  $ (5,790) $ (9,894)
                                                           ========  ========

Other Financial Data:
EBITDA, as defined(/1/)..................................  $ 34,310  $     90
Adjusted EBITDA, as defined(/2/).........................    36,160     1,603
Depreciation and amortization(/3/).......................    19,154     3,374
Capital expenditures, gross..............................     5,618     1,321
Cash interest expense(/4/)...............................    22,219     5,535
Ratio of earnings to fixed charges(/5/)..................        --        --
Ratio of debt to EBITDA(/6/).............................      5.7x        --
Ratio of debt to Adjusted EBITDA(/6/)....................      5.4x        --
Ratio of EBITDA to cash interest expense.................      1.5x       0.0x
Ratio of Adjusted EBITDA to cash interest expense........      1.6x       0.3x








--------

(1) EBITDA is defined as income (loss) before income taxes, interest expense, interest income, depreciation and amortization and extraordinary items. EBITDA should not be considered in isolation or as an alternative to, or more meaningful than amounts determined in accordance with generally accepted accounting principles including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations, financing or investing activities as a measure of liquidity. EBITDA is presented as additional information because management believes it is a useful financial indicator of a company's ability to service and/or incur indebtedness. As EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to similarly titled measures of other companies.

   EBITDA excludes the write-off of deferred financing fees and prepayment penalties resulting from the refinancing of Weigh-Tronix's indebtedness.

                                                                       Three
                                                                       months
                                                           Year Ended  ended
                                                           March 31,  June 30,
                                                              2000      2000
                                                           ---------- --------
                                                                (US $000)
   Loss before benefit for income taxes..................   $(9,265)  $(10,548)
   Income taxes included in equity in income of
    unconsolidated affiliates............................       350         61
   Minority interest in income (loss) of subsidiary......      (163)       178
   Goodwill and intangible amortization relating to the
    merger...............................................     5,574      1,087
   Net interest expense..................................    23,782      5,940
   Weigh-Tronix, LLC depreciation and amortization.......     4,953      1,801
   Avery Berkel Group depreciation and amortization......     9,069      1,573
   Avery Berkel share of associate interest expense
    (income).............................................        10         (2)
                                                            -------   --------
   EBITDA................................................   $34,310   $     90
                                                            =======   ========

(2) Adjusted EBITDA equals EBITDA defined above adjusted for income and expense items which management believes are either non-recurring, non-cash or both.

   EBITDA, as defined in (1) above.......................   $34,310   $     90
   Weigh-Tronix, LLC non-cash compensation expense
    associated with membership interests.................       169      1,714
   Weigh-Tronix, LLC non-recurring terminated deal fees..       630        --
   Avery Berkel Group profit on sale of fixed assets.....    (1,792)      (307)
   Avery Berkel Group restructuring......................       312        106
   Avery Berkel Group operating lease impact of vehicle
    leases...............................................      (192)       --
   Avery Berkel Group non-recurring Year 2000 costs......     2,723        --
                                                            -------   --------
   Adjusted EBITDA.......................................   $36,160   $  1,603
                                                            =======   ========

(3) Depreciation and amortization excludes the amortization of deferred financing fees which is accounted for as interest expense.

(4) For purposes of this calculation, cash interest expense consists of pro forma interest expense before amortization of deferred financing costs.

(5) On a pro forma basis for the year ended March 31, 2000 and the three months ended June 30, 2000, the company's pro forma ratio of earnings to fixed charges was less than 1:1. The company must generate additional pre-tax income of $3.6 million and $11.9 million for the year ended March 31, 2000 and for the three months ended June 30, 2000, respectively, to achieve a coverage ratio of 1:1 in those periods.

(6) Since EBITDA and Adjusted EBITDA for the three months ended June 30, 2000 only include three months of operations, EBITDA and Adjusted EBITDA are not comparable to those same amounts for the year ended March 31, 2000. Therefore, these ratios are not comparable to the same ratios for the year ended March 31, 2000 and therefore are not presented.

           SUMMARY HISTORICAL FINANCIAL INFORMATION FOR WEIGH-TRONIX

   The following is the Summary Historical Financial Information for Weigh-Tronix at the dates and for the periods indicated. The Summary Historical Financial Information for Weigh-Tronix Scale Products Business (the "Predecessor") for the year ended March 31, 1998 and the one month ended April 30, 1998 has been derived from the Predecessor financial statements audited by PricewaterhouseCoopers, independent accountants, included elsewhere in this prospectus. Weigh-Tronix, LLC acquired the Predecessor on May 1, 1998 in a purchase transaction. Accordingly, historical financial information for the Predecessor for the year ended March 31, 1998 and the one month ended April 30, 1998 may not be comparable to the data for subsequent periods. The Summary Historical Financial Information for Weigh-Tronix for the 11 months ended March 31, 1999 and the year ended March 31, 2000 has been derived from the financial statements audited by PricewaterhouseCoopers LLP, independent accountants, included elsewhere in this prospectus. The interim financial data as of June 30, 1999 and June 30, 2000 are unaudited. However, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods.

   We have included presentations of EBITDA and Adjusted EBITDA, as defined herein in notes 1 and 2, respectively, which we believe are appropriate to reflect our ongoing operations.

                              Predecessor                 Weigh-Tronix, LLC
                          -------------------- ------------------------------------------
                            Year     One month 11 months             Three months ended
                            ended      ended     ended    Year ended --------------------
                          March 31,  April 30, March 31,  March 31,  June 30,   June 30,
                            1998       1998      1999        2000      1999       2000
                          ---------  --------- ---------  ---------- --------   ---------
                              (US $'000,                      (US $'000,
                            except ratios)                  except ratios)
Statement of Operations
 Data:
Revenues................  $113,851    $10,864  $110,178    $126,127   $29,451   $  43,522
Cost of revenues........    79,359      7,389    81,462      84,873    19,971      32,103
                          --------    -------  --------    --------  --------   ---------
Gross profit............    34,492      3,475    28,716      41,254     9,480      11,419
Operating expenses......    30,567      2,724    27,226      32,926     7,208      13,260
                          --------    -------  --------    --------  --------   ---------
Operating income
 (loss).................     3,925        751     1,490       8,328     2,272      (1,841)
Net interest expense
 (income)...............       (15)        (4)    5,923       5,691     1,621       2,229
Other expense (income),
 net....................        54        (30)      178        (327)     (397)        (25)
Equity in loss of
 unconsolidated joint
 venture................       --         --        --           38        10         --
                          --------    -------  --------    --------  --------   ---------
Income (loss) before
 provision (benefit) for
 income taxes, minority
 interest in income of
 subsidiary and
 extraordinary loss.....     3,886        785    (4,611)      2,926     1,038      (4,045)
Provision (benefit) for
 income taxes...........     2,186        375     1,555       1,316       318         (68)
Minority interest in
 income of subsidiary...       --         --        --          --        --           46
                          --------    -------  --------    --------  --------   ---------
Income (loss) before
 extraordinary loss.....     1,700        410    (6,166)      1,610       720      (4,023)
Extraordinary (loss),
 net of income tax
 benefit of $66.........       --         --        --          --        --       (2,549)
                          --------    -------  --------    --------  --------   ---------
Income (loss) before
 dividends on preferred
 member interest........     1,700        410    (6,166)      1,610       720      (6,572)
12% dividends accrued on
 preferred member
 interest...............       --         --       --           --        --           54
                          --------    -------  --------    --------  --------   ---------
Net income (loss)
 available to Members...  $  1,700    $   410  $ (6,166)   $  1,610  $    720   $  (6,626)
                          ========    =======  ========    ========  ========   =========
Other Financial Data:
EBITDA, as
 defined(/1/)...........  $  9,551    $ 1,271  $  5,172    $ 13,481    $3,793   $     (61)
Adjusted EBITDA, as
 defined(/2/)...........     9,551      1,271    12,495      14,280     3,838       4,069
Depreciation and
 amortization...........     5,680        490     3,860       4,864     1,134       1,801
Cash interest
 expense(/3/)...........        27        --      5,576       5,719     1,507       2,039
Net cash provided by
 (used in) operating
 activities ............     3,538        911    10,671       7,764       866        (951)
Net cash used in
 investing activities...     3,516        209    80,310       4,853       577     164,470
Net cash provided by
 (used in) financing
 activities ............    (4,837)    (1,439)   73,862      (2,274)   (1,628)    176,855
Capital expenditures....     3,675        209     2,356       2,736       401         698
Ratio of earnings to
 fixed charges(/4/).....     6.19x      14.77x      --         1.45x     1.48x        --
Supplemental ratio of
 earnings to fixed
 charges(/5/)...........     6.19x      14.77x    1.25x        1.45x     1.48x       0.47x
Balance Sheet Data (as
 of the end of the
 period):
Working capital.........  $ 34,378             $ 17,144    $ 20,552  $ 19,754   $  92,436
Total assets............    99,387               94,055      95,207    92,091     363,104
Total debt..............       130               58,611      55,989    56,888     194,975
Shareholder's net
 investment/Members'
 equity.................    81,721                8,921       9,485     9,130      44,505

(1) EBITDA is defined as income (loss) before income taxes, extraordinary loss, interest expense, interest income and depreciation and amortization. EBITDA should not be considered in isolation or as an alternative to, or more meaningful than amounts determined in accordance with generally accepted accounting principles including: (a) operating income as an indicator of operating performance or (b) cash flows from operations, financing or investing activities as a measure of liquidity. EBITDA is presented as additional information because management believes it is a useful financial indicator of a company's ability to service and or incur indebtedness. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to similarly titled measures of other companies.

                               Predecessor                 Weigh-Tronix, LLC
                             ----------------- ------------------------------------------
                              Year      One
                             ended     month   11 months             Three months ended
                             March     ended     ended    Year ended --------------------
                              31,    April 30, March 31,  March 31,  June 30,   June 30,
                              1998     1998       1999       2000      1999       2000
                             ------  --------- ---------- ---------- ---------  ---------
                             (US $ thousands)              (US $ thousands)
   Income (loss) before
    provision (benefit) for
    income taxes and
    extraordinary loss.....  $3,886   $  785    $(4,611)   $ 2,926      $1,038    $(4,091)
   Interest income.........     (42)      (4)        (9)      (329)        (14)       (51)
   Interest expense........      27      --       5,932      6,020       1,635      2,280
   Depreciation and
    amortization...........   5,680      490      3,860      4,864       1,134      1,801
                             ------   ------    -------    -------    --------  ---------
   EBITDA..................  $9,551   $1,271    $ 5,172    $13,481      $3,793  $     (61)
                             ======   ======    =======    =======    ========  =========

(2) Adjusted EBITDA equals EBITDA as defined in (1) above adjusted for income and expense items which management believes are either non-recurring, non-cash or both. Adjusted EBITDA should not be considered in isolation or as an alternative to, or more meaningful than amounts determined in accordance with generally accepted accounting principles including: (a) operating income as an indicator of operating performance or (b) cash flows from operations, financing or investing activities as a measure of liquidity. Adjusted EBITDA is presented as additional information because management believes it is a useful financial indicator of a company's ability to service and or incur indebtedness. Because Adjusted EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to similarly titled measures of other companies.

                               Predecessor                 Weigh-Tronix, LLC
                             ---------------- --------------------------------------------
                              Year     One
                             ended    month   11 months              Three months ended
                             March    ended     ended    Year ended ----------------------
                              31,   April 30, March 31,  March 31,   June 30,    June 30,
                              1998    1998       1999       2000       1999        2000
                             ------ --------- ---------- ---------- ----------  ----------
                             (US $ thousands)              (US $ thousands)
   EBITDA, as defined in
    (1) above..............  $9,551  $1,271    $ 5,172    $13,481        $3,793  $      (61)
   Non-cash compensation
    expense associated with
    the company's
    membership
    interests(a)...........     --      --       1,110        169            45       1,714
   Non-recurring inventory
    fair value adjustment
    resulting from the
    purchase accounting of
    the acquisition of the
    Predecessor(b).........     --      --       6,213        --            --          --
   Non-recurring inventory
    fair value adjustment
    resulting from the
    purchase accounting of
    the acquisition of
    Avery Berkel(c) .......     --      --         --         --            --        2,416
   Non-recurring terminated
    deal fees(d)...........     --      --         --         630           --          --
                             ------  ------    -------    -------    ----------  ----------
   Adjusted EBITDA.........  $9,551  $1,271    $12,495    $14,280        $3,838      $4,069
                             ======  ======    =======    =======    ==========  ==========

  (a) In connection with the formation of Weigh-Tronix, LLC on May 1, 1998 and the purchase of Avery Berkel on June 13, 2000, membership interests were allocated to certain members of management. Depending on the characteristics of the membership interests that were granted, compensation expense was recorded. Due to the non-cash nature of these charges, the charges have been added back to calculate adjusted EBITDA.

  (b) In connection with the acquisition of the Predecessor in a purchase transaction on May 1, 1998, Weigh-Tronix, LLC recorded a non-recurring inventory fair value adjustment of $6.2 million in the 11 months ended March 31, 1999 to reflect the purchase of inventory at fair value. Due to the non-recurring nature of this charge, the amortization of the inventory fair value adjustment has been added back to calculate Adjusted EBITDA.

  (c) In connection with the acquisition of Avery Berkel on June 13, 2000, Weigh-Tronix, LLC recorded a non-recurring inventory fair value adjustment of $16.3 million as of June 13, 2000 to reflect the purchase of inventory at fair value. During the three months ended June 30, 2000, the Company amortized $2.4 million of this fair value adjustment. Due to the non-recurring nature of this charge, the amortization of the inventory fair value adjustment has been added back to calculate Adjusted EBITDA.

  (d) During the year ended March 31, 2000, the company incurred various non-recurring fees for legal, consulting, accounting and tax services in connection with potential acquisitions. Since these acquisitions did not materialize, these costs were added back to calculate Adjusted EBITDA.

(3) Cash interest expense consists of interest expense before amortization of deferred financing costs.

(4) For purposes of calculating the ratio of earnings to fixed charges, earnings represent pre-tax income (loss) before adjustments for equity in loss of unconsolidated joint venture and minority interests in consolidated subsidiaries, plus fixed charges. Fixed charges consist of interest on all indebtedness plus a proportion of rental expense deemed to be representative of the interest factor. The ratio of earnings to fixed charges for the Predecessor for the year ended March 31, 1998 was 6.19x. The ratio of earnings to fixed charges for Weigh-Tronix, LLC for the year ended March 31, 2000 was 1.45x.

  (a) Due to the company's loss before provision (benefit) for income taxes in the 11 months ended March 31, 1999 and the three months ended June 30, 2000, the ratio coverage for those periods was less than 1:1. The company must generate additional pre-tax income of $4.6 million and $4.0 million for the 11 months ended March 31, 1999 and the three months ended June 30, 2000, respectively, to achieve a coverage ratio of 1:1 in those periods. See Note (5) below for discussion of the "Supplemental ratio of earnings to fixed charges" calculation.

(5) For the 11 months ended March 31, 1999 and the three months ended June 30, 2000, the company incurred a pre-tax loss. Included in the two loss periods was the impact of a non-recurring charge relating to the amortization of the inventory fair value adjustment that was recorded in the purchase accounting of the Predecessor and Avery Berkel. The company's ratio of earnings to fixed charges, excluding the amortization of the inventory fair value adjustments for the 11 months ended March 31, 1999 and the three months ended June 30, 2000, was 1.25x and 0.47x, respectively.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION
                           FOR THE AVERY BERKEL GROUP

   The following is the Summary Historical Financial Information for the Avery Berkel Group at the dates and for the periods indicated. The Summary Historical Financial Information for the Avery Berkel Group for the years ended March 31, 1998, March 31, 1999 and March 31, 2000 has been derived from the financial statements audited by Deloitte & Touche, independent accountants, included elsewhere in this prospectus.

   The financial statements of the Avery Berkel Group have been prepared in accordance with generally accepted accounting principles in the United Kingdom ("U.K. GAAP"), which differs in certain material respects from generally accepted accounting principles in the United States ("U.S. GAAP"). The principal differences between U.K. GAAP and U.S. GAAP are summarized in Note 28 to the audited combined financial statements of the Avery Berkel Group included elsewhere in this prospectus.

   We have included presentations of EBITDA and Adjusted EBITDA, as defined herein in notes 2, 3, 5 and 6, which we believe are appropriate to reflect our ongoing operations.

                                            Avery Berkel Group
                              -------------------------------------------------
                                                Year ended
                              -------------------------------------------------
                              March 31, 1998   March 31, 1999   March 31, 2000
                              ---------------  ---------------  ---------------
                                           ((Pounds) thousands)
Profit and Loss Account
 Data:
Amounts in accordance with
 U.K. GAAP
Turnover....................  (Pounds)149,031  (Pounds)146,346  (Pounds)155,484
Cost of sales...............          (91,036)         (90,003)         (96,696)
                              ---------------  ---------------  ---------------
Gross profit................           57,995           56,343           58,788
Net operating expenses......          (49,695)         (50,965)         (53,329)
                              ---------------  ---------------  ---------------
Operating profit............            8,300            5,378            5,459
Share of operating profit of
 associates.................              990              564              471
                              ---------------  ---------------  ---------------
Total operating profit......            9,290            5,942            5,930
Net interest and other
 income and expenses........            2,747            2,238            2,977
                              ---------------  ---------------  ---------------
Profit on ordinary
 activities before
 taxation...................           12,037            8,180            8,907
Taxation on profit on
 ordinary activities........           (3,465)          (3,030)          (2,230)
                              ---------------  ---------------  ---------------
Profit on ordinary
 activities after taxation..            8,572            5,150            6,677
Equity minority interests...              --              (115)             (71)
                              ---------------  ---------------  ---------------
Profit on ordinary
 activities attributable to
 shareholders...............  (Pounds)  8,572  (Pounds)  5,035  (Pounds)  6,606
                              ===============  ===============  ===============
Amounts in accordance with
 U.S. GAAP
Turnover....................  (Pounds)149,031  (Pounds)146,346  (Pounds)155,484
Operating profit............            8,065            5,729            6,100
Profit on ordinary
 activities before taxation
 in accordance with U.S.
 GAAP(/1/)..................           11,483            8,336            9,322
Combined net income under
 U.S. GAAP..................            7,758            5,142            7,017

                                             Avery Berkel Group
                                ----------------------------------------------
                                                 Year ended
                                ----------------------------------------------
                                March 31, 1998  March 31, 1999  March 31, 2000
                                --------------  --------------  --------------
                                            ((Pounds) thousands)
Other Financial Data:
Amounts in accordance with
 U.K. GAAP
EBITDA, as defined(2).........  (Pounds)17,553  (Pounds)14,226  (Pounds)12,617
Adjusted EBITDA, as defined
 (3)..........................          17,108          14,115          13,274
Depreciation and
 amortization.................           6,016           6,485           5,668
Capital expenditures..........           2,712           3,341           1,801
Research and development......           2,725           4,313           4,667
Ratio of earnings to fixed
 charges(4)...................          20.06x          10.98x           9.04x

Amounts in accordance with
 U.S. GAAP
EBITDA, as defined(5).........  (Pounds)17,273  (Pounds)14,645  (Pounds)13,295
Adjusted EBITDA, as
 defined(6)...................          16,828          14,534          13,952
Depreciation and
 amortization.................           6,016           6,529           5,712
Net cash provided by operating
 activities...................           8,261           6,476           9,350
Net cash flows used in
 investing activities.........           2,380           2,980           1,658
Net cash provided by (used in)
 financing activities.........             248          (3,095)        (13,694)
Capital expenditures..........           2,712           3,341           1,801
Ratio of earnings to fixed
 charges(7)...................          19.65x          11.44x           9.65x

Balance Sheet Data (at the end
 of the period):
Amounts in accordance with
 U.K. GAAP
Current assets................  (Pounds)73,647  (Pounds)84,536  (Pounds)81,339
Total assets..................          96,859         105,539          99,439
Equity shareholder funds
 (deficit)....................          17,519          19,511          (2,979)

Amounts in accordance with
 U.S. GAAP(/8/)
Current assets................  (Pounds)67,532  (Pounds)77,537  (Pounds)81,339
Total assets..................         101,483         110,644         106,852
Equity shareholder funds......          27,015          29,090           6,714

(1) The following table reconciles profit on ordinary activities before taxation in accordance with U.K. GAAP to U.S. GAAP:

                                             Avery Berkel Group
                                ----------------------------------------------
                                                 Year ended
                                ----------------------------------------------
                                March 31, 1998  March 31, 1999  March 31, 2000
                                --------------  --------------  --------------
                                            ((Pounds) thousands)
Profit on ordinary activities
 before taxation in accordance
 with U.K. GAAP...............  (Pounds)12,037   (Pounds)8,180   (Pounds)8,907
U.S. GAAP adjustments:
Pensions and other employee
 benefits.....................              57             517             501
Restructuring.................            (363)            --              --
Vacation accrual..............              91            (102)            204
Push down expenses............             (20)            (20)            (20)
Goodwill......................             --              (44)            (44)
Associated undertakings.......             (45)             24              (7)
Income taxes related to share
 of operating profit of
 associates(a)................            (274)           (219)           (219)
                                --------------  --------------  --------------
Profit on ordinary activities
 before taxation in accordance
 with U.S. GAAP...............  (Pounds)11,483   (Pounds)8,336   (Pounds)9,322
                                ==============  ==============  ==============

(a) Share of operating profit of associates is presented net of the related income taxes in pre-tax income under U.S. GAAP.

(2) EBITDA is defined as income (loss) before income taxes, interest expense, interest income and depreciation and amortization. EBITDA should not be considered in isolation or as an alternative to, or more meaningful than amounts determined in accordance with generally accepted accounting principles including: (a) operating income as an indicator of operating performance or (b) cash flows from operations, financing or investing activities as a measure of liquidity. EBITDA is presented as additional information because management believes it is a useful financial indicator of a company's ability to service and or incur indebtedness. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to similarly titled measures of other companies. The following table presents EBITDA under U.K. GAAP.

                                           Avery Berkel Group
                              ----------------------------------------------
                                               Year ended
                              ----------------------------------------------
                              March 31, 1998  March 31, 1999  March 31, 2000
                              --------------  --------------  --------------
                                          ((Pounds) thousands)
   Profit on ordinary
    activities before
    taxation................. (Pounds)12,037  (Pounds) 8,180  (Pounds) 8,907
   Interest income...........           (663)           (422)         (2,030)
   Interest expense..........            212             171             167
   Share of associate
    interest.................            (49)            (22)              6
   Depreciation and
    amortization.............          6,016           6,485           5,668
   Equity minority interest,
    excluding taxes(a).......            --             (166)           (101)
                              --------------  --------------  --------------
   EBITDA.................... (Pounds)17,553  (Pounds)14,226  (Pounds)12,617
                              ==============  ==============  ==============

  (a) Represents the inclusion of the equity minority interest of (Pounds)115 and (Pounds)71 for the years ended March 31, 1999 and March 31, 2000, respectively, grossed up for the related tax effects. The related tax impact was determined using the United Kingdom corporation tax rates in effect in the years ended March 31, 1999 and March 31, 2000 of 31.0% and 30.0%, respectively.

(3) Adjusted EBITDA equals EBITDA as defined in (2) above adjusted for income and expense items which management believes are either non-recurring, non-cash or both. Adjusted EBITDA should not be considered in isolation or as an alternative to, or more meaningful than amounts determined in accordance with generally accepted accounting principles including: (a) operating income as an indicator of operating performance or (b) cash flows from operations, financing or investing activities as a measure of liquidity. Adjusted EBITDA is presented as additional information because management believes it is a useful financial indicator of a company's ability to service and or incur indebtedness. Because Adjusted EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to similarly titled measures of other companies. The following table presents Adjusted EBITDA under U.K. GAAP.

                                             Avery Berkel Group
                                ----------------------------------------------
                                                 Year ended
                                ----------------------------------------------
                                March 31, 1998  March 31, 1999  March 31, 2000
                                --------------  --------------  --------------
                                            ((Pounds) thousands)
   EBITDA, as defined in (2)
    above.....................  (Pounds)17,553  (Pounds)14,226  (Pounds)12,617
   Profit on sale of fixed
    assets, including
    vehicles(a)...............          (2,247)         (1,965)         (1,120)
   Non-recurring Year 2000
    costs of Avery Berkel(b)..             933           2,937           1,702
   Restructuring..............           1,689               7             195
   Operating expense impact of
    vehicle leases(c).........          (1,570)         (1,090)           (120)
   Management fee(d)..........             750             --              --
                                --------------  --------------  --------------
   Adjusted EBITDA............  (Pounds)17,108  (Pounds)14,115  (Pounds)13,274
                                ==============  ==============  ==============

  (a) Represents profit on sale of fixed assets, including land, buildings and motor vehicles. Due to the non-recurring nature of these gains, these amounts are excluded from Adjusted EBITDA.
  (b) Amounts represent non-recurring costs to become Year 2000 compliant, including implementation costs for a new Baan computer system. Management believes these costs will not be incurred subsequent to completion of the Baan system implementation.
  (c) Avery Berkel changed its fleet vehicle policy from owned vehicles to operating leases in June 1998. The adjustment reflects the pro forma impact of applying operating lease expense to the vehicles leased by Avery Berkel as of March 31, 2000.
  (d) Amount represents management charge allocations from Avery Berkel's former parent, Marconi. Due to the non-recurring nature of those charges, this amount is added back to calculate Adjusted EBITDA.

(4) For purposes of calculating the ratio of earnings to fixed charges, earnings represent profit on ordinary activities before taxation before adjustment for Avery Berkel's share of operating profit of associates and associate interest plus fixed charges and is calculated in accordance with U.K. GAAP. Fixed charges consist of interest on all indebtedness plus a proportion of rental expense deemed to be representative of the interest factor. The ratio of earnings to fixed charges for Avery Berkel Group for the years ended March 31, 1998, March 31, 1999 and March 31, 2000 was 20.06x, 10.98x and 9.04x, respectively.

(5) The following table reconciles EBITDA presented under U.K. GAAP to EBITDA presented under U.S. GAAP:

                                             Avery Berkel Group
                                ----------------------------------------------
                                                 Year ended
                                ----------------------------------------------
                                March 31, 1998  March 31, 1999  March 31, 2000
                                --------------  --------------  --------------
                                            ((Pounds) thousands)
   EBITDA presented under U.K.
    GAAP......................  (Pounds)17,553  (Pounds)14,226  (Pounds)12,617
   U.S. GAAP adjustments:
   Pensions and other employee
    benefits..................              57             517             501
   Restructuring..............            (363)            --              --
   Vacation...................              91            (102)            204
   Push down expenses.........             (20)            (20)            (20)
   Associated undertakings....             (45)             24              (7)
                                --------------  --------------  --------------
   EBITDA presented under U.S.
    GAAP......................  (Pounds)17,273  (Pounds)14,645  (Pounds)13,295
                                ==============  ==============  ==============

(6) The following table reconciles Adjusted EBITDA presented under U.K. GAAP to Adjusted EBITDA presented under U.S. GAAP:

                                           Avery Berkel Group
                              ----------------------------------------------
                                               Year ended
                              ----------------------------------------------
                              March 31, 1998  March 31, 1999  March 31, 2000
                              --------------  --------------  --------------
                                          ((Pounds) thousands)
   Adjusted EBITDA presented
    under U.K. GAAP.......... (Pounds)17,108  (Pounds)14,115  (Pounds)13,274
   U.S. GAAP adjustments:
   Pensions and other
    employee benefits........             57             517             501
   Restructuring.............           (363)            --              --
   Vacation..................             91            (102)            204
   Push down expenses........            (20)            (20)            (20)
   Associated undertakings...            (45)             24              (7)
                              --------------  --------------  --------------
   Adjusted EBITDA presented
    under U.S. GAAP.......... (Pounds)16,828  (Pounds)14,534  (Pounds)13,952
                              ==============  ==============  ==============

(7) For purposes of calculating the ratio of earnings to fixed charges, earnings represent profit on ordinary activities before taxation before adjustment for Avery Berkel's share of operating profit of associates and associate interest plus fixed charges and is calculated in accordance with U.S. GAAP. Fixed charges consist of interest on all indebtedness plus a proportion of rental expense deemed to be representative of the interest factor. The ratio of earnings to fixed charges for Avery Berkel Group for the years ended March 31, 1998, March 31, 1999 and March 31, 2000 was 19.65x, 11.44x and 9.65x, respectively.

(8) Balance sheet information is presented herein on a U.S. GAAP basis. However, classification of individual balances within the balance sheet is in accordance with U.K. GAAP.

                                  RISK FACTORS

   You should carefully consider the following factors, together with the other information contained in this prospectus, before determining whether to exchange the initial notes for the exchange notes.

Risks Relating to the Notes

 Our substantial indebtedness could have an adverse impact on our financial condition and prevent us from fulfilling our obligations under these notes.

   As a result of the merger, we have a significant amount of indebtedness. This indebtedness could prevent us from fulfilling our obligations under the notes. As of June 30, 2000, Weigh-Tronix, LLC's total indebtedness was $195.0 million. Of our total indebtedness, the senior credit facility totaled $99.0 million and other indebtedness totaled $84,000; both of which are senior to the notes. As of June 30, 2000, $116.6 million is the maximum borrowings under the senior credit facility that could be outstanding. This amount represents the total senior credit facility of $120.0 million less letters of credit outstanding as of June 30, 2000. Our annual debt service for the senior credit facility and other senior debt is as follows: $1.4 million for fiscal 2001, $3.0 million for fiscal 2002, $4.5 million for fiscal 2003, $6.0 million for fiscal 2004, $13.2 million for fiscal 2005, $46.4 million for fiscal 2006, $19.5 million for fiscal 2007 and $5.0 million for fiscal 2008.

   In addition, the (Euro)10.0 million preferred member interest is exchangeable for exchange notes issued under the indenture, at the option of Weigh-Tronix, LLC or the holders of the preferred member interests, subject to specific conditions and no earlier than June 13, 2001. If Weigh-Tronix, LLC or the holders of the preferred member interests opt to exchange their interests on June 13, 2001, (Euro)11.2 million of exchange notes will be issued. The exchange notes will be substantially identical to and will rank equally with the initial notes. If an exchange takes place immediately prior to the maturity of the initial notes, the exchange notes could have an aggregate principal amount of as much as (Euro)38.5 million upon issuance in year 2010.

   Our substantial indebtedness could have important consequences for you. For example, it could:


  . make it more difficult for us to satisfy our obligations under these notes;

  . increase our vulnerability to general adverse economic and industry conditions;

  . limit our ability to fund future working capital requirements, capital expenditures, investments and acquisitions;

  . require us to dedicate a substantial portion of cash flow from operations to payments on our indebtedness;

  . limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

  . place us at a competitive disadvantage compared to competitors that have less indebtedness; and

  . limit our ability to borrow additional funds and subject us to financial and other restrictive covenants which, if we fail to comply with them, could result in an event of default which, if not cured or waived, would have an adverse effect on us.


 The terms of our indebtedness, including the senior credit facility and the notes, may restrict our ability to plan for and adjust to changes in our industry.

   The senior credit facility and, to a lesser extent, the indenture limit our flexibility in operating our businesses. As a result, we may have less capacity to withstand competitive pressures in our industry. This could have an adverse impact on our financial condition. Additionally, the senior credit facility and the indenture may prevent us from borrowing money to repay the notes. In particular, these agreements limit our ability in specific circumstances to:

  . borrow more money;

  . pay dividends and make distributions;

  . make capital expenditures or buy assets;

  . make specific acquisitions;

  . use our assets as security for borrowing or for other purposes;

  . enter into transactions with our affiliates;

  . enter into joint ventures;

  . sell our assets;

  . merge or consolidate with other companies;

  . sell or issue shares of some of our subsidiaries;

  . enter into sale and leaseback transactions;

  . prepay junior debts; and

  . make specific investments.

 A failure to satisfy the restrictive and financial covenants of the senior credit facility could have an adverse impact on our financial condition and prevent us from fulfilling our obligations under the notes.

   The senior credit facility requires us to meet certain financial ratios and tests. We may not be able to meet these tests. If we were unable to meet these tests, an event of default would be triggered under that facility even if we could still meet our debt service obligations. This would permit the lending banks to declare all amounts that we have borrowed under the senior credit facility to be due and payable, together with accrued and unpaid interest. In that situation, it is likely that we would be unable to continue to make payments to you on the notes. Our ability to continue to comply with the covenants and restrictions contained in the senior credit facility and the notes may be affected by events beyond our control. These include prevailing economic, financial and industry conditions.


 SWT Finance's ability to repay the notes will depend upon payments made to it by Weigh-Tronix, LLC's subsidiaries.

   If SWT Finance does not receive payments from Weigh-Tronix, LLC's subsidiaries, it may not be able to pay you on the notes. The ability of SWT Finance to repay the notes will depend upon its receipt of funds, either as an investment or as repayment of debt, from Weigh-Tronix, LLC's subsidiaries. SWT Finance has no operations or subsidiaries of its own. SWT Finance's assets consist of a limited amount of plant and machinery and the intercompany debts owed to it by direct and indirect subsidiaries of Weigh-Tronix, LLC, including Weigh-Tronix UK Limited. Most of these debts arose from SWT Finance's loan to Weigh-Tronix UK Limited of (a) $96.2 million of the proceeds of the offering;
(b) $55.3 million in borrowings under the senior credit facility; and (c) $9.6 million in proceeds from the preferred member interest. Additionally, SWT loaned $42.0 million to other Weigh-Tronix, LLC subsidiaries to refinance the former senior credit facility and to pay fees and expenses.

 If SWT Finance were to default on payment of the notes, you will not have recourse against some of the subsidiaries of Weigh-Tronix, LLC.

   If SWT Finance were to default on the payment of the notes, you will not have recourse against some of Weigh-Tronix, LLC's subsidiaries because they did not guarantee the notes. Weigh-Tronix, LLC is a holding company, conducting its operations through operating subsidiaries. Only some of Weigh-Tronix, LLC's subsidiaries have guaranteed the notes. Except for those subsidiaries of Weigh-Tronix, LLC that have guaranteed the notes, Weigh-Tronix LLC's subsidiaries have no obligation, contingent or otherwise, to pay any amounts due under the notes. These subsidiaries are not required to make funds available to Weigh-Tronix UK

Limited to repay the intercompany loan from SWT Finance. Additionally, in the event of bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, their creditors would generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to their shareholders. Accordingly, their assets may not be available to Weigh-Tronix, LLC or SWT Finance. As of June 30, 2000, the non-guarantor subsidiaries had $84,000 of senior debt outstanding.

   The ability of some of the guarantors to make payments on the notes may be restricted by local laws.

   Local laws may restrict the ability of some of the guarantor subsidiaries to make payments on the notes. Some of these subsidiaries are organized under local laws which restrict their ability to pay interest, dividends, distributions, loans or advances to their holding company in some circumstances. For example, these laws may prohibit dividend payments if the subsidiary lacks sufficient profits or if the subsidiary fails to meet specific capital and reserve requirements. Weigh-Tronix UK Limited and other guarantors of the notes, besides Weigh-Tronix, LLC, could be subject to restrictions on dividends or repatriations of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which the subsidiaries operate. In addition, the terms of any other future indebtedness incurred by Weigh-Tronix, LLC or its subsidiaries may prevent the subsidiaries from distributing enough money to Weigh-Tronix UK Limited to allow it to make any payments on the intercompany loan from SWT Finance. This could prevent SWT Finance from making any payments on the notes, even if this caused an event of default under the notes. We do not believe that any of the guarantors are currently restricted from making payments.

 On a default or bankruptcy or similar proceeding your right to receive payments on these notes is junior to the lenders' rights under the senior credit facility and to the rights of other creditors under any other indebtedness of SWT Finance or a guarantor that ranks equally with the senior credit facility.

   There may not be sufficient assets to pay amounts due in respect of the notes or the guarantees because the notes and the guarantees are subordinate to the senior credit facility debt. SWT Finance is both the issuer of the notes and a borrower under the senior credit facility. SWT Finance's obligations under the senior credit facility are secured by the shares and assets of SWT Finance. The assets of SWT Finance are limited, consisting only of a small amount of plant and leased assets and the intercompany debts owed to it by Weigh-Tronix UK Limited. The obligations are also secured by assets of Weigh-Tronix, LLC and some of its other subsidiaries and undertakings. In addition, Weigh-Tronix, LLC and some of its subsidiaries have guaranteed SWT Finance's obligations under the senior credit facility. By contrast, the notes are unsecured obligations although they are guaranteed on a senior subordinated basis by Weigh-Tronix, LLC and by the same subsidiaries guaranteeing the senior credit facility. Therefore, if SWT Finance defaults on the notes or enters into bankruptcy, liquidation, receivership, administration or reorganization, in each case triggering a default under the senior credit facility, the assets that secure SWT Finance's indebtedness will be used to satisfy obligations under the senior credit facility, and any other indebtedness that ranks equally with the senior credit facility. As a result, upon a distribution to SWT Finance's creditors or the creditors of the guarantors in a bankruptcy or similar proceeding relating to SWT Finance or the guarantors, the lenders under the senior credit facility, and any other indebtedness that ranks equally with the senior credit facility, will be entitled to be paid in full in cash before any payment may be made with respect to the notes or the guarantees.

 Your claims under the guarantees of the notes are subordinate to claims made under the guarantees of the senior credit facility.

   Although the guarantees of the notes provide you with a direct claim against the assets of the guarantors, the claim is contractually subordinated to any claims relating to the guarantees of the senior credit facility. As a result, the payment blockage provisions with respect to the senior credit facility, described in the following risk factor, apply equally to payments by the guarantors under the notes in the event of a default under certain designated senior indebtedness of SWT Finance or the guarantors. Enforcement of the guarantees may be subject to legal challenge in a bankruptcy or a reorganization case or a lawsuit by or on behalf of creditors of the guarantor, and would be subject to specific defenses available to guarantors generally. If the guarantees are not enforceable, holders of the notes would be entirely dependent upon SWT Finance's receipt of funds, either as an investment or otherwise, from its parent companies, Weigh-Tronix, Inc. and Weigh-Tronix, LLC, or from payment of the intercompany debts owed to SWT Finance by Weigh-Tronix UK Limited and other subsidiaries of Weigh-Tronix, LLC. Holders of the notes would have no direct claim upon the assets of any companies other than SWT Finance.

 While the senior credit facility remains outstanding you will only receive payments on the notes after the lenders under the senior credit facility have received payments due to them.

   In addition to ranking ahead of holders of notes because they are secured creditors, the lenders under the senior credit facility also have the right to receive payments under the senior credit facility and any other senior debt before you receive payments on the notes. On any given payment date you will only receive payments on the notes so long as there are sufficient funds to pay the lenders under the senior credit facility and any other senior debt and so long as no event or potential event of default under the notes has occurred. Weigh-Tronix, LLC's annual debt service for the senior credit facility and other senior debt is as follows: $1.4 million for fiscal 2001, $3.0 million for fiscal 2002, $4.5 million for fiscal 2003, $6.0 million for fiscal 2004, $13.2 million for fiscal 2005, $46.4 million for fiscal 2006, $19.5 million for fiscal 2007 and $5.0 million for fiscal 2008. As of June 30, 2000, Weigh-Tronix, LLC had $99.0 million of debt outstanding that was senior to the notes.

   Also you may not receive payments under the notes if SWT Finance defaults under certain designated senior indebtedness, including the senior credit facility. If the default is a failure to pay amounts due under the designated senior indebtedness, the holders of the senior indebtedness under which the default has occurred have the right to block payments under the notes until the default is cured or waived. If the default is a non-payment default which permits holders of the senior indebtedness under which the default has occurred to accelerate the maturity of that senior indebtedness, the holders of the senior indebtedness have the right to block payment under the notes until the default is cured or waived or until 179 days after SWT Finance receives notice of the blockage, whichever occurs first. If the maturity of the designated senior debt is accelerated, however, payments under the notes may not be resumed.


 SWT Finance may not have sufficient cash to pay its obligations under the notes because the generation of cash is partly dependent upon factors beyond our control.

   Weigh-Tronix, LLC's subsidiaries will need to generate cash to repay the notes. Their ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are partly beyond our control.

   The ability of Weigh-Tronix, LLC's subsidiaries to transfer monies to Weigh-Tronix UK Limited or SWT Finance as well as to pay operating expenses and to fund planned capital expenditures, any future acquisitions and research and development efforts will depend on their businesses' ability to generate cash in the future. If the subsidiaries are unable to generate sufficient cash flow to meet their payment obligations, they may be forced to reduce or delay planned expansions or capital expenditures, sell significant assets, discontinue specified operations, obtain additional equity capital or attempt to restructure or refinance all or a portion of their indebtedness on or before maturity. Weigh-Tronic, LLC cannot assure you that they will be successful in any of these efforts or that, as a result, SWT Finance will have sufficient cash to pay its obligations under these notes.

 Despite current debt levels, we may still be able to incur substantially more debt. This could further exacerbate the risks described above.

   We may be able to incur substantial additional debt in the future. The terms of the indenture governing the notes permit us to do so, subject to limitations. All of the borrowings under the senior credit facility, including additional borrowings under our revolving credit facility, are contractually senior to these notes and the guarantees. As of June 30, 2000, the company's total indebtedness under the senior credit facility was $99.0 million. The maximum borrowings as of June 30, 2000 that could be outstanding under the senior credit facility were $116.6 million. If new debt is added to our current debt levels, the risks that we now face could intensify.

   In addition, both we and the holders of the preferred member interests have the right, subject to specific conditions but in any event no earlier than June 13, 2001, to exchange some or all of the preferred member interests for exchange notes issued under the indenture. These notes will be substantially identical to and will rank equally with the notes. Furthermore, to the extent that preferred member interests are not exchanged, holders of these preferred member interests will continue to have the right to receive dividends, which increase over time, on the preferred member interests.

 Interest on indebtedness under the senior credit facility is calculated on a floating rate basis.

   At the date of this prospectus we have not hedged any of our floating rate interest obligations under the senior credit facility. At our current debt levels, each 1% increase in interest rates would result in an increase of approximately $1.0 million in annual interest expense which may have an adverse effect on us and on our ability to make payment on the senior debt and notes. Additionally, further advances under the senior credit facility would result in greater exposure to increases in interest rates. As of June 30, 2000, the company's total indebtedness under the senior credit facility was $99.0 million. The maximum borrowings as of June 30, 2000 that could be outstanding under the senior credit facility were $116.6 million.

 Dutch insolvency laws may adversely affect a recovery by the holders of the notes.


   In the event there is an insolvency proceeding regarding SWT Finance or SWT Holdings B.V., each organized in The Netherlands, Dutch insolvency laws may limit your recovery. A recovery under Dutch insolvency law could involve a sale of the assets of the debtor in a manner that does not reflect the going concern value of the debtor. Dutch insolvency laws could preclude or inhibit the ability of the holders of the notes to effect a restructuring of SWT Finance or SWT Holdings B.V.

 The notes may be subject to review under the fraudulent conveyance law of The Netherlands and your claims under the notes could be further subordinated.

   If a court of competent jurisdiction in a suit by an unpaid creditor of SWT Finance or a representative of the creditor were to find that the issuance of the notes was a fraudulent conveyance, the court could avoid the notes. A likely consequence of the avoidance would be the further subordination of claims of holders of the notes to existing and possibly future indebtedness of SWT Finance. Fraudulent conveyance law in The Netherlands provides generally that specific transactions with a creditor entered into voluntarily by the debtor are subject to avoidance if both parties to the transaction know or should have known that the transaction would prejudice other creditors or that the debtor has previously made an application for bankruptcy. Knowledge that the transaction would prejudice other creditors is presumed by law for all transactions performed within one year of the adjudication before bankruptcy or within one year before the date the claim of fraudulent conveyance is made, if it is also established that one of the conditions mentioned in Article 43 of the Dutch Bankruptcy Act or, respectively, Article 46 of Book 3 of the Dutch Civil Code is fulfilled. These conditions include, but are not limited to, situations in which (1) the value of the obligation of the debtor materially exceeds the value of the obligation of the creditor, (2) the debtor pays or grants security for debts which are not yet due, (3) an agreement is made between legal entities or an obligation arises from one legal entity towards another if a director of one of these legal entities is also a director of the other or (4) an agreement is made or an obligation would arise with a group company. We cannot assure you as to what standards a court would apply to determine whether SWT Finance was solvent at the relevant time or whether, whatever standard was applied, the notes would not be avoided on another ground.

 Insolvency and fraudulent conveyance and other laws may also adversely affect a recovery by holders of the notes under the guarantees.

   The making of the guarantees and any payments made under the guarantees by the guarantors may be subject to review under relevant fraudulent conveyance laws in an insolvency, bankruptcy, reorganization, rehabilitation or similar proceeding. If the making of the guarantees or payments under the guarantees were found to be fraudulent conveyances, a likely result would be the further subordination of claims of holders of the notes to existing and possibly future indebtedness of the guarantor.

   We can provide no assurance that the obligations of any of the guarantors would not be voided under applicable fraudulent conveyance and similar statutes. Relevant insolvency laws may also limit the ability of the guarantors to make any payment with respect to interest accruing under the notes after insolvency proceedings begin against SWT Finance or the guarantors.


 Insolvency laws may also adversely affect a recovery by SWT Finance relating to its loans to Weigh-Tronix UK Limited, which could adversely affect SWT Finance's ability to repay the notes.

   SWT Finance's ability to repay the notes may be adversely affected by insolvency law. SWT Finance is partly dependent upon payments from Weigh-Tronix UK Limited on loans made to Weigh-Tronix UK Limited by SWT Finance in order to meet its obligations under the notes.

   Under English insolvency law, a court could void payment obligations under these loans if Weigh-Tronix UK Limited, at the time it entered into these loans, was insolvent or made insolvent by entering into these loans. An English court would generally consider the borrower insolvent if:

  . the sum of its debts, including contingent liabilities, were greater than the fair value for which it could sell all of its assets; or

  . if the present fair value for which it could sell its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  . it could not pay its debts as they become due.

   If Weigh-Tronix UK Limited became subject to insolvency proceedings, payments on principal and interest may be subject to non-payment or reduction because SWT Finance might be treated as a general unsecured creditor. Additionally, SWT Finance could be required to return payments made under these loans to Weigh-Tronix UK Limited if any of these insolvency proceedings were to begin shortly after Weigh-Tronix UK Limited had made payment to SWT Finance. We do not believe that Weigh-Tronix UK Limited or SWT Finance would be considered insolvent under English law at the time the loans were made, or as a result of the making of the loans.

 SWT Finance may not be able to redeem the notes upon a change of control.

   The indenture contains provisions relating to specific events constituting a change of control of Weigh-Tronix, LLC and its subsidiaries. If a change of control occurs, SWT Finance will be required to make an offer to purchase all outstanding notes at a price equal to 101% of their aggregate principal amount, in addition to accrued and unpaid interest and any liquidated damages up to the purchase date. SWT Finance may also be required to repay all of its obligations under the senior credit facility. SWT Finance may not have sufficient funds to finance the purchase and to repay the senior credit facility. In addition, the terms of the senior credit facility do not permit prepayment of the notes and SWT Finance cannot assure you that it would be able to secure the approval of its senior creditors before it can purchase any notes. Any failure by SWT Finance to purchase all notes validly tendered under the offer would result in an event of default under the indenture which, in turn, would constitute an event of default under the senior credit facility.

 Certain transactions may not trigger the change of control payment to you.

   You may not receive a change of control payment despite the fact that the ownership structure of Weigh-Tronix, LLC and its subsidiaries may have changed. The change of control provisions in the indenture may not protect holders of notes in the event of highly leveraged transactions, including reorganizations, restructurings or mergers, because these transactions may not involve a change in voting power or beneficial interest of the magnitude required to trigger the change of control provisions. Consequently, it is possible that Weigh-Tronix, LLC's ownership structure could be altered in a manner that you disfavor without any payment to you.

 You may face foreign exchange risks.

   The exchange notes are denominated and payable in euros. If you are an investor who has elected to receive payments in a currency other than euros, an investment in the notes entails foreign exchange-related risks due to, among other factors, possible significant changes in the value of the euro relative to other currencies because of economic, political and other factors over which we have no control. Depreciation of the euro against other currencies could cause a decrease in the effective yield of the notes below their stated coupon rates and could result in a loss to you on a non-euro basis.

 There is a risk that a non-U.S. court will not enforce a U.S. judgment based on these notes.


   It may not be possible for holders of notes to enforce against SWT Finance, which is incorporated in The Netherlands, or any guarantors incorporated in The Netherlands, judgments of courts of the U.S. based upon civil liabilities under the U.S. federal securities laws. In the absence of a treaty between the U.S. and The Netherlands providing for the reciprocal recognition and enforcement of judgments, U.S. judgments are not automatically enforceable in The Netherlands. However, if the party in whose favor a final judgment is rendered in the U.S. brings a new suit in a court of competent jurisdiction in The Netherlands, the party may submit to the Netherlands court the final judgment which has been rendered in the U.S. If the Netherlands court finds that the jurisdiction of the federal or state court in the U.S. has been based on grounds which are internationally acceptable and that proper legal procedures have been observed, the Netherlands court would give binding effect to the U.S. final judgment unless the judgment contravenes Netherlands' principles of public policy. We cannot assure you that U.S. holders of notes will be able to enforce against SWT Finance or any guarantors incorporated in The Netherlands, any judgments in civil and commercial matters, including judgments under the U.S. federal securities laws. In addition, there is doubt as to whether a Netherlands court would impose civil liability on SWT Finance or any guarantors incorporated in The Netherlands in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in The Netherlands.

   Additionally a number of our subsidiaries are incorporated under the laws of England and Wales and other non-U.S. jurisdictions. Some of our directors and executive officers and subsidiaries are resident outside of the U.S. and we have substantial assets and a large number of these people located outside the U.S. It may not be possible for holders of notes (a) to effect service of process in the U.S. and the U.K. upon us and some of our directors or officers or subsidiaries or (b) to enforce judgments of U.S. courts predicated upon the civil liability of these persons under U.S. securities laws against any of these persons in the courts of a foreign jurisdiction. There is also doubt as to the direct enforceability in England against any of these persons, in an original action or in an action for the enforcement of judgments of U.S. courts, of civil liabilities based solely upon the U.S. federal securities laws.

 You may have difficulty selling the notes which you do not exchange.

   If you do not exchange your initial notes for the notes offered in this exchange offer, you will continue to be subject to the restrictions on the transfer of your notes. Those transfer restrictions are described in the indenture and in the legend contained on the initial notes. They arose because we originally issued the initial notes under exemptions from the registration requirements of the Securities Act of 1933.

   In general, you may offer or sell your initial notes only if they are registered under the Securities Act and applicable securities laws, or if they are offered or sold under an exemption from those requirements. We do not intend to register the initial notes.

 You cannot be sure that an active trading market will develop for the notes issued in this exchange offer.

   While the initial notes are listed on the Luxembourg Stock Exchange and we will apply to list the exchange notes on the Luxembourg Stock Exchange, we do not know if an active public market will develop for the exchange notes, or if developed, will continue. If an active market is not developed or maintained, the market price and the liquidity of the notes may be adversely affected.

   In addition, the liquidity and the market price of the notes to be offered in the exchange offer may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects.

Risks Relating to Our Business

 The U.K. Competition Commission could recommend divestment of some of our businesses.

   We do not expect that, under U.K. merger control regulations, the Secretary of State for Trade and Industry in the U.K. would refer the merger to the Competition Commission. However, in the event that a reference were to be made, and if the Competition Commission were to reach an adverse finding under the provisions of the Fair Trading Act 1973, the Competition Commission could recommend a number of remedies, including the divestment of the whole or part of the overlapping businesses. The recommendation can be made despite the completion of the merger.

 We may not be able to integrate successfully the operations of Avery Berkel and Weigh-Tronix.

   The merger has resulted in a considerable increase in the size and complexity of our operations. The merger requires us to undertake new activities in new and existing markets, including maintaining a larger and more diverse customer base and expanding our product offerings. The process of integration will require significant management, operational, financial and other resources. To integrate successfully Avery Berkel with Weigh-Tronix and to realize the expected benefits of the merger, we must, among other things:
(1) develop sufficient operations, support and other back office systems; (2) manage our employees effectively, particularly in connection with any resulting redundancies and the harmonization of benefits; and (3) realize the annual cost savings which our analyses have indicated can be achieved. In addition, we may need to spend more resources than expected to replace the credit and operational support that Avery Berkel previously enjoyed as part of a larger industrial group. In connection with the merger we anticipate closing two of our plants to reduce redundancies. It is possible that the closure of these plants could prove to be problematic for us, particularly where local political conditions may impede our integration efforts. If we fail to integrate Avery Berkel successfully with Weigh-Tronix or to realize the expected benefits of the merger, our business would be adversely affected in a material way.

   In connection with the integration of Avery Berkel and the restructuring of our existing business, we expect to incur approximately $9.0 million in total non-recurring costs and approximately $1.0 million in incremental annual corporate expenses. The non-recurring costs are expected to generate annual savings of approximately $12.0 million and are expected to be partially funded by non-recurring proceeds from the sale of a facility and inventory reduction programs totaling approximately $8.0 million.

 Difficulties with the implementation of our enterprise resource planning information system may affect our financial performance.

   In February 1999, Avery Berkel commenced implementation of an enterprise resource planning system in the U.K., developed by a leading software company, which integrated a number of its operating and financial information systems. The system replaced 13 aging, non-year 2000 compliant systems and provided an integration capability well suited to Avery Berkel's needs. We believe that the year 2000 functionality and compliance has been successfully achieved and we have not experienced any difficulties to date. Since the middle of 1999, however, a number of difficulties arose in connection with the implementation of the enterprise resource planning system, primarily in the areas of procurement, materials control, working capital management and some aspects of production. Avery Berkel has devoted considerable human and financial resources, including retaining outside consultants, to address these difficulties. We believe that the remedial action that

Avery Berkel has taken has been successful to date. However, if these difficulties were to recur, it is possible that we will need to devote additional resources to fully rectify them. These difficulties, if not successfully resolved, or the allocation of extra resources to address them, could have an adverse effect on our business.

   Through March 31, 2000, Avery Berkel incurred approximately $6.0 million to implement the enterprise resource planning information system. We do not expect to incur any additional costs with the implementation of the enterprise resource planning information system.

 The competitive pressures in our markets could adversely impact our financial condition.

   We face considerable competition in each of our business areas. The weighing instruments markets are fragmented both geographically and by application. As a result, we face competition from international, national, regional and local companies, many of which are well-established in their particular markets and have strong reputations and brand recognition. Some of our competitors have greater financial and other resources than we do. As the markets for our products expand, we expect that additional competition will emerge and that existing competitors may commit more resources to the markets in which we participate. We cannot assure you that we will be able to compete effectively in these various areas in the future. Taken together, the competitive pressures in our markets could adversely impact our financial performance.

 A downturn in national GDP's would likely result in a decline in our revenues.

   In the countries in which we operate, the historic performance of the weighing industry has broadly tracked changes in those countries' respective gross domestic product. Any future downturn in GDP in these markets or related economies would be likely to result in a decline in our revenues in those markets which could have an adverse effect on our business.

 Global demand for electronic components could have an adverse effect on our cost of production.

   All of our electronic products use electronic components. Global demand for electronic components, including both commodity products and specialist semi-conductors, is currently outstripping supply causing allocation problems and resulting in potential market shortages and/or price increases. If these problems continue, they could have an adverse effect on users of electronic components, including ourselves, and result in increased costs.

 Our operating profits and reported revenues may be negatively affected by currency exchange rate fluctuations.

   Because we conduct operations in many countries, our operating income can be significantly affected by fluctuations in currency exchange rates. The vast majority of our operating expenses, including manufacturing costs, research and development and general and administrative expenses are incurred in the U.S. and the U.K. Accordingly, if the U.S. dollar and/or sterling were to strengthen relative to our other major trading currencies (for example the euro or the Canadian dollar), our operating profits would be reduced. In addition, to finance the merger, we incurred indebtedness in U.S. dollars, sterlings, euros and Canadian dollars under the senior credit facility and in euros under the offering. Our debt levels will fluctuate due to changes in exchange rates, particularly between the U.S. dollar, euro and sterling, potentially resulting in higher debt charges and a reduction in net profits.

   Additionally, since we report our financial results in United States dollars, we are subject to the risk of translation losses upon fluctuations in currencies.

 Our international operations expose us to a variety of risks over which we have no control.

   We do business in many countries and regions, including emerging markets in Africa, Asia, India and the Middle East. We have subsidiaries in India, Malaysia, Pakistan, South Africa and Zimbabwe. Our operations in these emerging markets represented approximately 10% of our aggregate revenues in the year ended March 31, 2000.

   Operating in these markets exposes us to the potential risks inherent in international operations. These risks include: uncertain economic and political conditions, changing legal and regulatory environments (which can affect tax, remittance of dividends and import duties among other things), difficulties in protecting intellectual property, the nationalization of private enterprises and general difficulties in managing and staffing remote operations including managing labor relations. It is possible that any of the above risks, if they materialize, could have an adverse effect on our business.

   The U.S. and the U.K. are our most profitable markets. An economic downturn in either country could have an adverse effect on our business and prospects.

 We must periodically update our products and must continue to successfully introduce these new products into our target markets.

   We believe that we need to continuously upgrade our products in order to maintain and improve our operating margins. We are currently introducing a new range of products in our food retail business. We also frequently add new products to our industrial and consumer ranges. We cannot assure you that we will be successful in developing new products or that these products will be accepted by our customers.

 The interests of our controlling shareholder may differ from yours.

   Berkshire Partners LLC and its affiliates own approximately 72.8% of the fully diluted ownership interests of Weigh-Tronix, LLC, the parent company which ultimately owns SWT Finance. Additionally, Berkshire Partners has the right to designate two members to the Board of Managers and may designate additional members to the Board so that a majority of the members of the Board would be designated by Berkshire Partners. As a result, Berkshire Partners has, and will continue to have, directly or indirectly, the power to change our legal and capital structure and influence our day-to-day operations. Berkshire Partners will be able to elect the directors of our subsidiaries, to change their management and to approve any other changes to their operations. Berkshire Partners is also party to a members agreement with Weigh-Tronix, LLC and other stockholders pursuant to which it has (a) a right of first refusal on any shares of Weigh-Tronix LLC to be transferred by a party to the agreement;
(b) a right of co-sale; and (c) a preemptive right to purchase its pro rata share of any new equity issuance of Weigh-Tronix, LLC. The interests of Berkshire Partners may, in some circumstances, differ from your interests.

 We may encounter difficulty in making future acquisitions.

   We may pursue additional acquisitions of complementary product lines, technologies or businesses although our ability to do so is restricted by the senior credit facility. Acquisitions involve numerous risks, including:

  . difficulties in the assimilation of the acquired operations, technologies and products;

  . diversion of management's attention from other business concerns; and

  . potential departures of key employees of the acquired company.

   If we successfully identify acquisitions in the future, completing these acquisitions may result in increased indebtedness and contingent liabilities and additional amortization expenses relating to goodwill and other intangible assets. Any of these may have an adverse impact on our future financial results and could materially adversely affect our profitability. We may not be able to identify or successfully complete any suitable acquisitions. If we are able to do so, they will not necessarily have a positive impact on our business as a whole.

 The amortization of goodwill resulting from the purchase of Avery Berkel will have a negative impact on net income over the next 20 years.

   In connection with the acquisition of Avery Berkel Group, we recorded total goodwill of approximately $33.3 million, based on the exchange rate as of June 30, 2000. The goodwill will be amortized over a period of 20 years with annual amortization expense of approximately $1.7 million per year based on the average exchange rate for the quarter ended June 30, 2000. Additionally, we will be required to periodically review the goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

 A dispute relating to the lease of our Calcutta property may disrupt our business operations at that site.

   We have been in rent negotiations with the landlord of our Calcutta property for a number of years. We have been unable to reach an agreement and the landlord has sought to terminate the lease. We have objected on the ground that the rent being requested is unreasonable. The matter is now before the Indian courts and if the landlord persists with the litigation we expect it to be a considerable time before any decision is made. If this matter is not successfully resolved, we may need to relocate to another facility and our manufacturing operations in India could be adversely affected in a material way.

 If we were to experience work stoppages, our financial condition could be adversely impacted.

   Our relationship with our employees, 70% of whom are unionized, is generally good and we have not experienced a work stoppage in two years. However, it is possible that a work stoppage could occur in the future. A work stoppage could have an adverse effect on our financial condition. The two-week work stoppage that occurred in India two years ago, for example, resulted in a loss of $400,000 in revenues. We are currently negotiating a labor agreement regarding our employees in India. If we are unable to reach a final settlement with these employees, there could be an adverse effect on our financial condition. None of the other labor agreements to which we are a party will expire in the near future.

             INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act, including in particular, the statements about our plans, strategies, and prospects under the headings "Prospectus Summary," "Management Discussion and Analysis of Financial Condition and Results of Operation" and "Business." We have based these forward-looking statements on Weigh-Tronix, LLC's current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions that relate to, among other things:

  . our anticipated growth strategies;

  . our expected internal growth;

  . our intention to introduce new products;

  . technological advances in our industry;

  . anticipated trends and conditions in our industry, including regulatory reform;

  . our expected future capital needs; and

  . our ability to compete in the future.

   We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. Although we believe that plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we can give no assurance that they will be achieved.

   You should rely only upon the information contained in this prospectus. We have not, and Lehman Brothers International (Europe), the initial purchaser of the notes, has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and Lehman Brothers is not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. We have undertaken to update this prospectus to reflect any subsequent events that represent a fundamental change in the information contained herein.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

   The initial notes were originally issued and sold on June 13, 2000. These sales were not registered under the Securities Act in reliance upon the exemptions provided in Rule 144A and Regulation S of the Securities Act. In connection with the sale of the initial notes, SWT Finance agreed to file with the Commission a registration statement relating to an exchange offer under which the exchange notes would be offered in exchange for initial notes tendered at the option of the holders. If applicable interpretations of the staff of the Commission do not permit SWT Finance to effect the exchange offer, SWT Finance has agreed, at its cost, to file a shelf registration statement covering resales of the initial notes and to have that resale registration statement declared effective and kept effective for a period of three years from the effective date. In the event that (a) the exchange offer registration statement is not declared effective by the Commission, or (b) the exchange offer is not consummated or the resale registration statement is not declared effective by the Commission, in each case within specified time periods, the interest rate borne by the notes shall increase, which interest will accrue and be payable in cash until completion of the filing, declaration of effectiveness or completion of the exchange. See "Description of the Exchange Notes-- Registration Rights; Liquidated Damages."

   The sole purpose of the exchange offer is to fulfill obligations of SWT Finance under the registration rights agreement. Following the consummation of the exchange offer, SWT Finance does not currently anticipate registering any untendered initial notes under the Securities Act and will not be obligated to do so.

Terms of the Exchange

   This prospectus and the accompanying letter of transmittal together constitute the exchange offer. SWT Finance hereby offers to exchange, subject to the conditions set forth in this prospectus and in the letter of transmittal, (Euro)1,000 in principal amount of exchange notes for each
(Euro)1,000 in principal amount of the initial notes. The terms of the exchange notes are identical in all respects to the terms of the initial notes, for which they may be exchanged under this exchange offer, except that the exchange notes will generally be freely transferable by holders. After the completion of the exchange offer, the holders of the exchange notes as well as remaining holders of any initial notes will not be entitled to registration rights under the registration rights agreement. See "Description of the Exchange Notes-- Registration Rights; Liquidated Damages." The exchange notes will evidence the same debt as the initial notes and will be entitled to the benefits of the indenture. See "Description of the Exchange Notes."

   The exchange offer is not conditioned upon any minimum aggregate principal amount of initial notes being tendered for exchange.

   Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, SWT Finance believes the exchange notes issued under the exchange offer in exchange for initial notes may be offered for sale, resold and otherwise transferred by any holder of these exchange notes (other than any holder which is a broker-dealer or an "affiliate" of SWT Finance within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that these exchange notes are acquired in the ordinary course of the holder's business and the holder has no arrangement or understanding with any person to participate in the distribution of these exchange notes. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on these interpretations by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where these initial notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of these exchange notes. See "Plan of Distribution."

   Interest on the exchange notes shall accrue from June 13, 2000 or from the last interest payment date on which interest was paid on the initial notes so surrendered.

   Tendering holders of the initial notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the initial notes under the exchange offer.

Expiration Date; Extensions; Termination; Amendments

   The exchange offer shall expire at 5:00 p.m. London time, on      , 2000,
unless SWT Finance, in its sole discretion, extends the period during which the exchange offer is open. If the period is extended, the expiration date shall be the latest time and date on which the exchange offer shall expire. SWT Finance reserves the right to extend the exchange offer at any time by giving oral or written notice to the exchange agent, Bankers Trust Company, and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the exchange offer, all initial notes previously tendered under the exchange offer will remain subject to the exchange offer.

   The exchange date will be the first business day following the expiration date. SWT Finance expressly reserves the right to:

  . terminate the exchange offer and not accept for exchange any initial notes if either of the events set forth below under "--Conditions to the Exchange Offer" shall have occurred and shall not have been waived by SWT Finance; and

  . amend the terms of the exchange offer in any manner which, in its good faith judgment, is advantageous to the holders of the initial notes, whether before or after any tender of the initial notes.

   If any termination or amendment occurs, SWT Finance will notify the exchange agent and will either issue a press release or give oral or written notice to the holders of the initial notes as promptly as practicable. Unless SWT Finance terminates the exchange offer prior to 5:00 p.m., London time, on the expiration date, SWT Finance will exchange the exchange notes for the initial notes on the exchange date.

How to Tender

   The tender to SWT Finance of initial notes by a holder under one of the procedures set forth below will constitute an agreement between the holder and SWT Finance in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

   A holder of an initial note may tender the note by:

  . properly completing and signing the letter of transmittal or a facsimile of it (all references in this prospectus to the letter of transmittal shall be deemed to include a facsimile of it) and delivering it, together with the certificate or certificates representing the initial notes being tendered and any required signature guarantees, to the exchange agent at its address set forth on the back cover of this prospectus on or prior to the expiration date;

  .  complying with the procedure for book entry transfer described below; or

  .  complying with the guaranteed delivery procedures described below.

   If tendered initial notes are registered in the name of the signer of the letter of transmittal and the exchange notes to be issued in exchange for the initial notes are to be issued in the name of the registered holder (which term, for the purposes described herein, shall include any participant in The Depository Trust Company) whose name appears on a security listing as the owner of initial notes, the signature of the signer need not be guaranteed. In any other case, the tendered initial notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to SWT Finance and duly executed by the registered holder.

The signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office or correspondent in the United States, or by a member firm of a national securities exchange or of the National Association of Securities Dealers, Inc., any of the foregoing being an eligible institution. If the exchange notes and/or initial notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the initial notes, the signature in the letter of transmittal must be guaranteed by an eligible institution.

   The method of delivery of initial notes and all other documents is at the election and risk of the holder. If sent by mail, we recommend that:

  .  registered mail, return receipt requested, be used;

  .  proper insurance be obtained; and

  . the mailing be made sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

 Exchanging Book-Entry Notes

   The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's automated tender offer program to tender initial notes.

   The exchange agent will request that DTC establish an account with respect to the initial notes for purposes of the exchange offer within two business days after the date of this prospectus. Any participant may make book-entry delivery of initial notes by causing DTC to transfer these initial notes into the exchange agent's account in accordance with DTC's automatic tender offer procedures for transfer. However, the exchange for the tendered initial notes will only be made after timely confirmation of the book-entry transfer of initial notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering initial notes which are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal and that SWT Finance may enforce the agreement against the participant.

   If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or initial notes to reach the exchange agent before the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis, the holder can comply with the following procedure. A tender may be effected if the exchange agent has received at its address set forth below under the heading "Exchange Agent" on or prior to the expiration date a letter, telegram or facsimile transmission from an eligible institution setting forth:

   .  the name and address of the tendering holder;

   .  the names in which the initial notes are registered;

   .  if possible, the certificate numbers of the initial notes to be tendered;
   and

 .      a statement that the tender is being made and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the letter, telegram or facsimile transmission by the eligible institution, (a) the initial notes, in proper form for transfer or (b) a confirmation of book-entry transfer of these initial notes into the exchange agent's account at the book-entry transfer facility, will be delivered by the eligible institution together with a properly completed and duly executed letter of transmittal and any other required documents.

   Unless initial notes and properly completed letters of transmittal and any other required documents being tendered by the above-described method are deposited with the exchange agent within the time period set forth above, SWT Finance may, at its option, reject the tender. Copies of a notice of guaranteed delivery which may be used by eligible institutions for the purposes described in this paragraph are available from the exchange agent.

   A tender will be deemed to have been received as of the date when:

 .     the tendering holder's properly completed and duly signed letter of transmittal accompanied by the initial notes is received by the exchange agent;

 .     a confirmation of book-entry transfer of these initial notes into the exchange agent's account at the book-entry transfer facility is received by the exchange agent; or

 .     a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect from an eligible institution is received by the exchange agent. Issuances of exchange notes in exchange for initial notes tendered by a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect by an eligible institution will be made only against deposit of the letter of transmittal, any other required documents, and the tendered initial notes.

   SWT Finance will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of initial notes. SWT Finance's determination will be final and binding. SWT Finance reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of the counsel of SWT Finance, be unlawful. SWT Finance also reserves the absolute right to waive any of the conditions of the exchange offer or any defect or irregularity in the tender of any initial notes. None of SWT Finance, the exchange agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any notification.

Terms and Conditions of the Letter of Transmittal

   The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

   The party tendering initial notes for exchange exchanges, assigns and transfers the initial notes to SWT Finance and irrevocably constitutes and appoints the exchange agent as the transferor's agent and attorney-in-fact to cause the initial notes to be assigned, transferred and exchanged. The transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the initial notes and to acquire exchange notes issuable upon the exchange of these tendered initial notes. The transferor also represents that when the initial notes are accepted for exchange, SWT Finance will acquire good and unencumbered title to the tendered initial notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by SWT Finance to be necessary or desirable to complete the exchange, assignment and transfer of tendered initial notes or transfer ownership of these initial notes on the account books maintained by a book-entry transfer facility. The transferor further agrees that acceptance of any tendered initial notes by SWT Finance and the issuance of exchange notes in exchange for the initial notes shall constitute performance in full by SWT Finance of its obligations under the registration rights agreement and that SWT Finance shall have no further obligations or liabilities. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

   By tendering initial notes, the transferor certifies that it is not an "affiliate" of SWT Finance within the meaning of Rule 405 under the Securities Act and that it is acquiring the exchange notes in the ordinary course of the transferor's business and that the transferor has no arrangement with any person to participate in the distribution of these exchange notes.

Withdrawal Rights

   Initial notes tendered under the exchange offer may be withdrawn at any time prior to the expiration date.

   For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the exchange agent at its address set forth on the back cover of this prospectus. Any notice of withdrawal must specify:

  . the person named in the letter of transmittal as having tendered initial notes to be withdrawn;

  .  the certificate numbers of initial notes to be withdrawn;

  .  the principal amount of initial notes to be withdrawn;

  . a statement that the holder is withdrawing his election to have these initial notes exchanged; and

  . the name of the registered holder of these initial notes. The notice must be signed by the holder in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to SWT Finance that the person withdrawing the tender has succeeded to the beneficial ownership of the initial notes being withdrawn.

   The exchange agent will return the properly withdrawn initial notes promptly following receipt of notice of withdrawal. If initial notes have been tendered following the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn initial notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by SWT Finance, and the determination will be final and binding on all parties.

Acceptance of Notes for Exchange; Delivery of Exchange Notes

   Upon the terms and subject to the conditions of the exchange offer, the acceptance of initial notes validly tendered and not withdrawn and issuance of the exchange notes will be made on the exchange date. For the purpose of the exchange offer, SWT Finance shall be deemed to have accepted for exchange validly tendered initial notes when, as and if SWT Finance has given oral or written notice of acceptance to the exchange agent.

   The exchange agent will act as agent for the tendering holders of initial notes for the purpose of receiving exchange notes from SWT Finance and causing the initial notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of exchange notes to be issued in exchange for accepted initial notes will be made by the exchange agent promptly after acceptance of the tendered initial notes. Initial notes not accepted for exchange by SWT Finance will be returned without expense to the tendering holders promptly following the expiration date or, if SWT Finance terminates the exchange offer prior to the expiration date, promptly after the exchange offer is so terminated.

Conditions to the Exchange Offer

   Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, SWT Finance will not be required to issue exchange notes in respect of any properly tendered initial notes not previously accepted. SWT Finance may terminate the exchange offer, by oral or written notice to the exchange agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service, or, at its option, modify or otherwise amend the exchange offer, if there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

(a) seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of the exchange offer; or

(b) resulting in a material delay in the ability of SWT Finance to accept for exchange or exchange some or all of the initial notes under the exchange offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of SWT Finance, might directly or indirectly result in any of the consequences referred to in clauses (a) or (b) above or, in the sole judgment of SWT Finance, might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which would otherwise make it inadvisable to proceed with the exchange offer.

   In addition, SWT Finance will not accept for exchange any initial notes tendered and no exchange notes will be issued in exchange for any of these initial notes, if any stop order shall be threatened or in effect with respect to (a) the registration statement of which this prospectus constitutes a part or (b) qualification of the indenture under the Trust Indenture Act of 1939.

   SWT Finance expressly reserves the right to terminate the exchange offer and not accept for exchange any initial notes upon the occurrence of either of these conditions. In addition, SWT Finance may amend the exchange offer at any time prior to the expiration date if either of the conditions set forth above occur. In addition, regardless of whether either of these conditions has occurred, SWT Finance may amend the exchange offer in any manner which, in its good faith judgment, is advantageous to holders of the initial notes.

   These conditions are for the sole benefit of SWT Finance and may be waived by SWT Finance, in whole or in part, if, in its reasonable judgment, such waiver is not disadvantageous to holders of the exchange notes. Any determination made by SWT Finance concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

Exchange Agent

   Bankers Trust Company has been appointed as the exchange agent for the exchange offer. Executed letters of transmittal must be addressed to the exchange agent at its address set forth below.

   Main Delivery To:

     [      ]

     By mail, hand, or overnight courier to: [      ]

     By facsimile:

     Confirm by telephone:

   Delivery to an address other than as set forth above, or transmissions of instructions via a facsimile or telex number other than the ones set forth above, will not constitute a valid delivery.

Solicitation of Tenders; Expenses

   SWT Finance has not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. SWT Finance will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection with the services. SWT Finance will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of the initial notes and in handling or forwarding tenders for their customers.

Other

   Participation in the exchange offer is voluntary and holders should carefully consider whether to accept. Holders of the initial notes are urged to consult their financial and tax advisors in making their own decisions on what action to take. Neither Weigh-Tronix, LLC nor its board of managers recommends you tender or not tender initial notes in the exchange offer.

   As a result of the making of, and upon acceptance for exchange of all validly tendered initial notes under the terms of, this exchange offer, SWT Finance will have fulfilled a covenant contained in the terms of the initial notes, the indenture and the registration rights agreement. Holders of the initial notes who do not tender their certificates in the exchange offer will continue to hold the certificates and will be entitled to all the rights, and limitations applicable to the initial notes, under the indenture, except for any of these rights under the registration rights agreement, which by their terms terminate or cease to have further effect as a result of the making of this exchange offer. All untendered initial notes will continue to be subject to the restrictions on transfer set forth in the indenture. To the extent that initial notes are tendered and accepted in the exchange offer, the trading market for untendered initial notes could be adversely affected.

   SWT Finance may in the future seek to acquire untendered initial notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. SWT Finance has no present plan to acquire any initial notes which are not tendered in the exchange offer or to file a registration statement to permit resales of any initial notes which are not tendered under the exchange offer.

   Holders of the initial notes do not have any appraisal or dissenters' rights in the exchange offer.

                                USE OF PROCEEDS

   SWT Finance will not receive any proceeds from the exchange offer.

   Simultaneously with the completion of the purchase of Avery Berkel on June 13, 2000, we refinanced existing bank indebtedness and specific other debts of Weigh-Tronix, LLC. The merger and the refinancings were funded from the following sources:

  . $99.0 million in cash from borrowings by SWT Finance and Weigh-Tronix Canada, ULC, a Canadian affiliate of SWT Finance, under a $120.0 million senior credit facility; the proceeds of which (other than those used to refinance existing indebtedness and to pay fees and expenses) were then loaned to Weigh-Tronix UK Limited, by means of an intercompany loan from SWT Finance;

  . $96.2 million in cash from the proceeds of the offering; the proceeds of which (other than those used to refinance existing indebtedness and to pay fees and expenses) were loaned to Weigh-Tronix UK Limited by SWT Finance by means of an intercompany loan;

  . $40.3 million in cash from the subscription by Berkshire, management and other investors for ownership interests issued in a private placement by Weigh-Tronix, LLC; which proceeds were used by Weigh-Tronix, LLC to subscribe for shares in Weigh-Tronix UK Limited and which shares in Weigh-Tronix UK Limited were subsequently contributed by Weigh-Tronix, LLC to SWT Holdings B.V.; and

  . $9.6 million in cash from the subscription by Marconi (or an affiliate of Marconi) for the preferred member interest which were issued in a private placement by Weigh-Tronix, LLC; the proceeds of which were loaned to Weigh-Tronix UK Limited.

   The sources and uses of the cash used to finance the merger are outlined below. Amounts have been translated at a rate of $1.00 = (Euro).96. This rate approximates the spot rate on June 13, 2000.

                                                    Amount         Amount
                                                  ($ million) ((Euro) million)
                                                  ----------- ----------------
Sources
Senior credit facility...........................     99.0         102.9
Senior subordinated notes due 2010...............     96.2         100.0
Equity placement.................................     40.3          41.9
Preferred member interest(/1/)...................      9.6          10.0
                                                     -----         -----
  TOTAL..........................................    245.1         254.8
                                                     =====         =====
                                                    Amount         Amount
                                                  ($ million) ((Euro) million)
                                                  ----------- ----------------
Uses
Funding of cash and cash equivalents for working
 capital.........................................      9.6          10.0
Funding of cash overdrafts.......................      8.5           8.8
Cash portion of merger consideration(/2/)........    154.6         160.7
Estimated fees and expenses(/3/).................     16.5          17.2
Refinancing of senior indebtedness(/4/)..........     40.9          42.5
Refinancing of subordinated indebtedness(/5/)....     15.0          15.6
                                                     -----         -----
  TOTAL..........................................    245.1         254.8
                                                     =====         =====

--------

(1) The preferred member interest is exchangeable at the option of Weigh-Tronix, LLC or the holders of the preferred member interest, subject to specific conditions, for notes of SWT Finance issued under the indenture and substantially identical in all material respects to and ranking equally with the notes. This cannot occur any earlier than June 13, 2001.

(2) Consists of stated purchase price of approximately $158.6 million less $4.0 million of preliminary purchase price adjustments.

(3) Estimated fees and expenses which includes a prepayment penalty totaling $1.0 million related to the refinancing of indebtedness of Weigh-Tronix, LLC.

(4) The existing senior indebtedness consisted of a U.K. senior revolving note, a U.S. senior revolving note, a U.S. senior term note A, a U.S. senior term note B and a Canadian senior term note B. The U.K. senior revolving note and the U.S. senior revolving note each had an annual interest rate of 10.3% as of June 13, 2000 and had an original maturity date of May 2003. The U.S. senior term note A, U.S. senior term note B and the Canadian senior term note B had an annual interest rate of 10.3%, 10.5% and 10.5%, respectively, as of June 13, 2000. Final payment for the U.S. senior term note A was due in May 2003 and final payment for the U.S. senior term notes B were due in May 2005.

(5) The original stated maturity date of the subordinated indebtedness was May 1, 2005 and 2006. Also, the subordinated debt had an annual interest rate of 12%.

                                 CAPITALIZATION

   The following table sets forth our unaudited capitalization as of June 30, 2000 that has been derived from the interim unaudited financial data as of June 30, 2000. Unless otherwise noted, all amounts have been translated into euros using the rate of $1.00 = (Euro)0.95. This rate approximates the spot rate on June 30, 2000. The spot rate at September 29, 2000 was $1.00 = (Euro)0.88.

                                                               At June 30, 2000
                                                              ------------------
                                                                    Actual
                                                              ------------------
                                                              US$'000 (Euro)'000
Cash and cash equivalents....................................  15,137   15,859
                                                              =======  =======
Revolving credit facility....................................  29,000   30,382
Tranche A and B term loan facilities.........................  70,000   73,337
Senior subordinated notes, due 2010(/1/).....................  95,891  100,000
Other senior debt including capital leases...................      84       88
                                                              -------  -------
  Total debt................................................. 194,975  203,807
                                                              -------  -------
Mandatorily redeemable membership interests:
 Class A membership interests, subject to put option.........   1,139    1,240
 Class C membership interests, subject to put option.........   1,959    2,052
 Preferred member interest(/2/)..............................   9,314    9,758
                                                              -------  -------
  Total mandatorily redeemable membership interests..........  12,412   13,050
                                                              -------  -------
Total members' equity........................................  44,505   46,627
                                                              -------  -------
Total capitalization......................................... 251,892  263,484
                                                              =======  =======

--------

(1) The senior subordinated notes were translated into U.S. Dollars at the exchange rate effective on June 13, 2000, the date the notes were issued.

(2) Preferred member interest is exchangeable at the option of Weigh-Tronix, LLC or the holders of the preferred member interest, subject to specific conditions but in any event no earlier than June 13, 2001, for exchange notes issued under the indenture and substantially identical in all material respects to and ranking equally with the notes.

                                  SWT FINANCE

SWT Finance

   SWT Finance was incorporated in The Netherlands on September 12, 1995 under the name of Palometa Investments B.V. SWT Finance changed its name to SWT Finance B.V. on June 15, 1998. SWT Finance is a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid). The registered office of SWT Finance is Joan Muyskenweg 4, 1096 CJ Amsterdam, The Netherlands.

   The principal activity of SWT Finance is to act as a special purpose finance vehicle. SWT Finance has no other significant commercial activities with third parties. In accordance with the rules and regulations of the Securities and Exchange Commission, SWT Finance is not required to prepare individual annual audited unconsolidated financial statements. Financial information regarding SWT Finance is consolidated in the annual audited consolidated financial statements of Weigh-Tronix, LLC.

Capitalization

   The following table sets forth SWT Finance's unaudited capitalization as of June 30, 2000 that has been derived from the interim unaudited financial data as of June 30, 2000. Unless otherwise noted, all amounts have been translated into euros using the rate of $1.00 = (Euro)0.95. This rate approximates the spot rate on June 30, 2000. The spot rate at September 29, 2000 was $1.00 = (Euro)0.88.

                                                              At June 30, 2000
                                                             -------------------
                                                                   Actual
                                                             -------------------
                                                             US$'000  (Euro)'000
Cash and cash equivalents...................................   2,397     2,511
                                                             =======   =======
Revolving credit facility...................................  29,000    30,382
Tranche A and B term loan facilities (a)....................  68,260    71,514
Senior subordinated notes, due 2010 (b).....................  95,891   100,000
                                                             -------   -------
  Total debt................................................ 193,151   201,896
                                                             -------   -------
Total members' equity.......................................   2,741     2,872
                                                             -------   -------
Total capitalization........................................ 195,892   204,768
                                                             =======   =======

--------

(a) Actual borrowings exclude $1.7 million of debt obligations from the company's wholly-owned subsidiary, Weigh-Tronix Canada, ULC, under the tranche A and B term loan facilities. See "Capitalization."

(b) The senior subordinated notes were translated into U.S. Dollars at the exchange rate effective on June 13, 2000, the date the notes were issued.

Directors

   The current directors of SWT Finance are:

   Name                                                             Age Position
   ----                                                             --- --------
   John J. McCann III..............................................  55 Director
   DL Trust B.V. .................................................. --  Director

   The business address of the above directors for all purposes in connection with SWT Finance is at the registered address of SWT Finance. For further information on the directors, see "Management."

Accountants

   The independent accountants of record of SWT Finance are PricewaterhouseCoopers LLP, independent accountants of PrinsBernhardplein 200, 1097 JB Amsterdam, The Netherlands.

                                 THE GUARANTORS

Weigh-Tronix, LLC

   Weigh-Tronix, LLC is the holding company of Weigh-Tronix, Inc. and SWT Holdings B.V. There is no amount to be paid up on its interests. The members' equity of Weigh-Tronix, LLC, on a stand-alone basis, as of March 31, 2000 was $13.1 million. For the year ended March 31, 2000, Weigh-Tronix, LLC had an accumulated deficit of $1.6 million and its net loss was $321,000. For the year ended March 31, 2000, Weigh-Tronix, LLC made no distributions to its members. Weigh-Tronix, LLC was formed in the U.S. as a Delaware limited liability company on March 20, 1998 and its registered office is at Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware.

SWT Holdings B.V.

   SWT Holdings B.V. is an intermediate holding company for certain subsidiaries of Weigh-Tronix, LLC. SWT Holdings B.V.'s issued share capital is 40 shares of NLG 1,000 each, its authorized share capital is 200 shares of NLG 1,000 each and it is 100% owned by Weigh-Tronix, LLC. There is no amount to be paid up on its shares. The members' equity of SWT Holdings B.V. as of March 31, 2000 was $10.1 million. For the year ended March 31, 2000, SWT Holdings B.V. had an accumulated deficit and net loss of $61,000. For the year ended March 31, 2000, SWT Holdings B.V. made no dividend payments to its immediate holding company. SWT Holdings B.V. was incorporated in The Netherlands as a private company with limited liability on September 12, 1995 and its registered office is at Joan Muyskenweg 4, 1096 CJ, Amsterdam.

Weigh-Tronix, Inc.

   Weigh-Tronix, Inc. manufactures, distributes and sells industrial weighing equipment in North America and is an intermediate holding company of Berkel USA, Inc., Mecmesin, Inc. and SWT Finance B.V. Its issued share capital is 200 common shares with a par value of $0.1 per share, its authorized share capital is $1,000 and it is owned 100% by Weigh-Tronix, LLC. There is no amount to be paid up on its interests. The members' equity of Weigh-Tronix, Inc. as of March 31, 2000 was $2.7 million. For the year ended March 31, 2000, Weigh-Tronix, Inc. had an accumulated deficit of $1.7 million and its net income was $2.6 million. For the year ended March 31, 2000, Weigh-Tronix, Inc. made no distributions to its immediate holding company, Weigh-Tronix, LLC. Weigh-Tronix, Inc. was formed in the U.S. as a Delaware Corporation on February 18, 1998 and its registered office is at Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware. By a special resolution of its members, it changed its name to Weigh-Tronix, Inc. on July 14, 1998.

Mecmesin, Inc.

   Mecmesin, Inc. designs and manufactures force and torque testing systems. Its issued share capital is 1,000 common shares of no par value, its authorized share capital is 1,000 common shares of no par value and it is owned 100% by Weigh-Tronix, Inc. There is no amount to be paid up on its interests. Mecmesin, Inc. was acquired by Weigh-Tronix, Inc. on November 10, 1998 and its accounts from that date forward are incorporated in the accounts of Weigh-Tronix, Inc. Any net income of Mecmesin, Inc. is not reported separately and would appear in the accounts of Weigh-Tronix, Inc. For the year ended March 31, 2000, Mecmesin, Inc. made no distributions to its immediate holding company, Weigh-Tronix, Inc. Mecmesin, Inc. was formed in the U.S. as a California corporation on October 12, 1988 and its registered office is at Suite 201, 789 Lombard Court, Santa Rosa, California.

Salter Weigh-Tronix Ltd

   Salter Weigh-Tronix Ltd's principal activity is the manufacture, service, hire and repair of weighing machines. Its issued share capital is 12.6 million, its authorized share capital is (Pounds)2.6 million and it is owned

100% by SWT Holdings B.V. There is no amount to be paid up on its shares. The members' equity of Salter
Weigh-Tronix Ltd as of March 31, 2000 was $5.8 million. For the year ended March 31, 2000, Salter Weigh-Tronix Ltd had accumulated retained earnings of $1.7 million and its net income was $305,000. For the year ended March 31, 2000, Salter Weigh-Tronix Ltd made no dividend payments to its immediate holding company. Salter Weigh-Tronix Ltd was incorporated in England and Wales as a private limited company under the name "Law 935 Limited" on January 14, 1998 and its registered office is at George Street, West Bromwich, West Midlands B70 6AD. By special resolutions of its members, it changed its name to SWT Limited on April 8, 1998 and to Salter Weigh-Tronix Ltd on May 5, 1998.

Salter Housewares Holdings Ltd

   Salter Housewares Holdings Ltd is an intermediate holding company of Salter Housewares Ltd. Its issued share capital is (Pounds)2.8 million, its authorized share capital is (Pounds)2.8 million and it is owned 100% by SWT Holdings B.V. There is no amount to be paid up on its shares. The members' equity of Salter Housewares Holdings Ltd as of March 31, 2000 was $3.8 million. For the year ended March 31, 2000, Salter Housewares Holdings Ltd had an accumulated retained deficit of $694,000 and its net loss was $278,000. For the year ended March 31, 2000, Salter Housewares Holdings Ltd made no dividend payments to its immediate holding company. Salter Housewares Holdings Ltd was incorporated in England and Wales as a private limited company under the name "Law 936 Limited" on January 14, 1998 and its registered office is at 211 Vale Road, Tonbridge, Kent TN9 1SU. By a special resolution of its members, it changed its name to Salter Housewares Holdings Ltd on April 15, 1998.

Weigh-Tronix Canada, ULC

   Weigh-Tronix Canada, ULC's principal activity is the sale, distribution and service of weighing equipment. Its issued share capital is 100 common shares of no par value, its authorized share capital is 100,000 common shares of no par value and it is owned 100% by SWT Holdings B.V. There is no amount to be paid up on its shares. The members' equity of Weigh-Tronix Canada, ULC as of March 31, 2000 was $1.3 million. For the year ended March 31, 2000, Weigh-Tronix Canada, ULC had accumulated earnings of $452,000 and its net income was $758,000. For the year ended March 31, 2000, Weigh-Tronix Canada, ULC made no dividend payments to its immediate holding company, SWT Holdings B.V. Weigh-Tronix Canada, ULC was incorporated under the laws of the Province of Nova Scotia as an unlimited liability company on March 26, 1998 and its registered office is at 1741 Brunswick Street, Suite 430, Halifax, Nova Scotia.

Weigh-Tronix UK Limited

   Weigh-Tronix UK Limited is a newly incorporated holding company for certain subsidiaries of Weigh- Tronix, LLC. Its issued share capital is 11,000, its authorized share capital is (Pounds)2 and it is owned 100% by SWT Holdings B.V. There is no amount to be paid up on its shares. Weigh-Tronix UK Limited was incorporated in England and Wales as a private limited company on March 6, 2000 and its registered office is at Broadwalk House, 5 Appold Street, London EC2A 2HA. Due to the date of incorporation, no accounts have been prepared, no distributions have been made and no net income or loss has been published.

Salter Housewares Ltd

   Salter Housewares Ltd's principal activity is the manufacture and marketing of domestic scales and other housewares products. Its issued share capital is (Pounds)5,000, its authorized share capital is (Pounds)5,000 and it is owned 100% by Salter Housewares Holdings Ltd. There is no amount to be paid up on its shares. The members' equity of Salter Housewares Ltd as of March 31, 2000 was $1.7 million. For the year ended March 31, 2000, Salter Housewares Ltd had accumulated retained earnings of $1.7 million and its net income was $1.5 million.

For the year ended March 31, 2000, Salter Housewares Ltd made no dividend payments to its immediate holding company. Salter Housewares Ltd was incorporated in England and Wales as a private limited company on September 26, 1975 and its registered office is at 211 Vale Road, Tonbridge, Kent TN9 1SU.

Weigh-Tronix Delaware, Inc.

   Weigh-Tronix Delaware, Inc. is a wholly-owned subsidiary of Weigh-Tronix, LLC. Weigh-Tronix Delaware was formed in the U.S., as a Delaware corporation on June 8, 2000 and its registered office is at 1209 Orange Street, Wilmington, Delaware 19801.

Berkel USA, Inc.

   Berkel USA, Inc. is an intermediate holding company of Berkel, Inc. Its issued share capital is $1,000, its authorized share capital is $1,000 and it is owned 100% by Weigh-Tronix, Inc. There is no amount to be paid up on its interests. The net liabilities of Berkel USA, Inc. as at March 31, 2000 were $24.7 million. For the year ended March 31, 2000, Berkel USA, Inc. had negative reserves of $24.7 million and its loss after tax was $1.3 million. For the year ended March 31, 2000, Berkel USA, Inc. made no distributions. Berkel USA, Inc. was formed in the U.S. as a Delaware corporation on January 20, 1981 and its registered office is at 100 West Tenth Street, Wilmington, Delaware.

Berkel, Inc.

   Berkel, Inc. manufactures and distributes slicer and other food equipment for the food retail and food service markets and is an intermediate holding company of Berkel Products Co. Limited. Its issued share capital is $2.5 million, its authorized share capital is $3.0 million and it is owned 100% by Berkel USA, Inc. There is no amount to be paid up on its interests. The net assets of Berkel, Inc. as at March 31, 2000 were $4.0 million. For the year ended March 31, 2000, Berkel, Inc. had reserves of $1.5 million and its profit after tax was $519,000. For the year ended March 31, 2000, Berkel, Inc. made no distributions. Berkel, Inc. was formed in the U.S. as an Indiana corporation under the name "U.S. Slicing Machine Company, Inc." on December 7, 1916 and its registered office is at One Berkel Drive, Laporte, Indiana. By a special resolution of its members, it changed its name to Berkel, Inc. on July 6, 1970.

Berkel Products Co. Limited

   Berkel Products Co. Limited distributes slicer and other food equipment for the food retail and food services markets. Its issued share capital is CAN$600,000, its authorized share capital is CAN$1.0 million and it is owned 100% by Berkel, Inc. There is no amount to be paid up on its shares. The net assets of Berkel Products Co. Limited as at March 31, 2000 were CAN$958,000. For the year ended March 31, 2000, Berkel Products Co. Limited had reserves of CAN$358,000 and its loss after tax was CAN$42,000. For the year ended March 31, 2000, Berkel Products Co. Limited made no dividend payments. Berkel Products Co. Limited was incorporated in Canada as a limited liability company on July 16, 1929 and its registered office is at Suite 201, 845 Wilson Avenue, Ontario.

Avery Berkel Limited

   Avery Berkel Limited's principal activities are the design, manufacturer, sale and service of weighing machines, slicers and other food processing equipment and systems. Its issued share capital is (Pounds)2.0 million, its authorized share capital is (Pounds)2.0 million and it is owned 100% by Avery Berkel Holdings Ltd. There is no amount to be paid up on its shares. The net assets of Avery Berkel Limited as at March 31, 2000, were (Pounds)12.5 million. For the year ended March 31, 2000, Avery Berkel Limited had reserves of (Pounds)10.5 million and its profit after tax was (Pounds)6.1 million. For the year ended March 31, 2000, Avery Berkel Limited made dividend payments of (Pounds)22.4 million.

to its immediate holding company. Avery Berkel Limited was incorporated in England and Wales as a private limited company under the name "W & T Avery Limited" on December 10, 1957 and its registered office is at Foundry Lane, Smethwick, Warley, West Midlands B66 2LP. By a special resolution of its members, it changed its name to GEC Avery Limited on April 1, 1989. The corporate name was changed to Avery Limited on June 26, 2000.

Avery Berkel Properties Ltd

   Avery Berkel Properties Ltd's principal activity is to hold property as investments. Its issued share capital is (Pounds)5,000, its authorized share capital is (Pounds)5,000 and it is owned 100% by Avery Berkel Limited. There is no amount to be paid up on its shares. The net assets of Avery Berkel Properties Ltd as at March 31, 2000, were (Pounds)5.4 million. For the year ended March 31, 2000, Avery Berkel Properties Ltd had reserves of (Pounds)5.4 million and its profit after tax was (Pounds)74,000. For the year ended March 31, 2000, Avery Berkel Properties Ltd made no dividend payments to its immediate holding company. Avery Berkel Properties Ltd was incorporated in England and Wales as a private limited company under the name "Avery Properties Limited" on June 26, 1954 and its registered office is at Foundry Lane, Smethwick, Warley, West Midlands B66 2LP, by a special resolution of its members, it changed its name to GEC Avery Properties Limited on April 25, 1989. The corporate name was changed to Avery Berkel Properties Limited on June 27, 2000.

Avery Berkel Holdings Limited

   Avery Berkel Holdings Limited is an intermediate holding company for certain subsidiaries of SWT Finance. Its issued share capital is (Pounds)9.2 million, its authorized share capital is (Pounds)10.0 million and it is owned 100% by Weigh-Tronix UK Limited. There is no amount to be paid up on its shares. The net assets of Avery Berkel Holdings Limited as at March 31, 2000 were (Pounds)17.0 million. For the year ended March 31, 2000, Avery Berkel Holdings Limited had reserves of (Pounds)7.8 million and its profit after tax was (Pounds)27.5 million. For the year ended March 31, 2000, Avery Berkel Holdings Limited made dividend payments of (Pounds)39.9 million to Marconi. Avery Berkel Holdings Limited was incorporated in England and Wales as a private limited company under the name "Averys Limited" on December 10, 1894 and its registered office is at Foundry Lane, Smethwick, Warley, West Midlands B66 2LR By a special resolution of its members, it changed its name to GEC Avery International Limited on April 1, 1989. The corporate name was changed to Avery Berkel Holdings Limited on June 26, 2000.

Berkel (Ireland) Limited

   Berkel (Ireland) Limited distributes and services weighing and food equipment. Its issued share capital is IR(Pounds)770,000, its authorized share capital is IR(Pounds)2.0 million and it is owned 100% by Avery Berkel Limited. There is no amount to be paid up on its shares. The net assets of Berkel (Ireland) Limited as at March 31, 2000 were IR(Pounds)1.2 million. For the year ended March 31, 2000, Berkel (Ireland) Limited had reserves of IR(Pounds)463,000 and its profit after tax was IR(Pounds)425,000. For the year ended March 31, 2000, Berkel (Ireland) Limited made no dividend payments. Berkel (Ireland) Limited was incorporated in Ireland as a limited company under the name "Berkel Scales Limited" on November 20, 1964 and its registered office is at Unit 2, Western Industrial Estate, Naas Road, Dublin. By a special resolution of its members, it changed its name to Berkel (Ireland) Limited on November 24, 1977.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Credit Facility

   In connection with the merger, SWT Finance B.V., Weigh-Tronix Canada, ULC and Weigh-Tronix, LLC entered into the Senior Credit Facility, dated as of June 13, 2000, with Lehman Brothers Inc. and FleetBoston Robertson Stephens Inc., as co-arrangers, Lehman Commercial Paper, Inc. as syndication agent, Fleet National Bank, as administrative agent, Lehman Brothers Inc., as sole advisor, and the banks and financial institutions from time to time parties to the senior credit facility. The following is a summary of the material provisions of the senior credit facility. It does not restate the agreement in its entirety. We urge you to read the senior credit facility, which is filed as an exhibit to the registration statement which includes this prospectus.

 General

   The facilities comprising the senior credit facility consist of $120.0 million (or its equivalent) of term loan and revolving credit facilities, comprised of a $30.0 million (or its equivalent) tranche A term loan facility, a $40.0 million (or its equivalent) tranche B term loan facility and a $50.0 million (or its equivalent) revolving credit facility. SWT Finance B.V. is required to repay the tranche A term loan facility over five years, with the final repayment on June 30, 2005. The tranche B term loan facility is repayable over seven years with the final repayment on June 30, 2007. The commitments under the revolving credit facility terminate on June 30, 2005 and amounts drawn down under the revolving credit facility must be fully repaid by that date. The revolving credit facility is subject to a borrowing base as defined in the senior credit facility based on 50% of the net book value of eligible inventory and 80% of eligible accounts receivable. The tranche A term loan facility and the tranche B term loan facility are available in U.S. dollars and sterling. The revolving credit facility is available in U.S. dollars, sterling and euro. A portion of the revolving credit facility is available for the issuance of letters of credit denominated in U.S. dollars, sterling or euro and a portion will be available for the borrowing of swingline loans denominated in U.S. dollars. Up to $5.0 million of the senior credit facility may be borrowed directly by Weigh-Tronix Canada, ULC. As of June 30, 2000, the company's outstanding debt under the senior credit facility was $99.0 million. As of June 30, 2000, the company could incur an additional $17.6 million of debt under the senior credit facility which represents the total senior credit facility of $120.0 million less outstanding letters of credit of $3.4 million less outstanding debt of $99.0 million.

   The proceeds of the tranche A term loan facility and the tranche B term loan facility and the portion of the revolving credit facility drawn on the closing of the senior credit facility were used to pay back specific existing financial indebtedness of the company. The proceeds were also used to finance a portion of the merger and to pay related fees and expenses. Undrawn credit under the revolving credit facility is available for the working capital needs or general corporate purposes (including permitted acquisitions) of the company and its subsidiaries. The senior credit facility provides that specific subsidiaries of the company may, subject to specific conditions, become additional guarantors under the senior credit facility. The guarantors of the notes are also guarantors under the senior credit facility and have granted security in respect of the obligations of SWT Finance B.V. and Weigh-Tronix Canada, ULC.

 Interest Rate; Fees

   Advances under the tranche A term loan facility and advances under the revolving credit facility initially bear interest at a rate equal to, in the case of loans denominated in U.S. dollars, sterling, and euro, LIBOR plus 3.25% or, in the case of loans denominated in U.S. dollars, a base rate plus 2.25%. Advances under the tranche B term loan facility initially bear interest at a rate equal to, in the case of loans denominated in U.S. dollars and sterling, LIBOR plus 3.75% or, in the case of loans denominated in U.S. dollars, a base rate plus 2.75%. The margins over LIBOR and the base rate will be subject to adjustment six months after the closing of the senior credit facility based on the achievement of specified ratios of total indebtedness to EBITDA, as defined in the senior credit facility.

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

   A commitment fee calculated at a rate equal to 0.50% of the daily average undrawn amount of the revolving credit facility is payable quarterly in arrears. The commitment fee is subject to adjustment six months after June 13, 2000 based on the achievement of specified ratios of total indebtedness to EBITDA. Agency fees are payable to the administrative agent.

   Fees in respect of letters of credit issued under the revolving credit facility are calculated at a rate per annum equal to the interest rate margin over LIBOR then applicable to advances under the revolving credit facility on the face amount of any letter of credit, payable quarterly in arrears and (if other than the last day of a quarterly period) on the date on which the letter of credit terminates. In addition a fronting fee, calculated at a rate equal to 0.25% of the face amount of the letter of credit, is payable for the account of the issuing bank. The fronting fee is payable quarterly in arrears and (if other than the last day of a quarterly period) on the date on which letter of credit terminates. A fronting fee of 0.125% will also be payable under the revolving credit facility with respect to any loans denominated in sterling or euro which are fronted by Fleet National Bank on behalf of any other lender.

 Repayment; Prepayments

   The final scheduled maturity of the tranche A term loan facility will be June 30, 2005 and amounts outstanding under the tranche A term loan facility will be subject to interim scheduled repayments as follows: (1) in the first year following the closing of the senior credit facility, 5% of the principal amount, (2) in the second year following the closing, 10% of the principal amount, (3) in the third year following the closing, 15% of the principal amount, (4) in the fourth year following the closing, 20% of the principal amount and (5) in the fifth year following the closing, 50% of the principal amount.

   The final scheduled maturity of the tranche B term loan facility will be June 30, 2007 and approximately 1% of the principal amount will be repayable in each of the first five years following the closing of the senior credit facility. In the sixth year following the closing, 45% of the principal amount will be repayable and in the seventh year following the closing, 50% of the principal amount will be repayable.

   Specific mandatory prepayments are required to be made under the senior credit facility, including (1) 100% of the net proceeds of specific asset sales and insurance claims with respect to damaged or destroyed property, unless the proceeds are reinvested in the business within one year of the sale or casualty event, (2) 100% of the net proceeds of any sale or issuance of equity, other than equity provided by existing shareholders of the company or incurrence of specific indebtedness by the company or any of its subsidiaries and (3) an amount equal to 75%, subject to reduction based on the achievement of performance targets, of available "excess cash flow" (as defined in the senior credit facility) in any financial year. The mandatory prepayments will (if in part) be applied to the tranche A term loan facility and the tranche B term loan facility ratably and to the installments thereunder ratably. Optional prepayments are permitted without premium or penalty but subject to customary breakage and capital costs.

 Guarantee; Security

   The obligations of SWT Finance B.V. and Weigh-Tronix Canada, ULC under the senior credit facility are guaranteed on a senior secured basis by the guarantors.

   The indebtedness under the senior credit facility and the guarantees of the guarantors are secured by first priority fixed and floating charges over substantially all of the tangible and intangible assets of SWT Finance B.V. and Weigh-Tronix Canada, ULC and the guarantors.

 Certain Covenants

   The senior credit facility contains a number of operating and financial covenants, including that Weigh-Tronix, LLC and each of its subsidiaries will:


     1. Provide quarterly and annual financial statements to the lenders;

     2. Pay, discharge and satisfy at or before maturity or delinquency all of its material obligations of any nature;

     3. Preserve, renew and keep in full force and effect its corporate or other existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business;

     4. Provide prompt written notice to the lenders of any default or event of default whether under the senior credit facility or other contract and any development or event that could reasonably be expected to have a material adverse effect;

     5. Comply in all material respects with all applicable environmental laws;

     6. Grant a security interest in any additional property acquired;

     7. Maintain insurance on all of its property; and

     8. Keep proper books and records and permit the lenders to visit and inspect any of its properties and its books.

     The senior credit facility also places limitations on the ability of Weigh-Tronix, LLC and its subsidiaries to:

     1. Create, incur, assume or suffer to exist indebtedness with some exceptions such as debt outstanding as of the date of the senior credit facility;

     2. Create, incur, assume or suffer to exist any liens upon any of its property, with some exceptions such as liens for taxes not yet due;

     3. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself;

     4. Dispose of its property;

     5. Declare or pay any dividends on, or make any payment on account of the purchase, redemption, defeasance, retirement or other acquisition of any capital stock;

     6. Make or commit to make any capital expenditure, except capital expenditures in the ordinary course of business not exceeding $12,500,000 in any fiscal year;

     7. Make any advance, loan, extension of credit or capital contribution to, or purchase any capital stock or debt securities of any other person;

     8. Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption, or voluntarily defease, the notes;

     9. Amend, modify, or otherwise change, or consent to or agree to, amend any of the terms of the notes, other than amendments that would not involve a consent fee and that would extend the maturity or reduce the amount of any payment of principal under the notes, reduce the rate or extend the date for payment of interest on the notes or relax any covenant or other restriction applicable to Weigh-Tronix, LLC or its subsidiaries;

     10. Enter into any transaction with affiliates, unless such transaction is in the ordinary course of business and upon fair and reasonable terms no less favorable to Weigh-Tronix, LLC or its subsidiaries, as the case may be, than it would obtain in a comparable arm's length transaction with a person that is not an affiliate;

     11.  Enter into any sale and leaseback transaction;

     12. Change Weigh-Tronix, LLC's fiscal year end or its method of determining fiscal quarters;

     13. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Weigh-Tronix, LLC or its subsidiaries to create, incur, assume or suffer to exist any lien upon any of its properties or revenues;

     14. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any subsidiary to: (a) make restricted payments of any capital stock of that subsidiary held by, or pay any indebtedness owed to, Weigh-Tronix, LLC; (b) make investments in Weigh-Tronix, LLC or any other subsidiary; and (c) transfer any of its assets to Weigh-Tronix, LLC or any other subsidiary;

     15. Enter into any business, except those businesses in which Weigh-Tronix, LLC and its subsidiaries are engaged on the date of this agreement;

     16. Amend, supplement or modify the terms and conditions of the indemnities and licenses furnished to Weigh-Tronix, LLC and its subsidiaries under the Acquisition Agreement, dated as of March 8, 2000, between Weigh-Tronix UK Limited and Marconi Corporation plc and related documents, so that those indemnities and licenses shall be materially less favorable to the lenders;

     17. In the case of Weigh-Tronix, LLC only, conduct, transact or engage in, or commit to conduct, transact or engage in, any business or operations other than those incidental to its ownership of Weigh-Tronix, Inc. and SWT Holdings B.V.; and

     18. Enter into any hedge agreement other than hedge agreements entered into in the ordinary course of conducting its business and not for speculative purposes.

 Financial Condition Covenants

   The senior credit facility also contains financial covenants, including, without limitation, requirements to maintain minimum ratios of EBITDA to interest expense and EBITDA to fixed charges; maximum ratios of total indebtedness to EBITDA; minimum tangible net worth; and limitations on capital expenditures. EBITDA is defined in the senior credit facility which is an exhibit to the registration statement.



 Events of Default

   The senior credit facility contains events of default including failure to make payments under the senior credit facility, breach of covenants, breach of representations and warranties, specific events of liquidation, moratorium, insolvency, bankruptcy or similar events, specific events concerning the U.S. Employee Retirement Income Security Act of 1974, as amended, invalidity of security and guarantees, cross default in relation to specific other indebtedness (including the notes), specific litigation or other proceedings, failure of the notes to be subordinated to the senior credit facility and a change of control (as defined in the senior credit facility and including the circumstances which would lead to a change of control offer under the notes).

   Upon the occurrence of one of these defaults, the administrative agent may, and must if directed by the financial institutions holding a majority of the outstanding indebtedness or commitments under the senior credit facility, do any or all of the following: terminate the commitments under the senior credit facility, declare all amounts under the senior credit facility to be immediately due and payable and take other actions, including enforcement of rights in respect of collateral.

                       DESCRIPTION OF THE EXCHANGE NOTES

General

   The initial notes were and the exchange notes will be issued under the Indenture dated June 13, 2000, as further supplemented, by and among SWT Finance, the Guarantors and Bankers Trust Company, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The following description is a summary of the material provisions of the indenture. It does not restate the agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of these notes. A copy of the indenture is filed as an exhibit to the registration statement which includes this prospectus and is available to you upon request. The definitions of specific terms used in the following summary are set forth below under "--Certain Definitions."

   When we refer to the term "note" or "notes" in this "Description of the Exchange Notes" section, we are referring to both the initial notes and the exchange notes.

Brief Description of the Notes and the Subsidiary Guarantees

 The Notes

   The notes:

  . are general unsecured obligations of SWT Finance;

  . are subordinated in right of payment to all existing and future Senior
    Debt;

  . rank pari passu in right of payment with all other senior subordinated debt of SWT Finance; and

  . are fully and unconditionally guaranteed by the guarantors identified immediately below.

 The Guarantors

   The notes are fully and unconditionally guaranteed by the following parent and affiliated companies of SWT Finance:

  . Weigh-Tronix, LLC

  . SWT Holdings B.V.

  . Weigh-Tronix, Inc.

  . Mecmesin, Inc.

  . Salter Weigh-Tronix Ltd

  . Salter Housewares Holdings Ltd

  . Weigh-Tronix Canada, ULC

  . Weigh-Tronix UK Ltd

  . Salter Housewares Ltd

  . Weigh-Tronix Delaware, Inc.

  . Berkel USA, Inc.

  . Berkel, Inc.

  . Berkel Products Co. Limited

  . Avery Berkel Limited

  . Avery Berkel Properties Limited

  . Avery Berkel Holdings Limited

  . Berkel (Ireland) Limited

   The subsidiary guarantees:

  . are general unsecured obligations of each guarantor;

  . are subordinated in right of payment to all existing and future Senior
    Debt of each guarantor; and

  . rank equally with all other Senior Subordinated Debt of each guarantor.

   Under the Guarantees, the guarantors are jointly and severally liable with respect to SWT Finance's obligations under the notes. See "--Guarantees." Certain financial information relating to the guarantors and the remaining subsidiaries of Weigh-Tronix, LLC which are not guarantors is presented in the notes to the consolidated financial statements of Weigh-Tronix and Avery Berkel. Separate financial statements of the guarantors are not presented in this prospectus because management does not consider the additional information which would be set forth therein to be material.

   On the date when the initial notes were issued, all of Weigh-Tronix, LLC's subsidiaries became Restricted Subsidiaries, including SWT Finance. All references to Weigh-Tronix, LLC's "Restricted Subsidiaries" include SWT Finance and all guarantors other than Weigh-Tronix, LLC. Not all of Weigh-Tronix, LLC's Restricted Subsidiaries are guarantors. Under specific circumstances, Weigh-Tronix, LLC will be able to designate current or future subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the indenture.

   SWT Finance has listed the initial notes on the Luxembourg Stock Exchange in accordance with its rules. So long as the notes are listed on the Luxembourg Stock Exchange, SWT Finance will maintain a special agent or, as the case may be, a paying and transfer agent in Luxembourg.

   SWT Finance has appointed Deutsche Bank Luxembourg S.A., as an additional payment and listing agent for the notes so long as the notes remain listed on the Luxembourg Stock Exchange.

Principal, Maturity and Interest

   We have issued outstanding notes in the aggregate principal amount of
(Euro)100.0 million. Additional notes of up to (Euro)65.0 million may be issued under the indenture. The notes issued in the exchange offer will be treated as a continuation of the outstanding notes. The notes mature on June 1, 2010.

   The notes bear interest at a rate equal to 12.5% per annum, payable semi-annually in arrears on each June 1 and December 1 to holders of record on the immediately preceding May 15 and November 15. Interest on the notes is computed on the basis of a 360 day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

   Principal and interest payments on the notes will be made at the office of the trustee and at the office of the paying agent in Luxembourg for as long as the notes are listed on the Luxembourg Stock Exchange, unless we elect to make interest payments by check mailed to the holders of the notes at their registered addresses. All payments of principal and interest on notes of holders who have given wire transfer instructions to SWT Finance will be made by wire transfer of immediately available funds to the accounts specified by the holder.

Transfer and Exchange

   A holder of notes may transfer or exchange notes in accordance with the indenture. For so long as the notes are listed on the Luxembourg Stock Exchange and the rules of the stock exchange require, a holder of notes may transfer or exchange notes at the offices of the paying agent in Luxembourg. The registrar and the trustee may require a holder of notes, among other things, to furnish appropriate endorsements and transfer documents. SWT Finance may require a holder of notes to pay any taxes and fees required by law or permitted by the indenture. SWT Finance is not required to transfer or exchange any note selected for redemption. Also, SWT Finance is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

   The registered holder of a note will be treated as the owner of it for all purposes.

Subordination

   The payment of principal, premium, interest, and any other payment obligations on the notes are subordinated in right of payment to the prior payment in full of all existing and future Senior Debt.

   Holders of our Senior Debt will be entitled to receive payment in full of all obligations due in respect of the Senior Debt before the holders of the notes will be entitled to receive any payment on the notes in the event of any distribution to our creditors:

  . in any liquidation or dissolution of SWT Finance; or

  . in a bankruptcy, reorganization, insolvency, receivership or similar proceeding affecting SWT Finance or its property.

   Until all obligations with respect to Senior Debt are paid in full, any distribution to which the holders of notes would be entitled but for the subordination provisions of the indenture shall be made to the holders of Senior Debt, except that holders of notes may receive and retain (a) permitted junior securities and (b) payments made from the trust described under " --Legal Defeasance and Covenant Defeasance." If a payment or distribution is made to holders of notes that, due to the subordination provisions, should not have been made to them, the holders are required to hold it in trust for the holders of Senior Debt and pay it over to them as their interests may appear.

   SWT Finance also may not make any payment upon or in respect of the notes (except in permitted junior securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") if:

  . a default in the payment on Designated Senior Debt occurs and is continuing beyond any applicable period of grace; or

  . any other default occurs and is continuing with respect to Designated
    Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the trustee receives a payment blockage notice from the agent or representative of any Designated Senior Debt.

   Payments on the notes may and shall be resumed (a) in the case of a payment default, upon the date on which the default is cured or waived and (b) in case of a nonpayment default, upon the earlier of the date on which the nonpayment default is cured or waived or 179 days after the date on which the applicable payment blockage notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior payment blockage notice and (ii) all scheduled payments of principal, premium, interest, any additional amounts, and any liquidated damages on the notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be, or be made, the basis for a subsequent payment blockage notice unless the default shall have been waived for a period of not less than 180 days.

   We must promptly notify the holders of Senior Debt if payment on the notes is accelerated because of an event of default. SWT Finance may not pay the notes until five business days after the agent or representative of the Designated Senior Debt receives notice of the acceleration and, thereafter, may pay the notes only if the subordination provisions of the indenture otherwise permit payment at that time.

   As a result of the subordination provisions described in this section, in the event of a liquidation or insolvency, holders of notes may recover less ratably than creditors of SWT Finance who are holders of Senior Debt. Although the indenture limits the amount of additional indebtedness, including Senior Debt, that Weigh-Tronix, LLC and its Restricted Subsidiaries, including SWT Finance, can incur, the indebtedness may nonetheless be substantial and all of it may be Senior Debt. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

Guarantees

   SWT Finance's payment obligations under the notes are jointly and severally guaranteed by the guarantors. The Guarantee of each guarantor is subordinated to the Senior Debt of the guarantor on the same basis and to the same extent as the notes are subordinated to the Senior Debt of SWT Finance. The terms of the subordinated provisions described above with respect to SWT Finance's obligations under the notes apply equally to the guarantors and the obligations of each guarantor under its Guarantee. Each Guarantee ranks equally with all other senior subordinated debt of that guarantor. The obligations of each guarantor under its Guarantee are limited in an effort to avoid payments thereunder being deemed a fraudulent conveyance under applicable law. See, however, "Risk Factors--Insolvency and fraudulent conveyance and other laws may also adversely affect a recovery by holders of the notes under the Guarantees."

   Under applicable provisions of the laws of England and Wales and Irish corporate law, the giving of Guarantees may constitute financial assistance insofar as the guarantees are given in significant part in connection with the financing of the merger or the refinancing of prior indebtedness. Accordingly, absent an exemption from the operative provisions of the U.K. Companies Act 1985 and comparable legislation in Ireland, the Guarantees could therefore be avoided by the guarantor or a liquidator of the guarantor.

   In addition, in connection with the issue of the Guarantees, it is necessary that the guarantor's net assets not be reduced as a result of giving the financial assistance, or, to the extent they are reduced, that the assistance is given out of distributable reserves. To the extent that it was established that the giving of the Guarantees had reduced the net assets of the relevant guarantor and the reduction is not covered by distributable reserves, the Guarantees could be held to be invalid. Management believes that the issuances of the Guarantees have not resulted in a reduction in the net assets of the relevant guarantor, but there can be no assurance that a court or a liquidator would concur in this view. For Canadian law reasons, Berkel Products Co. Limited, a guarantor organized under the laws of Canada, guaranteed the Guarantee of its parent company, Berkel, Inc., an Indiana corporation and a guarantor, instead of guaranteeing SWT Finance's obligations under the notes directly.

   The Guarantees provide that, in the event of default in payment of any obligations on the notes (including any obligation to repurchase the notes), the holders of the notes may institute legal proceedings directly against the relevant guarantor without first proceeding against SWT Finance.

   The indenture provides that the Guarantee of any guarantor (and of any other guarantor which is a subsidiary of the guarantor) other than, with respect to items 1, 2, 3 and 5 below, Weigh-Tronix, LLC, will be released:

  (1) in the event that all the shares of the guarantor are sold to a person or persons that are not affiliates of SWT Finance pursuant to an enforcement of the security over the capital stock of the guarantor under the applicable security agreements securing obligations under the credit facilities, immediately upon the sale of the capital stock of the guarantor so long as the guarantor is simultaneously unconditionally released from its guarantee obligations in respect of the credit facilities (other than as a result of payment under the guarantee);

  (2) if no default or event of default exists or would exist under the indenture, concurrently with any other sale or disposition of the guarantor (other than a transaction subject to the provisions of, in the case of Weigh-Tronix, LLC, "--Certain Covenants--Merger, Consolidation or Sale of Assets" or, in the case of any other guarantor, a transaction subject to the provisions described below) in compliance with the terms of the indenture, by Weigh-Tronix, LLC or any Restricted Subsidiary of Weigh-Tronix, LLC to any person that is not an affiliate of Weigh-Tronix, LLC or any Restricted Subsidiary of Weigh-Tronix, LLC, so long as (a) the guarantor is simultaneously unconditionally released from its guarantee obligations in respect of the credit facilities (other than as a result of payment under the guarantee) and (b) the proceeds from the sale or disposition are used for the purposes permitted by the second paragraph under the caption "--Repurchase at the Option of Holders--Asset Sales;"

  (3) in the event that the lenders under the credit facilities release the guarantor from its guarantee obligations under the credit facilities (other than as a result of payment under the guarantee);

  (4)upon legal defeasance or covenant defeasance; or

  (5)when Weigh-Tronix, LLC designates the guarantor as an Unrestricted Subsidiary.

   The indenture provides that no Restricted Subsidiary which is a guarantor may consolidate with or merge with or into (whether or not the Restricted Subsidiary is the surviving person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or a series of related transactions to, another person whether or not affiliated with the Restricted Subsidiary unless (a) subject to the provisions of clause (2) above, the person formed by or surviving any consolidation or merger (if other than the Restricted Subsidiary) or the person to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Restricted Subsidiary under a supplemental indenture in form and substance reasonably satisfactory to the trustee under the notes and the indenture; and (b) immediately after giving effect to the transaction, no default or event of default exists. The person formed by or surviving the consolidation or merger (if other than the Restricted Subsidiary) or the person to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, subject to applicable law, succeed to, and be substituted for, and may exercise every right and power of, the Restricted Subsidiary under the indenture. However, in the case of a lease of all or substantially all of its assets, the Restricted Subsidiary will not be released from its obligation under its guarantee to pay the principal, premium, interest, additional amounts, and liquidated damages, if any, on the notes in the event of a default as described above.

Holding Company Structure

   SWT Finance is a special purpose finance vehicle and has no operations or subsidiaries of its own and only limited assets. Those assets include the right to receive payments under some intercompany loans and intragroup lease receivables. Weigh-Tronix, LLC is a holding company for its subsidiaries, including SWT Finance, with no material operations of its own and only limited assets other than the shares of its subsidiaries held by it. Accordingly, SWT Finance is dependent upon the distribution of the earnings of Weigh-Tronix, LLC's other Restricted Subsidiaries to service its debt obligations. In addition to the contractual subordination provisions discussed above, the right of Weigh-Tronix, LLC and its creditors, including holders of notes, to participate in the assets of any of Weigh-Tronix, LLC's subsidiaries which are not guarantors will be subject to the prior claims of all creditors of the subsidiaries. Accordingly, the claims of creditors of Weigh-Tronix, LLC, including holders of notes who are creditors by virtue of Weigh-Tronix, LLC's Guarantee, will be effectively subordinated to all existing and future third-party indebtedness and liabilities, including trade payables, of Weigh-Tronix, LLC's subsidiaries which are not guarantors. In addition, the claims of holders of notes are contractually subordinated to the claims of all Senior Debt of SWT Finance and each of the guarantors as described under "--Subordination" above.

Optional Redemption

   At any time on or prior to June 1, 2003, SWT Finance may on one or more occasions redeem up to 35% in principal amount of notes issued under the indenture at a redemption price of 112.5% of their principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of any capital contribution made to SWT Finance from the proceeds of any equity offering of Weigh-Tronix, LLC; provided that at least 65% of the aggregate principal amount of notes issued on the issue date remain outstanding after each redemption and that each redemption will occur within 90 days of the date of the closing of the equity offering.

   The notes are, otherwise, not redeemable at SWT Finance's option prior to June 1, 2005. After that date, we may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and liquidated damages to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the respective year indicated below:

       Year                                                           Percentage
       ----                                                           ----------
       2005..........................................................  106.2500%
       2006..........................................................  104.1667%
       2007..........................................................  102.0833%
       2008 and thereafter...........................................  100.0000%

Selection and Notice

   If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

     (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

     (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

   No notes of (Euro)1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional. In addition, SWT Finance will, at least 30 and not more than 60 days before the redemption date, cause notice of the redemption to be published in a leading newspaper having a general circulation in New York City, which is expected to be The Wall Street Journal, a leading newspaper having a general circulation in London, which is expected to be the Financial Times, and, so long as the notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, a newspaper having a general circulation in Luxembourg, which is expected to be the Luxemburger Wort, with a copy to the trustee. If any note is to be redeemed in part only, the notice of redemption that relates to the note shall state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.


Redemption for Taxation Reasons

   SWT Finance may redeem the notes, in whole but not in part, at any time upon giving not less than 30 nor more than 60 days' irrevocable notice to the holders of notes. The redemption price will equal the principal amount of the notes then outstanding, together with accrued and unpaid interest, premium, any additional amounts, and any liquidated damages to the date fixed by SWT Finance for redemption if SWT Finance determines that, as a result of:

     (1) any change in, or amendment to, the laws, treaties, regulations or rulings of the Netherlands, any of its political subdivisions or taxing authorities, or any other relevant taxing jurisdiction (as defined in "-- Withholding Taxes") affecting taxation that becomes effective after the issue date of the notes, or

     (2) any change in or new or different position regarding the application, administration or interpretation of those laws, treaties, regulations or rulings, which change, amendment, application or interpretation becomes effective after the issue date of the notes,

SWT Finance is, or on the next interest payment date would be, required to pay additional amounts, and SWT Finance cannot avoid that payment obligation by taking reasonable measures. This provision does not apply if a guarantor is required to pay additional amounts under its Guarantee but SWT Finance is not required to pay additional amounts.

   Notwithstanding the above, no notice of tax redemption shall be given earlier than 90 days prior to the earliest date on which SWT Finance would be obligated to pay those additional amounts or withholding if a payment in respect of the notes were then due. Prior to the publication or mailing of any notice of tax redemption, SWT Finance will deliver to the trustee an opinion of an independent tax counsel of recognized international standing to the effect that the circumstances referred to in either clause (1) or (2) above exist. The trustee shall accept the opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event that opinion shall be conclusive and binding on the holders of notes.

Mandatory Redemption

   Except as set forth below under "--Repurchase at the Option of Holders," SWT Finance is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

 Change of Control

   If a Change of Control occurs, each holder of notes will have the right to require SWT Finance to repurchase all or any part of the holder's notes at an offer price in cash equal to 101% of the aggregate principal amount plus accrued and unpaid interest, any additional amounts and any liquidated damages to the date of purchase. Within 30 days following any Change of Control, SWT Finance will mail a notice to each holder of notes describing the transaction or transactions that constitute the Change of Control. The notice will offer to repurchase notes on a date specified in that notice that shall be no earlier than 30 days and no later than 60 days from the date the notice is mailed. In addition, within 30 days following any Change of Control, SWT Finance will:

     (1) publish the notice in a leading newspaper having a general circulation in New York City, which is expected to be The Wall Street Journal, a leading newspaper having a general circulation in London, which is expected to be the Financial Times, and, so long as the notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, a newspaper having a general circulation in Luxembourg, which is expected to be the Luxemburger Wort, with a copy to the trustee; and

     (2) so long as the notes are listed on the Luxembourg Stock Exchange and its rules so require, notify the Luxembourg Stock Exchange of the Change of Control.

   SWT Finance will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent these laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. The provisions relating to SWT Finance's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

   On the payment date, SWT Finance will, to the extent lawful;

     (1) accept for payment all notes or portions of notes properly tendered under the offer;

     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all tendered notes or portions of notes; and

     (3) deliver or cause to be delivered to the trustee the accepted notes together with an officers' certificate stating the aggregate principal amount of notes being purchased by SWT Finance.

   The paying agent will promptly mail to each holder of tendered notes the Change of Control Payment for those notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new note equal in principal amount to any unpurchased portion of the surrendered notes. Each new note will be in a principal amount of (Euro)1,000 or an integral multiple of (Euro)1,000. If the Change of Control Payment date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the person in whose name a note is registered at the close of business on the record date. No additional interest will be payable to holders who tender under the offer. The indenture provides that, prior to complying with the provisions of this covenant, but in any event within 60 days following a Change of Control, SWT Finance will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. SWT Finance will publicly announce the results of the offer on or as soon as practicable after the Change of Control Payment date and, so long as the notes are listed on the Luxembourg Stock Exchange and its rules so require, notify the Luxembourg Stock Exchange of the results.

   The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of notes to require that SWT Finance repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

   The senior credit facility prohibits SWT Finance from purchasing any notes and also provides that specific Change of Control events with respect to SWT Finance would constitute a default. Any future credit agreements or other agreements relating to Senior Debt to which SWT Finance becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when SWT Finance is prohibited from purchasing notes, SWT Finance could either (a) seek the consent of its lenders to the purchase of notes or (b) attempt to repay or refinance the borrowings that contain the prohibition. If SWT Finance does not obtain the consent or repay or refinance these borrowings, SWT Finance will remain prohibited from purchasing notes. In this case, SWT Finance's failure to purchase tendered notes would constitute an event of default under the indenture which would, in turn, cause an event of default under the senior credit facility. In these circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes. In addition, SWT Finance's ability to pay cash to the holders of notes upon a repurchase may be limited by SWT Finance's then-existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases.

   SWT Finance will not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control offer made by SWT Finance and purchases all notes validly tendered and not withdrawn under the Change of Control offer.

   The Change of Control provisions described above may deter specific mergers, tender offers and other takeover attempts involving Weigh-Tronix, LLC or SWT Finance by increasing the capital required for these transactions. The definition of Change of Control includes a disposition of all or substantially all of the property and assets of Weigh-Tronix, LLC and its Restricted Subsidiaries taken as a whole to any person other than Berkshire and the current members of management of Weigh-Tronix, LLC and their related parties. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in specific circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require SWT Finance to make an offer to repurchase the notes as described above.

 Asset Sales

   Weigh-Tronix, LLC will not, and will not permit any of its Restricted Subsidiaries to, complete an asset sale unless (1) Weigh-Tronix, LLC or the Restricted Subsidiary receives consideration at the time of the asset sale at least equal to the fair market value of the assets or equity interests issued or sold or otherwise disposed of and (2) at least 75% of the consideration received by Weigh-Tronix, LLC or the Restricted Subsidiary is in the form of cash or cash equivalents. The amount of (x) any liabilities, as shown on Weigh-Tronix, LLC's or the Restricted Subsidiary's most recent balance sheet, of Weigh-Tronix, LLC or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee of the notes) that are assumed by the transferee of any of these assets under a written agreement that releases Weigh-Tronix, LLC or the Restricted Subsidiary from further liability (in which case Weigh-Tronix, LLC will, without further action, be deemed to have applied the deemed cash to indebtedness in accordance with the next succeeding paragraph) and (y) any securities, notes or other obligations received by Weigh-Tronix, LLC or any Restricted Subsidiary from the transferee that are promptly, but in no event more than 30 days after the receipt of the securities, notes or other obligations converted by Weigh-Tronix, LLC or the Restricted Subsidiary into cash, to the extent of the cash received, shall be deemed to be cash for purposes of this provision.

   Within 420 days after the receipt of any net proceeds from an asset sale, Weigh-Tronix, LLC may apply the net proceeds, at its option,

  (a) to repay Senior Debt of SWT Finance or any guarantor or any indebtedness of any Restricted Subsidiary except to the extent the indebtedness is owed to Weigh-Tronix, LLC or any affiliate of Weigh-Tronix, LLC and to correspondingly permanently reduce any commitments on the Senior Debt in the case of revolving borrowings,

  (b) to the acquisition by Weigh-Tronix, LLC or any Restricted Subsidiary of a controlling interest in a business similar to or reasonably related to the business of Weigh-Tronix, LLC,

  (c) to the making by Weigh-Tronix, LLC or any Restricted Subsidiary of a capital expenditure in or the acquisition by Weigh-Tronix, LLC or any Restricted Subsidiary of Weigh-Tronix, LLC of other long-term assets of a business similar to or reasonably related to the business of Weigh-Tronix, LLC, or

  (d) a combination of the above.

   Pending the final application of any net proceeds, Weigh-Tronix, LLC may temporarily reduce indebtedness under any credit facilities or otherwise invest net proceeds in any manner that is not prohibited by the indenture. Any net proceeds from asset sales that are not applied or invested as provided in the first sentence of this paragraph shall be deemed to constitute "excess proceeds." When the aggregate amount of excess proceeds exceeds $5.0 million, Weigh-Tronix, LLC shall be required to make an offer to all holders of notes. If required, the offer will also be made to all holders of pari passu notes (other senior subordinated debt outstanding with similar provisions requiring SWT Finance to make an offer to purchase this senior subordinated debt with the proceeds from any asset sale) to purchase the maximum principal amount of notes and pari passu notes that may be purchased out of the excess proceeds, at an offer price in cash in an amount equal to 100% of the principal amount plus accrued and unpaid interest, any additional amounts and any liquidated damages to the date of purchase. Within 30 days following the earlier of the first day of the twelfth calendar month following an asset sale and the date Weigh-Tronix, LLC's Board of Managers determines by board resolution to use the proceeds from an asset sale to make an asset sale offer, SWT Finance will (1) mail a notice to the trustee and each holder of notes or pari passu notes of the asset sale offer; (2) publish this notice in a leading newspaper having a general circulation in New York City, which is expected to be The Wall Street Journal, a leading newspaper having a general circulation in London, which is expected to be the Financial Times, and, so long as the notes or the pari passu notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, a newspaper having a general circulation in Luxembourg, which is expected to be the Luxemburger Wort, with a copy to the trustee; and (3) if the notes or the pari passu notes are listed on the Luxembourg Stock Exchange and its rules so require, notify the Luxembourg Stock Exchange of the asset sale offer.

   To the extent that the aggregate amount of notes and pari passu notes tendered under an asset sale offer is less than the excess proceeds, Weigh-Tronix, LLC may use any remaining excess proceeds for general corporate purposes. If the aggregate principal amount of notes and pari passu notes surrendered by holders exceeds the amount of excess proceeds, the trustee shall select the notes and the pari passu notes to be purchased on a pro rata basis. Upon completion of the offer to purchase, the amount of excess proceeds shall be reset at zero.

Designation of Restricted and Unrestricted Subsidiaries

   The Board of Managers of Weigh-Tronix, LLC may designate any Restricted Subsidiary of Weigh-Tronix, LLC, other than SWT Finance, to be an Unrestricted Subsidiary if that designation would not cause a default. If a Restricted Subsidiary of Weigh-Tronix, LLC is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Weigh-Tronix, LLC and its Restricted Subsidiaries in the newly designated Unrestricted Subsidiary will be deemed to be an Investment made as of the time of that designation. This designation will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described below in the section entitled "--Certain Covenants--Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as Weigh-Tronix, LLC shall determine. That designation will only be permitted if that Investment would be permitted at that time and if that Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Managers of Weigh-Tronix, LLC may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary of Weigh-Tronix, LLC if the redesignation would not cause a default.

Certain Covenants

 Restricted Payments

   Weigh-Tronix, LLC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of Weigh- Tronix, LLC's or any of its Restricted Subsidiaries' equity interests (including, without limitation, any payment in connection with any merger or consolidation involving Weigh-Tronix, LLC or SWT Finance) or to the direct or indirect holders of Weigh-Tronix, LLC's or any of its Restricted Subsidiaries' equity interests in their capacity (other than dividends or distributions payable in equity interests (other than Disqualified Stock which is not preferred member interest) of Weigh-Tronix, LLC or any of its Restricted Subsidiaries);

     (2) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving Weigh-Tronix, LLC or SWT Finance) any equity interests of Weigh-Tronix, LLC or of any Restricted Subsidiary of Weigh-Tronix, LLC (other than any equity interests owned by Weigh-Tronix, LLC or any Restricted Subsidiary of Weigh-Tronix, LLC);

     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any indebtedness that is subordinated to the notes, except a payment of interest or principal at the stated maturity of the notes; or

     (4) make any Restricted Investment (all payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to the Restricted Payment:

     (a) no default or event of default shall have occurred and be continuing or would occur as a consequence; and

     (b) Weigh-Tronix, LLC would, at the time of the Restricted Payment and after giving pro forma effect as if the Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional indebtedness pursuant to the fixed charge coverage ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

     (c) the Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Weigh-Tronix, LLC or any of its Restricted Subsidiaries after the issue date (excluding Restricted Payments permitted by clauses (2), (3), (4) or (6) of the next paragraph), is less than the sum of (i) 50% of the consolidated net income of Weigh-Tronix, LLC for the period (taken as one accounting period) from the beginning of the first fiscal quarter immediately following the issue date to the end of Weigh-Tronix, LLC's most recently ended fiscal quarter for which internal financial statements are available at the time of the Restricted Payment (or, if the consolidated net income for the period is a deficit, less 100% of the deficit), plus (ii) 100% of the aggregate net cash proceeds received by Weigh-Tronix, LLC as a contribution to its common equity capital or from the issue or sale since the issue date of equity interests of Weigh-Tronix, LLC (other than Disqualified Stock), or of Disqualified Stock or debt securities of Weigh-Tronix, LLC that have been converted into the equity interests (other than equity interests (or Disqualified Stock or convertible debt securities) sold to a Restricted Subsidiary of Weigh-Tronix, LLC and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent not already included in consolidated net income of Weigh-Tronix, LLC for the period without duplication, in the case of any Restricted Investment that was made by Weigh-Tronix, LLC or any of its Restricted Subsidiaries after the issue date which is sold for cash or otherwise liquidated or repaid for cash, or any Unrestricted Subsidiary of Weigh-Tronix, LLC which is designated as an Unrestricted Subsidiary subsequent to the issue date which is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to the Restricted Investment or Unrestricted Subsidiary (less any cost of disposition) and (B) the initial amount of the Restricted Investment or designated amount of the Unrestricted Subsidiary, plus (iv) to the extent not already included in consolidated net income of Weigh-Tronix, LLC for the period without duplication, if any Unrestricted Subsidiary of Weigh-Tronix, LLC formed subsequent to the issue date is redesignated by Weigh-Tronix, LLC as a Restricted Subsidiary, the lesser of (a) the net book value of Weigh-Tronix, LLC's investment in the subsidiary at the time of its redesignation and (b) the fair market value of Weigh-Tronix, LLC's investment in the subsidiary at the time of its redesignation.

   The foregoing provisions shall not prohibit (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at that date of declaration the payment would have complied with the provisions of the indenture; (2) the redemption, repurchase, retirement, defeasance or other acquisition of any indebtedness which is subordinated to the notes or the equity interests of Weigh-Tronix, LLC in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Weigh-Tronix, LLC) of, other equity interests of Weigh-Tronix, LLC (other than any Disqualified Stock); provided that the amount of any net cash proceeds that are utilized for the redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (3) the defeasance, redemption, repurchase or other acquisition of indebtedness which is subordinated to the notes with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (4) the payment of any dividend or distribution by a Restricted Subsidiary of Weigh-Tronix, LLC to the holders of its common equity interests so long as Weigh-Tronix, LLC or the Restricted Subsidiary receives at least its pro rata share of the dividend or distribution in accordance with its equity interests; (5) the repurchase, redemption or other

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acquisition or retirement for value of any equity interests of Weigh-Tronix,
LLC that are held by any of Weigh-Tronix, LLC's (or any of its Restricted Subsidiaries') employees or non-employee directors under any management equity subscription agreement or stock option agreement; provided that the aggregate price paid for all the repurchased, redeemed, acquired or retired equity interests shall not exceed $1.0 million in any twelve-month period; (6) the exchange (whether initiated at the option of Weigh-Tronix, LLC or the holder of the preferred member interest) or the redemption (by Weigh-Tronix, LLC subject to the terms of the indenture) at any time after the first anniversary of the issue date of preferred member interests in exchange for an aggregate principal amount of exchange notes equal to the aggregate liquidation preference of the preferred member interests being exchanged; provided that Weigh-Tronix, LLC's fixed charge coverage ratio (calculated, for purposes of this clause (6) only, by (x) adding back to consolidated cash flow any non-recurring expenses (whether or not classified as extraordinary) and (y) deducting from consolidated cash flow any non-recurring income (whether or not classified as extraordinary)) for Weigh-Tronix, LLC's most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which these exchange notes are issued would have been at least 2.50 to 1.00 determined on a pro forma basis, as if the exchange notes had been incurred at the beginning of the four-quarter period; or (7) other Restricted Payments in an aggregate amount since the issue date not to exceed $15.0 million, provided further that, with respect to clauses (2), (3), (5),
(6) and (7) above, no default or event of default shall have occurred and be continuing immediately after the transaction.

   The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Weigh-Tronix, LLC or the Restricted Subsidiary of Weigh-Tronix, LLC, under the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Managers of Weigh-Tronix, LLC whose resolution with respect to the non-cash Restricted Payment shall be delivered to the trustee. The determination will be based upon an opinion or appraisal issued by an appraisal, accounting or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, Weigh-Tronix, LLC shall deliver to the trustee an officers' certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "--Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

 Incurrence of Indebtedness and Issuance of Preferred Stock

   Weigh-Tronix, LLC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any indebtedness, including acquired debt. Weigh-Tronix, LLC shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Weigh-Tronix, LLC may incur indebtedness, including acquired debt, or issue shares of Disqualified Stock and any of Weigh-Tronix, LLC's Restricted Subsidiaries which are guarantors and SWT Finance may incur indebtedness if Weigh-Tronix, LLC's fixed charge coverage ratio for Weigh-Tronix, LLC's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the additional indebtedness is incurred or the Disqualified Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds), as if the additional indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of the four-quarter period.

   The first paragraph of this covenant shall not apply to the incurrence of any of the following items of indebtedness so long as no default has occurred and is continuing or would be caused by the incurrence:

     (1) the incurrence by SWT Finance, Weigh-Tronix Canada, ULC, Weigh-Tronix, LLC and the other guarantors of additional indebtedness under one or more credit facilities (including, without limitation, the senior credit facility); provided that the aggregate principal amount of all indebtedness and letters of credit of SWT Finance, Weigh-Tronix Canada, ULC, Weigh-Tronix, LLC and the other guarantors (with letters

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  of credit being deemed to have a principal amount equal to the maximum potential liability of SWT Finance, Weigh-Tronix Canada, ULC, Weigh-Tronix, LLC and the other guarantors) incurred under this clause (i) does not exceed the sum of (1) $70.0 million (or the foreign currency equivalent) and (2) the greater of (a) an amount equal to $50.0 million (or the foreign currency equivalent) and (b) the amount equal to the sum of 80% of specific unpaid accounts receivable and 50% of the net book value of specific inventory of Weigh-Tronix, LLC and its subsidiaries on a consolidated basis (as determined in accordance with the terms of the senior credit facility), less the aggregate amount of all repayments, optional or mandatory, of the principal of any indebtedness permanently reducing the commitments thereunder, under the credit facilities that have been made by SWT Finance, Weigh-Tronix Canada, ULC, Weigh-Tronix, LLC and the other guarantors since the issue date under the second paragraph of the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales"; provided, further, that the above sum shall be increased by up to $10.0 million in connection with an increase in the principal amount available under any credit facility or a fluctuation in currency exchange rates;

     (2) the incurrence by Weigh-Tronix, LLC and its Restricted Subsidiaries of existing indebtedness;

     (3) the incurrence by SWT Finance of indebtedness represented by the notes issued on the issue date and the incurrence by the guarantors of the Guarantees in an aggregate principal amount of (Euro)100.0 million;

     (4) the incurrence by Weigh-Tronix, LLC or any of its Restricted Subsidiaries of indebtedness represented by capital lease obligations, attributable debt incurred in connection with sale and leaseback transactions, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Weigh-Tronix, LLC or the Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace indebtedness incurred under this clause (4), not to exceed $10.0 million at any time outstanding;

     (5) the incurrence by Weigh-Tronix, LLC or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace indebtedness (other than intercompany indebtedness) that was incurred under the first paragraph of this covenant or clauses (2) (other than with respect to debt incurred or refinanced under clause (1)), (3) and (5) of this paragraph;

     (6) the incurrence by Weigh-Tronix, LLC or any of its Restricted Subsidiaries of intercompany indebtedness between or among Weigh-Tronix, LLC and any of its Restricted Subsidiaries; provided, however, that (A) if SWT Finance is the obligor on the indebtedness, the indebtedness is expressly subordinated to the prior payment in full in cash of all SWT Finance's obligations with respect to the notes and the indenture, (B) if Weigh-Tronix, LLC or any other guarantor is the obligor on the indebtedness, the indebtedness is expressly subordinated to the prior payment in full in cash of the guarantor's Guarantee and (C)(1) any subsequent event or issuance or transfer of equity interests that results in any indebtedness being held by a person other than Weigh-Tronix, LLC or a Restricted Subsidiary of Weigh-Tronix, LLC and (2) any sale or other transfer of any indebtedness to a person that is not either Weigh-Tronix, LLC or a Restricted Subsidiary of Weigh-Tronix, LLC that is a guarantor shall be deemed, in each case, to constitute an incurrence of indebtedness by Weigh-Tronix, LLC or the Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

     (7) the incurrence by Weigh-Tronix, LLC or any of its Restricted Subsidiaries of hedging obligations that are incurred in the normal course of business and consistent with the practices of other commercial enterprises engaged in the same or a similar business for the purpose of fixing or hedging currency, commodity or interest rate risk, including with respect to any floating rate indebtedness that is permitted by the terms of the indenture to be outstanding in connection with the conduct of their respective businesses and not for speculative purposes;

     (8) guarantees by Weigh-Tronix, LLC and its Restricted Subsidiaries of each other's indebtedness provided, however, that the indebtedness is permitted to be incurred under the indenture;


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     (9) the incurrence of indebtedness incurred on workers' compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by Weigh-Tronix, LLC or any of its Restricted Subsidiaries in the ordinary course of business;

     (10) the incurrence of indebtedness arising from agreements of Weigh-Tronix, LLC or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or capital stock of a Restricted Subsidiary of Weigh-Tronix, LLC, provided that the maximum aggregate liability in respect of all of the indebtedness shall at no time exceed the gross proceeds actually received by Weigh-Tronix, LLC and its Restricted Subsidiaries in connection with the disposition;

     (11) the incurrence of indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that the indebtedness is extinguished within five business days of incurrence;

     (12) (A) the incurrence by SWT Finance of the preferred member interest and (B) the incurrence by SWT Finance of the exchange notes and the incurrence by the guarantors of the exchange Guarantees, provided that, in the case of this clause (B), (x) no default or event of default has occurred and is continuing or would be caused by the incurrence and (y) Weigh-Tronix, LLC's fixed charge coverage ratio (calculated, for purposes of this clause (12) only, by (x) adding back to consolidated cash flow any non-recurring expenses (whether or not classified as extraordinary) and (y) deducting from consolidated cash flow any non-recurring income (whether or not classified as extraordinary)) for Weigh-Tronix, LLC's most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which these exchange notes are issued would have been at least 2.50 to 1.00 determined on a pro forma basis, as if the exchange notes had been incurred at the beginning of the four-quarter period; provided further that, in the case of each of clauses
  (A) and (B) above, the aggregate liquidation preference of all preferred member interests and the aggregate principal amount of all exchange notes outstanding at any time shall not exceed the Maximum Amount; and

     (13) the incurrence by Weigh-Tronix, LLC or any of its Restricted Subsidiaries of additional indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other indebtedness incurred under this clause (13), not to exceed $30.0 million.

   For purposes of determining compliance with this covenant, in the event that an item of proposed indebtedness, including acquired debt, meets the criteria of more than one of the categories of permitted debt described in clauses (1) through (13) above as of the date of incurrence or is entitled to be incurred under the first paragraph of this covenant as of the date of incurrence, Weigh-Tronix, LLC shall, in its sole discretion, classify on the date of incurrence (or later reclassify in whole or in part, in its sole discretion) the item of indebtedness in any manner that complies with this covenant. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional indebtedness will not be deemed to be an incurrence of indebtedness for purposes of this covenant. The amount of any indebtedness outstanding as of any date shall be (i) the accreted value of the indebtedness in the case of any indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference of the indebtedness, in the case of any other indebtedness.

   For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of indebtedness, the U.S. dollar-equivalent principal amount of indebtedness denominated in a non-U.S. dollar currency shall be calculated based on the relevant currency exchange rate in effect on the date the indebtedness was incurred, in the case of term indebtedness, or first committed, in the case of revolving credit indebtedness. If the indebtedness is incurred to refinance other indebtedness denominated in a non-U.S. dollar currency, and the refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of the refinancing

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

indebtedness does not exceed the principal amount of the indebtedness being refinanced. The principal amount of any indebtedness incurred to refinance other indebtedness, if incurred in a different currency from the indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which the refinancing indebtedness is denominated that is in effect on the date of the refinancing.

 Issuance and Sale of Capital Stock of Restricted Subsidiaries

   Weigh-Tronix, LLC will not transfer, convey, sell or otherwise dispose of, and will not permit any Restricted Subsidiary, directly or indirectly, to issue, transfer, convey, sell, or otherwise dispose of any equity interests of any Restricted Subsidiary except, in the case of any Restricted Subsidiary other than SWT Finance:

     (1) to Weigh-Tronix, LLC or any of its Restricted Subsidiaries;

     (2) issuance of directors' qualifying shares or an immaterial amount of shares required to be owned by other persons to the extent required by applicable law; or

     (3) if in the case of a transfer, conveyance, sale, or other disposal, the Restricted Subsidiary remains a Restricted Subsidiary notwithstanding the transfer, conveyance, sale or other disposal, and an amount equal to the net proceeds received from the transfer, conveyance, sale or other disposal is applied within 30 days after receipt thereof in accordance with clauses (a), (b) or (c) of the second paragraph of "--Repurchase at the Option of Holders--Asset Sales" above.

   Notwithstanding the preceding paragraph, Weigh-Tronix, LLC may sell all of the capital stock of a Restricted Subsidiary (other than SWT Finance) as long as Weigh-Tronix, LLC complies with the terms of clauses (a), (b) or (c) of the second paragraph of "--Repurchase at the Option of Holders--Assets Sales" above.

 Liens

   Weigh-Tronix, LLC will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist or become effective any lien of any kind securing indebtedness, attributable debt, or trade payables upon any of their property or assets, whether now owned or hereafter acquired, except Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

   Weigh-Tronix, LLC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of Weigh-Tronix, LLC or Weigh-Tronix, LLC to:

     (1) (x) pay dividends or make any other distributions to Weigh-Tronix, LLC or any of its Restricted Subsidiaries on its capital stock or with respect to any other interest or participation in, or measured by, its profits, or (y) pay any indebtedness owed to Weigh-Tronix, LLC or any of its Restricted Subsidiaries;

     (2) make loans or advances to Weigh-Tronix, LLC or any of its Restricted Subsidiaries; or

     (3) transfer any of its properties or assets to Weigh-Tronix, LLC or any of its Restricted Subsidiaries. However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (1) existing indebtedness as in effect on the issue date, and any amendments, supplements, extensions, refinancings, renewals or replacements of the existing indebtedness; provided that the encumbrances and restrictions in any of these amendments, supplements, extensions, refinancings, renewals or replacements are no more restrictive than those encumbrances or restrictions that are then in effect and that are being amended, supplemented, extended, refinanced, renewed or replaced;


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     (2) the senior credit facility as in effect as of the issue date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof and any other credit facilities, provided that these amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings and the other credit facilities are no more restrictive with respect to the dividend and other payment restrictions than those contained in the senior credit facility as in effect on the issue date;

     (3) the indenture and the notes;

     (4) applicable law;

     (5) any instrument governing indebtedness or capital stock of a person acquired by Weigh-Tronix, LLC or any of its Restricted Subsidiaries as in effect at the time of the acquisition (except to the extent the indebtedness was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, provided that, in the case of indebtedness, the indebtedness was permitted by the terms of the indenture to be incurred;

     (6) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past or then-current practices;

     (7) purchase money obligations for property acquired in the ordinary course of business that impose encumbrances or restrictions of the nature described in clause (5) above on the property so acquired;

     (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing the Permitted Refinancing
  Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the indebtedness being refinanced;

     (9) any restriction with respect to a Restricted Subsidiary of Weigh-Tronix, LLC imposed under an agreement entered into for the direct or indirect sale or disposition of all or substantially all the capital stock or assets of the Restricted Subsidiary pending the closing of the sale or disposition;

     (10) mortgages, pledges or other security agreements permitted under the indenture securing indebtedness of Weigh-Tronix, LLC or any of its Restricted Subsidiaries to the extent the encumbrances or restrictions restrict the transfer of the property subject to the mortgages, pledges or other security agreements; or

     (11) customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of Weigh-Tronix, LLC or any of its Restricted Subsidiaries.

 Merger, Consolidation or Sale of Assets

   Neither Weigh-Tronix, LLC nor SWT Finance will, directly or indirectly, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets on a consolidated basis in one or more related transactions, to another person unless:

      (1) Weigh-Tronix, LLC or SWT Finance, as the case may be, is the surviving corporation or the person formed by or surviving any consolidation or merger (if other than Weigh-Tronix, LLC or SWT Finance, as the case may be,) or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United Kingdom, any member of the European Union which has adopted the euro as its national currency, or the United States, any state thereof or the District of Columbia;

      (2) the successor corporation assumes all the obligations of Weigh-Tronix, LLC or SWT Finance, as the case may be, under the notes and the indenture under a supplemental indenture in a form reasonably satisfactory to the trustee;

      (3) immediately before and after the transaction no default or event of default shall have occurred;

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


      (4) except in the case of a merger of Weigh-Tronix, LLC with or into a Restricted Subsidiary of Weigh-Tronix, LLC, Weigh-Tronix, LLC, SWT Finance or the successor corporation (A) will, immediately after the transaction after giving pro forma effect to that transaction and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional indebtedness under the fixed charge coverage ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" or (B) will have a fixed charge coverage ratio, as determined for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of the transaction, greater than the fixed charge coverage ratio for the entity immediately prior to the transaction;

      (5) each guarantor (unless it is the other party to the transactions above, in which case clause (2) shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to the obligations of the successor corporation under the notes and the indenture and its obligations under the registration rights agreement shall continue to be in effect; and

      (6) Weigh-Tronix, LLC shall have delivered to the trustee an opinion of tax counsel reasonably acceptable to the trustee stating that (A) holders of notes will not recognize income, gain or loss for U.S. federal, U.K. or Dutch income tax purposes as a result of the transaction, (B) any payment of principal, redemption price or purchase price of, premium, if any, interest, additional amounts, if any, and liquidated damages, if any, on the notes by SWT Finance or the surviving entity, as applicable, to a holder after the consolidation, merger, conveyance, transfer or lease of assets will be exempt from the taxes described under "--Withholding Taxes," and (C) no other taxes on income, including taxable capital gains, will be payable under the tax laws of the relevant taxing jurisdiction (as defined in "--Withholding Taxes") by a holder who is or who is deemed to be a non-resident of the relevant taxing jurisdiction in respect of the acquisition, ownership or disposition of the notes, including the receipt of principal, premium, interest, any additional amounts, or any liquidated damages paid under the notes.

   The successor corporation will succeed to, and be substituted for, and may exercise every right and power of Weigh-Tronix, LLC or SWT Finance, as the case may be, under the indenture. However, in the case of a lease of all or substantially all of its assets, Weigh-Tronix, LLC, under its Guarantee or SWT Finance, as the case may be, will not be released from its obligation to pay the principal, premium, interest, any additional amounts, and any liquidated damages on the notes. The above notwithstanding, either Weigh-Tronix, LLC or SWT Finance may merge with an affiliate incorporated solely for the purpose of reincorporating Weigh-Tronix, LLC or SWT Finance, as the case may be, in another jurisdiction to realize tax or other benefits.

   For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more subsidiaries of Weigh-Tronix, LLC, which properties and assets, if held by Weigh-Tronix, LLC instead of these subsidiaries, would constitute all or substantially all of the properties and assets of Weigh-Tronix, LLC on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Weigh-Tronix, LLC.

 Transactions with Affiliates

   Weigh-Tronix, LLC will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any affiliate of any such person unless (1) the transaction is on terms that are no less favorable to Weigh-Tronix, LLC or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Weigh-Tronix, LLC or the Restricted Subsidiary with an unrelated person and (2) Weigh-Tronix, LLC delivers to the trustee (a) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $2.5 million, a resolution of its Board of

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Managers set forth in an officers' certificate certifying that the transaction complies with clause (1) above and that the transaction has been approved by a majority of the disinterested members of its Board of Managers and (b) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the holders of notes of the transaction from a financial point of view issued by an appraisal, accounting or investment banking firm of national standing. The following items will not be deemed transactions for purposes of the prior paragraph:

        (1) any employment agreement entered into by Weigh-Tronix, LLC or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Weigh-Tronix, LLC or the Restricted Subsidiary, as the case may be,

        (2) transactions between or among Weigh-Tronix, LLC and/or its Restricted Subsidiaries,

        (3) any sale or other issuance of equity interests (other than Disqualified Stock) of Weigh-Tronix, LLC,

        (4) Restricted Payments that are permitted by the covenant described above under the caption "--Restricted Payments,"

        (5) fees and compensation paid to, and indemnity provided on behalf of, members of the Board of Managers, officers or employees of Weigh-Tronix, LLC and of its Restricted Subsidiaries in their capacity as such, to the extent the fees and compensation are reasonable, customary and consistent with past practices,

        (6) advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and consistent with past practices;

        (7) payment of annual management, consulting and advisory fees and related expenses to Berkshire, which payments are approved by the board of Managers of Weigh-Tronix, LLC in good faith;

        (8) transactions between Weigh-Tronix, LLC or a Restricted Subsidiary of Weigh-Tronix, LLC and an Unrestricted Subsidiary of Weigh-Tronix, LLC in good faith as long as (a) the transactions are on terms that are otherwise in compliance with the terms of the indenture and (b) the transactions are on terms that are no less favorable to Weigh-Tronix, LLC or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Weigh-Tronix, LLC or the Restricted Subsidiary with an unrelated person;

        (9) the exchange (whether initiated at the option of Weigh-Tronix, LLC or the holder of the preferred member interest) or the redemption by Weigh-Tronix, LLC, subject to the terms of the indenture, of the outstanding preferred member interests for exchange notes and exchangeable guarantees pursuant to clause (6) of the second full paragraph under "-- Restricted Payments;" and

       (10) transactions pursuant to Transaction Documents.

 Sale and Leaseback Transactions

   Weigh-Tronix, LLC will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Weigh-Tronix, LLC may enter into a sale and leaseback transaction if:

      (1) Weigh-Tronix, LLC could have incurred indebtedness in an amount equal to the attributable debt relating to the sale and leaseback transaction pursuant to the fixed charge coverage ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;"

     (2) the gross cash proceeds of the sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Managers of Weigh-Tronix, LLC and set forth in an Officers' Certificate delivered to the trustee, of the property that is the subject of the sale and leaseback transaction;


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     (3) Weigh-Tronix, LLC would be permitted to create a lien on the property subject to the sale and leaseback transaction without securing the notes by the covenant described under "--Liens;" and

     (4) the transfer of assets in the sale and leaseback transaction is permitted by, and Weigh-Tronix, LLC applies the proceeds of the transaction in compliance with, the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales."

 Additional Guarantees

   The indenture provides that Weigh-Tronix, LLC will not permit any Restricted Subsidiary of Weigh-Tronix, LLC which is not a guarantor, regardless whether the Restricted Subsidiary is designated a Restricted Subsidiary on or subsequent to the date of the indenture, to guarantee the payment of any indebtedness of SWT Finance, Weigh-Tronix, LLC or any other guarantor unless:

     (1) the Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for a Guarantee of the Restricted Subsidiary except that with respect to a Guarantee of indebtedness of SWT Finance, Weigh-Tronix, LLC or any other guarantor (A) if the notes are subordinated in right of payment to the indebtedness, the Guarantee under the supplemental indenture shall be subordinated to the Restricted Subsidiary's Guarantee with respect to the indebtedness substantially to the same extent as the notes are subordinated to the indebtedness under the indenture and (B) if the indebtedness is by its express terms subordinated in right of payment to the notes, any Guarantee of the Restricted Subsidiary with respect to the indebtedness shall be subordinated in right of payment to the Restricted Subsidiary's Guarantee with respect to the notes substantially to the same extent as the indebtedness is subordinated to the notes;

     (2) the Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights or reimbursement, indemnity or subrogation or any other rights against Weigh-Tronix, LLC or any other Restricted Subsidiary of Weigh-Tronix, LLC as a result of any payment by the Restricted Subsidiary under its Guarantee of the notes; and

     (3) the Restricted Subsidiary shall deliver to the trustee an opinion or opinions of counsel to the effect that (A) the Guarantee has been duly executed and authorized and (B) the Guarantee constitutes a valid, binding and enforceable obligation of the Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws, such as fraudulent transfer laws, and except insofar as enforcement thereof is subject to general principles of equity; provided that this paragraph shall not be applicable to any guarantee of any Restricted Subsidiary (x) that (A) existed at the time the person became a Restricted Subsidiary of Weigh-Tronix, LLC and (B) was not incurred in connection with, or in contemplation of, that person becoming a Restricted Subsidiary of Weigh-Tronix, LLC or (y) that guarantees the payment of Obligations of SWT Finance, Weigh-Tronix, LLC or any other guarantor under the senior credit facility or any other Senior Debt of SWT Finance, Weigh-Tronix, LLC or any other guarantor and any refunding, refinancing or replacement, in whole or in part, provided that the refunding, refinancing or replacement thereof constitutes Senior Debt of SWT Finance, Weigh-Tronix, LLC or any other guarantor.

 Limitations on Layering

   The indenture provides that, notwithstanding any other provision of the indenture, (1) SWT Finance will not incur, create, issue, assume, guarantee or otherwise become liable directly or indirectly for any indebtedness, including acquired debt, that is subordinate or junior in right of payment to any Senior Debt unless the indebtedness is senior subordinated debt or is contractually subordinated in right of payment to senior subordinated debt, and (2) neither Weigh-Tronix, LLC nor any other guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness, including acquired debt, that is subordinate or junior in right of payment to any Senior Debt of a guarantor unless the indebtedness is senior subordinated debt or is contractually subordinated in right of payment to senior subordinated debt.

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

 Business Activities

   Weigh-Tronix, LLC will not, and Weigh-Tronix, LLC will not permit any of its Restricted Subsidiaries to, directly or indirectly, engage in any line of business other than a business that is similar to or reasonably related to the business of Weigh-Tronix, LLC and its Restricted Subsidiaries as of June 13, 2000, except to the extent as would not be material to Weigh-Tronix, LLC and its Restricted Subsidiaries taken as a whole.

 Payments for Consent

   Weigh-Tronix, LLC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless the consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

 Reports

   Whether or not Weigh-Tronix, LLC is required by the rules and regulations of the SEC, so long as any notes are outstanding, Weigh-Tronix, LLC will furnish to each of the holders of notes (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Weigh-Tronix, LLC were required to file the financial information that describes the financial condition and results of operations of Weigh-Tronix, LLC and any consolidated Restricted Subsidiaries and, with respect to the annual information only, financial reports by Weigh-Tronix, LLC's independent public accountants (which shall be firm(s) of established national reputation), provided that this clause (2) shall not apply to reports for the period ending March 31, 2000, and (2) all information that would be required to be filed with the SEC on Form 8-K if Weigh-Tronix, LLC were required to file these reports. All information and reports shall be filed with the SEC on or prior to the dates on which these filings would have been required to be made had Weigh-Tronix, LLC been subject to the rules and regulations of the SEC. In addition, whether or not required by the rules and regulations of the SEC, Weigh-Tronix, LLC shall file a copy of all information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request. For so long as any notes remain outstanding, SWT Finance, Weigh-Tronix, LLC and the other guarantors shall furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered under Rule 144A(d)(4) under the Securities Act. If and so long as the notes are listed on the Luxembourg Stock Exchange and its rules so require, the information and reports referred to in clauses (1) and (2) above will also be made available through the offices of SWT Finance's listing agent in Luxembourg.

Events of Default and Remedies

   Each of the following constitutes an event of default:

  (1) default for 30 days in the payment when due of interest on, or liquidated damages with respect to, the notes, whether or not prohibited by the subordination provisions of the indenture;

  (2) default in payment when due of the principal of or premium, if any, on the notes upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not prohibited by the subordination provisions of the indenture;

  (3) failure by Weigh-Tronix, LLC or any of its Restricted Subsidiaries to comply with the provisions described under the captions "--Certain Covenants--Merger, Consolidation or Sale of Assets"'' or "--Repurchase at the Option of Holders--Change of Control;"

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


  (4) failure by Weigh-Tronix, LLC or any of its Restricted Subsidiaries for 30 days after notice to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Asset Sales," "-- Certain Covenants--Restricted Payments" and "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock;"

  (5) failure by Weigh-Tronix, LLC or any of its Restricted Subsidiaries for 60 days after notice to comply with any of its other agreements in the indenture or the notes;

  (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Weigh-Tronix, LLC or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Weigh-Tronix, LLC or any of its Restricted Subsidiaries) whether the indebtedness or guarantee now exists, or is created after the issue date, which default (a) is caused by a failure to pay principal, premium, or interest on the indebtedness prior to the expiration of the grace period provided in the indebtedness on the date of the default or
      (b) results in the acceleration of the indebtedness prior to its express maturity and, in each case, the principal amount of any indebtedness, together with the principal amount of any other indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates without duplication $7.5 million or more;

  (7) failure by Weigh-Tronix, LLC or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million (excluding amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days;

  (8) specific events of bankruptcy, insolvency or reorganization with respect to SWT Finance, Weigh-Tronix, LLC or a significant subsidiary (as the term is defined under Rule 1-02 of Regulation S-X promulgated by the SEC) or group of Restricted Subsidiaries of Weigh-Tronix, LLC that, taken together (as of the latest audited consolidated financial statements for Weigh-Tronix, LLC and its subsidiaries) would constitute a significant subsidiary; and

  (9) except as permitted by the indenture, any Guarantee shall fail for any reason to come into full force and effect on the issue date or shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or Weigh-Tronix, LLC or any other guarantor, or any person acting on behalf of any guarantor, shall deny or disaffirm its obligations under its Guarantee.

   If any event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately by notice in writing to SWT Finance and the trustee. The above notwithstanding, in the case of an event of default arising from specific events of bankruptcy or insolvency, with respect to Weigh-Tronix, LLC or any significant subsidiary or group of Restricted Subsidiaries which together would constitute a significant subsidiary, as provided above, all outstanding notes will become due and payable without further action or notice. Holders of notes may not enforce the indenture or the notes except as provided in the indenture. Subject to specific limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of notes notice of any continuing default or event of default (except a default or event of default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

   In the case of any event of default occurring by reason of any willful action or inaction, taken or not taken, by or on behalf of SWT Finance with the intention of avoiding payment of the premium that SWT Finance would have had to pay if SWT Finance then had elected to redeem the notes under the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an event of default occurs prior to June 1, 2005 by reason of any willful action or inaction, taken or not taken, by or on behalf of SWT Finance with the intention of avoiding the prohibition on redemption of the notes prior to June 1, 2005, then the premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

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

   The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing default or event of default and its consequences under the indenture except a continuing default or event of default in the payment of interest on, or the principal of, the notes.

   SWT Finance is required to deliver to the trustee annually a statement regarding compliance with the indenture. SWT Finance is required upon becoming aware of any default or event of default to deliver to the trustee a statement specifying the default or event of default.

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, manager, officer, employee, incorporator or individual stockholder of Weigh-Tronix, LLC, SWT Finance or any guarantor, as such, shall have any liability for any obligations of Weigh-Tronix, LLC or SWT Finance under the notes, the guarantees or the indenture or for any claim based on, in respect of, or by reason of, the obligations or their creation, provided that for purposes of this covenant, "individual stockholder" means a stockholder who is a natural person. Each holder of notes by accepting a note waives and releases all liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that the waiver is against public policy.

Legal Defeasance and Covenant Defeasance

   SWT Finance may, at its option and at any time, elect to exercise legal defeasance, which means to have all of its obligations and all obligations of Weigh-Tronix, LLC and the other guarantors discharged with respect to the outstanding notes and Guarantees. SWT Finance may not discharge obligations with respect to:

      (1) the rights of holders of outstanding notes to receive payments in respect of the principal, premium, interest, any additional amounts, and any liquidated damages on these notes when these payments are due from the trust referred to below;

      (2) SWT Finance's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

      (3) the rights, powers, trusts, duties and immunities of the trustee, and SWT Finance's obligations in connection with the rights, powers, trusts, duties and immunities of the trustee; and

      (4) the legal defeasance provisions of the indenture. In addition, SWT Finance may, at its option and at any time, elect to exercise covenant defeasance, which means to have the obligations of SWT Finance and Weigh-Tronix, LLC released with respect to specific covenants that are described in the indenture. Upon the exercise of covenant defeasance, any omission to comply with these covenants shall not constitute a default or event of default with respect to the notes. In the event covenant defeasance occurs, specific events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "events of default" will no longer constitute an event of default with respect to the notes.

   In order to exercise either legal defeasance or covenant defeasance:

  . SWT Finance must irrevocably deposit with the trustee, in trust, for the benefit of the holders of notes, cash in euros, government securities or european government obligations, or a combination in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal, premium, interest, any additional amounts and any liquidated damages on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and SWT Finance must specify whether the notes are being defeased to maturity or to a particular redemption date;

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


  . in the case of legal defeasance, SWT Finance shall have delivered to the trustee an opinion of U.S., Dutch or U.K. counsel, as appropriate, reasonably acceptable to the trustee confirming that (A) SWT Finance has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the issue date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based on that change the opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred;

  . in the case of covenant defeasance, SWT Finance shall have delivered to the trustee (A) an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred; and (B) an opinion of counsel in The Netherlands reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for Dutch income tax purposes as a result of the covenant defeasance and will be subject to Dutch income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

  . no default or event of default shall have occurred and be continuing on the date of the deposit (other than a default or event of default resulting from the borrowing of funds to be applied to the deposit) or insofar as events of default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  . the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the indenture, to which Weigh-Tronix, LLC or any of its Restricted Subsidiaries is a party or by which Weigh-Tronix, LLC or any of its Restricted Subsidiaries is bound;

  . SWT Finance must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

  . SWT Finance must deliver to the trustee an officers' certificate stating that the deposit was not made by SWT Finance with the intent of preferring the holders of notes over the other creditors of SWT Finance, Weigh- Tronix, LLC or the other guarantors or with the intent of defeating, hindering, delaying or defrauding creditors of SWT Finance, Weigh-Tronix, LLC or the other guarantors or others; and

  . SWT Finance must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the legal defeasance or the covenant defeasance have been complied with.

Transfer and Exchange

   A holder of notes may transfer or exchange notes in accordance with the indenture. For so long as the notes are listed on the Luxembourg Stock Exchange and the rules of the stock exchange require, a holder of notes may transfer or exchange notes at the offices of the paying agent in Luxembourg. The registrar and the trustee may require a holder of notes, among other things, to furnish appropriate endorsements and transfer documents and SWT Finance may require a holder of notes to pay any taxes and fees required by law or permitted by the indenture. SWT Finance is not required to transfer or exchange any note selected for redemption. Also, SWT Finance is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.


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   The registered holder of a note will be treated as the owner of it for all purposes.

Withholding Taxes

   All payments made by SWT Finance on the notes and all payments made by the guarantors under the guarantees, if any, will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the U.S., the U.K. or The Netherlands, or any other jurisdiction in which Weigh-Tronix, LLC, SWT Finance, any other guarantors, or any successor corporation following a transaction permitted under "--Certain Covenants-- Merger, Consolidation or Sale of Assets," are organized or are otherwise resident for tax purposes or any political subdivision, or any authority having power to tax or any jurisdiction from or through which payment is made, unless the withholding or deduction of the taxes is then required by law or its interpretation or administration. If any deduction or withholding for, or on account of, any taxes of any relevant taxing jurisdiction, shall at any time be required on any payments made by SWT Finance with respect to the notes, including payments of principal, premium, interest, or any liquidated damages, SWT Finance will pay these additional amounts as may be necessary to ensure that the net amounts received by holders of notes after withholding or deduction shall equal the respective amounts of principal, premium, interest and liquidated damages that would have been receivable in respect of the notes or the Guarantees (as the case may be) in the absence of withholding or deduction, except that no additional amounts will be payable with respect to:

     (1) any payments on notes held by or on behalf of a holder of notes or beneficial owner who is liable for taxes in respect of the note by reason of the holder of notes or beneficial owner having a connection with the relevant taxing jurisdiction, including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the relevant taxing jurisdiction, other than by the mere holding of the note or enforcement of rights under the note or the receipt of payments in respect of the note;

     (2) any taxes that are imposed or withheld where the withholding or imposition is by reason of the failure of the holder of notes or beneficial owner of the notes to comply with any request by Weigh-Tronix, LLC or SWT Finance to provide information concerning the nationality, residence or identity of the holder or beneficial owner or to make any declaration or similar claim or satisfy any information or reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction as a precondition to exemption from all or part of the taxes;

     (3) except in the case of the winding up of our business, any note presented for payment, where presentation is required, in the relevant taxing jurisdiction, unless the note could not have been presented for payment elsewhere;

     (4) any note presented for payment, where presentation is required, more than 30 days after the relevant payment is first made available for payment to the holder, except to the extent that the holder would have been entitled to these additional amounts on presenting the note for payment on the thirtieth day after the relevant payment is first made available; or

     (5) any taxes which would not have been imposed, payable or due but for the application of any estate, inheritance, gift, sales or excise tax or any other taxes or governmental charges which are payable otherwise than by deduction or withholding from payments on or in respect of the notes.

   These additional amounts will also not be payable where, had the beneficial owner of the note been the holder of the note, he would not have been entitled to payment of additional amounts by reason of clauses (1) to (5) above.

   Upon request, SWT Finance will provide the trustee with documentation satisfactory to the trustee evidencing the payment of additional amounts. Copies of the documentation will be made available to the holders of notes upon request.


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

   SWT Finance will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of the notes or any other document or instrument referred to therein, or the receipt of any payments with respect to the notes, excluding any taxes, charges or similar levies imposed by any jurisdiction outside of the U.K., The Netherlands, the U.S. or any jurisdiction in which a paying agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the notes or any other document or instrument following the occurrence of any event of default with respect to the notes.

Satisfaction and Discharge

   The indenture will be discharged and will cease to be of further effect, except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture, as to all outstanding notes when:

     (1) either:

       (a) all the notes previously authenticated and delivered, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has previously been deposited in trust or segregated and held in trust by SWT Finance and thereafter repaid to SWT Finance or discharged from the trust, have been delivered to the paying agent for cancellation, or

       (b) all notes not previously delivered to the paying agent for cancellation have become due and payable and SWT Finance has irrevocably deposited or caused to be deposited with the paying agent funds in an amount sufficient to pay and discharge the entire indebtedness on the notes not previously delivered to the paying agent for cancellation, for principal, premium, interest, any additional amounts, and any liquidated damages on the notes to the date of deposit together with irrevocable instructions from SWT Finance directing the paying agent to apply those funds to the payment of those amounts at maturity or redemption, as applicable;

     (2) SWT Finance has paid all other sums payable under the indenture; and

     (3) SWT Finance has delivered to the trustee an officer's certificate and a written opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been satisfied.

Amendment, Supplement and Waiver

   Except as provided in the next two paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes.

   Without the consent of each holder of notes affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

     (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

     (3) reduce the rate of or change the time for payment of interest on any note;

     (4) waive a default or event of default in the payment of principal, premium, interest, any additional amounts, or any liquidated damages on the notes (except a rescission of acceleration of the notes by the

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


  holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from the acceleration;

     (5) make any note payable in money other than that stated in the notes;

     (6) make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal, premium, interest, any additional amounts, or any liquidated damages on the notes;

     (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"); or

     (8) make any change in the above amendment and waiver provisions. In addition, any amendment to the provisions of the indenture relating to subordination will require the consent of the holders of at least 75% in aggregate principal amount of the notes then outstanding if the amendment would adversely affect the rights of holders of notes. No amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of senior indebtedness then outstanding unless the holders of the senior indebtedness (or any group or representative thereof authorized to give a consent) consent to the change.

   Notwithstanding the preceding, without the consent of any holder of notes, SWT Finance, Weigh-Tronix, LLC, the other guarantors and the trustee may amend or supplement the indenture or the notes:

     (1) to cure any ambiguity, defect or inconsistency;

     (2) to provide for uncertificated notes in addition to or in place of certificated notes:

     (3) to provide for the assumption of SWT Finance's, Weigh-Tronix, LLC's or any other guarantor's obligations to holders of notes in the case of a merger or consolidation;

     (4) to add guarantors with respect to the notes or the Guarantees;

     (6) to secure the notes or the Guarantees;

     (7) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any holder;

     (8) to add covenants for the benefit of the holders or to surrender any right or power conferred upon SWT Finance, Weigh-Tronix, LLC or the other guarantors, or

     (9) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

   However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Debt then outstanding unless the holders of the Senior Debt (or any group or representative thereof authorized to give a consent) consent to the change.

   The consent of the holders of notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if the consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, SWT Finance is required to mail to the holders of notes a notice briefly describing the amendment. However, the failure to give the notice to all the holders of notes, or any defect in the notice, will not impair or affect the validity of the amendment.

Notices

   All notices to the holders of notes will be valid if sent by first-class mail to the registered holders of notes and published in a leading English language daily newspaper published in New York, which is expected to be The Wall Street Journal, a leading newspaper having a general circulation in London, which is expected to be the Financial Times, or other English language daily newspaper with general circulation in Europe or the

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United States, as the case may be, as approved by the trustee, and so long as the notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, a newspaper having a general circulation in Luxembourg, which is expected to be the Luxemburger Wort. Any notice given by first-class mail will be deemed to have been given five calendar days after mailing and notices given by publication will be deemed to have been given on the first date on which publication is made.

Concerning the Trustee

   Should the trustee become a creditor of SWT Finance, Weigh-Tronix, LLC or any other guarantor, the indenture limits its right to obtain payment of claims in specific cases, or to realize on specific property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate the conflict within 90 days, and if it does not do so, it must apply to the SEC for permission to continue or resign.

   The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to specific exceptions. The indenture provides that in case an event of default shall occur and be continuing , the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to the provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, interest when due, any additional amounts, or liquidated damages, no holder may pursue any remedy with respect to the indenture or the notes unless:

     (1) the holder has previously given the trustee notice that an event of default is continuing;

     (2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

     (3) the holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

     (4) the trustee has not complied with the request within 60 days after the receipt of the request and the offer of security or indemnity; and

     (5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with the request within the 60-day period.

Additional Information

   Anyone who receives this prospectus may obtain a copy of the indenture, the form of guarantee and the registration rights agreement without charge by writing to Weigh-Tronix, LLC, 293 South Main Street, Providence, RI 02903,
Attention: Chief Financial Officer.

Book-Entry; Delivery and Form

 General

   Notes sold to qualified institutional buyers are represented by two global notes in registered form without interest coupons attached (the "Rule 144A Global Notes"). One Rule 144A Global Note is registered in the name of Cede &
Co., as nominee of DTC, and one Rule 144A Note is deposited with [    ] and
registered in the name of the [     ] for the accounts of Euroclear and
Clearstream. Notes sold to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act are represented by one or more registered notes in temporary global form without interest coupons attached (the "Regulation S Temporary Global Note"). Beneficial interests in the Regulation S Temporary Global Note will be exchanged

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for beneficial interests in a corresponding note or notes in permanent global form (the "Regulation S Permanent Global Note" and, together with the Regulation S Temporary Global Note, the "Regulation S Global Notes") within a reasonable period after the expiration of a 40-day period commencing on the later of the commencement of the offering and the date the notes were originally issued upon certification that the beneficial interests in the Regulation S Temporary Global Note are owned by either non-U.S. Persons or U.S. persons who purchased these interests under an exemption from, or in transactions not subject to, the registration requirements under the Securities Act. The Regulation S Temporary Global Note will be deposited upon issuance with a common depositary and registered in the name of the nominee of the common depositary for the accounts of Euroclear and Clearstream. Prior to the 40th day after the later of the commencement of the offering and the date the notes were originally issued, interests in the Regulation S Temporary Global Note may only be held through Euroclear or Clearstream (as indirect participants in DTC) unless exchanged for interests in the Rule 144A Global
Note in accordance with the transfer and certification requirements described below.

   Ownership of interests in the Rule 144A Global Notes, otherwise known as restricted book-entry interests, will be limited to persons that have accounts with DTC, Euroclear and/or Clearstream, or persons that hold interests through these participants. Ownership of interests in the applicable Regulation S Global Note, known as unrestricted book-entry interests, will be limited to persons that have accounts with Euroclear and/or Clearstream or persons that hold interests through these participants. After the expiration of the 40-day period commencing on the later of the commencement of the offering and the date the notes were originally issued, investors may also hold unrestricted book-entry interests which represent interests in the Regulation S Permanent Global Note through organizations other than Euroclear and Clearstream that are participants in the DTC System.

   Clearstream and Euroclear will hold interests in the applicable Regulation S Global Note and in their Rule 144A Global Note on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries. Except under the limited circumstances described below, book-entry interests will not be held in definitive form.

   Book-entry interests will be shown on, and transfers of those interests will be effected only through, records maintained in book-entry form by DTC, Euroclear and Clearstream and their participants. The laws of some jurisdictions, including specific states of the United States, may require that some purchasers of securities take physical delivery of these securities in definitive form. The foregoing limitations may impair your ability to own, transfer or pledge book-entry interests. In addition, while the notes are in global form, holders of book-entry interests will not be considered the owners or "holders" of notes for any purpose.

   So long as the notes are held in global form, DTC, Euroclear and/or Clearstream, as applicable (or their respective nominees), will be considered the sole holders of Global Notes for all purposes under the indenture. In addition, participants must rely on the procedures of DTC, Euroclear and Clearstream and indirect participants must rely on the procedures of DTC, Euroclear, Clearstream and the participants through which they own book-entry interests to transfer their interests or to exercise any rights of holders under the indenture.

   Neither SWT Finance nor the trustee will have any responsibility or be liable for any aspect of the records relating to the book-entry interests.

 Redemption of the Global Notes

   In the event any Global Note (or any portion of the Global Note) is redeemed, DTC, Euroclear and/or Clearstream, as applicable, will redeem an equal amount of the book-entry interests in the Global Note from the amount received by it in respect of the redemption of the Global Note. The redemption price payable in connection with the redemption of these book-entry interests will be equal to the amount received by DTC, Euroclear and Clearstream, as applicable, in connection with the redemption of the Global Note (or any portion of the Note). SWT Finance understands that, under existing practices of DTC, Euroclear and Clearstream, if fewer than all the notes are to be redeemed at any time, DTC, Euroclear and Clearstream will credit their

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respective participants' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on another basis as they deem fair and appropriate; provided however, that no book-entry interest of (Euro)1,000 principal amount or less may be redeemed in part.

 Payments on Global Notes

   Payments of any amounts owing in respect of the Global Notes (including principal, premium, if any, interest, additional amounts, if any, and liquidated damages, if any) will be made by SWT Finance to DTC or its nominee (in the case of one Rule 144A Global Note) and to the common depositary or its nominee for Euroclear and Clearstream (in the case of the Regulation S Global Notes and the other Rule 144A Global Note) which will distribute these payments to participants in accordance with their procedures. Payments of all of these amounts will be made without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature except as may be required by law, and if any deduction or withholding is required to be made by any law or regulation of a relevant taxing jurisdiction, then, to the extent described under "--Withholding Taxes" above, additional amounts will be paid as may be necessary in order that the net amounts received by any holder of the Global Notes or owner of book-entry interests after the deduction or withholding will equal the net amounts that the holder or owner would have otherwise received in respect of the Global Note or book-entry interest, as the case may be, absent the withholding or deduction. SWT Finance expects that payments by participants to owners of book-entry interests held through these participants will be governed by standing customer instructions and customary practices.

   Under the terms of the indenture, SWT Finance and the trustee will treat the registered holder of the Global Notes (e.g., DTC, Euroclear or Clearstream (or their respective nominees)) as the owner of the Notes for the purpose of receiving payments and for all other purposes. Consequently, none of SWT Finance, the trustee or any agent of SWT Finance or the trustee has or will have any responsibility or liability for:

     (1) any aspect of the records of DTC, Euroclear, Clearstream or any participant or indirect participant relating to or payments made on account of a book-entry interest or for maintaining, supervising or reviewing the records of DTC, Euroclear, Clearstream or any participant or indirect participant relating to or payments made on account of a book-entry interest; or

     (2) DTC, Euroclear, Clearstream or any participant or indirect participant.

 Currency of Payment for the Global Notes

   The principal, premium, interest and all other amounts payable on the Rule 144A Global Notes will be paid (a) in euros to holders of interests in the note who hold these interests through Euroclear and/or Clearstream (the "Rule 144A Euroclear/Clearstream Holders") and (b) in dollars to holders of interests in the note who hold these interests through DTC (the "DTC Holders"). The principal, premium, interest and all other amounts payable on the Regulation S Global Notes will be paid in euros to holders of interests in these notes (along with the Rule 144A Euroclear/Clearstream Holders, the "Euroclear/Clearstream Holders").

   At present, DTC can only accept payment in dollars. As a result, DTC holders will receive payments in dollars as described above, unless they elect to receive payments in euros as described below.

   Notwithstanding the payment provisions described above, Euroclear/Clearstream holders may elect to receive payments in respect of (a) the Rule 144A Global Notes and (b) the Regulation S Global Notes in dollars, and DTC holders may elect to receive payments in respect of the Rule 144A Global Note in euros.

   A Euroclear/Clearstream holder may receive payments of amounts payable in respect of its interest in the Rule 144A Global Notes or the Regulation S Global Notes in dollars in accordance with Euroclear's and Clearstream's customary procedures, which include, among other things, giving to Euroclear or Clearstream, as appropriate, a notice of the holder's election to receive these payments in dollars. All costs of conversion resulting from any election will be borne by the holder.

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

   A DTC holder may receive payments of amounts payable in respect of its interest in the Rule 144A Global Note in euros in accordance with DTC's customary procedures, which include, among other things, giving to DTC a notice of the holder's election to receive the payments in euros.

 Action by Owners of Book-Entry Interests

   DTC, Euroclear and Clearstream have advised SWT Finance that they will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described above) only at the direction of one or more participants to whose account the book-entry interests in the Global Notes are credited and only in respect of the portion of the aggregate principal amount of notes as to which the participant or participants has or have given direction. DTC, Euroclear and Clearstream will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Notes. However, if there is an event of default under the notes, each of DTC, Euroclear and Clearstream reserve the right to exchange the Global Notes for definitive registered notes in certificated form, and to distribute these definitive notes to its participants.

 Transfers

   Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of definitive registered notes for any reason, including to sell notes to persons in states which require physical delivery of these securities or to pledge these securities, the holder must transfer its interest in the Global Notes in accordance with the normal procedures of DTC and in accordance with the procedures set forth in the indenture.

   During the 40-day period commencing with the later of the commencement of the offering and the date the notes were originally issued, any sale or transfer of ownership of a book-entry interest in the Regulation S Temporary Global Note to U.S. persons shall not be permitted unless the resale or transfer is made under Rule 144A. Accordingly, book-entry interests in the Regulation S Temporary Global Note may be transferred to a person who takes delivery in the form of a book-entry interest in a Rule 144A Global Note only upon delivery by the transferor of a written certification (in the form provided in the indenture) to the effect that the transfer is being made to a person who the transferor reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A or otherwise in accordance with the transfer restrictions, and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction. After this 40-day period, the certification requirements will no longer apply to these transfers of book-entry interests in the Regulation S Permanent Global Note, but these transfers will continue to be subject to the transfer restrictions contained in the legend appearing on the face of the Rule 144A Global Note.

   Transfer of restricted book-entry interests to persons wishing to take delivery of restricted book-entry interests will at all times be subject to these transfer restrictions.

   Restricted book-entry interests may be transferred to a person who takes delivery in the form of any unrestricted book-entry interest only upon delivery by the transferor of a written certification (in the form provided in the indenture) to the effect that the transfer is being made in accordance with Regulation S or Rule 144A (if available under the Securities Act).

   Transfers involving an exchange of an unrestricted book-entry interest for a restricted book-entry interest will be effected in DTC by means of an instruction originated by the trustee through the DTC Deposit/Withdrawal at Custodian system. Accordingly, in connection with any transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the applicable Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note. The policies and practices of DTC may prohibit transfers of unrestricted book-entry interests in the Regulation S Temporary Global Notes prior to the expiration of the 40-day period. Any book-entry interest in one of the Global Notes that is transferred to a person who takes delivery in the form of a book-entry interest in the other Global Note will,

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

upon transfer, cease to be a book-entry interest in the first-mentioned Global Note, and accordingly will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to book-entry interests in such other Global Note for as long as it remains a book-entry interest.

 Definitive Registered Notes

   Under the terms of the indenture, owners of the book-entry interests will receive definitive registered notes:

     (1) if DTC, Euroclear or Clearstream notifies SWT Finance that it is unwilling or unable to continue to act as depositary and a successor depositary is not appointed by SWT Finance within 120 days;

     (2) if DTC, Euroclear or Clearstream so requests following an event of default under the indenture; or

     (3) if the owner of a book-entry interest requests an exchange in writing delivered through either DTC, Euroclear or Clearstream following an event of default under the indenture.

   In the case of the issuance of definitive registered notes, the holder of a definitive registered note may transfer the note by surrendering it to the paying agent including the transfer agent in Luxembourg. In the event of a partial transfer or a partial redemption of a holding of definitive registered notes represented by one definitive registered note, a definitive registered note shall be issued to the transferee in respect of the part transferred and a new definitive registered note in respect of the balance of the holding not transferred or redeemed shall be issued to the transferor or the holder, as applicable; provided, that no definitive registered note in a denomination less than (Euro)1,000 shall be issued. The cost of preparing, printing, packaging and delivering the definitive registered notes shall be borne by SWT Finance.

   SWT Finance shall not be required to register the transfer or exchange of definitive registered notes for a period of 15 calendar days preceding (a) the record date for any payment of interest on the notes, (b) any date fixed for redemption of the notes or (c) the date fixed for selection of the notes to be redeemed in part. Also, SWT Finance is not required to register the transfer or exchange of any notes selected for redemption. In the event of the transfer of any definitive registered note, the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents as described in the indenture. SWT Finance may require a holder to pay any taxes and fees required by law and permitted by the indenture and the notes.

   If definitive registered notes are issued and a holder claims that these definitive registered notes have been lost, destroyed or wrongfully taken or if the definitive registered note is mutilated and is surrendered to the Registrar or at the office of the paying agent, SWT Finance shall issue and the trustee shall authenticate a replacement definitive registered note if the trustee's and SWT Finance's requirements are met. The trustee or SWT Finance may require a holder requesting replacement of a definitive registered note to furnish an indemnity bond sufficient in the judgment of both to protect SWT Finance, the trustee or the paying agent appointed under the indenture from any loss which any of them may suffer if a definitive registered note is replaced. SWT Finance may charge for its expenses in replacing a definitive registered note.

   In case any mutilated, destroyed, lost or stolen definitive registered note has become or is about to become due and payable, or is about to be redeemed or purchased by SWT Finance pursuant to the provisions of the indenture, SWT Finance in its discretion may, instead of issuing a new definitive registered note, pay, redeem or purchase such definitive registered note, as the case may be.

   Definitive registered notes may be transferred and exchanged for book-entry interests in a Global Note only in accordance with the indenture and, if required, only after the transferor first delivers to the trustee a written certification (in the form provided in the indenture) to the effect that such transfer will comply with the transfer restrictions applicable to such notes.


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 Information Concerning DTC, Euroclear and Clearstream

   SWT Finance understands as follows with respect to DTC, Euroclear and
Clearstream:

 DTC.

    DTC is:

       (A) a limited purpose trust company organized under the New York Banking Law;

       (B)  a "banking organization" under New York Banking Law;

       (C)  a member of the Federal Reserve System;

       (D) a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

       (E) a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934, as amended.

   DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions among its participants. It does this through electronic book-entry changes in the accounts of securities participants, eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and some other organizations. DTC is owned by a number of its direct participants and the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant also have access to the DTC system and are known as indirect participants.

   Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and some banks, the ability of an owner of a beneficial interest to pledge the interest to persons or entities that do not participate in the DTC system or otherwise take actions in respect of the interest, may be limited by the lack of a definitive certificate for that interest. The laws of some states require that specific persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests to these persons may be limited. In addition, owners of beneficial interests through the DTC system will receive distributions attributable to the Rule 144A Global Note only through DTC participants.

   Euroclear and Clearstream. Like DTC, Euroclear and Clearstream hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of these participants. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and specific other organizations. Indirect access to Euroclear and Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Clearstream participant, either directly or indirectly.

 Global Clearance and Settlement Under the Book-Entry System

   The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and listed on the Luxembourg Stock Exchange and to trade in DTC's same-day funds settlement system, and any permitted secondary market trading activity in these notes will, therefore, be required by DTC to be settled in immediately available funds. SWT Finance expects that secondary trading in any certificated notes will also be settled in immediately available funds. Subject to compliance with the transfer restrictions applicable to the Global Notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand will be effected through DTC in accordance with DTC's rules on

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

behalf of each of Euroclear or Clearstream by its common depositary; however, these cross-market transactions will require delivery of instructions to Euroclear or Clearstream by the counterparty in the system in accordance with the rules and procedures and within the established deadlines (Brussels time) of the system. Euroclear or Clearstream will, if the transaction meets its settlements, deliver instructions of the common depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Notes in DTC, and making or receiving payment in accordance with normal procedures of same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the common depositary.

   Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear and Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

   Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, Euroclear or Clearstream, as the case maybe, they are under no obligation to perform these procedures, and these procedures may be discontinued at any time. None of SWT Finance, the trustee or the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Registration Rights; Liquidated Damages

   SWT Finance, Weigh-Tronix, LLC, the other guarantors and Lehman Brothers entered into the Registration Rights Agreement dated June 13, 2000. Under the registration rights agreement, SWT Finance and the guarantors agreed to file with the SEC this exchange offer registration statement with respect to the exchange notes, guaranteed by Weigh-Tronix, LLC and the other guarantors. Upon the effectiveness of this exchange offer registration statement, SWT Finance and the guarantors will offer to the holders of Transfer Restricted Securities (as defined below) under the exchange offer who are able to make specific representations the opportunity to exchange their Transfer Restricted Securities (and the related Guarantees) for exchange notes (and the related Guarantees). If (a) SWT Finance and the guarantors are not required to file this exchange offer registration statement or permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy or (b) any holder of Transfer Restricted Securities notifies SWT Finance and the guarantors prior to the 20th day following consummation of the exchange offer that (A) it is prohibited by law or SEC policy from participating in the exchange offer or (B) that it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for these resales or (C) that it is a broker-dealer and owns notes acquired directly from SWT Finance or an affiliate of SWT Finance, SWT Finance and Weigh-Tronix, LLC will file with the SEC a shelf registration statement to cover resales of the notes by those holders who satisfy specific conditions relating to the provision of information in connection with the shelf registration statement. SWT Finance and the guarantors will use their best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC. For purposes of the foregoing, "Transfer Restricted Securities" means each note (and the related Guarantees) until (a) the date on which the note has been exchanged by a person other than a broker-dealer for an exchange note (and the related Guarantees) in the exchange offer, (b) following the exchange by a broker-dealer in the exchange offer of a note for an exchange note, the date on which the exchange note is sold to a purchaser who receives from the broker-dealer on or prior to the date of the sale a copy of the prospectus contained in the exchange offer registration statement, (c) the date on which the note has been effectively

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registered under the Securities Act and disposed of in accordance with the shelf registration statement or (iv) the date on which the note is distributed to the public under Rule 144 under the Act.

   The registration rights agreement provides that (i) SWT Finance and the guarantors will file an exchange offer registration statement with the SEC on or prior to 90 days after the closing of the offering of the initial notes,
(ii) SWT Finance and the guarantors will use their best efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 180 days after that date, (iii) unless the exchange offer would not be permitted by applicable law or SEC policy, SWT Finance and the guarantors will commence the exchange offer and use their best efforts to issue on or prior to 30 business days after the date on which the exchange offer registration statement was declared effective by the SEC, exchange notes (and the related Guarantees) in exchange for all Notes tendered prior thereto in the exchange offer and (iv) if obligated to file the shelf registration statement, SWT Finance and the guarantors will use their best efforts to file the shelf registration statement with the SEC on or prior to 90 days after the filing obligation arises under clause (i) or (ii) of the preceding paragraph and to cause the shelf registration to be declared effective by the SEC on or prior to 180 days after the obligation arises. If (a) SWT Finance and the guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for the filing, (b) any of the registration statements is not declared effective by the SEC on or prior to the date specified for the effectiveness, or (c) SWT Finance and the guarantors fail to consummate the exchange offer within 30 business days of the effectiveness target date with respect to the exchange offer registration statement, or (d) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement, each a registration default, then SWT Finance and the guarantors will pay liquidated damages to each holder of notes, with respect to the first 90-day period immediately following the occurrence of the first registration default in an amount equal to (Euro).05 per week per (Euro)1,000 principal amount of notes held by the holder. The amount of the liquidated damages will increase by an additional (Euro).05 per week per (Euro)1,000 principal amount of notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages of (Euro).20 per week per (Euro)1,000 principal amount of notes. All accrued liquidated damages will be paid by SWT Finance and the guarantors on specified damages payment dates to the holder of the Global Notes by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no accounts have been specified. Following the cure of all registration defaults, the accrual of liquidated damages will cease.

   Holders of notes are required to make specific representations to SWT Finance and the guarantors (as described in the Registration Rights Agreement) in order to participate in the exchange offer and are required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth above. Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under circumstances upon receipt of written notice to that effect from SWT Finance.

   In the event of an exchange offer, application will be made to list the exchange notes on the Luxembourg Stock Exchange. The Luxembourg Stock Exchange will be informed and a notice will be published in a Luxembourg newspaper, expected to be the Luxemburger Wort, in the event of any change in interest rates. In the event of an exchange offer, (a) notice will be given to the Luxembourg Stock Exchange and published in a newspaper with general circulation in Luxembourg, expected to be the Luxemburger Wort, announcing the beginning of the exchange offer and, following completion of the offer, the results of the offer, (b) a Luxembourg exchange agent, through which all relevant documents with respect to the exchange offer will be made available to holders of notes, will be appointed and (c) the Luxembourg exchange agent shall be able to perform all agency functions to be performed by any exchange agent, including providing a letter of transmittal and other documents to holders of notes, and accepting these documents on behalf of SWT Finance. The

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exchange notes will be accepted for clearance through DTC, Euroclear and
Clearstream, as the case may be, and notice will be given to the Luxembourg Stock Exchange and published in a Luxembourg newspaper, expected to be the Luxemburger Wort, announcing the relevant Common Codes and International Securities Identification Numbers.

Governing Law

   The indenture provides that it and the notes will be governed by, and construed in accordance with the laws of the State of New York.

Certain Definitions

   Set forth below are defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all terms, as well as any other capitalized terms used in this prospectus for which no definition is provided.

   "Acquired Debt" means, with respect to any specified person, (i) indebtedness of any other person existing at the time such other person is merged with or into or became a Restricted Subsidiary of the specified person, including, without limitation, indebtedness incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Restricted Subsidiary of such specified person, and (ii) indebtedness secured by a lien encumbering any asset acquired by such person.

   "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a person shall be deemed to be control.

   "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Weigh-Tronix, LLC and its Restricted Subsidiaries taken as a whole will be governed by the covenants described above under the captions "--Repurchase at the Option of Holders--Change of Control" and "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales"), and (ii) the issue or sale by Weigh-Tronix, LLC or any of its Restricted Subsidiaries of equity interests of any of Weigh-Tronix, LLC's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions
(a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing: (1) a transfer of assets by Weigh-Tronix, LLC to the issuer or another Restricted Subsidiary of Weigh-Tronix, LLC that is a guarantor or by a Restricted Subsidiary of Weigh-Tronix, LLC to Weigh-Tronix, LLC, the issuer or another Restricted Subsidiary of Weigh-Tronix, LLC that is a guarantor; (2) an issuance or sale of equity interests by a Restricted Subsidiary of Weigh-Tronix, LLC to Weigh-Tronix, LLC, the issuer or another Restricted Subsidiary of Weigh-Tronix, LLC that is a guarantor; (3) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments"; (4) an Asset Swap; (5) transactions permitted under "--Certain Covenants--Merger, Consolidation or Sale of Assets"; (6) dispositions of assets with an aggregate fair market value since the issue date of less than $ 1.0 million; and (7) dispositions in connection with Permitted Liens will not be deemed to be Asset Sales.

   "Asset Swap" means a concurrent purchase and sale or exchange of Permitted Business Assets between Weigh-Tronix, LLC or any of its Restricted Subsidiaries and another person; provided that (i) at the time of

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entering into such Asset Swap and immediately after giving effect to such Asset
Swap, no default or event of default shall have occurred and be continuing or would occur as a consequence thereof; (ii) in the event such Asset Swap involves the transfer by Weigh-Tronix, LLC or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of Weigh-Tronix, LLC in good faith, in excess of $2.0 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of Weigh-Tronix, LLC; (iii) in the event such Asset Swap involves the transfer by Weigh-Tronix, LLC or any Restricted Subsidiary of Weigh-Tronix, LLC of assets having an aggregate fair market value, as determined by the Board of Directors of Weigh-Tronix, LLC in good faith, in excess of $10.0 million, Weigh-Tronix, LLC has received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to Weigh-Tronix, LLC or such Restricted Subsidiary, as the case may be, from a financial point of view; and (iv) any cash received is applied in accordance with the provisions described under the caption "-- Repurchase at the Option of Holders--Asset Sales."

   "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

   "Berkshire" means Berkshire Fund IV and Berkshire Fund V

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means (i) in the case of a corporation, corporate stock;
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, including preferred stock or preferred interests but excluding debt securities convertible into such capital stock.

   "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States or U.K. government or any agency or instrumentality thereof, as applicable, having maturities of not more than one year from the date of acquisition; (ii) certificates of deposit and eurodollar time deposits with maturities of not more than one year from the date of acquisition, bankers' acceptances with maturities of not more than one year from the date of acquisition and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better, or the long-term debt of which is rated at the time such cash equivalents are acquired of at least "W" or the equivalent thereof by Standard & Poor's Ratings Services, or "A" or the equivalent thereof by Moody's Investment Service, Inc.; (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (h) above entered into with any financial institution meeting the qualifications specified in clause (ii) above; (iv) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or one of the two highest ratings from Standard & Poor's Ratings Services with maturities of not more than six months from the date of acquisition; and (v) interests in any investment company or money market fund which invests solely in instruments of the type specified in clauses (i) through (iv) above.

   "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) of any shares of capital stock of the issuer to any person other than Weigh-Tronix, LLC; (ii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Weigh-Tronix, LLC and its Restricted Subsidiaries, taken as a whole to any

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"person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals and their Related Parties, provided that this provision shall not be deemed to include transactions which result in a transfer of assets of Weigh-Tronix, LLC and its Restricted Subsidiaries, taken as a whole, to a different entity as long as the Principals and their Related Parties hold the same or a greater percentage interest in such assets after such transactions as they held immediately prior to such transactions; (iii) the adoption of a plan relating to the liquidation or dissolution of Weigh-Tronix, LLC or the issuer; (iv) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than the lesser of either (A) 50% of the total Voting Stock of Weigh-Tronix, LLC (measured by voting power rather than number of shares) or (B) the amount of such total Voting Stock held by the Principals and their Related Parties (measured by voting power rather than number of shares); (v) the first day on which a majority of the members of the Board of Directors of Weigh-Tronix, LLC or the issuer are not Continuing Directors; or (vi) Weigh-Tronix, LLC or the issuer consolidates with, or merges with or into, any person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, Weigh-Tronix, LLC or SWT Finance, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Weigh-Tronix, LLC or SWT Finance is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Weigh-Tronix, LLC or SWT Finance outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee person (immediately after giving effect to such issuance).

   "Consolidated Cash Flow" means, with respect to any person for any period, the Consolidated Net Income of such person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an asset sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization and other non-cash charges (including amortization of goodwill and other intangibles but excluding any such non-cash charges to the extent that they represent an accrual of, or reserve for, cash expenses in any future period or amortization of a previous cash expense that was paid in a prior period) of such person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, plus (v) without duplication, one-time non-cash legal, accounting and debt issuance charges resulting from the Transactions minus (vi) non-cash items increasing such Consolidated Net Income for such period (other than items that were accrued in the ordinary course of business), in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of Weigh-Tronix, LLC shall be added to Consolidated Net Income to compute Consolidated Cash Flow of Weigh-Tronix, LLC only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such person and only if a corresponding amount would be permitted at the date of determination to be dividended to Weigh-Tronix, LLC by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction

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pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

   "Consolidated Net Income" means, with respect to any person for any period, the aggregate of the Net Income of such person and its Restricted Subsidiaries (for such period, on a consolidated basis, determined in accordance with GAAP); provided that (i) the Net Income (but not loss) of any person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified person or a Restricted Subsidiary that is a guarantor, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (iv) the cumulative effect of a change in accounting principles shall be excluded.

   "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Weigh-Tronix, LLC or the issuer, as the case may be, who (i) was a member of such Board of Directors on the date of the indenture;
(ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or (iii) was nominated for election by Berkshire, provided that, at the time of such nomination, Berkshire was an affiliate of Weigh-Tronix, LLC or the issuer, as the case may be.

   "Credit Facilities" means one or more debt facilities of the issuer or any guarantor (including, without limitation, the senior credit facility) or commercial paper facilities with banks or other institutional lenders providing for term loans, revolving credit loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

   "Default" means any event that is or with the passage of time or the giving of notice (or both) would be an event of default.

   "Designated Senior Debt" means (i) any indebtedness outstanding under the senior credit facility and (ii) any other Senior Debt permitted hereunder the principal amount of which is $25.0 million or more and that has been designated by Weigh-Tronix, LLC as "Designated Senior Debt," for purposes of the indenture in the instrument evidencing or governing such Senior Debt.

   "Disqualified Stock" means any capital stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature, except to the extent that such capital stock is solely redeemable with, or solely exchangeable for, any capital stock of such person that is not Disqualified Stock; provided that any capital stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the repurchase of such capital stock upon the occurrence of a Change of Control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the indenture) shall not constitute Disqualified Stock if the terms of such capital stock (and all such securities into which it is convertible or for which it is exchangeable) provide that such capital stock (and all such securities into which it is convertible or for which it is exchangeable) may not be repurchased or redeemed pursuant to such provision prior to compliance with the provisions of the indenture described under the captions "--Repurchase at the Option of Holders--Change of Control" and "--Repurchase at the Option of Holders--Asset Sales."

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

   "Equity Interests" means capital stock and all warrants, options or other rights to acquire capital stock (but excluding any debt security that is convertible into, or exchangeable for, capital stock).

   "Equity Offering" means a primary offering of equity interests of Weigh-Tronix, LLC.

   "European Government Obligations" means direct non-callable obligations of, or non-callable obligations permitted by, any member nation of the European Union, the payment or guarantee of which is secured by the full faith and credit of the respective nation; provided, however, that such nation has a credit rating at least equal to that of the highest rated member nation of the European Union.

   "European Union" means the member nations to the third stage of economic and monetary union pursuant to the Treaty of Rome establishing the European Community, as amended by the Treaty on European Union, signed at Maastricht on February 7, 1992.

   "Exchange Guarantees" mean the unsecured senior subordinated guarantees of the exchange notes issued by the guarantors having terms substantially identical to those of the guarantees which may be issued to the holders of exchange notes upon their exchange of pay-in-kind preferred member interest in accordance with the terms of and subject to the conditions set forth in the pay-in-kind preferred member interest and in the indenture.

   "Exchange notes" mean 12.5% unsecured senior subordinated notes due June 1, 2010 having terms substantially identical to those of the notes which may be issued to the holders of pay-in-kind preferred member interest upon the exchange thereof in accordance with the terms of and subject to the conditions set forth in the pay-in-kind preferred member interest and in the indenture.

   "Existing Indebtedness" means indebtedness outstanding as of the issue date and reflected on the February 29, 2000 consolidated balance sheets of Weigh-Tronix, LLC and the February 28, 2000 combined balance sheets for the Avery Berkel Group.

   "Fixed Charges" means, with respect to any person for any period, the sum, without duplication, of (i) the consolidated interest expense of such person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations); (ii) the consolidated interest expense of such person and its Restricted Subsidiaries that was capitalized during such period; (iii) any interest expense on indebtedness of another person that is guaranteed by such person or one of its Restricted Subsidiaries or secured by a Lien on assets of such person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon); (iv) without duplication, the interest expense attributable to the interest portion of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP; and (v) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such person or any of its Restricted Subsidiaries, other than dividend payments on equity interests payable solely in equity interests of Weigh-Tronix, LLC or any of its Restricted Subsidiaries (other than Disqualified Stock which is not pay-in-kind preferred member interest), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

   "Fixed Charge Coverage Ratio" means with respect to any person for any period, the ratio of the Consolidated Cash Flow of such person for such period to the Fixed Charges of such person for such period. In the event that Weigh-Tronix, LLC or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any indebtedness (other than revolving credit borrowings under any credit facilities) or issues or redeems preferred stock subsequent to the commencement of the period for which the fixed charge coverage ratio is being calculated but on or prior to the date on which the event for which the calculation of the fixed charge coverage ratio is made (the "Calculation Date"), then the fixed charge coverage ratio shall be calculated giving

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pro forma effect to such incurrence, assumption, guarantee or redemption of indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by Weigh-Tronix, LLC or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income; (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified person or any of its Restricted Subsidiaries following the Calculation Date.

   "GAAP" means generally accepted accounting principles in the U.S. set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the statements and pronouncements of the Financial Accounting Standards Board and such other statements by such other entities as have been approved by a significant segment of the accounting profession, which are applicable at the issue date. All ratios and computations based on GAAP contained in the indenture will be computed in conformity with GAAP.

   "Government Securities" means direct obligations of, or obligations fully and unconditionally guaranteed or insured by, the United States of America or any agency or instrumentality thereof for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which are not callable or redeemable at the issuer's option.

   "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any indebtedness.

   "Guarantee" means the guarantee of the notes by each of the guarantors pursuant to Article 12 of the indenture and in the form of guarantee endorsed on the form of note attached as Exhibit A to the indenture and any additional guarantee of the notes to be executed by any Restricted Subsidiary of Weigh-Tronix, LLC pursuant to the covenant described above under the caption "Additional Guarantees."

   "Guarantors" means each of Weigh-Tronix, LLC, SWT Holdings B.V, Weigh-Tronix, Inc., Mecmesin, Inc., Salter Weigh-Tronix Ltd, Salter Housewares Holdings Ltd, Weigh-Tronix Canada, ULC, Weigh-Tronix UK Ltd, Salter Housewares Ltd, Weigh-Tronix Delaware, Inc., Berkel USA, Inc., Berkel, Inc., Berkel Products Co. Limited, Avery Berkel Limited, Avery Berkel Properties Limited, Avery Berkel Holdings Limited, Berkel (Ireland) Limited and any other Restricted Subsidiaries of Weigh-Tronix, LLC which become guarantors under the terms of the indenture.

   "Hedging Obligations" means, with respect to any person, the net payment Obligations of such person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements in the ordinary course of business and consistent with the practices of other commercial enterprises engaged in the same or a similar business as such person designed to protect such person against fluctuations in commodity prices, interest rates or currency exchange rates.

   "Indebtedness" means with respect to any specified person, any indebtedness of such person, whether or not contingent, in respect of:

     (1) borrowed money;

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     (2) bonds, notes, debentures or similar instruments or letters of credit
  (or reimbursement agreements in respect thereof), other than standby and documentary letters of credit and performance and surety bonds issued by such person in the ordinary course of business, to the extent not drawn;

     (3) banker's acceptances;

     (4) Capital Lease Obligations;

     (5) all Attributable Debt of such person in respect of Sale and Leaseback Transactions not involving a Capital Lease Obligation;

     (6) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable incurred in the ordinary course of business which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

     (7) Disqualified Stock; or

     (8) any Hedging Obligations.

   In addition, the term "indebtedness" includes all indebtedness of others secured by a Lien on any asset of the specified person (whether or not such indebtedness is assumed by the specified person) and, to the extent not otherwise included, the guarantee by such person of any indebtedness of any other person, provided that a guarantee otherwise permitted by the indenture to be incurred by Weigh-Tronix, LLC or a Restricted Subsidiary of Weigh-Tronix, LLC of indebtedness incurred by Weigh-Tronix, LLC or a Restricted Subsidiary of Weigh-Tronix, LLC in compliance with the terms of the indenture shall not constitute a separate incurrence of indebtedness.

   "Investment" means, with respect to any person, all investments by such person in other persons (including affiliates) in the form of any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of capital stock, indebtedness or other similar instruments issued by, such person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that:

     (1) Hedging Obligations entered into in the ordinary course of business and in compliance with the indenture;

     (2) endorsements of negotiable instruments and documents in the ordinary course of business; and

     (3) an acquisition of assets, capital stock or other securities by Weigh-Tronix, LLC or a Restricted Subsidiary of Weigh-Tronix, LLC for consideration consisting exclusively of common equity securities of Weigh-Tronix, LLC, shall in each case not be deemed to be an Investment.

   For purposes of "Certain Covenants-Restricted Payments,"

     (1) "Investment" will include the portion (proportionate to Weigh-Tronix, LLC's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of Weigh-Tronix, LLC at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Weigh-Tronix, LLC will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) Weigh-Tronix, LLC's "Investment" in such Subsidiary immediately prior to such redesignation less (b) the portion (proportionate to Weigh-Tronix, LLC's equity interest in such Subsidiary) of the fair market value of the

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  net assets (as conclusively determined by the Board of Directors of Weigh-
  Tronix, LLC in good faith) of such Subsidiary immediately after such Subsidiary is so redesignated a Restricted Subsidiary; and

     (2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Weigh-Tronix, LLC. If Weigh-Tronix, LLC or any Restricted Subsidiary of Weigh-Tronix, LLC sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary of Weigh-Tronix, LLC such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of Weigh-Tronix, LLC, Weigh-Tronix, LLC shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as conclusively determined by the Board of Directors of Weigh-Tronix, LLC in good faith) of the capital stock of such Subsidiary not sold or disposed of.

   "Issue Date" means the date the issuer first issues the notes under the indenture.

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

   "Maximum Amount," as of any date (the "determination date"), means (i)
(Euro)10.0 million plus paid-in-kind dividends thereon compounded annually in arrears from the issue date through and including the determination date at a rate per annum (the "Applicable Rate") equal to 12% through and including June 1, 2005, at 15% from June 2, 2005 through and including December 1, 2005, and thereafter increasing by fifty (50) basis points at the beginning of each subsequent six month period up to a maximum rate of 18%; less (ii) with respect to any pay-in-kind preferred member interest that have been exchanged for exchange notes prior to such determination date, interest on the aggregate liquidation preference thereof calculated from the respective date of exchange thereof through and including the determination date at a rate per annum equal to the Applicable Rate.

   "Net Cash Proceeds," with respect to any issuance or sale of capital stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit deductions and any tax sharing arrangements).

   "Net Income" means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any asset sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such person or any of its Restricted Subsidiaries or the extinguishment of any indebtedness of such person or any of its Restricted Subsidiaries and (ii) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

   "Net Proceeds" means the aggregate cash proceeds or cash equivalents received by Weigh-Tronix, LLC or any of its Restricted Subsidiaries in respect of any asset sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset
Sale), net of all costs relating to such asset sale (including, without limitation, legal, accounting, investment banking and brokers fees, sales and underwriting commissions and any amounts required to be paid to any person (other than Weigh-Tronix, LLC or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

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   "Non-Recourse Debt" means indebtedness:

     (1) as to which neither Weigh-Tronix, LLC nor any Restricted Subsidiary of Weigh-Tronix, LLC (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

     (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary of Weigh-Tronix, LLC) would permit (upon notice, lapse of time or both) any holder of any other indebtedness of Weigh-Tronix, LLC or any Restricted Subsidiary to declare a default under such other indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

     (3) the explicit terms of which provide there is no recourse against any of the assets of Weigh-Tronix, LLC or its Restricted Subsidiaries.

   "Obligations" means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Weigh-Tronix, LLC or its Restricted Subsidiaries whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages (including liquidated damages), guarantees and other liabilities or amounts payable under the documentation governing any indebtedness or in respect thereof.

   "Permitted Business" means the lines of business conducted by Weigh-Tronix, LLC and its Restricted Subsidiaries on the date hereof and businesses reasonably related thereto.

   "Permitted Business Assets" means assets used or useful in a Permitted Business.

   "Permitted Investments" means (a) any Investment in Weigh-Tronix, LLC or in a Restricted Subsidiary of Weigh-Tronix, LLC; (b) any Investment in cash and cash equivalents; (c) any Investment by Weigh-Tronix, LLC or any Restricted Subsidiary of Weigh-Tronix, LLC in a person engaged in a Permitted Business, if as a result of such Investment (i) such person becomes a Restricted Subsidiary of Weigh-Tronix, LLC or (ii) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Weigh-Tronix, LLC or a Restricted Subsidiary of Weigh-Tronix, LLC; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an asset sale or Asset Swap that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders-Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of equity interests (other than Disqualified Stock) of Weigh-Tronix, LLC; (f) other Investments by Weigh-Tronix, LLC or any of its Restricted Subsidiaries in any person having an aggregate fair market value (measured as of the date made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (f) that are at the time outstanding, not to exceed $15.0 million; (g) Investments arising in connection with Hedging Obligations that are incurred in the ordinary course of business consistent with the practices of other commercial enterprises engaged in the same or a similar business, for the purpose of fixing or hedging currency, commodity or interest rate risk (including with respect to any floating rate indebtedness that is permitted by the terms of the indenture to be outstanding) in connection with the conduct of the business of Weigh-Tronix, LLC and its Restricted Subsidiaries; (h) any Investment existing on the issue date and any amendment, modification, restatement, supplement, extension, renewal, refunding, replacement, refinancing, in whole or in part, thereof; (i) any stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Weigh-Tronix, LLC or any of its Restricted Subsidiaries or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy of insolvency or a debtor; (j) loans or advances to employees or non-employee directors of Weigh-Tronix, LLC or its Restricted Subsidiaries made in the ordinary course of business; provided that the aggregate principal amount of all such loans or advances does not exceed an amount equal to $2.0 million at any time outstanding; (k) guarantees issued in accordance with "--Certain Covenants-

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Additional Guarantees" and "--Certain Covenants-Incurrence of Indebtedness and
Issuance of Preferred Stock;" (1) receivables owing to Weigh-Tronix, LLC or any of its Restricted Subsidiaries created or acquired in the ordinary course of business and payable or dischargable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Weigh-Tronix, LLC or any such Restricted Subsidiary deems reasonable under the circumstances; or (m) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business.

   "Permitted Junior Securities" means equity interests in Weigh-Tronix, LLC or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the notes are subordinated to senior debt pursuant to the indenture.

   "Permitted Liens" means (i) liens on assets of the issuer, Weigh-Tronix, LLC or any of the other guarantors to secure Senior Debt permitted by the indenture to be incurred; (ii) liens on the assets of SWT Finance, Weigh-Tronix, LLC or any of the other guarantors which secure the indebtedness under any credit facilities or which secure Hedging Obligations which are permitted by the indenture to be incurred; (iii) liens on property of a person existing at the time such person is merged into or consolidated with Weigh-Tronix, LLC or any Restricted Subsidiary of Weigh-Tronix, LLC; provided that such liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the person merged into or consolidated with Weigh-Tronix, LLC or such Restricted Subsidiary; (iv) liens on property existing at the time of acquisition thereof by Weigh-Tronix, LLC or any Restricted Subsidiary of Weigh-Tronix, LLC, provided that such liens were in existence prior to the contemplation of such acquisition and only extend to the property so acquired; (v) liens existing on the issue date; (vi) liens to secure any Permitted Refinancing indebtedness incurred to refinance any indebtedness secured by any Lien referred to in the foregoing clauses (i) through (v), as the case may be, at the time the original Lien became a Permitted Lien; (vii) liens in favor of the issuer, Weigh-Tronix, LLC or any Restricted Subsidiary that is a guarantor; (viii) liens incurred in the ordinary course of business of Weigh-Tronix, LLC or any Restricted Subsidiary of Weigh-Tronix, LLC with respect to obligations that do not exceed $3.0 million in the aggregate at any one time outstanding; (ix) liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, leases or licenses or other obligations of a like nature incurred in the ordinary course of business (including, without limitation, landlord liens on leased properties); (x) liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted, provided that any reserve or other appropriate provision as shall be required to conform with GAAP shall have been made therefor; (xi) liens to secure indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the second paragraph of the covenant described above under the caption "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such indebtedness; (xii) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like liens arising in the ordinary course of business in respect of obligations not overdue for a period in excess of 60 days or which are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted; provided that any reserve or other appropriate provision as shall be required to conform with GAAP shall have been made therefor; (xiii) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in any case materially detract from the value of the property subject thereto or do not interfere with or adversely affect in any material respect the ordinary conduct of the business of Weigh-Tronix, LLC and its Restricted Subsidiaries taken as a whole;
(xiv) liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar liens arising in the ordinary course of business; (xv) leases or subleases granted to third persons not interfering with the ordinary course of business of Weigh-Tronix, LLC or any of its Restricted Subsidiaries; (xvi) liens (other than any Lien imposed by ERISA or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security; (xvii)

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

deposits, in an aggregate amount not to exceed $250,000, made in the ordinary course of business to secure liability to insurance carriers; (xviii) liens for purchase money obligations (including refinancings thereof permitted under the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"), provided that (A) the indebtedness secured by any such Lien is permitted under the covenant described above under the caption "--Certain Covenants-Incurrence of indebtedness and Issuance of Preferred Stock" and (B) any such Lien encumbers only the asset so purchased; (xix) any attachment or judgment Lien not constituting an event of default under clause (i) of the first paragraph of the section described above under the caption "Events of Default and Remedies;" (xx) any interest or title of a lessor or sublessor under any operating lease; (xxi) liens arising solely by virtue of any statutory, contractual or common law provisions relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that: (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Weigh-Tronix, LLC or the issuer, as applicable, in excess of those set forth by regulations promulgated by the Federal Reserve Board of the United States or other applicable governmental or banking regulatory authority; and (b) such deposit account is not intended by Weigh-Tronix, LLC or any of its Restricted Subsidiaries to provide collateral to the depository institution; (xxii) liens under any title retention agreement entered into in the ordinary course of business; (xxiii) liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Weigh-Tronix, LLC and its Restricted Subsidiaries in the ordinary course of business; and (xxiv) liens securing the notes and the guarantees.

   "Permitted Refinancing Indebtedness" means any indebtedness of Weigh-Tronix, LLC or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other indebtedness of Weigh-Tronix, LLC or any of its Restricted Subsidiaries (other than intercompany indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued and unpaid interest on, any indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such indebtedness is incurred either by Weigh-Tronix, LLC or a Restricted Subsidiary who is the obligor on the indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

   "PIK preferred member interest," which is referred to in this registration statement as "preferred member interest," means the (Euro)10.0 million aggregate liquidation preference exchangeable pay-in-kind preferred member interest of Weigh-Tronix, LLC being issued on the issue date and any additional exchangeable pay-in-kind preferred member interest which are issued thereafter in lieu of cash dividend payments thereon, the terms of which exchangeable pay-in-kind preferred member interest are described above under "Description of PIK Preferred Member Interest" and are set forth in the Subscription Agreement to be entered into prior to the issue date which provides, inter alia, that all obligations in respect thereof shall rank junior and be subordinated in right of payment to all senior subordinated debt (including the notes) and all Senior Debt.

   "Principal" means Berkshire and the members of management of Weigh-Tronix, LLC or any of its subsidiaries as of the issue date.

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

   "Related Party" means, with respect to any Principal, (A) any spouse or immediate family member (in the case of an individual) of such Principal or (B) a trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other persons referred to in the immediately preceding clause (A).

   "Representative" means the administrative agent under the senior credit facility or its successor thereunder.

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Subsidiary" of a person means any Subsidiary of the referent person that is not an Unrestricted Subsidiary; provided that, on the issue date, all subsidiaries of Weigh-Tronix, LLC shall be Restricted Subsidiaries of Weigh-Tronix, LLC.

   "SEC" means the U.S. Securities and Exchange Commission.

   "Senior Credit Facility" means that certain Amended and Restated Credit Agreement, dated as of June 13, 2000, by and among the issuer, Weigh-Tronix Canada ULC, Weigh-Tronix, LLC, Lehman Commercial Paper, Inc., as syndication agent, Fleet National Bank, as administrative agent and security agent, FleetBoston Robertson Stephens Inc. and Lehman Brothers Inc. as co-arrangers and co-bank managers, Lehman Brothers Inc., as sole advisor, and the banks and other financial institutions or entities from time to time parties thereto, providing for approximately $70.0 million (or the foreign currency equivalent) of term loan borrowings and approximately $50.0 million (or the foreign currency equivalent) of revolving credit borrowings (and letters of credit and swingline loans) and in each case, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, amended and restated, replaced or refinanced from time to time (including any increase in the principal amounts available thereunder).

   "Senior Debt" means, with respect to any person, (i) all indebtedness of such person outstanding under the credit facilities, letters of credit and related guarantees under such credit facilities (without duplication) permitted under clause (i) of the second paragraph of the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," (ii) any other indebtedness permitted to be incurred by such person under the terms of the indenture, unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes and (iii) all Obligations with respect to the foregoing.

   Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (v) any liability for federal, state, local or other taxes owed or owing by such person; (w) any indebtedness of SWT Finance or any guarantor to any of its respective subsidiaries or other affiliates; (x) any trade payables;
(y) any indebtedness that is incurred in violation of the indenture or (z) any capital stock.

   "Senior Subordinated Debt" means the notes and any other indebtedness of SWT Finance, Weigh-Tronix, LLC or any other guarantor that specifically provides that such indebtedness is to rank equally with the notes in right of payment and is not subordinated by its terms in right of payment to any indebtedness or other obligation of SWT Finance, Weigh-Tronix, LLC or any other guarantor which is not Senior Debt.

   "Stated Maturity" means, with respect to any installment of interest or principal on any series of indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the senior credit facility or other original documentation governing such indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

   "Subsidiary" means, with respect to any person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the

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

occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person and (ii) any partnership (a) the sole general partner or the managing general partner of which is such person or an entity described in clause (i) and related to such person or (b) the only general partners of which are such person or of one or more entities described in clause (i) and related to such person (or any combination thereof).

   "Transactions" means the financings under the senior credit facility and the pay-in-kind preferred member interest and the offering of the notes being made pursuant to this offering memorandum.

   "Transaction Documents" means the purchase agreement relating to the sale and purchase of the notes, the registration rights agreement and the indenture.

   "Unrestricted Subsidiary" of any person means any Subsidiary of such person (other than the issuer) that is designated by the Board of Directors of such person as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that the Subsidiary:

     (1) has no indebtedness other than Non-Recourse Debt;

     (2) is not party to any agreement, contract, arrangement or understanding with Weigh-Tronix, LLC or any Restricted Subsidiary of Weigh-Tronix, LLC (other than in connection with the pledge of the equity interests of that Unrestricted Subsidiary) unless the terms of that agreement, contract, arrangement or understanding are no less favorable to Weigh-Tronix, LLC or its Restricted Subsidiary than those that might be obtained at the time from persons who are not affiliates of Weigh-Tronix, LLC;

     (3) is a person with respect to which neither Weigh-Tronix, LLC nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional equity interests or (b) to maintain or preserve that person's financial condition or to cause that person to achieve any specified levels of operating results;

     (4) has not, at the time of designation and thereafter, guaranteed or otherwise directly or indirectly provided credit support for any indebtedness of Weigh-Tronix, LLC or any of its Restricted Subsidiaries; and

     (5) has at least one director on its Board of Directors that is not a director or executive officer of Weigh-Tronix, LLC or any of its Restricted Subsidiaries and has at least one executive officer that is not a director of executive officer of Weigh-Tronix, LLC or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of Weigh-Tronix, LLC as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution of the Board of with the preceding conditions and was permitted by the covenant described above in the section entitled "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any indebtedness of that Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Weigh-Tronix, LLC as of that date and, if that indebtedness is not permitted to be incurred as of that date under the covenant described in the section entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," Weigh-Tronix, LLC shall be in default under that covenant. The Board of Directors of Weigh-Tronix, LLC may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Weigh-Tronix, LLC; provided that this designation shall be deemed to be an incurrence of indebtedness by a Restricted Subsidiary of Weigh-Tronix, LLC of any outstanding indebtedness of the Unrestricted Subsidiary and this designation shall only be permitted if (1) that indebtedness is permitted under the covenant described in the section entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if this designation had occurred at the beginning of the four-quarter reference period; and (2) no default shall have occurred following this designation.


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   "Voting Stock" of any person as of any date means the capital stock of such person that is at the time entitled to vote in the election of the Board of Directors of such person, provided that Voting Stock shall not under any circumstances include the pay-in-kind preferred member interest.

   "Weighted Average Life to Maturity" means, when applied to any indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such indebtedness.

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                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

   The following presents the Unaudited Pro Forma Combined Financial Data of the company that has been prepared to give effect to specific acquisitions as discussed in note 1, the merger of Avery Berkel which closed on June 13, 2000 and financing. The accompanying Unaudited Pro Forma Combined Statements of Operations of the company for the year ended March 31, 2000 and the three months ended June 30, 2000 give effect to certain acquisitions and the merger and financing as if they had occurred on April 1, 1999.

   The pro forma adjustments are based on available information and certain assumptions that the company believes are reasonable under the circumstances. Pro forma adjustments are applied to the historical financial statements of Weigh-Tronix, LLC to account for the merger under the purchase method of accounting. Under purchase accounting, the merger consideration will be allocated to Avery Berkel's assets and liabilities based on their relative fair values. Allocations are subject to valuations as of the date of the merger based on appraisals and other studies, which are currently in process. Accordingly, the final allocations may differ from the amounts reflected herein and, as a consequence, impact reported operating results and financial condition.

   The Unaudited Pro Forma Combined Financial Data does not: (i) purport to represent what the company's results of operations would have been if the acquisitions, merger and financing had occurred as of April 1, 1999, nor are they necessarily indicative of the results for any future periods; or (ii) give effect to certain non-recurring charges resulting from the merger of Avery Berkel on June 13, 2000 and financing. These charges include restructuring charges, an accelerated depreciation charge and the extraordinary charge from the write-off of deferred financing fees and prepayment penalties resulting from the refinancing of Weigh-Tronix LLC's former credit agreement and other indebtedness.

   The company has specifically identified approximately $12.0 million in savings as compared with stand-alone operations of the two companies. To achieve these cost savings, the company expects to incur non-recurring cash integration costs of approximately $9.0 million in the 12 months following the merger. See further discussion in "Management's Discussion and Analysis of Fianancial Condition and Results of Operations."

   We have included a presentation of EBITDA, as defined in Note 8 to the Unaudited Pro Forma Combined Statements of Operations, which we believe is appropriate to reflect our ongoing operations.

   The financial statements of the Avery Berkel Group as of and for the year ended March 31, 2000 are presented elsewhere in this prospectus and are prepared in accordance with U.K. GAAP and are presented in pounds sterling. Accordingly, the unaudited pro forma combined financial data for the Avery Berkel Group has been presented after converting U.K. GAAP to U.S. GAAP and converting pounds sterling to U.S. dollars.



   The statement of operations for the Avery Berkel Group for the pre-acquisition period from April 1, 2000-June 13, 2000 were originally prepared in accordance with U.K. GAAP and presented in pounds sterling. Accordingly, the unaudited pro forma combined financial data for the Avery Berkel Group has been presented after converting U.K. GAAP to U.S. GAAP and converting pounds sterling to U.S. dollars.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED MARCH 31, 2000
                                 US $ thousands

                                                       Avery
                                                       Berkel
                              Weigh-Tronix, LLC        Group
                          -------------------------- ----------
                          Year ended                 Year ended
                          March 31,       Other      March 31,   Pro forma       Combined
                             2000    Acquisitions(1)  2000(2)   adjustments      Pro Forma
                          ---------- --------------- ---------- -----------      ---------
Operating Data:
Revenues................   $126,127       $896        $248,774        --         $375,797
Cost of revenues........     84,873        412         154,714        --          239,999
                           --------       ----        --------   --------        --------
Gross profit............     41,254        484          94,060        --          135,798
Operating expenses......     32,926        545          84,301      5,972 (/4/)   123,744
                           --------       ----        --------   --------        --------
Operating income
 (loss).................      8,328        (61)          9,759     (5,972)         12,054
Net interest expense
 (income)...............      5,691         60          (2,981)    21,012 (/5/)    23,782
Other income, net.......       (327)       --           (1,792)       --           (2,119)
Equity in loss (income)
 of unconsolidated
 affiliates.............         38        --             (382)       --             (344)
                           --------       ----        --------   --------        --------
Income (loss) before
 provision (benefit) for
 income taxes and
 minority interest in
 income of subsidiary...      2,926       (121)         14,914    (26,984)         (9,265)
Provision (benefit) for
 income taxes...........      1,316        (46)          3,574     (9,587)(/6/)    (4,743)
Minority interest in
 income of subsidiary...        --         --              114        --              114
                           --------       ----        --------   --------        --------
Income (loss) before
 dividends on
 preferred member
 interest...............      1,610        (75)         11,226    (17,397)         (4,636)
12% dividends accrued on
 preferred member
 interest...............        --         --              --       1,154 (/7/)     1,154
                           --------       ----        --------   --------        --------
Net income (loss)
 available to Members...  $  1,610        $(75)       $ 11,226   $(18,551)       $ (5,790)
                           ========       ====        ========   ========        ========
Other Financial Data:
EBITDA, as
 defined(/8/)...........                                                         $ 34,310
                                                                                 ========


      See accompanying notes to Unaudited Pro Forma Combined Statements of
                                  Operations.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                 FOR THE THREE MONTHS ENDED JUNE 30, 2000
                                 US $ thousands

                          Weigh-Tronix,
                               LLC      Avery Berkel Group
                          ------------- ------------------
                          Three months
                              ended       April 1, 2000-    Pro forma       Combined
                          June 30, 2000 June 13, 2000(/2/) adjustments      Pro Forma
                          ------------- ------------------ -----------      ---------
Operating Data:
Revenues................     $43,522          38,643             --           82,165
Cost of revenues........      32,103          32,320          (2,416)(/3/)    62,007
                             -------         -------         -------        --------
Gross profit............      11,419           6,323           2,416          20,158
Operating expenses......      13,260          10,397           1,114 (/4/)    24,771
                             -------         -------         -------        --------
Operating income
 (loss).................      (1,841)         (4,074)          1,302          (4,613)
Net interest expense
 (income)...............       2,229             (47)          3,758 (/5/)     5,940
Other income, net.......         (25)            --              --              (25)
Equity in loss of
 unconsolidated
 affiliates.............         --               20             --               20
                             -------         -------         -------        --------
Loss before provision
 (benefit) for income
 taxes, minority
 interest in income
 (loss) of
 subsidiary and
 extraordinary loss.....      (4,045)         (4,047)         (2,456)        (10,548)
Provision (benefit) for
 income taxes...........         (68)             78            (775) (/6/)     (765)
Minority interest in
 income (loss) of
 subsidiary.............          46            (224)            --             (178)
                             -------         -------         -------        --------
Loss before
 extraordinary loss.....      (4,023)         (3,901)         (1,681)         (9,605)
Extraordinary (loss),
 net of income tax
 benefit of $66.........      (2,549)            --            2,549             --
                             -------         -------         -------        --------
Income (loss) before
 dividends on preferred
 member interest........      (6,572)         (3,901)            868          (9,605)
12% dividends accrued on
 preferred member
 interest...............          54             --              235 (/7/)       289
                             -------         -------         -------        --------
Net income (loss)
 available to Members...     $(6,626)        $(3,901)        $   633        $ (9,894)
                             =======         =======         =======        ========
Other Financial Data:
EBITDA, as
 defined(/8/)...........                                                    $     90
                                                                            ========


      See accompanying notes to Unaudited Pro Forma Combined Statements of
                                  Operations.

       NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2000 AND THE THREE MONTHS ENDED JUNE 30, 2000
                  (US$ thousands, unless otherwise indicated)

(1) The Unaudited Pro Forma Combined Statements of Operations give effect to Weigh-Tronix, LLC's acquisitions of businesses during the year ended March 31, 2000 as follows:

                                                                   Date of
   Name of Company Acquired                                      Acquisition
   ------------------------                                   ------------------
   Logtech-USA, Inc.......................................... April 1, 1999
   Equatech Sales, Inc....................................... May 1, 1999
   Deben System Limited...................................... September 2, 1999
   Australian Weighing Co. Pty. Ltd.......................... September 13, 1999
   Hallamshire Scales Limited................................ October 4, 1999

     The purchase price of these acquisitions totaled approximately $2.3 million and was allocated primarily to goodwill, which is being amortized over its estimated useful life of five to ten years. From the dates of acquisition indicated above, the results of operations of the acquired businesses have been included in the company's historical results for that period. The combined operating data for the preacquisition period of the acquired businesses are set forth below:

                                                                     Year ended
                                                                       March
                                                                      31, 2000
                                                                     ----------
   Total revenues...................................................    $896
   Cost of revenues.................................................     412
                                                                        ----
   Gross profit.....................................................     484
   Operating expenses...............................................     545 (a)
   Interest expense.................................................      60 (b)
                                                                        ----
   Loss before benefit for income taxes.............................    (121)
   Benefit for income taxes.........................................     (46)(c)
                                                                        ----
   Net loss.........................................................    $(75)
                                                                        ====

  --------
  (a) The operating expense component includes a pro forma adjustment for the inclusion of amortization of $89. The amortization expense was calculated on a straight line basis over 5 to 10 years based on the amount of goodwill recorded on acquisition date.

  (b) The interest expense component represents the pro forma adjustment to record the interest expense relating to the debt incurred to purchase the businesses. The interest rates used to determine the pro forma interest expense were the average interest rates in effect under Weigh-Tronix, LLC's existing credit facilities at March 31, 2000 for the periods in which the acquisitions took place, which ranged from 7.6% to 9.1%.

  (c) Taxes have been provided using an estimated effective statutory income tax rate of 38%.

    NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2000 AND THE THREE MONTHS ENDED JUNE 30, 2000

                (US$ thousands, unless otherwise indicated)

(2) The Avery Berkel Group statements of operations for the year ended March 31, 2000 and the pre-acquisition period from April 1, 2000 - June 13, 2000 have been translated from pounds sterling to U.S. dollars using an exchange rate of $1.60 to (Pounds)1.00 and $1.52 to (Pounds)1.00, respectively, as follows:

                                                   Avery Berkel Group
                              ---------------------------------------------------------------
   For the year ended March     Year ended        US GAAP       Year ended       Year ended
   31, 2000:                  March 31, 2000   adjustments(a) March 31, 2000   March 31, 2000
   ------------------------   ---------------  -------------- ---------------  --------------
                                                     UK
                              UK (Pounds)'000   (Pounds)'000  UK (Pounds)'000     US $'000
   Total revenues..........   (Pounds)155,484   (Pounds)--    (Pounds)155,484     $248,774
   Cost of revenues........            96,696           --             96,696      154,714
                              ---------------   -----------   ---------------     --------
   Gross profit............            58,788           --             58,788       94,060
   Operating expenses......            53,329          (641)           52,688       84,301
                              ---------------   -----------   ---------------     --------
   Operating income........             5,459           641             6,100        9,759
   Net interest income.....            (1,863)          --             (1,863)      (2,981)
   Other income, net.......            (1,120)          --             (1,120)      (1,792)
   Equity in loss (income)
    of unconsolidated
    affiliates.............              (246)            7              (239)        (382)
                              ---------------   -----------   ---------------     --------
   Income before provision
    for income taxes and
    minority interest in
    income of subsidiary...             8,688           634             9,322       14,914
   Provision for income
    taxes..................             2,011           223             2,234        3,574
   Minority interest in
    income of subsidiary...                71           --                 71          114
                              ---------------   -----------   ---------------     --------
   Net income..............   (Pounds)  6,606   (Pounds)411   (Pounds)  7,017     $ 11,226
                              ===============   ===========   ===============     ========

  --------

  (a) See the summary of the U.K. GAAP to U.S. GAAP adjustments in Note 28 of Avery Berkel Group's historical financial statements contained in this prospectus beginning on page F-78.

                                                 Avery Berkel Group
                             ------------------------------------------------------------
   For the pre-acquisition   April 1, 2000                  April 1, 2000   April 1, 2000
   period from April 1,        - June 13,       US GAAP       - June 13,     - June 13,
   2000 - June 13, 2000:          2000       adjustments(b)      2000           2000
   -----------------------   --------------  -------------- --------------  -------------
                                   UK              UK             UK
                              (Pounds)'000    (Pounds)'000   (Pounds)'000     US $'000
   Total revenues..........  (Pounds)25,423   (Pounds)--    (Pounds)25,423     $38,643
   Cost of revenues........          21,263           --            21,263      32,320
                             --------------   -----------   --------------     -------
   Gross profit............           4,160           --             4,160       6,323
   Operating expenses......           6,802            38            6,840      10,397
                             --------------   -----------   --------------     -------
   Operating loss..........          (2,642)          (38)          (2,680)     (4,074)
   Net interest income.....             (31)          --               (31)        (47)
   Equity in loss of
    unconsolidated
    affiliates.............              13           --                13          20
                             --------------   -----------   --------------     -------
   Loss before provision
    (benefit) for income
    taxes and minority
    interest in (loss) of
    subsidiary.............          (2,624)          (38)          (2,662)     (4,047)
   Provision (benefit) for
    income taxes...........              62           (11)              51          78
   Minority interest in
    (loss) of subsidiary...            (147)          --              (147)       (224)
                             --------------   -----------   --------------     -------
   Net loss................  (Pounds)(2,539)  (Pounds)(27)  (Pounds)(2,566)    $(3,901)
                             ==============   ===========   ==============     =======

  --------

  (b) The U.K. GAAP to U.S. GAAP adjustments in the pre-acquisition period were determined by management. The methodology used to calculate the adjustments was consistent with the methodology employed at March 31, 2000 and June 30, 2000.

    NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2000 AND THE THREE MONTHS ENDED JUNE 30, 2000

                (US$ thousands, unless otherwise indicated)

(3) In connection with the purchase of Avery Berkel, Weigh-Tronix, LLC recorded a fair value adjustment of approximately $16.3 million to increase inventory. Approximately $2.4 million of the total fair value adjustment was recognized in cost of revenues in the quarter ended June 30, 2000 as the related inventory was sold. The remainder of the adjustment will be recognized during fiscal 2001 as the inventory is sold. The impact of the $2.4 million on the historical results of operations for the quarter ended June 30, 2000 is being removed from the pro forma results of operations for the same period as the impact of the fair value adjustment is non-recurring. Also, management believes its historic gross margins, without the amortization of the fair value adjustment, are representative of its future expected gross margins.

(4) The adjustment to operating expenses reflects the following:


                                             Asset
                                    Asset   Balance                      Three
                                   Balance   as of  Estimated   Year     months
                                    as of    June    useful     ended    ended
                                  March 31,   30,   lives in  March 31, June 30,
                                    2000     2000     years     2000      2000
                                  --------- ------- --------- --------- --------
   Incremental amortization of
    goodwill arising from the
    merger(a)...................   $35,117  $33,302      20    $1,756    $  349
   Incremental amortization of
    other intangible assets
    arising from the merger(a)..    71,200   67,520   11-25     3,818       738
   Elimination of Avery Berkel's
    historical goodwill
    amortization(b).............                                  (77)      (17)
   Impact on depreciation
    expense as a result of the
    merger(c)...................                                  --        --
   Increase in annual
    shareholder advisory
    fee(d)......................                                  300       --
   Increase in pension
    expense(e)..................                                  175        44
                                                               ------    ------
                                                               $5,972    $1,114
                                                               ======    ======

  --------

  (a) The company recorded (Pounds)65.7 million of goodwill and other intangible assets on June 13, 2000 as a result of the merger. The goodwill and other intangible assets represents $106.3 million and $100.8 million at March 31, 2000 and June 30, 2000, respectively, using the exchange rates at those dates of $1.60 to (Pounds)1.00 and $1.52 to (Pounds)1.00, respectively. The goodwill will be amortized over a 20 year period and other intangibles will be amortized over their useful lives which have been estimated by management to be between 11 and 25 years. The adjustments presented for the three months ended June 30, 2000 represent the incremental amortization for the pre-acquisition period since the company has already included 17 days (June 14, 2000-June 30, 2000) of amortization in its historical unaudited consolidated interim financial statements.

    Depreciation and amortization excludes deferred financing fees, which are accounted for as interest expense.

  (b) Represents the elimination of amortization of Avery Berkel's historical goodwill. This goodwill was originally recorded when Avery Berkel's former parent purchased Avery Berkel.

  (c) Additional depreciation charges may result from the write-up in value of property, plant and equipment to fair market value in connection with the merger and the related purchase price allocation. The company is currently in the process of obtaining appraisals and any change from the estimate will either increase or decrease the final amount of goodwill resulting from the merger. Management does not believe that this adjustment will be significant. As a result, the accompanying pro forma information does not include any adjustments to historical depreciation expense.

  (d) Reflects the incremental impact of the increase in the annual shareholder advisory fee paid to Berkshire Partners, LLC to $0.5 million. Since this increase was effective on April 1, 2000, there is no adjustment for the three months ended June 30, 2000.

  (e) Reflects the anticipated increase in pension expense resulting from changes in the funded status of the pension plans, recognition of previously unrecognized gains and losses in accordance with SFAS 87 "Employers Accounting for Pensions" and certain changes to the plans including the conversion of the U.K. pension plan to a flat pay defined contribution plan and freezing benefits under the U.S. pension plan as a result of the merger. The increase in pension expense is summarized as follows:

    NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2000 AND THE THREE MONTHS ENDED JUNE 30, 2000

                (US$ thousands, unless otherwise indicated)

                                                                   Three months
                                                      Year ended       ended
                                                    March 31, 2000 June 30, 2000
                                                    -------------- -------------
     UK Pension Plan:
       Historical US GAAP..........................     $1,585         $396
       Pro forma US GAAP...........................      2,080          520
                                                        ------         ----
       Increase....................................        495          124
                                                        ------         ----
     Non-UK Pension Plans
       Historical US GAAP..........................        984          246
       Pro forma US GAAP...........................        663          166
                                                        ------         ----
       Decrease....................................       (321)         (80)
                                                        ------         ----
     Net increase in expense.......................     $  175         $ 44
                                                        ======         ====

  We identified certain additional pension post retirement plans outside of the U.K. which are currently being assessed and valued. The merger agreement with Marconi provides for a purchase price adjustment to the extent these valuations result in additional obligations. Management does not believe that the resolution of this matter will have a significant impact on its operating results or financial position.



(5) Reflects the increase in interest expense, including the amortization of debt issuance costs, based on the actual borrowing amounts on June 13, 2000 and the contractual interest rates based on the 3-month LIBOR rates. The 3-month LIBOR rates used were 6.81% and 6.77% at March 31, 2000 and June 30, 2000, respectively.

                                                                   Three months
                                                      Year ended       ended
                                                    March 31, 2000 June 30, 2000
                                                    -------------- -------------
   Net interest expense:
   Elimination of historical Weigh-Tronix, LLC
    interest expense..............................     $ 6,020        $ 2,280
   Elimination of historical Weigh-Tronix, LLC
    interest income...............................        (329)           (51)
   Elimination of pro forma interest expense
    relating to Weigh-Tronix, LLC acquisitions....          60             --
   Elimination of historical Avery Berkel interest
    expense.......................................         267             12
   Elimination of historical Avery Berkel interest
    income........................................      (3,248)           (59)
                                                       -------        -------
   Total elimination of net interest expense......      (2,770)        (2,182)
                                                       -------        -------
   Interest expense on the new debt:
   Interest on the revolving credit facility,
    based on a rate of LIBOR plus 3.25%...........       2,917            726
   Interest on the tranche A term loan facility,
    based on a rate of LIBOR plus 3.25%...........       2,961            737
   Interest on the tranche B term loan facility,
    based on a rate of LIBOR plus 3.75%...........       4,212          1,049
   Commitment fee on unused revolving credit
    facility at 0.5%..............................         105             26
   Interest on the senior subordinated notes at
    12.5%.........................................      12,024          2,997
                                                       -------        -------
   Pro forma cash interest expense(a).............      22,219          5,535
                                                       -------        -------
   Amortization of estimated debt issue costs
    relating to the tranche A and tranche B term
    loan facilities, revolving credit facility,
    and senior subordinated notes under the
    interest method over the life of the various
    instruments...................................       1,563            405
                                                       -------        -------
   Total pro forma interest expense...............      23,782          5,940
                                                       -------        -------
   Net increase in interest expense...............     $21,012        $ 3,758
                                                       =======        =======

    NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2000 AND THE THREE MONTHS ENDED JUNE 30, 2000

                (US$ thousands, unless otherwise indicated)

--------

  (a) The interest on the revolving credit facility, tranche A term loan facility and tranche B term loan facility are variable and based on the 3-month LIBOR rate. A change of 1/8% in LIBOR would change the interest expense on the revolving credit facility and the term loan facilities by approximately $123 and $31 for the year ended March 31, 2000 and the three months ended June 30, 2000, respectively.

(6) Reflects the income tax adjustment required to result in a pro forma income tax provision based on Weigh-Tronix's historical tax provision using historical amounts and the direct tax effects of the pro forma transactions described herein. An estimated effective statutory income tax rate of 38% was applied to the company's pro forma adjustments, which excludes $1.8 million and $0.4 million of goodwill amortization as of March 31, 2000 and June 30, 2000, respectively, as it is not deductible for income tax purposes.

                                                               Three months
                                                  Year ended       ended
                                                March 31, 2000 June 30, 2000
                                                -------------- -------------
   Tax benefit on the pro forma adjustments at
    an estimated effective income tax rate of
    38%........................................     $9,587         $775

(7) The pro forma adjustment for the 12% dividends accrued on the preferred member interest for the year ended March 31, 2000 was calculated by multiplying the $9.6 million of the interest by the annual dividend rate of 12%. The pro forma adjustment for the 12% dividends accrued on the preferred member interest for the quarter ended June 30, 2000 was calculated by multiplying the $9.6 million of the interest by the quarterly dividend rate of 3% and reducing the result by the $54 that was recorded in the historical unaudited consolidated interim financial statements for Weigh-Tronix, LLC for the three months ended June 30, 2000.

(8) EBITDA is defined as income (loss) before income taxes, interest expense, interest income, depreciation and amortization and extraordinary items. EBITDA should not be considered in isolation or as an alternative to, or more meaningful than amounts determined in accordance with generally accepted accounting principles including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations, financing or investing activities as a measure of liquidity. EBITDA is presented as additional information because management believes it is a useful financial indicator of a company's ability to service and or incur indebtedness. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to similarly titled measures of other companies.

   EBITDA is calculated as follows:

                                                                 Three months
                                                    Year ended       ended
                                                  March 31, 2000 June 30, 2000
                                                  -------------- -------------
   Loss before benefit for income taxes..........    $(9,265)      $(10,548)
   Income taxes included in equity in loss
    (income) of unconsolidated affiliates(a).....        350             61
   Minority interest in income (loss) of
    subsidiary(b)................................       (163)           178
   Goodwill and intangible amortization relating
    to merger (See Note 4).......................      5,574          1,087
   Net interest expense (See Note 5).............     23,782          5,940
   Depreciation and amortization relating to
    Weigh-Tronix(c)..............................      4,953          1,801
   Depreciation and amortization relating to
    Avery Berkel(c)..............................      9,069          1,573
   Avery Berkel share of associate interest
    expense (income).............................         10             (2)
                                                     -------       --------
   EBITDA........................................    $34,310       $     90
                                                     =======       ========

    NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2000 AND THE THREE MONTHS ENDED JUNE 30, 2000

                (US$ thousands, unless otherwise indicated)

 --------

  (a) In accordance with U.S. GAAP, the income taxes relating to the equity in loss (income) of unconsolidated affiliates are presented in the statement of operations within the equity in loss (income) of unconsolidated affiliates.

  (b) Represents the elimination of the historical minority interest in the income (loss) of subsidiary of $114 and $(178) for the year ended March 31, 2000 and the three months ended June 30, 2000, respectively. The minority interest in the income of subsidiary for the year ended March 31, 2000 was grossed up for the related tax effects. The related tax impact was determined using the United Kingdom corporation tax rate in effect for the year ended March 31, 2000 of 30.0%. There were no income taxes recorded for the minority interest in the three months ended June 30, 2000.

  (c) The depreciation and amortization amounts represent the amounts per the Summary Historical Financial Information and the Selected Historical Financial Information, except that depreciation and amortization relating to Weigh-Tronix, LLC for the year ended March 31, 2000 was adjusted for the pro forma adjustment of $89 (see Note 1(a) above). Also, depreciation and amortization for Avery Berkel for the three months ended June 30, 2000 represents depreciation and amortization for the pre-acquisition period only (April 1, 2000-June 13, 2000).

           SELECTED HISTORICAL FINANCIAL INFORMATION FOR WEIGH-TRONIX

   The following is the Selected Historical Financial Information for Weigh-Tronix at the dates and for the periods indicated. The Selected Historical Financial Information for Weigh-Tronix Scale Products Business (the "Predecessor") for the year ended March 31, 1998 and the one month ended April 30, 1998 have been derived from the Predecessor combined financial statements audited by PricewaterhouseCoopers, independent accountants, included elsewhere in this prospectus. Weigh-Tronix, LLC acquired the Predecessor on May 1, 1998 in a purchase transaction. Accordingly, historical financial information for the Predecessor for the year ended March 31, 1998 and the one month ended April 30, 1998 may not be comparable to the data for subsequent periods. The Selected Historical Financial Information for Weigh-Tronix for the 11 months ended March 31, 1999 and the year ended March 31, 2000 have been derived from the consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants, included elsewhere in this prospectus. The interim financial data as of June 30, 1999 and June 30, 2000 are unaudited. However, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods.

   We have included presentations of EBITDA and Adjusted EBITDA, as defined herein in notes 1 and 2, respectively, which we believe are appropriate to reflect our ongoing operations.

                              Predecessor                Weigh-Tronix, LLC
                          -------------------- ----------------------------------------
                                                                       Three months
                            Year     One month 11 months                   ended
                            ended      ended     ended    Year ended ------------------
                          March 31,  April 30, March 31,  March 31,  June 30,  June 30,
                            1998       1998      1999        2000      1999      2000
                          ---------  --------- ---------  ---------- --------  --------
                           (US $ thousands,       (US $ thousands, except ratios)
                            except ratios)
Statement of Operations
 Data:
Revenues................  $113,851    $10,864  $110,178    $126,127  $29,451   $ 43,522
Cost of revenues........    79,359      7,389    81,462      84,873   19,971     32,103
                          --------    -------  --------    --------  -------   --------
Gross profit............    34,492      3,475    28,716      41,254    9,480     11,419
Operating expenses......    30,567      2,724    27,226      32,926    7,208     13,260
                          --------    -------  --------    --------  -------   --------
Operating income
 (loss).................     3,925        751     1,490       8,328    2,272     (1,841)
Net interest expense
 (income)...............       (15)        (4)    5,923       5,691    1,621      2,229
Other expense (income),
 net....................        54        (30)      178        (327)    (397)       (25)
Equity in loss of
 unconsolidated joint
 venture................       --         --        --           38       10        --
                          --------    -------  --------    --------  -------   --------
Income (loss) before
 provision (benefit) for
 income taxes, minority
 interest in income of
 subsidiary and
 extraordinary loss.....     3,886        785    (4,611)      2,926    1,038     (4,045)
Provision (benefit) for
 income taxes...........     2,186        375     1,555       1,316      318        (68)
Minority interest in
 income of subsidiary...       --         --        --          --       --          46
                          --------    -------  --------    --------  -------   --------
Income (loss) before
 extraordinary loss.....     1,700        410    (6,166)      1,610      720      4,023
Extraordinary (loss),
 net of income tax
 benefit of $66.........       --         --        --          --       --      (2,549)
                          --------    -------  --------    --------  -------   --------
Income (loss) before
 dividends on preferred
 member interest........     1,700        410    (6,166)      1,610      720     (6,572)
12% dividends accrued on
 preferred member
 interest...............       --         --       --           --       --          54
                          --------    -------  --------    --------  -------   --------
Net income (loss)
 available to Members...  $  1,700    $   410  $ (6,166)   $  1,610  $   720   $ (6,626)
                          ========    =======  ========    ========  =======   ========
Other Financial Data:
EBITDA, as
 defined(/1/)...........  $  9,551    $ 1,271  $  5,172    $ 13,481  $ 3,793   $    (61)
Adjusted EBITDA, as
 defined(/2/)...........     9,551      1,271    12,495      14,280    3,838      4,069
Depreciation and
 amortization...........     5,680        490     3,860       4,864    1,134      1,801
Cash interest
 expense(/3/)...........        27        --      5,576       5,719    1,507      2,039
Net cash provided by
 (used in) operating
 activities.............     3,538        911    10,671       7,764      866       (951)
Net cash used in
 investing activities...     3,516        209    80,310       4,853      577    164,470
Net cash provided by
 (used in) financing
 activities.............    (4,837)    (1,439)   73,862      (2,274)  (1,628)   176,855
Capital expenditures....     3,675        209     2,356       2,736      401        698
Ratio of earnings to
 fixed charges(/4/).....      6.19x     14.77x      --         1.45x    1.48x       --
Supplemental ratio of
 earnings to fixed
 charges(/5/)...........      6.19x     14.77x     1.25x       1.45x    1.48x      0.47x
Balance Sheet Data (as
 of the end of the
 period):
Working capital.........  $ 34,378             $ 17,144    $ 20,552  $19,754    $92,436
Total assets............    99,387               94,055      95,207   92,091    363,104
Total debt..............       130               58,611      55,989   56,888    194,975
Other long-term
 obligations............       --                   317         130      311      3,332
Mandatorily redeemable
 membership interests...       --                 2,205       3,098    2,205     12,412
Shareholder's net
 investment/Members'
 equity.................    81,721                8,921       9,485    9,130     44,505

(1) EBITDA is defined as income (loss) before income taxes, extraordinary loss, interest expense, interest income and depreciation and amortization. EBITDA should not be considered in isolation or as an alternative to, or more meaningful than amounts determined in accordance with generally accepted accounting principles including: (a) operating income as an indicator of operating performance or (b) cash flows from operations, financing or investing activities as a measure of liquidity. EBITDA is presented as additional information because management believes it is a useful financial indicator of a company's ability to service and or incur indebtedness. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to similarly titled measures of other companies.

                                 Predecessor                Weigh-Tronix, LLC
                             ------------------- ----------------------------------------
                                          One       11
                               Year      month    months     Year    Three months ended
                               ended     ended     ended     ended   --------------------
                             March 31, April 30, March 31, March 31, June 30,   June 30,
                               1998      1998      1999      2000      1999       2000
                             --------- --------- --------- --------- ---------  ---------
                              (US $ thousands)              (US $ thousands)
   Income (loss) before
    provision (benefit) for
    income taxes and
    extraordinary loss.....   $3,886    $  785    $(4,611)  $ 2,926     $1,038  $  (4,091)
   Interest income.........      (42)       (4)        (9)     (329)       (14)       (51)
   Interest expense........       27       --       5,932     6,020      1,635      2,280
   Depreciation and
    amortization...........    5,680       490      3,860     4,864      1,134      1,801
                              ------    ------    -------   -------   --------  ---------
   EBITDA..................   $9,551    $1,271    $ 5,172   $13,481     $3,793  $     (61)
                              ======    ======    =======   =======   ========  =========

(2) Adjusted EBITDA equals EBITDA as defined in (1) above adjusted for income and expense items which management believes are either non-recurring, non-cash or both. Adjusted EBITDA should not be considered in isolation or as an alternative to, or more meaningful than amounts determined in accordance with generally accepted accounting principles including: (a) operating income as an indicator of operating performance or (b) cash flows from operations, financing or investing activities as a measure of liquidity. Adjusted EBITDA is presented as additional information because management believes it is a useful financial indicator of a company's ability to service and or incur indebtedness. Because adjusted EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to similarly titled measures of other companies.

                                 Predecessor                Weigh-Tronix, LLC
                             ------------------- ----------------------------------------
                                          One       11
                               Year      month    months     Year    Three months ended
                               ended     ended     ended     ended   --------------------
                             March 31, April 30, March 31, March 31, June 30,   June 30,
                               1998      1998      1999      2000      1999       2000
                             --------- --------- --------- --------- ---------  ---------
                              (US $ thousands)              (US $ thousands)
   EBITDA, as defined in
    (1) above..............   $9,551    $1,271    $ 5,172   $13,481      $3,793  $     (61)
   Non-cash compensation
    expense associated with
    the company's
    membership
    interests(a)...........      --        --       1,110       169          45      1,714
   Non-recurring inventory
    fair value adjustment
    resulting from the
    purchase accounting of
    the acquisition of the
    Predecessor(b).........      --        --       6,213       --          --         --
   Non-recurring inventory
    fair value adjustment
    resulting from the
    purchase accounting of
    the acquisition of
    Avery Berkel(c)........      --        --         --        --          --       2,416
   Non-recurring terminated
    deal fees(d)...........      --        --         --        630         --         --
                              ------    ------    -------   -------   ---------  ---------
   Adjusted EBITDA.........   $9,551    $1,271    $12,495   $14,280      $3,838     $4,069
                              ======    ======    =======   =======   =========  =========

  (a) In connection with the formation of Weigh-Tronix, LLC on May 1, 1998 and the purchase of Avery Berkel on June 13, 2000, membership interests were allocated to certain members of management. Depending on the characteristics of the membership interests that were granted, compensation expense was recorded. Due to the non-cash nature of these charges, the charges have been added back to calculate Adjusted EBITDA.

  (b) In connection with the acquisition of the Predecessor in a purchase transaction on May 1, 1998, Weigh-Tronix, LLC recorded a non-recurring inventory fair value adjustment of $6.2 million in the 11 months ended March 31, 1999 to reflect the purchase of inventory at fair value. Due to the non-recurring nature of this charge, the amortization of the inventory fair value adjustment has been added back to calculate Adjusted EBITDA.

  (c) In connection with the acquisition of Avery Berkel on June 13, 2000, Weigh Tronix, LLC recorded a non-recurring inventory fair value adjustment of $16.3 million as of June 13, 2000 to reflect the purchase of inventory at fair value. In the quarter ended June 30, 2000, the Company amortized $2.4 million of this fair value adjustment. Due to the non-recurring nature of this charge, the amortization of the inventory fair value adjustment has been added back to calculate Adjusted EBITDA.

  (d) During the year ended March 31, 2000, the company incurred various non-recurring fees for legal, consulting, accounting and tax services in connection with potential acquisitions. Since these acquisitions did not materialize, these costs were added back to calculate Adjusted EBITDA.

(3) Cash interest expense consists of interest expense before amortization of deferred financing costs.

(4) For purposes of calculating the ratio of earnings to fixed charges, earnings represent pre-tax income (loss) before adjustments for equity in loss of unconsolidated joint venture and minority interests in consolidated subsidiaries, plus fixed charges. Fixed charges consist of interest on all indebtedness plus a proportion of rental expense deemed to be representative of the interest factor.

                                Predecessor                 Weigh-Tronix, LLC
                            -------------------- ----------------------------------------
                                       One month 11 months            Three months ended
                            Year ended   ended     ended   Year ended -------------------
                            March 31,  April 30, March 31, March 31,  June 30,  June 30,
                               1998      1998      1999       2000      1999      2000
                            ---------- --------- --------- ---------- --------- ---------
                              (US $ thousands,
                               except ratios)        (US $ thousands, except ratios)
   Pre-tax income (loss)
    before adjustments for
    equity in loss of
    unconsolidated joint
    venture and minority
    interests in
    consolidated
    subsidiaries...........   $3,886    $  785    $(4,611)   $2,964      $1,048   $(4,045)
                              ======    ======    =======    ======    ======== =========
   Fixed charges:
   Cash interest expense...   $   27    $  --     $ 5,576    $5,719      $1,507     2,039
   Amortization of debt
    issuance costs.........      --        --         356       301         128       241
   Rental expense..........      722        57        488       581         547       814
                              ------    ------    -------    ------    -------- ---------
   Total fixed charges.....   $  749    $   57    $ 6,420    $6,601    $  2,182 $   3,094
                              ------    ------    -------    ------    -------- ---------
   Pre-tax income (loss)
    before adjustments for
    equity in loss of
    unconsolidated joint
    venture and minority
    interests in
    consolidated
    subsidiaries, plus
    fixed charges..........   $4,635    $  842    $ 1,809    $9,565    $  3,230 $    (951)
                              ======    ======    =======    ======    ======== =========
   Ratio of earnings to
    fixed charges(a).......    6.19x    14.77x        --      1.45x       1.48x       --
                              ======    ======    =======    ======    ======== =========

  (a) Due to the company's loss before provision for income taxes in the 11 months ended March 31, 1999 and the three months ended June 30, 2000, the ratio coverage for those periods was less than 1:1. The company must generate additional pre-tax income of $4.6 million and $4.0 million for the 11 months ended March 31, 1999 and the three months ended June 30, 2000, respectively, to achieve a coverage ratio of 1:1 in those periods. See Note (5) below for discussion of the "Supplemental ratio of earnings to fixed charges" calculation.

(5) For the 11 months ended March 31, 1999 and the three months ended June 30, 2000, the company incurred a pre-tax loss. Included in the two loss periods was the impact of a non-recurring charge relating to the amortization of the inventory fair value adjustment that was recorded in the purchase accounting of the Predecessor and Avery Berkel. The company's ratio of earnings to fixed charges, excluding the impact of the inventory fair value adjustments, for the 11 months ended March 31, 1999 and the three months ended June 30, 2000, was 1.25x and 0.47x, respectively.

                         SELECTED HISTORICAL FINANCIAL
                     INFORMATION FOR THE AVERY BERKEL GROUP

   The following is the Selected Historical Financial Information for the Avery Berkel Group at the dates and for the periods indicated. The Selected Historical Financial Information for the Avery Berkel Group for the years ended March 31, 1998, March 31, 1999 and March 31, 2000 have been derived from the combined financial statements audited by Deloitte & Touche, independent accountants, included elsewhere in this prospectus.

   The combined financial statements of the Avery Berkel Group have been prepared in accordance with generally accepted accounting principles in the United Kingdom ("U.K. GAAP"), which differs in certain material respects from generally accepted accounting principles in the United States ("U.S. GAAP"). The principal differences between U.K. GAAP and U.S. GAAP are summarized in
Note 28 to the audited combined financial statements of the Avery Berkel Group included elsewhere in this prospectus.

   We have included presentations of EBITDA and Adjusted EBITDA, as defined herein in notes 2, 3, 5 and 6, which we believe are appropriate to reflect our ongoing operations.

                                             Avery Berkel Group
                               ------------------------------------------------
                                                 Year ended
                               ------------------------------------------------
                                  March 31,       March 31,
                                    1998            1999        March 31, 2000
                               --------------- ---------------  ---------------
                                            ((Pounds) thousands)
Profit and Loss Account Data:
Amounts in accordance with
 U.K. GAAP
Turnover.....................  (Pounds)149,031 (Pounds)146,346  (Pounds)155,484
Gross profit.................           57,995          56,343           58,788
Operating profit.............            8,300           5,378            5,459
Share of operating profit of
 associates..................              990             564              471
                               --------------- ---------------  ---------------
Total operating profit.......            9,290           5,942            5,930
Profit on ordinary activities
 before taxation.............           12,037           8,180            8,907
Profit on ordinary activities
 after taxation..............            8,572           5,150            6,677
Equity minority interests....              --             (115)             (71)
                               --------------- ---------------  ---------------
  Profit on ordinary
   activities attributable to
   shareholders..............  (Pounds)  8,572 (Pounds)  5,035  (Pounds)  6,606
                               =============== ===============  ===============
Amounts in accordance with
 U.S. GAAP
Turnover.....................  (Pounds)149,031 (Pounds)146,346  (Pounds)155,484
Operating profit.............            8,065           5,729            6,100
Profit on ordinary activities
 before taxation in
 accordance with U.S.
 GAAP(/1/)...................           11,483           8,336            9,322
Combined net income under
 U.S. GAAP...................            7,758           5,142            7,017

                                              Avery Berkel Group
                                 ---------------------------------------------
                                                  Year ended
                                 ---------------------------------------------
                                   March 31,      March 31,
                                      1998           1999       March 31, 2000
                                 -------------- --------------  --------------
                                             ((Pounds) thousands)
Other Financial Data:
Amounts in accordance with U.K.
 GAAP
EBITDA, as defined(/2/)........  (Pounds)17,553 (Pounds)14,226  (Pounds)12,617
Adjusted EBITDA, as
 defined(3)....................          17,108         14,115          13,274
Depreciation and amortization..           6,016          6,485           5,668
Net cash inflow from operating
 activities....................          11,229         10,167           2,313
Capital expenditures...........           2,712          3,341           1,801
Research and development.......           2,725          4,313           4,667
Ratio of earnings to fixed
 charges(/4/)..................          20.06x         10.98x           9.04x
Amounts in accordance with U.S.
 GAAP
EBITDA, as defined(/5/)........  (Pounds)17,273 (Pounds)14,645  (Pounds)13,295
Adjusted EBITDA, as
 defined(6)....................          16,828         14,534          13,952
Depreciation and amortization..           6,016          6,529           5,712
Net cash provided by operating
 activities....................           8,261          6,476           9,350
Net cash flows used in
 investing activites...........           2,380          2,980           1,658
Net cash provided by (used in)
 financing activities..........             248         (3,095)        (13,694)
Capital expenditures...........           2,712          3,341           1,801
Ratio of earnings to fixed
 charges(/7/)..................          19.65x         11.44x           9.65x
Balance Sheet Data (at the end
 of the period):
Amounts in accordance with U.K.
 GAAP
Fixed assets...................  (Pounds)23,212 (Pounds)21,003  (Pounds)18,100
Current assets.................          73,647         84,536          81,339
Total assets...................          96,859        105,539          99,439
Creditors (amounts falling due
 within one year)..............          71,418         75,254          92,376
Non-current liabilities........           7,922          7,581           6,927
Minority interest..............              --          3,193           3,115
Shareholders' funds............          17,519         19,511          (2,979)
Amounts in accordance with U.S.
 GAAP(/8/)
Fixed assets...................  (Pounds)33,951 (Pounds)33,107  (Pounds)25,513
Current assets.................          67,532         77,537          81,339
Total assets...................         101,483        110,644         106,852
Creditors (amounts falling due
 within one year)..............          67,706         70,935          96,870
Non-current liabilities........           6,762          7,426             153
Minority interest..............              --          3,193           3,115
Equity shareholders' funds.....          27,015         29,090           6,714

(1) The following table reconciles profit on ordinary activities before taxation in accordance with U.K. GAAP to U.S. GAAP:

                                            Avery Berkel Group
                                --------------------------------------------
                                                Year ended
                                --------------------------------------------
                                                  March 31,      March 31,
                                March 31, 1998      1999           2000
                                --------------  -------------  -------------
                                           ((Pounds) thousands)
   Profit on ordinary
    activities before taxation
    in accordance with U.K.
    GAAP....................... (Pounds)12,037  (Pounds)8,180  (Pounds)8,907
   U.S. GAAP adjustments:
   Pensions and other employee
    benefits...................             57            517            501
   Restructuring...............           (363)            --             --
   Vacation....................             91           (102)           204
   Push down expenses..........            (20)           (20)           (20)
   Goodwill....................             --            (44)           (44)
   Associated undertakings.....            (45)            24             (7)
   Income taxes related to
    share of operating profit
    of associates(a)...........           (274)          (219)          (219)
                                --------------  -------------  -------------
   Profit on ordinary
    activities before taxation
    in accordance with U.S.
    GAAP....................... (Pounds)11,483  (Pounds)8,336  (Pounds)9,322
                                --------------  -------------  -------------

  --------
  (a)Share of operating profit of associates is presented net of the related income taxes in pre-tax income under U.S. GAAP.

(2) EBITDA is defined as profit on ordinary activities before taxation, interest expense, interest income and depreciation and amortization. EBITDA should not be considered in isolation or as an alternative to, or more meaningful than amounts determined in accordance with generally accepted accounting principles including: (a) operating income as an indicator of operating performance or (b) cash flows from operations, financing or investing activities as a measure of liquidity. EBITDA is presented as additional information because management believes it is a useful financial indicator of a company's ability to service and or incur indebtedness. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to similarly titled measures of other companies. The following table presents EBITDA under U.K. GAAP.

                                           Avery Berkel Group
                              ----------------------------------------------
                                               Year ended
                              ----------------------------------------------
                              March 31, 1998  March 31, 1999  March 31, 2000
                              --------------  --------------  --------------
                                          ((Pounds) thousands)
   Profit on ordinary
    activities before
    taxation................. (Pounds)12,037  (Pounds) 8,180  (Pounds) 8,907
   Interest income...........           (663)           (422)         (2,030)
   Interest expense..........            212             171             167
   Share of associate
    interest.................            (49)            (22)              6
   Depreciation and
    amortization.............          6,016           6,485           5,668
   Equity minority interest,
    excluding taxes(a).......             --            (166)           (101)
                              --------------  --------------  --------------
   EBITDA.................... (Pounds)17,553  (Pounds)14,226  (Pounds)12,617
                              --------------  --------------  --------------

  (a) Represents the inclusion of the equity minority interest of (Pounds)115 and (Pounds)71 for the years ended March 31, 1999 and March 31, 2000, respectively, grossed up for the related tax effects. The related tax impact was determined using the United Kingdom Corporation tax rates in effect in the years ended March 31, 1999 and March 31, 2000 of 31.0% and 30.0%, respectively.

(3) Adjusted EBITDA equals EBITDA as defined in (2) above adjusted for income and expense items which management believes are either non-recurring, non-cash or both. Adjusted EBITDA should not be considered in isolation or as an alternative to, or more meaningful than amounts determined in accordance with generally accepted accounting principles including: (a) operating income as an indicator of operating performance or (b) cash flows from operations, financing or investing activities as a measure of liquidity. Adjusted EBITDA is presented as additional information because management believes it is a useful financial indicator of a company's ability to service and or incur indebtedness. Because Adjusted EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to similarly titled measures of other companies. The following table presents Adjusted EBITDA under U.K. GAAP.

                                             Avery Berkel Group
                                ----------------------------------------------
                                                 Year ended
                                ----------------------------------------------
                                March 31, 1998  March 31, 1999  March 31, 2000
                                --------------  --------------  --------------
                                            ((Pounds) thousands)
   EBITDA, as defined in (2)
    above.....................  (Pounds)17,553  (Pounds)14,226  (Pounds)12,617
   Profit on sale of fixed
    assets, including
    vehicles(a)...............          (2,247)         (1,965)         (1,120)
   Non-recurring Year 2000
    costs of Avery Berkel(b)..             933           2,937           1,702
   Restructuring..............           1,689               7             195
   Operating expense impact of
    vehicle leases(c).........          (1,570)         (1,090)           (120)
   Management fee(d)..........             750              --              --
                                --------------  --------------  --------------
   Adjusted EBITDA............  (Pounds)17,108  (Pounds)14,115  (Pounds)13,274
                                --------------  --------------  --------------

  (a) Represents profit on sale of fixed assets, including land, buildings and motor vehicles. Due to the non-recurring nature of these gains, these amounts are excluded from Adjusted EBITDA.

  (b) Amounts represent non-recurring costs to become Year 2000 compliant, including implementation costs for a new BAAN computer system. Management believes these costs will not be incurred subsequent to completion of the BAAN system implementation.

  (c) Avery Berkel changed its fleet vehicle policy from owned vehicles to operating leases starting in June 1998. The adjustment reflects the pro forma impact of applying operating lease expense to the vehicles leased by Avery Berkel as of March 31, 2000.

  (d) Amount represents management charge allocations from Avery Berkel's former parent, Marconi plc. Due to the non-recurring nature of those charges, amount is added back to calculate Adjusted EBITDA.

(4) For purposes of calculating the ratio of earnings to fixed charges, earnings represent profit on ordinary activities before taxation before adjustment for Avery Berkel's share of operating profit of associates and associate interest plus fixed charges. Fixed charges consist of interest on all indebtedness plus a proportion of rental expense deemed to be representative of the interest factor. The following table calculates the ratio of earnings to fixed charges accounted for in accordance with U.K. GAAP.

                                              Avery Berkel Group
                                  --------------------------------------------
                                                  Year ended
                                  --------------------------------------------
                                                    March 31,      March 31,
                                  March 31, 1998      1999           2000
                                  --------------  -------------  -------------
                                     ((Pounds) thousands, except ratios)
   Amounts in accordance with
    U.K. GAAP
   Profit on ordinary activities
    before taxation before
    adjustment for Avery
    Berkel's share of operating
    profit of associates and
    associate interest..........  (Pounds)10,998  (Pounds)7,594  (Pounds)8,442
                                  ==============  =============  =============
   Fixed charges:
   Interest expense.............  (Pounds)   212  (Pounds)  171  (Pounds)  167
   Rental of plant and
    machinery...................             157            279            580
   Rental of other assets.......             208            311            303
                                  --------------  -------------  -------------
   Total fixed charges..........  (Pounds)   577  (Pounds)  761  (Pounds)1,050
                                  --------------  -------------  -------------
   Profit on ordinary activities
    before taxation before
    adjustment for Avery
    Berkel's share of operating
    profit of associates and
    associate interest, plus
    fixed charges...............  (Pounds)11,575  (Pounds)8,355  (Pounds)9,492
                                  ==============  =============  =============
   Ratio of earnings to fixed
    charges.....................           20.06x         10.98x          9.04x
                                  ==============  =============  =============

(5)The following table reconciles EBITDA presented under U.K. GAAP to EBITDA presented under U.S. GAAP:

                                             Avery Berkel Group
                                ----------------------------------------------
                                                 Year ended
                                ----------------------------------------------
                                March 31, 1998  March 31, 1999  March 31, 2000
                                --------------  --------------  --------------
                                            ((Pounds) thousands)
   EBITDA presented under U.K.
    GAAP......................  (Pounds)17,553  (Pounds)14,226  (Pounds)12,617
   U.S. GAAP adjustments:
   Pensions and other employee
    benefits..................              57             517             501
   Restructuring..............            (363)             --              --
   Vacation...................              91            (102)            204
   Push down expenses.........             (20)            (20)            (20)
   Associated undertakings....             (45)             24              (7)
                                --------------  --------------  --------------
   EBITDA presented under U.S.
    GAAP......................  (Pounds)17,273  (Pounds)14,645  (Pounds)13,295
                                ==============  ==============  ==============

(6)The following table reconciles Adjusted EBITDA presented under U.K. GAAP to Adjusted EBITDA presented under U.S. GAAP:

                                           Avery Berkel Group
                              ----------------------------------------------
                                               Year ended
                              ----------------------------------------------
                              March 31, 1998  March 31, 1999  March 31, 2000
                              --------------  --------------  --------------
                                          ((Pounds) thousands)
   Adjusted EBITDA presented
    under U.K. GAAP.......... (Pounds)17,108  (Pounds)14,115  (Pounds)13,274
   U.S. GAAP adjustments:
   Pensions and other
    employee benefits........             57             517             501
   Restructuring.............           (363)             --              --
   Vacation..................             91            (102)            204
   Push down expenses........            (20)            (20)            (20)
   Associated undertakings...            (45)             24              (7)
                              --------------  --------------  --------------
   Adjusted EBITDA presented
    under U.S. GAAP.......... (Pounds)16,828  (Pounds)14,534  (Pounds)13,952
                              ==============  ==============  ==============

(7) For purposes of calculating the ratio of earnings to fixed charges, earnings represent profit on ordinary activities before taxation before adjustment for Avery Berkel's share of operating profit of associates and associate interest plus fixed charges. Fixed charges consist of interest on all indebtedness plus a proportion of rental expense deemed to be representative of the interest factor. The following table calculates the ratio of earnings to fixed charges accounted for in accordance with U.S. GAAP.

                                              Avery Berkel Group
                                  ---------------------------------------------
                                                  Year ended
                                  ---------------------------------------------
                                                    March 31,
                                  March 31, 1998      1999       March 31, 2000
                                  --------------  -------------  --------------
                                      ((Pounds) thousands, except ratios)
   Amounts in accordance with
    U.S. GAAP
   Profit on ordinary activities
    before taxation before
    adjustment for Avery
    Berkel's share of operating
    profit of associates and
    associate interest..........  (Pounds)10,763  (Pounds)7,945  (Pounds) 9,083
                                  ==============  =============  ==============
   Fixed charges:
   Interest expense.............  (Pounds)   212  (Pounds)  171  (Pounds)   167
   Rental of plant and
    machinery...................             157            279             580
   Rental under other operating
    leases......................             208            311             303
                                  --------------  -------------  --------------
   Total fixed charges..........  (Pounds)   577  (Pounds)  761  (Pounds) 1,050
                                  --------------  -------------  --------------
   Profit on ordinary activities
    before taxation before
    adjustment for Avery
    Berkel's share of operating
    profit of associates and
    associate interest..........  (Pounds)11,340  (Pounds)8,706  (Pounds)10,133
                                  ==============  =============  ==============
   Ratio of earnings to fixed
    charges.....................           19.65x         11.44x           9.65x
                                  ==============  =============  ==============

(8) Balance sheet information is presented herein on a U.S. GAAP basis. However, the classification of individual balances within the balance sheet is in accordance with U.K. GAAP.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read in conjunction with the "Selected Historical Financial Information for Weigh-Tronix" and the "Selected Historical Financial Information for the Avery Berkel Group" as well as the financial statements of Weigh-Tronix Scale Products Business (the "Predecessor"), Weigh-Tronix, LLC and the Avery Berkel Group, which are included in this prospectus beginning on page F-1. The financial statements of the Predecessor and those of Weigh-Tronix, LLC are prepared in accordance with U.S. GAAP. The financial statements of the Avery Berkel Group are prepared in accordance with U.K. GAAP, which differ in important ways from U.S. GAAP. The main differences between U.K. GAAP and U.S. GAAP as they relate to the Avery Berkel Group are described in Note 28 to the Combined Financial Statements of the Avery Berkel Group.

   Our interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. Operating results for the three months ended June 30, 2000 are not necessarily indicative of the results to be expected for the full year ending March 31, 2001.

   The forward-looking statements in this discussion regarding the weighing industry, our expectations regarding future performance, liquidity and capital resources and other non-historical statements in this discussion include numerous risks and uncertainties, as described in the "Risk Factors" section of this prospectus. Our actual results may differ materially from those contained in any forward-looking statements.

Overview

   The company is the product of the merger of Weigh-Tronix, LLC and Avery Berkel. The company believes that its future operating results may not be directly comparable to historical operating results of either Weigh-Tronix, LLC or Avery Berkel individually due to the company's increased size, integration of the two businesses and related expected cost savings and operational improvements. The company's business has not generally been seasonal in nature. Several factors which have affected the reported operating results of the company are discussed below.

 Purchase Accounting

 Acquisition of the Predecessor

   On May 1, 1998, pursuant to a Stock and Asset Purchase Agreement, Weigh-Tronix, LLC acquired substantially all of the assets and assumed certain liabilities of Weigh-Tronix, Inc., Salter Weigh-Tronix Limited and Weigh-Tronix Canada, ULC and all of the outstanding shares of stock of Salter Housewares Limited and Salter Weigh-Tronix Pty Ltd (collectively the "Predecessor companies," or the "Predecessor") from Staveley Industries plc. Subsequent to May 1, 1998, all of the aforementioned companies are collectively referred to as the "Successor." The acquisition of the Predecessor was financed through a combination of debt and equity financing. The purchase price was approximately $81.8 million, including approximately $5.2 million of transaction costs. As a result of the purchase accounting, the company also recorded a one-time inventory fair value adjustment of $6.2 million in the 11 months ended March 31, 1999 to reflect the purchase of inventory at fair value as of the date of the acquisition of the Predecessor.

 Merger with Avery Berkel

   The merger has been accounted for as a purchase of Avery Berkel by Weigh-Tronix. As a result, the assets and liabilities of Avery Berkel are recorded at their estimated fair market values as of the completion of the merger. The purchase price and the fair value of assumed liabilities in excess of historical cost of Avery

Berkel's assets are allocated to inventory, property, plant and equipment, any identifiable intangible assets and goodwill. Consequently, post-merger period income statements will be affected by the amortization of such excess purchase price. The purchase price allocation reflected in the pro forma financial information is based on preliminary estimates. The actual purchase accounting adjustments are to be formalized, including the valuation of tangible assets of Avery Berkel and such adjustments may vary from the amounts reflected in the "Unaudited Pro Forma Combined Financial Data" included elsewhere in this prospectus.

 Potential Operating Improvements

   The company believes that, following a transition period for the integration of the Weigh-Tronix and Avery Berkel operations, it will be able to achieve substantial annual cost savings as compared with the stand alone operations of the two companies. Management has specifically identified approximately $12.0 million in savings, including: (1) elimination of redundant corporate offices;
(2) consolidation of manufacturing facilities and outsourcing of industrial and low end retail and mechanical scales from Asia; (3) service center and sales force rationalizations; and (4) elimination of duplicative research and development. Savings are net of incremental corporate expenses to accommodate our enlarged operations after the merger. To achieve these savings, the company will incur non-recurring cash integration costs of approximately $9.0 million in the 12 months following the merger. These costs will primarily be used to fund severance expenses, systems integration costs, lease and license termination fees, integration consulting assistance and other related costs. We expect to partially fund the activities through proceeds from the sale of closed facilities of approximately $2.0 million and inventory reduction programs of approximately $6.0 million. Further detail of the estimated cost savings are as follows:

   Elimination of redundant corporate office expenses--We expect to generate approximately $1.0 million in cost savings primarily from the consolidation of the Weigh-Tronix European Industrial headquarters function into the equivalent Avery Berkel facility and certain other corporate administrative cost savings prorams. These savings exclude non-recurinng expenses estimated to total $1.2 million. The specific cost savings programs include the elimination of certain information technology, accounting, order processing, operational support and corporate activities. Aproximately 43 positions will be eliminated in connection with the programs. These programs began in June 2000 and will be completed by June 2001.

   U.K. and other manufacturing facilities closures--We expect to generate approximately $7.5 million in annual cost savings from manufacturing facilities closure. Actions include closing the Weigh-Tronix European Industrial Manufacturing facility in West Bromwich and consolidating this production in to other existing facilities. In addition, outside of the U.K., we plan to close a major facility with the consolidation of this production into an existing facility. In connection with the relocation of production, we expect to totaling an estimated $3.2 million relating to the transfer of production, and severance associated with production and supervisory personnel. Approximately 395 positions will be eliminated in connection with these programs. These programs began in June 2000 and will be completed in June 2001. We believe that we can achieve such cost savings without otherwise affecting our cost base or impairing our sales as a result of available manufacturing capacity in Avery Berkel's Soho Foundry, Birmingham and other existing facilities.

   Service center facilities consolidation and sales force rationalization--We expect to generate approximately $3.0 million in annual cost savings primarily from the closure of 11 Weigh-Tronix service centers to eliminate duplicative service area coverage as well as service centers in Europe and North America. These savings exclude non-recurring expenses estimated to total $1.9 million relating to the transfer of servicing capacity, severance and lease termination costs. The specific cost savings programs include service center and sales personnel reductions totaling 101 and reduced operating lease rentals. This program began in June 2000 and will be completed in June 2001. We believe that we can achieve such cost savings without otherwise affecting the Company's cost base or impairing our sales as a result of significant overlap in service and sales coverage areas.

   Elimination of duplicative engineering and research and development costs-- We expect to generate approximately $1.5 million of cost savings by eliminating duplicative research and development activities and focusing on a single technology path for new product introductions and product enhancements. Weigh-Tronix research and development staff will be reduced by approximately 18 positions. These savings exclude non-recurring expenses estimated to total $0.2 million principally related to severance. This program began in June 2000 and will be completed in June 2001. We believe that we can achieve such cost savings without otherwise affecting our cost base or impairing sales as a result of the efficiencies realized by focusing on a single technology path.

   Additional corporate expenses--We plan to add approximately $1.0 million in annual expense relating to incremental treasury, tax, benefits administration and other corporate expenses expected to be incurred at Avery Berkel's European Industrial headquarters facility and certain other locations worldwide to accommodate our enlarged operations after the Merger.

   The cost savings and operational improvements described above are based on our estimates and assumptions that are inherently uncertain and are subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. See "Risk Factors--We may not be able to successfully integrate the operations of Avery Berkel and Weigh-Tronix."

 Strategic Acquisitions and Investments

   Weigh-Tronix, LLC. During the 11 months ended March 31, 1999 and the year ended March 31, 2000, Weigh-Tronix, LLC made various strategic acquisitions as set forth below. These acquisitions were financed primarily using existing debt facilities:

                                         Date of
   Name of Company Acquired            Acquisition     Purchase Price Goodwill
   ------------------------         ------------------ -------------- --------
                                                       (US$ millions)
   Mecmesin, Inc. ................. November 10, 1998       $0.6        $0.6
   GWS Weighing Systems Limited.... March 12, 1999          $0.6        $1.0
   Logtech-USA, Inc. .............. April 1, 1999           $0.3        $0.2
   Equatech Sales, Inc. ........... May 1, 1999             $0.3        $0.3
   Deben Systems Limited........... September 2, 1999       $1.2        $1.4
   Australian Weighing Co. Pty.
    Ltd. .......................... September 13, 1999      $0.1        $0.1
   Hallamshire Scales Limited...... October 4, 1999         $0.4        $0.5

   Avery Berkel. During the year ended March 31, 1999, Avery Berkel increased its ownership in Avery Berkel India Ltd. from 39.9% to 51.0%.

 External Factors Affecting the Company's Results of Operations

   The company is subject to currency translation risk and, to a lesser extent, currency transaction risk. Weigh-Tronix, LLC United Kingdom subsidiaries are subject to translation risk from converting local functional currencies to the U.S. dollar when it prepares its financial results.

   Avery Berkel historically reported its combined financial statements in sterling. Commencing with the closing of the merger, Avery Berkel reports its financial statements in U.S. dollars. As a result, Weigh-Tronix is subject to translation risk from converting local functional currencies to the U.S. dollar versus historical translations to sterling.

   The company also incurs currency transaction risk whenever one of its subsidiaries enters into a transaction that is denominated in a currency other than its functional currency. The majority of the company's revenue, operating expenses and cash flows are denominated in sterling and U.S. dollars. Consequently, the company is subject to currency transaction risk relating to the notes. For example, if sterling or the U.S. dollar were to weaken relative to the euro, our ability to satisfy the obligations under these notes could be reduced.

 Fluctuations in Interest Rates

   The company uses interest rate swap agreements to partially manage interest rate risk on its variable rate debt portfolio. Interest rate swap agreements are entered into at the time the related variable rate debt is issued to convert the variable rate debt to fixed debt. The interest differential to be paid or received under the related interest rate swap agreements is recognized over the life of the related debt and is included in interest expense.

Results of Operations-Weigh-Tronix, LLC

   The following discussion compares the results of operations for the three months ended June 30, 2000 with the three months ended June 30, 1999, the fiscal year ended March 31, 2000 with the 11 months ended March 31, 1999, and the 11 months ended March 31, 1999 to the results of operations of the Predecessor for the year ended March 31, 1998.

   The principal underlying differences in the operating results of the Predecessor compared with the Successor relate to: (1) the application of purchase accounting to fair value assets and liabilities purchased and resulting increases in depreciation and amortization; (2) increased interest expense resulting from the financing of the acquisition of the Predecessor; (3) lower benefit costs in the Successor financial statements due to implementation of defined contribution plans; (4) the effect of push down entries to reflect stand-alone costs; and (5) resulting differences in income taxes.

 Operating segments

   Weigh-Tronix, LLC is organized for management purposes into three reportable business segments: the North American Industrial division, the European Industrial division and the Consumer division.

   The North American Industrial division manufactures and markets industrial, agricultural and postal weighing systems as well as force measurement products throughout the U.S. and Canada. The industrial products manufactured by the division are primarily electronics based in nature and sales are made indirectly through a series of distributors who maintain their own service centers.

   The European Industrial division manufacturers and distributes electronic and railweight scales throughout Europe. In addition, the division also sells mechanical scales primarily to countries in the emerging markets. In the U.K., sales are mainly through a dedicated sales force while sales in Continental Europe are primarily through distributors. The division also has a large service revenue base in the U.K.

   The Consumer division distributes residential scales to the consumer sector primarily in the U.K. and the U.S.

   Included in Weigh-Tronix, LLC's consolidated results from operations for the three months ended June 30, 2000 are the post-acquisition results of operations of Avery Berkel, that totals 17 days. These results from operations have been affected by the application of purchase accounting estimates described above.

   The following table presents statement of operations line items as a percentage of revenues for the periods indicated on the basis described above.

                           Year    11 Months      Year    Three Months Ended
                           Ended     Ended        Ended   ----------------------
                         March 31, March 31,    March 31, June 30,     June 30,
                           1998      1999         2000      1999         2000
                         --------- ---------    --------- ---------    ---------
Income Statement Data:
Revenues................   100.0%    100.0%       100.0%       100.0%       100.0%
Cost of revenues........    69.7      73.9         67.3         67.8         73.8
                           -----     -----        -----    ---------    ---------
   Gross profit.........    30.3      26.1(/1/)    32.7         32.2         26.2(/1/)
Operating expenses:
  Selling, general and
   administrative.......    23.3      22.7         23.8         22.4         27.6
  Depreciation and
   amortization.........     3.5       2.0          2.3          2.1          2.8
                           -----     -----        -----    ---------    ---------
   Operating income.....     3.5       1.4          6.6          7.7         (4.2)
                           =====     =====        =====    =========    =========
Supplemental:(/1/)
Cost of revenues........    69.7      68.3         67.3         67.8         68.2
   Gross profit.........    30.3      31.7         32.7         32.2         31.8
Operating expenses:
  Selling, general and
   administrative.......    23.3      22.7         23.8         22.4         27.6
  Depreciation and
   amortization.........     3.5       2.0          2.3          2.1          2.8
                           -----     -----        -----    ---------    ---------
   Operating income.....     3.5%      7.0%         6.6%         7.7%         1.4%
                           =====     =====        =====    =========    =========

--------

(1) Gross profit for the 11 months ended March 31, 1999 and the three months ended June 30, 2000 reflects higher cost of sales due to the sale of the inventory that was recorded at fair value in the acquisition of the Predecessor on May 1, 1998 and Avery Berkel on June 13, 2000, respectively (the "inventory fair value adjustment"). The inventory fair value adjustment during the eleven months ended March 31, 1999 and the three months ended June 30, 2000 was $6.2 million and $2.4 million, respectively. The supplemental presentation of cost of revenue excludes the impact of the inventory fair value adjustments and is presented because management believes its gross margins without the inventory fair value adjustment are representative of its future gross margins.

 Three months ended June 30, 2000 compared with the three months ended June 30, 1999

 Revenues

   Revenues increased by $14.1 million, or 47.8%, from $29.5 million for the three months ended June 30, 1999 to $43.5 million for the three months ended June 30, 2000. The increase comprised: (1) the impact of seventeen days of operations of Avery Berkel of $13.8 million; (2) a decrease in net sales in the North American Industrial business of $1.2 million or 6.8% to $17.1 million from $18.3 million for the three months ended June 30, 1999; (3) an increase in the net sales of the European Industrial business of $1.0 million or 14.4%, to $8.0 million from $7.0 million for the three months ended June 30, 1999; and
(4) an increase in the net sales of the Consumer business of $0.6 million or 12.3%, to $4.7 million in the three months ended June 30, 2000 from $4.1 million for the three months ended June 30, 1999.

   The revenues generated by Avery Berkel in the 17 days post-acquisition were $13.8 million which consisted of: (1) $7.0 million of sales in the U.K.; (2) $2.5 million in sales to other European countries; (3) $1.9 million of sales to North America; (4) $1.3 million of sales to Asia-Pacific countries; and (5) $1.1 million of sales to African countries.

   The decrease in revenues in the North American Industrial business was largely attributable to: (1) the deferral of a lift truck scales order for $0.4 million; and (2) delays in orders of medium industrial scales of approximately $0.7 million.

   The increase in revenues in the European Industrial business was primarily attributable to: (1) increased light commercial sales of approximately $0.5 million; (2) increased sales recognized on installed rail weighing scales of $0.5 million; (3) a change in the postal rates in the U.K. which increased sales by $0.2 million; and (4) improvements in local currency sales, offset partly by unfavorable foreign exchange rates and reduced service revenue of $0.1 million.

   The increase in revenues in the Consumer business was primarily attributable to: (1) increased revenues from North America, with the consumer business gaining several large customers in the U.S. and Canada; and (2) increased demand from key accounts in continental Europe leading to increased local currency sales, partially offset by unfavorable foreign exchange rates.

 Gross profit

   Gross profit increased $1.9 million, or 20.5%, from $9.5 million in the three months ended June 30, 1999 to $11.4 million in the three months ended June 30, 2000. The primary reason for the increase in gross profit in the three months ended June 30, 2000 was the impact of the Avery Berkel acquisition that contributed $1.7 million in gross profit to the Company's consolidated results of operations. As a percentage of revenues, gross profit was 26.2% in the three months ended June 30, 2000 compared to 32.2% in the three months ended June 30, 1999, including the impact of 17 days of operations of Avery Berkel. Without the impact of the Avery Berkel operations, the Company's gross profit margin was 32.6%.

   Avery Berkel's gross profit for the 17 days post-acquisition was $1.7 million, or 12.6% of Avery Berkel's sales. In applying preliminary purchase accounting to the assets and liabilities of Avery Berkel, Avery Berkel's inventory value was increased by $16.3 million to reflect the fair value of the inventory. This increase, or fair value adjustment, is being amortized through cost of goods as the related inventory is sold. Gross profit has been reported after charging the amortization of the inventory step-up for the 17 days that amounted to $2.4 million. Excluding the amortization of the inventory fair value adjustment, Avery Berkel's gross profit for the 17 days was $4.1 million, or 30.1% of Avery Berkel sales.

   Gross profit in the North American Industrial business decreased $0.7 million, or 10.9%, from $6.1 million in the three months ended June 30, 1999 to $5.4 million in the three months ended June 30, 2000. As a percentage of revenues, gross profit was 31.8% in the three months ended June 30, 2000 compared to 33.3% in the three months ended June 30, 1999. The decrease in the gross profit percentage was primarily attributable to unfavorable overhead absorption in the three months ended June 30, 2000 due to the Company's efforts to reduce inventory levels during that period and a change in sales mix towards lower-margin truck scales from higher-margin medium industrial scales.

   Gross profit in the European Industrial business increased $0.7 million, or 32.3%, from $2.2 million in the three months ended June 30, 1999 to $2.9 million in the three months ended June 30, 2000. As a percentage of revenues, gross profit was 36.1% in the three months ended June 30, 2000 compared to 31.2% in the three months ended June 30, 1999. The increase in the gross profit percentage was attributable to: (1) a favorable sales mix, including increases in sales of higher-margin light commercial and electronic products; (2) favorable overhead absorption due to higher production volumes; and (3) increased postal rates in the U.K. that improved gross profit by approximately $0.2 million.

   Gross profit in the Consumer business increased $0.2 million, or 13.5%, from $1.2 million in the three months ended June 30, 1999 to $1.4 million in the three months ended June 30, 2000. As a percentage of revenues, gross profit for the Consumer business was 29.2% in the three months ended June 30, 2000 compared to 28.9% in the three months ended June 30, 1999. The increase in gross profit was offset partially by unfavorable exchange rates.

 Selling, general and administrative expenses

   Selling, general and administrative expenses for the three months ended June 30, 2000 increased by $5.5 million, or 82.8%, from $6.6 million to $12.0 million. As a percentage of revenues, selling, general and administrative expenses were 27.6% for the three months ended June 30, 2000 compared to 22.4% in the three months ended June 30, 1999. The increase in selling, general and administrative costs during the three months ended June 30, 2000 was primarily due to the impact of: (1) 17 days of operations of Avery Berkel that resulted in additional costs of $2.3 million; (2) severance costs of $0.3 million; (3) non-cash compensation charges of $1.3 million and $0.4 million related to the additional vesting of the Class E Membership Interests and the granting to management of additional membership interests in the company by Berkshire Partners, LLC, respectively; (4) an increase in management travel expenses of $0.2 million; and (5) one-time costs relating to Baan information systems implementation of $0.2 million in the three months ended June 30, 2000.

 Depreciation and amortization

   Depreciation and amortization expense increased $0.7 million, or 59.0%, from $0.6 million for the three months ended June 30, 1999 to $1.2 million for the three months ended June 30, 2000. The increase was primarily attributable to the impact of 17 days of additional depreciation and amortization of $0.3 million and an increase in amortization expense of $0.2 million related to the goodwill and intangible assets that were recorded in connection with the acquisition of Avery Berkel.

 Operating income (loss)

   As a result of the factors discussed above, operating income decreased by $4.1 million from operating income of $2.3 million for the three months ended June 30, 1999 to an operating loss of $1.8 million for the three months ended June 30, 2000. Excluding the operating loss at Avery Berkel, the operating loss for the three months ended June 30, 2000 was $0.9 million, representing a decrease over the three months ended June 30, 1999 of $3.1 million, due to the factors discussed above.

 Interest expense

   Interest expense for the three months ended June 30, 2000 increased by $0.7 million or 39.4% from interest expense of $1.6 million for the three months ended June 30, 1999 to interest expense of $2.3 million for the three months ended June 30, 2000. The increase was primarily attributable to the impact of higher debt levels during the three months ended June 30, 2000 following the re-financing of the company's debt and the acquisition of Avery Berkel.

 Other income, net

   Other income, net for the three months ended June 30, 2000 decreased to $0 from $0.4 million for the three months ended June 30, 1999. The reduction was attributable to the recording of one-time revenue and a foreign currency gain in the three months ended June 30, 1999 that did not recur in the three months ended June 30, 2000.

 Extraordinary item, net of tax

   This amount represents a prepayment penalty fee related to the early repayment of the subordinated notes due May 1, 2005 and 2006 as a result of the acquisition of Avery Berkel and the related re-financing of indebtedness and the write-off of deferred financing costs relating to the debt extinguished.

 Provision for income taxes

   Weigh-Tronix, LLC made provisions for income taxes of $0.3 million in the three months ended June 30, 1999 as compared to a benefit of $0.1 million in the three months ended June 30, 2000. The provision for the three months ended June 30, 1999 reflects an effective tax rate of 30.6% based on pretax income of $1.0 million. The difference between the U.S. federal statutory rate of 34.0% and the effective rate of 30.6% is mostly attributable to the fact that the taxable income for that period was primarily generated by subsidiaries in the U.K. that have an effective tax rate of 30.0%. The benefit recorded for the three months ended June 30, 2000 reflects an effective tax rate of 1.7% based on the pretax loss of $4.0 million. The difference between the U.S. federal statutory benefit rate of 34.0% and the effective benefit rate of 1.7% is primarily attributable to:

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


(1) a net benefit of $0.2 million for the Company's U.K. subsidiaries; (2) a provision for the Company's Canadian subsidiary of $0.1 million; and (3) the establishment of a valuation allowance against the deductible temporary differences and net operating losses generated during the period due to the concern of the recoverability of the tax benefits of those assets.

 Year ended March 31, 2000 compared with the 11 months ended March 31, 1999

 Revenues

   Revenues increased by $15.9 million, or 14.5%, from $110.2 million for the 11 months ended March 31, 1999 to $126.1 million for the year ended March 31, 2000. The increase comprised: (1) an increase in net sales in the North American Industrial business of $9.3 million or 14.8% to $72.4 million from $63.1 million for the 11 months ended March 31, 1999; (2) an increase in the net sales of the European Industrial business of $2.9 million or 10.3%, to $30.9 million from $28.1 million for the 11 months ended March 31, 1999; and
(3) an increase in the net sales of the Consumer business of $3.7 million or 19.7%, to $22.7 million in the year ended March 31, 2000 from $19.0 million for the 11 months ended March 31, 1999.

   The increase in revenues in the North American Industrial business was largely attributable to: (1) the impact of the additional month of product and service sales of $6.5 million; (2) an increase in demand for transportation scales in Canada; (3) the introduction of new products such as forklift truck scales; (4) increased service revenue; and (5) the full year impact of an acquisition made in the 11 months ended March 31, 1999.

   The net increase in revenues in the European Industrial business was attributable to: (1) the impact of the additional month of sales of $2.5 million; (2) increases in sales in Australia; (3) the full impact of acquisitions made in the prior period; and (4) higher service sales, partially driven by the legal requirement to convert scales from the imperial to the metric system (metrication program) in the U.K. These increases were partially offset by (1) lower sales of electronic scale products in the U.K.; (2) delays by Weigh-Tronix, LLC's largest railweight customer in implementing the second phase of a project; and (3) a weakening of the pound sterling versus the U.S. dollar.

   The increase in revenues in the Consumer business was primarily attributable to: (1) the impact of the additional month of sales of $1.6 million; (2) strong demand from key national accounts in the U.K. as a result of the major new product launches of redesigned bathroom and kitchen scales; (3) the establishment of a sales office in Canada; and (4) an increase in activity with key distributors in the U.S. and Italy. The increase in revenues was partially offset by the company's decision to withdraw from a key account in the U.S. due to the deteriorating financial condition of that account.

 Gross profit

   Gross profit increased $12.5 million, or 43.7%, from $28.7 million in the 11 months ended March 31, 1999 to $41.3 million in the year ended March 31, 2000. As a percentage of revenues, gross profit was 32.7% in the year ended March 31, 2000 compared to 26.1% in the 11 months ended March 31, 1999. The increase in the gross profit percentage was primarily attributable to higher costs of sales in the 11 months ended March 31, 1999 due to the amortization of the inventory fair value adjustment resulting from the acquisition of the Predecessor. Excluding the impact of the inventory fair value adjustment, the gross profit would have been $34.9 million, or 31.7% of sales.

   Gross profit in the North American Industrial business increased $9.3 million, or 61.6%, from $15.1 million in the 11 months ended March 31, 1999 to $24.5 million in the year ended March 31, 2000. As a percentage of revenues, gross profit was 33.8% in the year ended March 31, 2000 compared to 24.0% in the 11 months ended March 31, 1999. The increase in the gross profit percentage was primarily attributable to the inventory fair value adjustment recorded in the prior period. The gross profit in the 11 months ended March 31, 1999, excluding the impact of the inventory fair value adjustment, was $19.2 million, or 30.4% of sales. Additionally, the increase in the gross profit percentage for the year ended March 31, 2000 was attributable to unfavorable overhead absorption in the 11 months ended March 31, 1999 due to the company's efforts to significantly reduce inventory levels during that period.

   Gross profit in the European Industrial business increased $0.5 million, or 5.8%, from $9.4 million in the 11 months ended March 31, 1999 to $9.9 million in the year ended March 31, 2000. As a percentage of revenues, gross profit was 32.1% in the year ended March 31, 2000 compared to 33.4% in the 11 months ended March 31, 1999. The overall decrease in the gross profit percentage was attributable to an unfavorable sales mix as well as unfavorable overhead absorption due to lower production volumes. These decreases were partially offset by the impact of the inventory fair value adjustment recorded in the 11 months ended March 31, 1999. The gross profit in the 11 months ended March 31, 1999, excluding the impact of the inventory fair value adjustment, was $10.0 million, or 35.6% of sales.

   Gross profit in the Consumer business increased $2.7 million, or 63.3%, from $4.2 million in the 11 months ended March 31, 1999 to $6.9 million in the year ended March 31, 2000. As a percentage of revenues, gross profit for the Consumer business was 30.2% in the year ended March 31, 2000 compared to 22.1% in the 11 months ended March 31, 1999. The increase in the gross profit percentage was primarily attributable to the impact of the inventory fair value adjustment in the 11 months ended March 31, 1999 combined with improved margins in Canada in the year ended March 31, 2000 as a result of a change in distribution methods from a distributor model to a direct sales model. The gross profit in the 11 months ended March 31, 1999, excluding the impact of the inventory fair value adjustment, was $5.8 million, or 30.4% of sales.

 Selling, general and administrative expenses

   Selling, general and administrative expenses for the year ended March 31, 2000 increased by $5.0 million, or 20.1%, from $25.0 million to $30.0 million. As a percentage of revenues, selling, general and administrative expenses were 23.8% for the year ended March 31, 2000 compared to 22.7% in the 11 months ended March 31, 1999. The increase in selling, general and administrative costs was primarily due to: (1) the impact of the additional month of costs of $2.5 million; (2) an increase in professional fees associated with potential acquisitions that ultimately did not consummate; (3) higher costs in the Consumer business for marketing initiatives associated with new product launches; (4) the cost of establishing a new Canadian office; (5) the full year impact of costs associated with a new corporate office; and (6) a full year of selling, general and administrative costs from acquisitions made in the prior period. Partially offsetting the overall increase in selling, general and administrative costs were termination and severance costs incurred in the 11 months ended March 31, 1999 and the recognition of non-cash compensation related to the recording of equity compensation at the time of the acquisition of the Predecessor.

 Depreciation and amortization

   Depreciation and amortization expense increased $0.7 million, or 30.7%, from $2.2 million for the 11 months ended March 31, 1999 to $2.9 million for the year ended March 31, 2000. The increase was primarily attributable to the impact of the additional month of depreciation and amortization of $0.3 million and an increase in goodwill amortization expense attributable to the full year impact of acquisitions made in the prior period.

 Operating income

   As a result of the factors discussed above, operating income increased by $6.8 million from operating income of $1.5 million for the 11 months ended March 31, 1999 to operating income of $8.3 million for the year ended March 31, 2000. Excluding the impact of the inventory fair value adjustment, operating income for the 11 months ended March 31, 1999 was $7.7 million.

 Interest expense

   Interest expense for the year ended March 31, 2000 increased by $0.1 million from interest expense of $5.9 million for the 11 months ended March 31, 1999 to interest expense of $6.0 million for the year ended

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

March 31, 2000. The increase was primarily attributable to the impact of the additional month of interest expense of $0.5 million offset by a reduction in interest as a result of lower debt levels during the year ended March 31, 2000.

 Other expense (income), net

   Other income, net for the year ended March 31, 2000 increased to $0.3 million as compared to an expense of $0.2 million for the 11 months ended March 31, 1999. The increase in other income, net was attributable to the combination of a bad debt recovery relating to an amount that had previously been written off by the Predecessor and unrealized gains on certain foreign exchange forward contracts in the Consumer business.

 Provision for income taxes

   Weigh-Tronix, LLC made provisions for income taxes in the year ended March 31, 2000 and the 11 months ended March 31, 1999 of $1.3 million and $1.6 million, respectively. The provision for the year ended March 31, 2000 reflects an effective tax rate of 45.0% based on pretax income of $2.9 million. The difference between the U.S. federal statutory rate of 34.0% and the effective rate of 45.0% is primarily attributable to the non-deductibility of amortization expense relating to goodwill. Although the Company incurred a pretax loss of $4.6 million for the 11 months ended March 31, 1999, the Company recorded a provision of $1.6 million which was primarily attributable to: (1) the establishment of a valuation allowance against deferred tax assets relating to the tax benefits of net operating loss carryforwards and deductible temporary differences; and (2) the non-deductibility of amortization expense relating to goodwill.

 11 months ended March 31, 1999 compared with Predecessor year ended March 31, 1998

 Revenues

   Revenues decreased by $3.7 million, or 3.2%, from $113.9 million for the year ended March 31, 1998 to $110.2 million for the 11 months ended March 31, 1999. The decrease was primarily attributable to the impact of having one less month of sales in the 11 months ended March 31, 1999 and: (1) a decrease in net sales in the North American Industrial business of $3.0 million or 4.6%, to $63.1 million from $66.2 million for the year ended March 31, 1998; (2) a decrease in the net sales of the European Industrial business of $0.7 million, or 2.3%, to $28.1 million from $28.7 million for the year ended March 31, 1998. Sales of the Consumer business were constant at $19.0 million in each period.

   The decrease in revenues in the North American Industrial business was due to a combination of the decrease in sales to our agricultural customers due to a slowdown in that industry as a result of the depressed crop prices and a large non-recurring sale in the 11 months ended March 31, 1999 to a major customer in Canada. The overall decrease was partially offset by: (1) an increase in revenues as a result of its point of sale project resulting in significant growth in sales to a major customer in the U.S.; (2) growth in revenues to certain original equipment manufacturers (OEM) in connection with supply agreements with these large resellers of postal scales; and (3) increases in sales of force measurement devices.

   The decrease in revenues in the European Industrial business was primarily attributable to the impact of having one less month of sales in the 11 months ended March 31, 1999. This decrease was mitigated somewhat by a growth in sales of rail products, which was facilitated by Weigh-Tronix, LLC obtaining Organization Internationale de Metrologie certification for its in-motion railweight system. The certification allows Weigh-Tronix, LLC to sell these railweight products as legal for trade. This legal for trade status is a requirement to legally allow the end user to charge fees based on weights that are derived from the scale.

   Revenues in the Consumer business stayed constant due to the impact of having one less month of sales in the 11 months ended March 31, 1999, which was offset entirely by increased revenues due mainly to a combination of a new distributor in Spain and improved market penetration and product placements at key accounts in the U.S.

 Gross profit

   Gross profit decreased $5.8 million, or 16.8%, from $34.5 million in the year ended March 31, 1998 to $28.7 million in the 11 months ended March 31, 1999. As a percentage of revenues, gross profit was 26.1% in the 11 months ended March 31, 1999 compared to 30.3% in the year ended March 31, 1998. The decrease in the gross profit percentage was attributable to the impact of the inventory fair value adjustment described above. The gross profit in the 11 months ended March 31, 1999, excluding the impact of the inventory fair value adjustment, was $34.9 million, or 31.7% of sales.

   Gross profit in the North American Industrial business decreased $4.8 million, or 24.2%, from $19.9 million in the year ended March 31, 1998 to $15.1 million in the 11 months ended March 31, 1999. As a percentage of revenues, gross profit for the North American Industrial business was 24.0% in the 11 months ended March 31, 1999 compared to 30.0% in the year ended March 31, 1998. The decrease in the gross profit percentage was primarily attributable to the impact of the inventory fair value adjustment described above partially offset by favorable material prices. The gross profit in the 11 months ended March 31, 1999, excluding the impact of the inventory fair value adjustment, was $19.2 million, or 30.4% of sales.

   Gross profit in the European Industrial business increased $0.1 million, or 1.0%, from $9.3 million in the year ended March 31, 1998 to $9.4 million in the 11 months ended March 31, 1999. As a percentage of revenues, gross profit for the European Industrial business was 33.4% in the 11 months ended March 31, 1999 compared to 32.3% in the year ended March 31, 1998. The increase in the gross profit percentage was primarily attributable to improvements in sales mix toward higher margin products, primarily service and railweight, which was partially offset by the impact of the inventory fair value adjustment described above in the 11 months ended March 31, 1999. The gross profit in the 11 months ended March 31, 1999, excluding the impact of the inventory fair value adjustment, was $10.0 million, or 35.6% of sales.

   Gross profit in the Consumer business decreased $1.1 million, or 21.1%, from $5.3 million in the year ended March 31, 1998 to $4.2 million in the 11 months ended March 31, 1999. As a percentage of net revenues, gross profit for the Consumer division business was 22.1% in the 11 months ended March 31, 1999 compared to 28.1% in the year ended March 31, 1998. The decrease in the gross profit percentage was due to the impact of the inventory fair value adjustment described above in the 11 months ended March 31, 1999, slightly offset by better pricing on finished goods purchased from Far East vendors. The gross profit in the 11 months ended March 31, 1999, excluding the impact of the inventory fair value adjustment, was $5.8 million, or 30.4% of sales.

 Selling, general and administrative

   Selling, general and administrative expenses decreased $1.6 million, or 5.9%, from $26.6 million in the year ended March 31, 1998 to $25.0 million in the 11 months ended March 31, 1999. As a percentage of revenues, selling, general and administrative expenses were 22.7% in the 11 months ended March 31, 1999 compared to 23.4% in the year ended March 31, 1998. The decrease in selling, general and administrative costs was primarily due to the impact of having one less month of costs in the 11 months ended March 31, 1999 as compared to the year ended March 31, 1998. The decrease was partially offset by increased selling, general and administrative costs due to termination and severance costs incurred in the 11 months ended March 31, 1999 and the recognition of compensation expense related to the recording of equity compensation at the time of the acquisition of the Predecessor.

 Depreciation and amortization

   Depreciation and amortization expense decreased $1.8 million, or 44.5%, from $4.0 million for the year ended March 31, 1998 to $2.2 million for the 11 months ended March 31, 1999. The decrease was primarily due to the impact of having one less month of costs in the 11 months ended March 31, 1999 as compared to the year ended March 31, 1998. In addition, amortization expense decreased as a result of the elimination of the Predecessor goodwill of $46.3 million and the establishment of the Successor goodwill of $19.3 million upon the acquisition of the Predecessor on May 1, 1998.

 Operating income

   As a result of the factors discussed above, operating income decreased by $2.4 million from operating income of $3.9 million for the year ended March 31, 1998 to operating income of $1.5 million for the 11 months ended March 31, 1999. Excluding the impact of the inventory fair value adjustment, operating income for the 11 months ended March 31, 1999 was $7.7 million.

 Interest expense

   Interest expense for the 11 months ended March 31, 1999 increased to $5.9 million from $0.0 million in the year ended March 31, 1998. The interest expense for the 11 months ended March 31, 1999 relates primarily to indebtedness incurred to fund the acquisition of the Predecessor on May 1, 1998. See "--Overview--Purchase Accounting." Prior to the formation of Weigh-Tronix, LLC, working capital requirements were funded through income from operations and advances from the former parent, Staveley Industries plc.

 Other expense, net

   Other expense, net for the 11 months ended March 31, 1999 increased to $0.2 million from $0.1 million for the year ended March 31, 1998. The increase in expense was primarily attributable to foreign currency exchange losses in the Company's Canadian operations.

 Provision for taxes

   Weigh-Tronix, LLC made provisions for income taxes in the 11 months ended March 31, 1999 and the year ended March 31, 1998 of $1.6 million and $2.2 million, respectively. Although the Company incurred a pretax loss of $4.6 million for the 11 months ended March 31, 1999, the Company recorded a provision of $1.6 million which was primarily attributable to: (1) the establishment of a valuation allowance against deferred tax assets relating to the tax benefits of net operating loss carryforwards and deductible temporary differences; and (2) the non-deductibility of the amortization expense relating to goodwill. The provision for the year ended March 31, 1998 reflected an effective tax rate of 56.3% based on pretax income of $3.9 million. The difference between the U.S. federal statutory rate of 34.0% and the effective provision rate of 56.3% was attributable to the non-deductibility of the amortization expense relating to goodwill.

Results of Operations--Avery Berkel Group

   The following discussion compares the results of operations of the Avery Berkel Group for the year ended March 31, 2000 with the year ended March 31, 1999 and also compares the year ended March 31, 1999 with the year ended March 31, 1998. The Avery Berkel Group is comprised of Avery Berkel Holdings Limited, which was formerly GEC Avery International Limited, and Maatschappij van Berkel's Patent B.V. and their subsidiary companies included in the sale to Weigh-Tronix UK Limited. Financial information has been prepared on a carve-out basis to exclude subsidiaries and operations that do not form part of the sale to Weigh-Tronix UK Limited.

   The group is organized for management reporting purposes into five business segments based upon the geographic location of the operating units. The segments are: (1) the U.K., which includes the U.K. sales, service and manufacturing operations as well as direct exports to overseas countries not covered by subsidiary companies; (2) the rest of Europe, which comprises subsidiary companies in France, Italy, Ireland, Germany, Spain and Sweden; (3) North America, which comprises subsidiary companies in the U.S. and Canada; (4) Asia Pacific, which comprises subsidiary companies in Malaysia, Pakistan, India and Australia; and (5) Africa, which comprises subsidiary companies in South Africa, Zimbabwe, Malawi and Namibia.

   During the periods under review, the following changes affected the Asia Pacific segment: (1) during the year ended March 31, 1998 Avery Berkel closed down its Australian subsidiaries; and (2) in August 1998, Avery Berkel increased its shareholding in Avery India Ltd from 39.9% to 51.0%. Consequently, 100% of the turnover and operating results of Avery India Ltd have been included in the results presented from August 1998. Prior to this date Avery India Ltd was accounted for using the equity accounting basis for associated companies and is not included in the turnover and operating results figures.


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

   The following table presents Avery Berkel Group's historical results of operations as a percentage of total turnover for the periods indicated:

                                                            Year Ended
                                                   -----------------------------
                                                   March 31, March 31, March 31,
                                                     2000      1999      1998
                                                   --------- --------- ---------
Income Statement Data:
Turnover..........................................   100.0%    100.0%    100.0%
Costs of sales....................................    62.2      61.5      61.1
Gross profit......................................    37.8      38.5      38.9
Net operating expenses
  Distribution costs..............................    20.2      20.1      20.0
  Administrative expenses.........................    14.5      15.1      13.6
  Other operating (income)........................    (0.4)     (0.4)     (0.2)
                                                     -----     -----     -----
                                                      34.3      34.8      33.4
Operating profit..................................     3.5       3.7       5.5
Share of operating profit of associates...........     0.3       0.4       0.7
                                                     -----     -----     -----
Total operating profit............................     3.8       4.1       6.2
                                                     =====     =====     =====

 Year Ended March 31, 2000 Compared with the Year Ended March 31, 1999

 Turnover

   Turnover for the year ended March 31, 2000 increased (Pounds)9.1 million, or 6.2%, to (Pounds)155.5 million from (Pounds)146.4 million for the year ended March 31, 1999. The increase comprised: (1) an increase in the U.K. segment of (Pounds)5.9 million or 7.7%; (2) an increase in Asia Pacific of (Pounds)4.5 million or 44.2%; (3) a decrease in Europe of (Pounds)1.0 million or 3.4% and;
(4) a decrease in Africa of (Pounds)0.7 million or 7.8%. Turnover in North America increased by 0.5 million or 2.5%.

   The increase in turnover of the U.K. business was attributable to: (1) an increase in service revenue due to (Pounds)3.3 million of service upgrades to convert retail scales from imperial to metric due to changes in U.K. legislation; (2) growth in sales of U.K. industrial product of (Pounds)1.5 million as we created industry specific sales forces in April 1999; (3) increase in turnover through our direct export channel of (Pounds)1.0 million as the Far Eastern and other emerging markets recovered from the 1999 economic crisis; and (4) lower turnover of slicers and food processing equipment as Avery Berkel rationalized its product portfolio and concentrated on core products.

   The (Pounds)4.5 million increase in turnover in our Asia Pacific business reflects the inclusion of the full 12 months trading of Avery India Ltd compared with only seven months in the period to March 1999, following the increase in shareholding in the company to 51.0% in August 1998.

   The (Pounds)1.0 million decrease in turnover in Europe was due to a weakening of the euro versus sterling. This translation effect reduced turnover by (Pounds)1.7 million. Measured in euros, turnover in Europe actually increased by (Pounds)0.7 million, or 2.3%, largely in Italy where Avery Berkel is growing in both the food retail and industrial weighing sectors.

   In Africa, Avery Berkel had sales of (Pounds)0.7 million from a large order of third party sourced product in the year to March 31, 1999, which was not repeated in the period to March 31, 2000. The further decline of (Pounds)0.1 million reflects the difficult trading environment in this high inflation, increasingly competitive market place. In response to this, Avery Berkel has reduced its cost base in this region during February 2000 by (Pounds)0.2 million annualized.

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

 Gross profit

   Gross profit for the year ended March 31, 2000 increased (Pounds)2.5 million, or 4.3%, to (Pounds)58.8 million from (Pounds)56.3 million for the year ended March 31, 1999. As a percentage of turnover, gross profit was 37.8% in the year ended March 31, 2000 compared with 38.5% in the year ended March 31, 1999.

   Gross profit in the U.K. segment increased by (Pounds)2.0 million or 5.6% to (Pounds)36.8 million from (Pounds)34.8 million. This increase was due to the additional metrication service revenues achieved. As a percentage of turnover, gross profit for the U.K. segment was 44.1% in the year ended March 31, 2000 compared with 45.0% in the year ended March 31, 1999. This decrease in the gross profit percentage was attributable to: (1) price pressure in the industrial sector where capital goods budgets had been diverted to cover Year 2000 requirements, and the fact that the traditional U.K. engineering customers have been cutting back their investment due to lower export sales as a result of the strength of sterling versus the euro; (2) disruption within the manufacturing business during the first quarter of the period following the introduction of our new ERP system in February 1999; and (3) pressure on the old range of low end retail product in the first nine months of the period. The new low end retail product was launched during the period and margins are recovering.

   Gross profit in the European segment decreased by (Pounds)1.3 million or 13.5%. As a percentage of turnover gross profit for the Europe segment was 27.2% in the year ended March 31, 1999 compared with 30.3% in the year ended March 31, 1999. The decrease in the gross profit percentage was attributable to the effect of the weak euro currency against sterling as products sold are manufactured largely in Avery Berkel's U.K. factories.

   Gross profit in the Asia Pacific segment increased by (Pounds)1.7 million to (Pounds)5.4 million due to the inclusion of the full 12 months of Avery India Ltd.

   Gross profit in the North American segment increased by 0.4 million due to a improvement in product mix. Gross profit in the African segment decreased from 37.7% of turnover to 37.4%, which was attributable to the difficult trading environment.

 Distribution and administrative expenses

   Distribution and administrative expenses for the year ended March 31, 2000 increased (Pounds)2.5 million, or 4.8%, to (Pounds)54.0 million from (Pounds)51.5 million for the year ended March 31, 1999. As a percentage of turnover, distribution and administrative expenses were 34.7% in the year ended March 31, 2000 compared with 35.2% in the year ended March 31, 1999. The decrease as a percentage of turnover was attributable to lower non-recurring costs associated with Year 2000 preparations. In the year ended March 31, 2000, Avery Berkel spent (Pounds)l.7 million on implementing and refining its ERP system and other Year 2000 preparations, compared with (Pounds)2.9 million in the year ended March 31, 1999.

   Excluding the impact of these Year 2000 costs, distribution and administrative expenses were 33.6% of turnover in the year ended March 31, 2000 compared with 33.2% in the year ended March 31, 1999. This increase was attributable to: (1) additional overheads of (Pounds)1.8 million for the inclusion of the full 12 months trading of Avery India Ltd; and (2) increased expenditures on research and development of (Pounds)0.4 million due to higher spending on developing new slicers for the North American market and the new generation of food retail weighing products. During the year ended March 31, 2000: (1) the new low end food retail scale was launched and the high end product was put into extensive field trials; (2) restructuring costs of (Pounds)0.2 million were incurred in Africa; and (3) an increase in costs occurred which was associated with the increase in sales volume and additional activity as Avery Berkel implemented its new ERP system.

 Operating profit

   As a result of the reasons described above, operating profit increased by (Pounds)0.1 million to (Pounds)5.5 million or 3.5% of turnover for the year ended March 31, 2000 from (Pounds)5.4 million or 3.7% of turnover for the year ended March 31, 1999.

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 Profit on sale of fixed assets

   Profit on sale of fixed assets decreased by (Pounds)0.8 million as Avery Berkel completed the sale of the majority of its surplus U.K. properties in the year ended March 31, 1999 resulting from its service branch rationalization and closure program over the last two years.

 Interest income, net

   Interest income, net for the year ended March 31, 2000 increased by (Pounds)1.6 million, to (Pounds)2.0 million from (Pounds)0.4 million for the year ended March 31, 1999. The increase was attributable to interest received of (Pounds)1.6 million from the U.K. Inland Revenue on a repayment of advance corporation tax.

 Provision for income taxes

   The effective income tax rate for the year ended March 31, 2000 was 25.0% compared with 37.0% for the year ended March 31, 1999. This reduction was partly due to a credit from prior years as the U.K. computations for the years 1988 to 1997 were agreed to during the period ended March 31, 2000 by the U.K. Inland Revenue. After adjusting for these over-provisions in prior years, Avery Berkel's effective income tax rate for the year ended March 31, 2000 was 29.7% compared with 32.9% for the year ended March 31, 1999. This decrease was due to non-taxable interest income.

Year Ended March 31, 1999 Compared with Year Ended March 31, 1998

 Turnover

   Turnover for the year ended March 31, 1999 decreased (Pounds)2.7 million, or 1.8%, to (Pounds)146.3 million from (Pounds)149.0 million for the year ended March 31, 1998. The decrease comprised: (1) decrease in turnover from the U.K. segment of (Pounds)2.1 million or 2.7%; (2) a decrease in North America of (Pounds)1.3 million or 6.7%; (3) an increase in Asia Pacific of (Pounds)2.4 million or 30.1%; (4) an increase in Europe of (Pounds)0.5 million or 1.7% and
(5) a decrease in Africa of (Pounds)2.1 million or 18.3%.

   The decrease in turnover of the U.K. business was attributable to (1) decrease in service revenues of (Pounds)1.1 million, following a successful cost reduction program during 1997 which involved removing layers of service management and branch closures; (2) decrease in direct export sales of (Pounds)1.3 million, mainly to the Far East and the other emerging markets from the economic crisis in these regions during 1998 and 1999; and (3) (Pounds)0.6 million reduction in sales of industrial products due to gaps in the product offering for certain indicators and weighbridge systems which have now been filled. These decreases were partially offset by higher sales of food retail products assisted by store refurbishment programs and metrification.

   The decrease in turnover in North America of (Pounds)1.3 million was due to lower sales of spare parts of (Pounds)0.9 million as Avery Berkel changed from owned to third party service branches as part of the 1997 cost reduction program, and lower sales of slicers and food processing equipment of (Pounds)0.4 million.

   The increase in turnover in the Asia Pacific region of (Pounds)2.4 million was due to the inclusion of six months trading of Avery India Ltd of (Pounds)6.8 million following the increase in shareholding in August 1998. This was partially offset by: (1) the closure of the business in Australia, which contributed (Pounds)3.1 million of turnover in the year to March 31, 1998; and
(2) (Pounds)1.2 million lower turnover in the Malaysian business following the economic downturn that affected the Far East region.

   The (Pounds)0.5 million increase in turnover in Europe was attributable to growth in France and Italy of (Pounds)1.7 million and (Pounds)0.8 million, respectively, as new management adopted more aggressive commercial strategies. This was partially offset by a decline in Germany of (Pounds)1.6 million. The German business has suffered from a lack of consistent direction and we have now installed new management.

   The decrease in turnover in Africa of (Pounds)2.1 million reflects the devaluation of some of our African trading currencies and the difficult trading conditions in this high inflation region.

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 Gross profit

   Gross profit for the year ended March 31, 1999 decreased (Pounds)1.7 million, or 2.8%, to (Pounds)56.3 million from (Pounds)58.0 million for the year ended March 31, 1998. As a percentage of turnover, gross profit was 38.5% for the year ended March 31, 1999 compared with 38.9% for the year ended March 31, 1998.

   Gross profit in the U.K. segment decreased by (Pounds)1.6 million or 4.4% to (Pounds)34.8 million from (Pounds)36.4 million. This decrease was due to lower product revenues achieved. As a percentage of turnover, gross profit for the U.K. segment was 45.0% during the year ended March 31, 1999, compared with 45.8% for the year ended March 31, 1998. This decrease in the gross profit percentage was attributable to lower overhead recovered in the U.K. factories as output was 11.9% lower than in the year ended March 31, 1998.

   Gross profit in the North American segment decreased by (Pounds)0.8 million and, as a percentage of turnover, has decreased to 26.3% for the year ended March 31, 1999, from 28.7% for the year ended March 31, 1998. The decrease in the gross profit percentage was attributable to lower spare parts sales and increased price pressure as competitors launched new slicer products during the period with improved functionality. Avery Berkel expects that new product launches in 2000 will result in improved margins.

   Gross profit in the European segment increased by (Pounds)0.6 million and, as a percentage of turnover, increased to 30.3% for the year ended March 31, 1999, from 29.0% for the year ended March 31, 1998. The increase in the gross profit percentage was attributable to the positive mix effect of the growth in turnover in France and Italy.

   Gross profit in the Asia Pacific segment has increased by (Pounds)1.2 million to (Pounds)3.8 million. The acquisition of Avery India Ltd contributed an additional (Pounds)2.3 million of gross profit but the closure of the Australian business reduced gross profit by (Pounds)0.8 million. As a percentage of turnover, gross margin in the Asia Pacific segment increased to 36.8% for the year ended March 31, 1999, from 33.2% for the year ended March 31, 1998.

   Gross profit in the Africa segment decreased by (Pounds)0.9 million due to the exchange rate effect on turnover and as a percentage of turnover, has decreased to 37.7% for the year ended March 31, 1999, from 38.8% for the year ended March 31, 1998.

 Distribution and administrative expenses

   Distribution and administrative expenses for the year ended March 31, 1999 increased (Pounds)1.5 million or 3.0% to (Pounds)51.5 million from (Pounds)50.0 million for the year ended March 31, 1998. As a percentage of turnover, distribution and administrative expenses were 35.2% for the year ended March 31, 1999, compared with 33.6% for the year ended March 31, 1998. The increase was attributable to higher one-time costs associated with Year 2000 preparations. In the year ended March 31, 1999, Avery Berkel spent (Pounds)2.9 million on implementing and refining its ERP system and other Year 2000 preparations compared with (Pounds)0.9 million for the year ended March 31, 1998. This was partially offset by lower restructuring costs. In the year ended March 31, 1998, Avery Berkel spent (Pounds)1.7 million on restructuring costs, primarily closing the Australian business and paid a one-time management fee of (Pounds)0.8 million to Marconi.

   Excluding the impact of these one-time costs, distribution and administrative expenses were 33.2% of turnover for the year ended March 31, 1999, compared with 31.3% for the year ended March 31, 1998. The increase was attributable to: (1) the inclusion of seven months of Avery India Ltd results amounting to (Pounds)1.9 million following Avery Berkel's increase in ownership to 51.0%; and (2) the increase in research and development expenses for the year ended March 31, 1999 of (Pounds)1.6 million, or 58.2%, to (Pounds)4.3 million from (Pounds)2.7 million for the year ended March 31, 1998. The increase was attributable to higher spending on developing new slicers for the North American market and the new generation of food retail weighing products which will be the first new food retail product range developed in eight years.


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 Operating profit

   As a result of the reasons described above, operating profit decreased to (Pounds)5.4 million, or 3.7%, of turnover for the year ended March 31, 1999 from (Pounds)8.3 million, or 5.6%, of turnover for the year ended March 31, 1998.

 Profit on sale of fixed assets

   Profit on sale of fixed assets decreased by (Pounds)0.3 million as Avery Berkel sold less surplus U.K. land and properties in the year ended March 31, 1999.

 Interest income, net

   Interest income, net for the year ended March 31, 1999 decreased (Pounds)0.2 million due to changes made by Marconi in the way in which they managed the funds of the group.

 Provision for income taxes

   Effective income tax rate for the year ended March 31, 1999 was 37.0% compared with 28.8% for the year ended March 31, 1998. This increase was impacted by adjustments for prior years. After adjusting for these over-provisions in prior years, the effective income tax rate for the year ended March 31, 1999 was 32.9% compared with 29.1% for the year ended March 31, 1998. This increase was due to higher overseas taxation as the proportion of U.K. profits decreased from 81.8% of total profits in the year ended March 31, 1998 to 64.1% in the year ended March 31, 1999.

Liquidity and Capital Resources--Weigh-Tronix, LLC

 Short-term

   As a result of the merger of Avery Berkel, related financing and offering on June 13, 2000, the company has significant amounts of debt which require interest payments. As of June 30, 2000, the company's outstanding debt was $195.0 million and consists of: (i) $99.0 million related to the senior credit facility; (ii) $95.9 million related to the notes; and (iii) $84,000 related to capital leases. As of June 30, 2000, an additional $17.6 million of debt under the senior credit facility was available for borrowing. Based on the debt outstanding at June 30, 2000, the company must make principal payments of approximately $1.8 million over the next 12 months.

   On June 13, 2000, the company issued (Euro)10.0 million of preferred member interest to Marconi. Dividends on the preferred member interest accrue at an annual rate of 12% and are payable annually. These interests are exchangeable for exchange notes at the option of the company or the holders of the preferred member interests. If the company or holders of the preferred member interest opt to exchange their interests on June 13, 2001, (Euro)11.2 million of exchange notes will be issued. If the holders do not opt to exchange their interests on June 13, 2001, the company will be required to pay dividends of
(Euro)1.2 million on June 13, 2001.

   Besides servicing the debt and paying dividends, the company's other liquidity needs on a short-term basis will relate to working capital, capital expenditures and one-time merger related costs of approximately $9.0 million which are necessary to effect the annual cost reductions of approximately $12.0 million and operating improvements. We expect to partially fund the merger related costs through proceeds from the sale of closed facilities of approximately $2.0 million and inventory reduction programs of approximately $6.0 million. The company's primary source of liquidity in the short-term is expected to be cash provided by operations and additional borrowings under the senior credit facility. Specifically, the company expects to reduce its inventory of raw materials, component parts and finished goods. Such reductions are not anticipated to adversely impact revenues as the company expects to reduce manufacturing lead times.

   Generally, the company believes that its manufacturing facilities are in good condition and does not anticipate that major capital expenditures will be needed to replace existing facilities in the near future. Accordingly, capital expenditures will generally run at levels similar to or slightly in excess of depreciation.

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


 Long-term

   The company's primary long-term liquidity needs are to: (i) service the senior credit facility, which includes making principal and interest payments;
(ii) make interest payments related to the notes; and (iii) pay annual dividends related to the preferred member interests. Further detail is as follows:

  . The company's principal debt service requirements for the senior credit facility based on amounts outstanding at June 30, 2000 are as follows:
     $1.4 million for fiscal 2001; $3.0 million for fiscal 2002; $4.5 million for fiscal 2003; $6.0 million for fiscal 2004; $13.2 million for fiscal 2005; $46.4 million for fiscal 2006; $19.5 million for fiscal 2007 and $5.0 million for fiscal 2008.

  . The company's annual interest expense related to the notes is (Euro)12.5 million. Interest payments are due semi-annually starting on December 1, 2000.

  . Annual dividends for the preferred member interest are (Euro)1.2 million. If the company or the holders do not opt to exchange their interests on June 13, 2001, the company will be required to make annual dividend payments. If the company or holders do opt to exchange their interests on June 13, 2001, the company will be required to make interest payments instead of dividend payments.

   The company's ability to make scheduled payments on its debt obligations will depend on its future financial condition and operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory and other factors that are partly beyond our control. There can be no assurance that the company's operating results, cash flow and capital resources will be sufficient for payment of its indebtedness in the future. In the absence of operating results and resources, the company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations. In addition, because a portion of the company's borrowings bear interest at variable rates, an increase in interest rates could adversely affect, among other things, the company's ability to meet its debt service obligations.

 Cash flows from operations

   Net cash used in operations totaled $1.0 million for the three months ended June 30, 2000. Net cash provided by operations in the three months ended June 30, 1999 amounted to $0.9 million. The decrease in cash flows from operations for the three months ended June 30, 2000 was primarily due to a reduction in net income from $0.7 million in the three months ended June 30, 1999 to a net loss of $6.6 million in the three months ended June 30, 2000. The decrease in the three months ended June 30, 2000 was somewhat mitigated by significant non-cash charges that were added back to net income as compared to the prior period. Non-cash charges in the three months ended June 30, 2000 were $7.7 million, compared with $1.3 million in the three months ended June 30, 1999. The non-cash charges in the three months ended June 30, 2000 comprised: (1) $1.5 million relating to the write-off of deferred financing fees relating to the Company's former debt that was repaid on June 13, 2000; (2) depreciation and amortization of $1.8 million; and (3) amortization of the inventory fair value adjustment of $2.4 million; (4) equity compensation expense of $1.7 million; and (5) amortization of deferred financing costs of $.2 million.

   Net cash provided by operations totaled $7.8 million for the year ended March 31, 2000. Net cash provided by operations in the 11 months ended March 31, 1999 amounted to $10.7 million. The decrease from the 11 months ended March 31, 1999 was due to a successful program to increase inventory turns primarily in North America in the 11 months ended March 31, 1999 that accounted for a large part of the higher level of operating cash flow in that period. The decrease in the year ended March 31, 2000 was somewhat mitigated by improved operating profit compared with the prior period.

   Net cash provided by operating activities for the year ended March 31, 1998 amounted to $3.5 million. The higher level of cash flows from operating activities for the 11 months ended March 31, 1999 resulted from the inventory stock reduction program described above as well as increases in accrued expenses and deferred revenue subsequent to the acquisition of the Predecessor.

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 Cash flows from investing activities

   Cash used in investing activities for the three months ended June 30, 2000 was $164.5 million. Cash used in investing activities during the three months ended June 30, 1999 was $0.6 million. Cash used for the three months ended June 30, 2000 primarily resulted from the acquisition of Avery Berkel. Weigh-Tronix, LLC incurred capital expenditures of $0.7 million for the three months ended June 30, 2000 versus $0.4 million for the three months ended June 30, 1999. The major capital expenditures in both three-month periods ended June 30, 1999 and 2000 were for tooling and equipment relating to manufacturing.

   Cash used in investing activities for the year ended March 31, 2000 was $4.9 million. Cash used in investing activities during the 11 months ended March 31, 1999 was $80.3 million. Cash used in investing activities for the year ended March 31, 2000 primarily resulted from capital expenditures and small acquisitions. See "--Overview--Strategic Acquisitions and Investments" above. Weigh-Tronix, LLC incurred capital expenditures of $2.7 million for the year ended March 31, 2000 versus $2.4 million for the 11 months ended March 31, 1999. The major capital expenditures in the year ended March 31, 2000 were for manufacturing equipment at the Fairmont, Minnesota manufacturing facility in addition to the construction and outfitting cost of the new Santa Rosa, California manufacturing site. The capital expenditures for the 11 months ended March 31, 1999 related primarily to new machining and tooling equipment for the production of fork lift scales in Fairmont, Minnesota in addition to product tooling costs in the Consumer business to support the increased levels of new product introductions. The balance of the cash used in the 11 months ended March 31, 1999 was for the purchase of the Predecessor.

   Cash used in investing activities for the year ended March 31, 1998 was $3.5 million, which was represented by routine capital expenditures by the Predecessor.

 Cash flows from financing activities

   Cash generated from financing activities for the three months ended June 30, 2000 related primarily to the debt incurred in connection with the acquisition of Avery Berkel and the re-financing of the Company's former indebtedness. Net cash generated from the financing activities for the three months ended June 30, 2000 was $176.9 million, consisting primarily of proceeds from the issuance of the Notes of $95.9 million; proceeds from the term loans and revolver relating to the Senior Credit Agreement of $99.0 million; proceeds relating to the issuance of membership interests of $39.5 million; and proceeds from the issuance of Preferred Member Interests of $9.3 million. These proceeds were primarily used to fund the acquisition of Avery Berkel, to repay the former senior debt of $40.5 million, and to repay former senior subordinated notes of $15.0 million. Cash used in financing activities for the three months ended June 30, 1999 was $1.6 million, consisting primarily of payments made on former senior debt of $2.3 million, net of proceeds of $1.4 million. In addition, the Company paid $0.7 million with respect of its former senior subordinated notes.

   Cash used in financing activities for the year ended March 31, 2000 was $2.3 million, consisting primarily of repayments under the existing revolving credit and term loan agreement partially offset by draws on the senior revolving notes. Cash provided by financing activities for the 11 months ended March 31, 1999 was $73.9 million, consisting primarily of borrowings to effect the purchase of the Predecessor from Staveley Industries plc, offset by $8.2 million in early prepayments as a result of successful working capital management particularly in the area of inventories along with improved operating profits.

   Cash used in financing activities for the year ended March 31, 1998 was $4.8 million and resulted primarily from the settlement of advances with the Predecessor's former parent, Staveley Industries plc.

Liquidity and Capital Resources-Avery Berkel

 Cash flows from operations

   Avery Berkel's primary source of liquidity is cash provided by operating activities.

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   Cash provided by operating activities totaled (Pounds)2.3 million for the year to March 31, 2000 compared with (Pounds)10.2 million in the year to March 31, 1999. This decrease was largely due to increased working capital, with cash flow before working capital providing (Pounds)11.1 million for the year ended March 31, 2000. The working capital increases were primarily driven by short term disruptions surrounding the implementation of the new ERP system in the U.K. This system went live during February 1999 and we were unable to perform our normal creditor payments runs during February and March 1999. In addition, we suffered various operational difficulties during the year ended March 31, 2000 which have resulted in higher than normal levels of stocks and debtors. The related issues are being resolved and stocks and debtor levels are expected to return to normal.

   Cash provided by operating activities totaled (Pounds)10.2 million for the year ended March 31, 1999 compared with (Pounds)11.2 million in the year ended March 31, 1998. This decrease was largely due to: (1) lower operating profit which, after adding back depreciation and amortization, decreased cash flow by (Pounds)2.4 million; and (2) higher spending on restructuring provisions during the year ended March 31, 1998 which was not repeated in the year ended March 31, 1999.

 Cash flows from taxation and returns on investment

   Cash flows from taxation and returns on investment for the year ended March 31, 2000 were (Pounds)5.3 million (inflow) and (Pounds)1.7 million (inflow), respectively, compared with (Pounds)3.7 million (outflow) and (Pounds)0.0 million for the year ended March 31, 1999. This increase was primarily due to a repayment of U.K. advanced corporation tax of (Pounds)7.0 million received in respect of prior years together with interest supplement of (Pounds)1.6 million.

   Cash flows from taxation and returns on investment for the year ended March 31, 1999 were (Pounds)3.7 million (outflow) and (Pounds)0.0 million, respectively, compared with (Pounds)3.4 million (outflow) and (Pounds)0.5 million (inflow), respectively, for the year ended March 31, 1998. This decrease in cash flows from returns on investments was primarily due to the minority shareholders portion of the dividend from Avery India Ltd of (Pounds)0.3 million.

 Capital expenditure and financial investment

   Capital expenditure and financial investment for the year ended March 31, 2000 was (Pounds)1.8 million compared with (Pounds)3.3 million in the year ended March 31, 1999. The major capital expenditures in the year ended March 31, 2000 were for tooling and equipment for the new range of food retail weighing equipment currently being developed and launched. This was partly offset by receipts of (Pounds)2.4 million from selling the remaining surplus properties in the U.K. as well as ongoing sales of motor vehicles as and when they become due for replacement. Prior to the Merger, these vehicles were being replaced by leased vehicles which led to decreased capital expenditures and depreciation expense as well as increased operating expenses. Subsequent to the Merger, Avery Berkel will re-evaluate the replenishment program for vehicles. While the impact of Avery Berkel's financing decision with respect to vehicles may impact reported operating results, management does not believe cash flow will be materially impacted. The major capital expenditures for the year ended March 31, 1999 related primarily to new IT equipment associated with the implementation of our ERP system and other Year 2000 preparations. This investment was in excess of (Pounds)4.0 million of capital equipment. This was partly offset by receipts of (Pounds)3.7 million from selling surplus properties in the U.K. as well as the ongoing sale of motor vehicles.

   Cash used in investing activities for the year ended March 31, 1999 was (Pounds)3.3 million versus (Pounds)2.7 million for the year ended March 31, 1998. The major capital expenditures for the year ended March 31, 1999 related primarily to new IT equipment associated with the implementation of the ERP system and other Year 2000 preparations. The capital expenditures for the year ended March 31, 1998 also related primarily to new IT equipment as well as expenditure on routine replacement of motor vehicles and service branch refurbishments. This investment in IT was in excess of (Pounds)4.0 million of capital equipment in the year ended March 31, 1999 and (Pounds)3.0 million in the year ended March 31, 1998. Avery Berkel investment has been partly offset by receipts of (Pounds)3.7 million and (Pounds)3.4 million from selling remaining surplus U.K. properties in the years ended March 31, 1999 and 1998, respectively, as well as ongoing sale of motor vehicles as and when they become due for replacement.

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 Cash flows from financing activities

   Avery Berkel's main source of finance was through intercompany loans from Marconi group companies. These loans were increased or repaid in line with instruction from Marconi rather than through the funding or investing requirements of Avery Berkel. Cash flows from Marconi loans were (Pounds)18.4 million inflow for the year ended March 31, 2000 compared with (Pounds)5.0 million outflow for the year ended March 31, 1999 and (Pounds)5.2 million outflow for the year ended March 31, 1998. Avery Berkel also paid a dividend of (Pounds)39.9 million to Marconi in the year ended 31 March 2000.


New Accounting Pronouncements

 Accounting for derivative instruments and hedging activities

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 requires that all derivative instruments be recognized as either assets or liabilities on the balance sheet at fair value. Changes in the fair value of derivatives (gains or losses) are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of SFAS 133" ("SFAS 137"). SFAS 137 changed the effective date of SFAS 133 to all fiscal quarters for all fiscal years beginning after June 15, 2000. As a result, SFAS 133 will be effective for the Weigh-Tronix business on April 1, 2001. The company is currently assessing the impact of this standard.

 Revenue recognition

   In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 summarizes the staff's interpretations of the application of GAAP to revenue recognition. Management has reviewed SAB 101 and has determined that the company is in compliance with the requirements of revenue recognition as prescribed by SAB 101.

 Stock compensation

   In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The Company does not expect the application of FIN 44 to have a material impact on the Company's consolidated financial position or results of operations.


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                               INDUSTRY OVERVIEW

   We believe that the global industrial and food retail weighing/slicing equipment markets are mature and fragmented. Growth in these markets results from the increasing use of weighing applications in manufacturing and logistics processes, the desire for more technologically advanced network-ready weighing equipment and general industrial growth in specific end-user markets.

   The weighing industry has been consolidating as customers become more global and demand higher levels of product performance and after-market services. Customer demands are being driven by the growing use of sophisticated networked systems, increased focus on internationally recognized standards of quality assurance and consistency (e.g., ISO 9002), and increased reliance on after-market service to provide inspection, calibration and upgrade services on a consistent, international basis. We believe that these demands are best met by large, integrated and international companies.

   Weighing instruments typically comprise a relatively small component of a customer's aggregate capital spending but perform important functions by improving productivity and enhancing quality and process control. As a result, we believe that customers generally tend to value performance over price. Weighing equipment manufacturers may also provide a significant amount of service and support to their customers including repair, calibration, certification and preventive maintenance. We believe that customers tend to purchase from their existing vendors due to the additional costs of employee training, spare parts and service and systems integration associated with adding additional brands of weighing equipment to their operations.

Industrial

   The industrial weighing market can be divided into three main geographical areas: North America, Europe and the rest of the world. Each of these areas represents approximately one third of the total market. The global industrial weighing market is generally fragmented and features several large international companies and a large number of local businesses which generally focus on niche weighing applications or equipment at the lower end of the price spectrum.

   Globalization of customers, increasing sophistication of products and customers' growing need for integrated automated systems are all significant factors in the growth of the industrial weighing industry. In addition, growth in industries such as chemicals, pharmaceuticals and food processing is leading to increasing demand for weighing systems in those industries.

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Food Retail

   The food retail weighing market is one of the world's most advanced weighing markets. While the traditional market for basic food retail weighing equipment remains strong, customers, and large food retail customers in particular, increasingly require more sophisticated weighing systems which can be integrated into their information systems. As a result, food retail weighing manufacturers are expected to provide data management solutions to their customers' particular requirements. We expect that food retailers will continue to emphasize sophisticated and flexible weighing systems which are capable of rapid upgrade. As a consequence, major investment decisions by food retailers for the purchase of food retail weighing products will continue to be influenced by the quality and capability of software systems as well as traditional criteria of precision, accuracy and after-sales support.

   In addition to customer preference, government regulation can have a significant impact on the food retail weighing market as requirements such as metrication in the U.K. and euro conversion in many parts of continental Europe boost demand for service upgrades and new equipment.

   The market for slicers and food processors encompasses: (1) food retailers;
(2) food service providers, such as take-out chains, restaurants and caterers; and (3) food processing companies such as sandwich makers. We believe that the trend towards home meal replacement, where supermarkets offer ready-to-eat take-away meals, will lead to an expansion in this market.

   Global consolidation in the food retail industry has presented additional growth opportunities for manufacturers of food retail weighing products. Many leading food retailers have been expanding internationally in the past two years. With international expansion, customers are increasingly looking to large global weighing systems providers who can adequately supply and service their weighing needs in different countries.

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Service

   Service plays a key role in the industrial and food retail customer's choice of product. The installation, calibration, maintenance and support aspects of service are particularly important in the weighing industry where the weighing system is often a critical element of a customer's key processes. This significance is further enhanced as customers become increasingly obliged to conform to governmental weights and measures regulations on an ongoing basis. In addition, customers are placing increased importance on total cost of ownership, with the result that service is becoming a more significant part of the value that can be offered by weighing companies.

   Customers are also demanding more sophistication, flexibility and greater responsiveness from service providers. Many industrial and food retail customers require service providers who possess technical expertise with increasingly complex products and who are able to provide year-round, 24 hour-a-day coverage with extremely short response times. Consolidation of customers in both the industrial and food retail sectors is furthering the demand for higher levels of service and performance.

   In situations where an original equipment manufacturer is unable to provide the service quality or value that is required, customers turn to third-party servicers. These third-party servicers range from competing original equipment manufacturers who have service capacity to independent service-only companies. This presents an opportunity for manufacturers who have that capability.

Consumer

   The consumer weighing market is primarily focused on bathroom and kitchen scales. While the market for bathroom scales is a defined worldwide market, the market for kitchen scales is primarily focused in Europe, with a nascent market in the U.S. In line with the general consumer appetite for high-tech consumer products, customers increasingly prefer sophisticated electronic weighing products which offer greater levels of accuracy. Accordingly, electronic scales are replacing mechanical scales as the scales of choice in the consumer market. In addition, consumers favor scales which incorporate health-related features such as the ability to calculate body mass index. Fashion and color co-ordination also play a role in the growth of the consumer weighing market.

   The consumer weighing market is relatively fragmented. In each country there are a small number of market leaders but there is no clear global player.

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                                    BUSINESS

The Company

   Weigh-Tronix, LLC is a leading international manufacturer, marketer and servicer of industrial and food retail weighing systems. We are a global weighing systems manufacturer operating in the U.K. industrial and food retail weighing markets. We also operate an extensive service network, primarily in the U.K., for both our own and third-party equipment which provides us with a significant source of recurring revenues. In addition, we sell a broad range of branded consumer scales and are currently one of the five largest suppliers of slicers and other food processing equipment in the world. Our products are sold under established brand names, such as Avery, Berkel, Salter and Weigh-Tronix. Most of our brands have over 100 years of history and, as a result of their longevity and our emphasis on product quality, we believe that they command significant brand recognition. We market and sell our products in over 100 countries.

   We established Weigh-Tronix, LLC on May 1, 1998 through the management buyout (in partnership with Berkshire) of three business units of Staveley Industries plc (Weigh-Tronix, Inc., Salter Weigh-Tronix Limited and Weigh-Tronix Canada ULC, as well as all of the outstanding shares of Salter Housewares Limited and Salter Weigh-Tronix Pty Ltd). These companies were established in the 1970's to manufacture electronic scales.

   SWT Finance, the issuer of the notes, is a special purpose finance vehicle and has no operations. SWT Finance depends upon payments from other subsidiaries of Weigh-Tronix, LLC to service its debt. Weigh-Tronix, LLC is a holding company for its subsidiaries, with no material operations of its own. SWT Finance is organized in The Netherlands and many of the subsidiary guarantors are organized outside of the United States. As a result, there is a risk that you will not be able to enforce a judgment regarding the notes. See "Risk Factors--There is a risk that a non-U.S. court will not enforce a U.S. judgment based on these notes."

   On June 13, 2000, one of our subsidiaries, Weigh-Tronix UK Limited, acquired all of the outstanding stock of GEC Avery International Limited and Maatschappij van Berkl's Patent BV in consideration of (Pounds)105.0 million and warrants valued at approximately (Pounds)0.8 million to subscribe for 5% of the fully diluted ownership interests of Weigh-Tronix, LLC. Avery Berkel has been doing business globally under the Avery Berkel name since 1993 when the previous owner, Marconi Corporation plc, began to jointly market the products of two of its subsidiaries, Avery and Berkel.

   We believe that the merger will consolidate our position as a global leader in the industrial and food retail weighing industries. Specifically, we see the following benefits:

  . Geographic Complement. Weigh-Tronix, LLC has a strong presence in the North American Industrial weighing market and Avery and Berkel, whose products have been jointly marketed in the past as Avery Berkel, have a strong presence in the U.K. and Continental European industrial and food retail weighing markets as well as a significant presence in other parts of the world. As a result of the merger, we have a global sales and distribution network spanning over 100 countries. With our geographic reach, we expect to benefit from the trend towards globalization as multinational companies demand suppliers with international presence and integration capabilities to supply and support their operations.

  . Broad Product Range. As a result of the merger, we have a significantly expanded product range which we believe will enable us to compete more effectively on a global scale. We expect to be able to cross-sell Avery Berkel and Weigh-Tronix's products, enabling us to introduce existing products into new markets. In addition, a number of the products of Avery Berkel overlap with the products of Weigh-Tronix. We plan to streamline our product range, which we expect to result in improved product offerings and cost savings.

  . Substantial Cost Saving Opportunities. As a result of the merger, our operations overlap significantly, particularly our U.K. industrial operations--including manufacturing, R&D, distribution, service, marketing and sales. We believe that the merger will result in significant ongoing cost savings. For example, we intend to integrate existing marketing, sales, administrative and R&D functions into more streamlined and centralized departments which, we expect, will lead to lower payroll and operational

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   costs. We have appointed one of our senior executives to focus full time on the integration of the two companies. He will be supported by a team of other employees and outside resources from a leading international consultancy firm. We hope to realize approximately $12.0 million in annual cost savings within the next 12-24 months, although we cannot assure you that these cost savings will be achieved. We believe that the costs (totaling $12.5 million) to achieve these synergies will be partially funded through proceeds from the sale of closed facilities of approximately $2.0 million and inventory stock reduction programs of approximately $6.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  . Focused Weighing Company. Prior to the merger, Avery Berkel was a non-core business of Marconi. By merging with Weigh-Tronix, Avery Berkel has become part of a focused business with a defined strategy devoted primarily to industrial and food retail weighing. This will help Avery Berkel to develop a consistent business strategy which it has been unable to do over the past ten years.



   For the year ended March 31, 2000, we generated $375.8 million of revenues on a pro forma basis and $36.2 million of EBITDA on an adjusted pro forma basis. The following chart illustrates the geographic diversification of our pro forma revenues for the year ended March 31, 2000.

                            Sales by Geography


[Pie chart entitled "Sales by Geography" divided into four sections. The first section, beginning from the right and continuing clockwise, is titled "UK - 44%." The second section is titled "North America -28%." The third section is titled "Continental Europe - 16%." The fourth section is titled "Rest of World
- 12%."]

   We address three primary markets: industrial, food retail and consumer.

  . Industrial: Our products range from basic mechanical scales to high-end electronic scales which are often fully integrated into our customers' data processing systems. Examples of typical products include counting scales (which count items by weight), checkweighers (which verify that products meet a pre-determined weight), road and rail scales (which can measure weight without interrupting the movement of goods) and postal scales.

  . Food Retail: Supermarkets and other food retailers use our food retail weighing products to carry out multiple weighing applications for the handling of perishable goods from the back of the store to the checkout counter. Our products range from stand-alone price-computing scales to sophisticated networked systems that let the retailer control prices and inventory volumes from one centrally-operated system. Our food processing products include slicers, vacuum packers, mincers and tenderizers. We sell our food retail product range to some of the world's largest food retailers which includes many of the U.K.'s leading food retailers.

  . Consumer: Our range of over 200 consumer products consists primarily of bathroom and kitchen scales of which we believe that we are currently the leading supplier in the U.K. Our customers for these products include many leading U.K. and U.S. retailers.



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   The following chart provides a breakdown of our pro forma sales for the year ended March 31, 2000:

                              Sales Breakdown


                                  [PIE CHART]

[Pie chart entitled "Sales Breakdown" divided into four sections. The first section, beginning from the right and continuing clockwise, is titled "Industrial-35%." The second section is titled "Food Retail-21%." The third section is titled "Consumer-6%." The fourth section is titled "Service-38%."]

Competitive Strengths

   We believe that our company has several competitive strengths, including:

  . Leading Market Position and Brand Names. Avery, Berkel, Weigh-Tronix and
    Salter are long-standing brand names associated with quality, precision and accuracy. We attribute the strength of our reputation to our wide portfolio of products, experience in providing customers with value added systems solutions, global presence, sophisticated R&D capability and responsive service teams.

  . Large Installed Base with Recurring Service Revenue. We believe that we have one of the largest installed bases of weighing instruments in the world. This installed base provides us with close relationships and frequent contact with our customers as well as sales leads and new product and application ideas. Our 68,000 service contracts, which cover both our own and third parties' products, provide a strong source of recurring revenues. We also generate considerable revenues from providing services on a non-contract basis as well as from the sale of spare parts to our distributor networks.

  . Innovative Technology. We believe that we have an innovative product range and are at the forefront of technological development in our industry. Over the past three years, we have committed considerable resources to R&D. For the years ended March 31, 1998, March 31, 1999 and March 31, 2000, Weigh-Tronix, LLC spent $2.0 million, $1.4 million and $1.5 million on R&D, respectively. Avery Berkel spent approximately $4.4 million, $6.9 million and $7.5 million on R&D for the fiscal years ended March 31, 1998, March 31, 1999 and March 31, 2000, respectively. We have recently developed several new technologies which we believe will significantly improve the efficiency of our products. Our industrial weighing business has developed a new fork lift weighing device and a new programmable process control weighing indicator. We have recently introduced the triple metal vibrating beam, which has been incorporated into postal and food retail scales, and quartzel digital technology, a patented, digital weighing technology which has been incorporated into counting scales, bench scales and postal scales. Both the triple metal vibrating beam and quartzel digital technology measure weight by detecting changes in frequency rather than changes in electrical resistance and provide greater precision at a comparable cost to existing technology. In addition, we are currently introducing a new portfolio of food retail weighing products ranging from high precision, low cost price-computing scales to high value-added PC-based weighing terminals. Our new M Series scales, for example, incorporate a PC processor, while we believe that our innovative MP Series is the first PC scale with a Windows-based operating system providing true open architecture on the market.

  . Quality and Diversity of Our Customer Base. Our geographically diverse customer base covers a wide cross-section of companies operating in over 100 countries across industries including agriculture, chemicals, food processing, logistics, mining, pharmaceuticals, postal services, surface transportation, waste management and general manufacturing. We have many longstanding weighing customers, a

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   number of which have been with us for more than 20 years. Our food retail customers cover the whole spectrum of business in the food retail sector from market stall traders to some of the largest national and international food retail chains. No one customer accounted for more than 1.3% of our pro forma revenues for the year ended March 31, 2000.

  . Focus on Providing Solutions. We work closely with our customers to develop the weighing solutions they require. In our food retail business, for example, our new generation scales have been developed in consultation with major food retailers in Europe to ensure that our products meet customers' existing and future requirements. In both our industrial and food retail businesses, we have frequently worked in close partnership with customers from the initial design phase, through the engineering and manufacturing process, to the final implementation of developed solutions.

  . Strong Management Team with High Level of Ownership. Since Weigh-Tronix's inception, management has successfully integrated three originally disparate businesses and strengthened operations, resulting in EBITDA growth from $9.6 million for the year ended March 31, 1998 to $13.5 million for the year ended March 31, 2000; or 41.1% over the past two years. Since 1996, the management of Avery Berkel has successfully implemented a $32.0 million restructuring of the business and has significantly improved operating profits. The management of Weigh-Tronix, LLC owns or has the right to acquire approximately 14.0% of the ownership interests of Weigh-Tronix, LLC.

Business Strategy

   Our post-merger strategy for the combined business is as follows:

  . Realize Benefits of the Merger. We are committed to realizing the benefits of the merger including: (1) realizing annual cost savings; (2) creating/identifying cross-selling opportunities; (3) combining our global sales and distribution capabilities; and (4) consolidating our position as a focused and leading international weighing company. We plan to increase existing incentive-based bonus schemes for our employees which we believe will improve motivation and performance and will assist us in realizing the benefits of the merger.

  . Grow the U.K. Industrial Business. We are focused on increasing both product and service sales in our U.K. industrial business. We provide products and services to over 12,000 manufacturing sites in the U.K. However, we believe that there are over 130,000 manufacturing sites in the U.K. which, we believe, will give us substantial opportunities for growth. We expect to grow sales by leveraging our expanded sales resources, continuing to develop new and innovative products and targeting multi-site national and international companies in growing industry sectors such as food processing, pharmaceuticals and chemicals. See "--Service Overview."

  . Emphasize Systems Solutions Offerings. We also plan to continue to emphasize our food retail and industrial systems solutions offerings in the U.S., the U.K. and Continental Europe. We believe our industrial weighing systems solutions business has been growing at a compounded annual growth rate of over 20% during the past three years. For the same period, the number of food retail systems scales which we have sold to supermarket chains and which are networked and linked to a PC has tripled. We expect this trend to continue. Given the importance of accurate weighing systems in our customers' processes, our approach is to provide systems which improve the control of the process and provide the necessary traceability for transactions to be fully auditable. To provide these kinds of solutions, our systems are designed to be integrated into our customers' systems; this involves working in close partnership with our major customers. See "--Product Overview."

  . Leverage New Product Innovations. We are continuously introducing new products in each of our business areas. We recently launched a new range of food retail products as well as several new industrial products. We believe that these new products will attract new customers in our existing markets and enable us to enter into new markets. We also plan to use our new product ranges to

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   maintain our strong market position with our existing customers and increase our international sales. See "Research and Development."

  . Reduce Costs. We are committed, as a general business policy, to continue to emphasize the reduction of production and marketing costs in all our product lines. One example of cost reductions is in the area of food retail where we have successfully reduced the number of necessary components by one-third for our more technologically advanced products. Another example is the development of our QDT weighing cell which provides digital output and which we can now produce for the same cost as an analog cell. We expect that productivity and efficiency of both service and sales resources will be increased by improved management processes resulting from the introduction of our enterprise resource planning system. We are working with our distributors to strengthen our market position and reduce costs through the use of e-commerce and we are also working to reduce inefficiencies in our supply chain. In addition, we will continue to introduce initiatives into our manufacturing process (for example, cellular manufacturing and re-locating manufacturing to lower cost centers) which we believe will allow us to offer lower cost products throughout our business.

Product Overview

   In order to meet the demands of our broad customer base we have developed a comprehensive product range.

 Industrial Products

   Our industrial weighing customers are engaged in a wide variety of industries and require industrial weighing products with a large range of applications. The products we manufacture or source from third party manufacturers range from balances measuring to one-hundred-thousandth of a gram for use in chemical laboratories to weighbridges weighing up to 300 metric tons for use in the mining industry. Other typical applications include process weighing of sugar juice in a sugar refinery and checkweighing of added value ingredients in food processing. We supply counting scales to count parts in the motor component and electronics industries and our road and rail scales are used in the movement of bulk materials in the logistics, waste management, mining and agricultural industries.

   We also provide customers with weighing systems solutions offerings. While many of our standard weighing products can be configured for various applications, our systems solutions are customized by us for use by specific customers and are designed to meet their particular requirements.

   Our industrial products fall into four broad areas:

   Transport Weighing. This business area deals with the provision of products and services for the weighing of road and rail vehicles in all industries. Our main customers are companies involved in power generation, mining, waste disposal, agriculture, primary metals processing, freight transport and food processing. The applications of these products include the weighing of bulk solids and liquids and the checkweighing of goods arriving and being dispatched. We offer basic vehicle weighing machines which range in price from $16,000 to $40,000. We also provide systems solutions which are suitable for capturing management data relating to weight and process control in driver-operated and automated operations. These systems range in price from $25,000 to $240,000.

   Materials Weighing. Our main customers in this area are companies involved in food processing, chemicals, pharmaceuticals, primary metal processing, postal services and general manufacturing. Stand alone weighing products offer the ability to record and control weights, checkweigh and count the number of items being weighed. Typical applications include the checkweighing of manufactured items such as engine pistons for accuracy and quality. Other applications include: (1) weighing storage tanks for process and stock control;
(2) counting electronic parts for issue to the factory floor and checking received quantities; and (3) weighing, counting and sorting mail. These products range in price from $800 to $16,000.

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   Our industrial systems solution products provide a configured and/or a made to specification system solution for customers who require greater capabilities from their weighing system than a basic stand-alone unit can provide. We offer our customers integrated weighing and data collection systems with or without process control. Typical applications include: (1) full and semi automation of the weighing process to reduce manpower costs and improve efficiency; (2) factory floor data acquisition and quality reporting systems to conform to weights and measures regulations; and (3) reporting on quality and process issues. These systems range in price from $12,000 to $24,000.

   Filling. Our main customers are involved in food processing, chemicals, paints, production of cleaning materials and production of industrial gases. Our filling products are controlled by weight or by volume measurement and we offer products capable of filling from 5 milliliters to 1,250 liters. Typical applications include: (1) the filling and dispensing of sauces and semi-solid food; and (2) filling of items such as paint, cleaning materials and liquid propane gases. Stand alone filling products range in price from $6,000 to $80,000.

   Configured and made to specification filling systems solutions offer integrated filling, capping, lidding and conveyor systems which can be integrated into manufacturing processes. We offer systems which allow semi or fully automated filling. These systems range in price from $16,000 to $240,000.

   Pre-pack. Pre-pack products offer weighing, labeling and packing capabilities. Our main users are companies involved in food processing industries. Typical applications include: (1) the dynamic checkweighing of pre-packed products such as meat and cheese; and (2) the vacuum packing of products for transport and display. Our manual labeling systems provide weight and price information and our automated labeling systems can weigh and label items while on a conveyor belt. Our products offer customers the ability to pack, label and checkweigh from 100 grams to 60 metric tons. Stand alone units range in price from $3,000 to $32,000.

   Integrated pre-pack systems, whether configured or a made to specification solution, offer integrated packing, weighing, labeling and data collection. Typical applications include full and semi automation of the weighing, packing and labeling processes which assist customers in conforming to their own quality standards and with relevant regulations. These systems range in price from $16,000 to $240,000.

 Food Retail Products

   We sell food retail weighing and food processor products and provide after-market service to customers ranging from small grocery/convenience stores to large supermarkets where many applications can be found in both rear and front of store operations. Weighing is a key element in food sales, particularly because food is commonly sold by weight. Generally food is weighed on arrival for stock and payment control and specific food items are then pre-packed, weighed and price-labeled. Other goods will either be weighed at the counter, or on self-service scales or at the check-out counter at the time of sale. Our food retail products range in price from $500 to $6,000 per machine.

   Depending on the type of store, the scales employed by our food retail customers range from basic price computing scales, where the unit price is entered and the "price to pay" is displayed, to more sophisticated system scales which can interface with the food retailer's information management system to retrieve product and price files from a centralized data base (which may be located at the food retailer's corporate headquarters) which can send key data back to the central system. The types of scales used include:

  . Self-service Scales: Scales where customers select and weigh the goods themselves.

  . Checkout Scales: Scales which are connected to the point of sale
    (scanning) system and register the price of loose fruit and vegetables.

  . Counter Scales: Scales which are normally staff operated and which are used in the fresh food counters of most supermarkets.


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   Beginning in July 1999, we began introducing a new food retail product range which provides innovative and competitive hardware and software weighing solutions. These products are gradually replacing our existing product lines. This new retail product range is divided into three categories:

   Basic Scales. Our new FX range offers a low cost, price computing scale which caters primarily to the independent food retailer market, namely newsagents and convenience stores, grocers, butchers and market stall traders. We sell these products under two brand names, Avery Berkel and Brecknell. Our checkout range offers a choice of products which simply weigh or weigh and compute price as well. Our scanner scale range is more versatile because the operator can either weigh or scan goods, depending on their type, and the compact size of the scales makes them particularly suitable for the checkout environment.

   Mid-range Scales. Our "mid-range" scales consist of price computing scales which have numerous applications. These applications include: (1) basic pre-pack labeling; (2) electronic cash register modes (where a cash drawer is attached to the scale); and (3) issuing a bar code which can be scanned by EPOS (electronic point of sale) terminals, which extract the product code and price payable. We typically sell our mid-range scales to larger independent food retailers and to mid-size supermarket chains.

   High-end Scales. Our newly launched M Series scale is a sophisticated system-based scale which integrates into a customer's individual store management system. These products are capable of networking with other systems and are easily integrated into store computers. Our new M Series range is designed to reduce total cost of ownership by as much as 25% through a number of innovative features, such as improved labeling capabilities.

   We believe that our new MP Series is the first PC scale on the market with true open architecture. These scales allow food retailers to develop their own customer service and counter management software, which can be run on the MP Scale's touch screen terminal. The MP Series encompasses features that are designed to increase sales and improve counter management. For example, the scale can display targeted advertising messages such as promotions on related products.

   We believe that the total cost of ownership is increasingly regarded by customers as a better measure of economics than price as the capital costs of food retail scales generally only accounts for approximately 10% of the total cost of ownership over the lifetime of the product. Maintenance, management, operational and other associated costs, as well as the cost of consumables (for example, the cost of label rolls), account for the balance of the costs of ownership.

   Slicers and Other Food Processors. Our slicer and other food processor customers tend to be the same as our food retail weighing customers since whenever food is sliced or prepared, a weighing application is generally also needed.

   Our slicers are sold to food retailers and to the catering/hospitality markets under the Berkel brand name. We sell two categories of slicers: manual slicers, which are designed for use at a delicatessen counter and automatic slicers, which are designed for use at rear of store operations such as pre-pack operations.

   In addition to slicers, we supply other food processors which complement our food retail product offerings. These products fall into three broad categories:
"red meat equipment", preparation machines and cooking and processing equipment. We have responded to the trend for home meal replacement, whereby supermarket customers are buying increasing amounts of ready to eat food products, by enhancing our product portfolio with products such as rotisseries.

 Consumer Products

   We manufacture or source a wide-range of products under the Salter brand name. The following is a selection of our products:


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   Bathroom Scales. We sell a wide range of electronic bathroom scales featuring strain-gauge weight sensing systems. Some of our scales calculate body mass index which is an internationally recognized measure of healthy weight. We also manufacture mechanical bathroom scales as well as professional scales for use in doctors' offices and medical health clinics. We market these products in the U.K. and over 80 other countries.

   Kitchen Scales. Our kitchen scales range from traditional kitchen scales to "add & weigh" scales, which allow individual weighing by each ingredient within the same container, high capacity scales, diet kitchen scales and antique kitchen scales. We market kitchen scales in the U.K. and we are continuing to expand the export side of this business.

   Other Products. We also sell a range of other kitchen products including salt and pepper mills, insulated servers to keep pre-cooked food hot, time and temperature gauges, cafetieres and insulated jugs.

Service Overview

   We believe that maintaining, developing and expanding our service business is vital to our continued success and we regard our service business as a major strength. We provide service in some of our key markets across the world using our own service operations and extend our reach by partnering with distributors who provide service coverage outside of our areas of operations. While a large part of our service business consists of servicing our own products, we have extensive and growing experience in servicing competitors' products and other third party non-weighing equipment. Our extensive coverage and comprehensive infrastructure allows us to provide a high level of performance and a wide range of service offerings. A discussion of revenues by region for the last three fiscal years can be found in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Our extensive service capability is also a key advantage in helping us win new product sales. Increasingly, our customers want to ensure that, having purchased a product that is critical to their business, they have the support of an efficient and reliable service provider. Our experience has shown us the mutual benefit of product sales and service, each having successful "pull through" on the other. This connection becomes more significant as products become increasingly integrated into the customer's business and as the customer considers the total cost of ownership when making a purchase.

   Globally, we operate a network of service centers and dedicated service teams with over 1,600 skilled personnel to service all of our products and a large number of third-parties' products around the world. Whether we directly provide servicing of our products depends, to a large extent, on the characteristics of the particular market, such as the level of start up costs and the geography. In Canada, for example, where our customers are largely concentrated in a small number of locations, we offer a full service function, but in the U.S., where our customers are much more geographically diverse, we generally do not. In the U.S. we use our network of 76 key distributors to offer national service coverage to major customers. We often train the distributors' service staff ourselves to ensure a high-level of quality and performance. In addition, we generate revenues from these distributors through the sale of spare parts.

   Our extensive coverage has become increasingly important as customers consolidate to form larger national or international operations. The customers expect their suppliers to be able to provide services wherever they operate. We regard this as a growth opportunity for us, and it is an area where we believe we have been successful. For example, we gained significant business from a leading French supermarket chain when it expanded into Poland because we were able to provide it with local support and service in that country.

   Our service offerings cover an extensive range of options for our customers. For large corporate customers we can offer an all-inclusive, multi-service, multi-site package with varying response times from as little as two hours. For smaller retailers we can offer a simple time and materials package better suited to their needs. Our own service operation has over 68,000 maintenance contracts covering over 290,000 installations. Our service offering extends to legal verification of the equipment in many of our operations, ensuring that the customer is not reliant on the various trading standards bodies to carry out subsequent testing.

   To be able to deliver a high standard of service, an efficient service infrastructure is essential. We believe that our ISO 9002 accredited infrastructure in the U.K., for example, is the most comprehensive and efficient in the industry. We have over 650 trained technicians located across the U.K., supported by regional service centers in key locations and a central spares warehouse able to offer quick delivery of parts not carried by our technicians. Our National Response Centre in Walsall, U.K. handles most incoming service calls, totaling approximately 5,000 calls per week. Using our recently introduced IT system, we are able to deal with each call effectively, either by clearing the problem with the customer over the telephone or by dispatching a technician to visit the site. We are then able to manage the service call to ensure that the contractual requirements are met and the problem is resolved efficiently. Data from the on-site technician is fed back using wireless data terminals which allow us to monitor the call in real-time and use the data to provide performance statistics for our own use and for use by our customers. This is becoming an increasingly important requirement as many customers stipulate stringent service levels when entering into service contracts. For example, one of our major customers, which has thousands of sites across the U.K., now has on-line access to data on its current outstanding service calls, giving full visibility of our performance. In addition, we offer our customers the ability to use the Internet to request service calls and monitor our performance. We believe that large corporate customers are increasingly seeing these services as a significant advantage that we offer over our competitors.

   In the U.K., our experience in field service and our infrastructure has allowed us to expand into non-weighing service activity which we believe has significant growth potential. In the U.K., we provide full warranty support for a growing range of IT products and systems including notebooks, laser printers, digital projectors and scanners and PC peripheral devices for blue-chip suppliers on an exclusive basis. This includes the provision of end-user hotline support, as well as any necessary on-site repair. We have recently been awarded a contract by a large new customer for the on-site support of their Dell PCs across the U.K. Our growing reputation in this area was recognized last year when, choosing from all of their service providers worldwide, one of our well-known customers awarded us its "best third party service provider" award.

   While we have one common infrastructure, the delivery of services is via specialized teams which focus on our particular market sectors. This allows us to tailor our services to the needs of the different sectors while gaining the operational benefits of a uniform and efficient infrastructure.

Customers

   We have a large and diverse customer base. On a pro forma basis for the year ended March 31, 2000, 44.0% of sales were derived from the U.K., 16.2% were derived from Continental Europe, 28.0% were derived from North America and 11.8% were derived from the rest of the world.

   Our customers operate in virtually every major industry. Our industrial customers are engaged in a wide range of industries including agriculture, airlines/airports, cement, chemicals, construction, food processing, logistics, mining, motor components, petrochemicals, pharmaceuticals, postal services, primary metals, power generation, processing, steel, storage, surface transportation, textiles and waste management as well as general manufacturing. In the food retail sector our principal customers are hypermarkets, supermarkets, grocery stores, delicatessens and butchers. Our primary target customers for our slicers and food processors are the same customers as for the food retail sector although we also supply customers in industrial food applications, for example in sandwich preparation and in the wider catering/hospitality market. Customers of our consumer business consist primarily of department stores, pharmacies, catalog companies and kitchenware stores.

   In the year ended March 31, 2000, our top ten customers accounted for approximately 10% of pro forma sales and no single customer represented more than 1.3% of pro forma sales. We believe this diverse customer base helps reduce our exposure to industry and regional economic fluctuations. A large number of the

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

companies with which we do business are long standing customers. We perceive this to be a significant advantage to us as it enables us to better respond to their business needs.

Sales and Distribution

   We operate a dual sales strategy consisting of our own direct sales force and an extensive global network of distributors. Depending on the particular product and the market, we either focus on just one of these routes to market or we adopt both methods. For example, in the U.S. industrial weighing sector, we predominantly sell our products through our network of 76 key independent distributors, whereas in the U.K. industrial weighing market, we sell our products primarily through our direct sales force as well as through a network of distributors. For each of our industrial, food retail and consumer products, and for each of the countries in which we operate, we determine the most appropriate route to market for our products. We consider a number of factors, including: (1) the level of sophistication of our established distribution network and the ability of the distributors to fully understand, effectively market, sell and service our products and, in particular, our high-end products; (2) the cost effectiveness of running a direct sales force; (3) the likelihood of distributors purchasing larger quantities of products from us than end-users might; and (4) the expectations of our customers in a particular region. In addition, when using distributors, we often work closely with them in all aspects of their sales process.

   In the major countries where we operate, we have national key account teams who monitor the development of particular customers' business operations. To keep pace with the increasing globalization of our customers, we have recently introduced an international key account management initiative so that we can better serve and cover our multi-national customers by having designated staff who monitor the international aspects of our customers' business operations and with whom our customers can communicate. The international key account managers work closely with the national key account managers, allowing us to respond more rapidly to our customers' global business requirements. In the U.S., U.K., France and Germany we also run telemarketing campaigns to create customer awareness, generate leads and sell products and services directly.

   We have recently increased our efforts for Continental European expansion and we have gained new customers in France, Italy and Germany. We are also beginning to establish a presence in Asia and North Africa because we expect these markets to become increasingly important as they become more industrialized.

   Our sales and distribution operations are organized as follows:

   UK and Ireland. We have a team of over 100 dedicated food retail and industrial sales people who are responsible for direct sales and for co-ordinating sales nationwide. In addition, we use a network of distributors, independent dealers and other suppliers. We also have a separate sales team working for our consumer business which is augmented by various agents and distributors. We sell low cost auxiliary products, such as label-rolls and sharpeners for slicers, via our telesales operation.

   Continental Europe. We have operations in France, Germany and Italy, each of which has its own direct sales force and network of distributors. In a number of other Continental European countries, we have networks of distributors managed from the U.K. Our consumer products are also sold in these markets by direct sales teams and by distributors.

   North and South America. Our industrial weighing products are sold almost exclusively via distributors in the U.S. with the exception of seven company owned stores. We have established strong relationships with these distributors by demonstrating our commitment to this channel. As an illustration of our commitment to our distributors and to the need to integrate them into our business, we hold "Distributors Counsel" meetings twice a year to exchange views on our markets. We perceive our distribution network to be a major advantage of our company. In Canada, we sell through a direct sales operation and also use distributors and dealers. In Mexico, we have both a direct sales operation and a network of distributors. From Mexico, we also provide

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

technical support to customers and dealers throughout the Latin American region. In North and South America, we sell our food retail and consumer products directly and we have limited sales via the mail order market.

   Rest of World. We have a number of direct sales operations in several other regions, the most material of which are India, South Africa and Malaysia. We also use distributors to sell our food retail and industrial and, to a lesser extent, our consumer products in these regions.

   We expect that the Internet will become an increasingly important component of our business. We are currently working with distributors to bring them on-line via an Internet link-up. This will allow distributors to order products directly as well as check the progress of their orders and levels of stock. It will also enable distributors to access technical support directly.

Marketing

   Each of our businesses has a dedicated marketing team. The role of these teams is to formulate, propose and implement our strategy with a view to profitably expanding market share. Marketing efforts include consolidating and rationalizing the product portfolio based on customers' requirements; adapting products to specific customer preferences; identifying new markets, applications and products; understanding conditions and trends in particular market sectors; and recommending routes to market. We work closely with our international operations to ensure that customer requirements in various countries are included in product specifications. For example, we conduct field trials for products in a selection of countries in order to better understand the specific local preferences and to obtain feedback.

   We primarily advertise at trade fairs and through professional directories. We also communicate with our customers through industry journals.

Manufacturing

   We have 12 principal manufacturing sites located throughout the world. Our industrial weighing products are manufactured at all of our sites, while food retail weighing production is focused in the U.K. and India. In addition, slicers and food processors are manufactured in the U.S. We believe that approximately 95% of our consumer products are manufactured by sub-contractors in China to our specification and design and that the remaining 5% are produced in the U.K.

   We manufacture many of our own components, including many innovative technical components which, we believe, add significant value to our products. However, when it is more efficient, we outsource manufacturing to reliable third-party suppliers. We anticipate further opportunities for outsourcing and low cost manufacturing. We have considerable manufacturing experience in transducer technology, electronics, heavy fabrication, precision machining and product assembly. We run a number of quality programs worldwide since many of our products and processes require tight quality control to ensure conformity to type approvals, legislation and regulatory requirements. Most of our manufacturing facilities are ISO 9001 accredited. We operate internationally approved weighing laboratory facilities (capable of testing whether new products will comply with applicable quality standards) allowing high levels of quality control and reduced lead times for product approvals. Many of our weighing products are subject to an extensive calibration process involving compensation for gravity, humidity and temperature.

   In the near future, we intend to close our facility in West Bromwich, U.K. because it duplicates facilities of our Birmingham, Walsall and Leicester plants. We are also planning to close one of our overseas facilities which overlaps with another, more efficient plant. See "--Property."

Working Capital

   Weigh-Tronix, LLC's working capital management is focused on practices that result in the most effective utilization of the working capital items. Inventories are maintained at levels to support just-in-time manufacturing practices. Weigh-Tronix, LLC provides rights to return merchandise for a restocking fee of approximately 20% of the product value. In addition, Weigh-Tronix, LLC does not normally provide extended payment terms to customers. In order to strengthen our ongoing working capital position, Weigh-Tronix, LLC will continue to improve upon practices such as matching accounts receivable and payable turnover and optimizing inventory levels.

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

Research and Development

   As a result of the merger we have two R&D teams. We intend to combine these teams to create one streamlined R&D group which will share technology and work closely together from its centers in the U.K. and the U.S. By creating a uniform R&D group, we expect to be able to deliver high quality R&D at a reduced cost.

   Our business has become increasingly dependent on our ability to develop technologically superior products, particularly in light of customers' desires for higher-performance weighing systems. In order to address this customer demand, we have incurred considerable expenditures on R&D over the last three years. For the years ended March 31, 1998, March 31, 1999 and March 31, 2000, Weigh-Tronix, LLC spent $2.0 million, $1.4 million and $1.5 million on R&D, respectively. Avery Berkel spent approximately $4.4 million, $6.9 million and $7.5 million on R&D for the fiscal years ended March 31, 1998, 1999 and 2000, respectively. As a consequence, both in the U.K. and the U.S., our active research and product development effort has resulted in several innovative product designs and technologies which, we believe, afford us competitive advantages. We believe that the benefits of our increased R&D expenditures have been realized in our new ranges of industrial, food retail and consumer products.

   We organize our R&D teams into our industrial, food retail and consumer businesses so that product development occurs close to manufacturing. Our innovations include products which require fewer components than their predecessor models and offer enhanced features and flexibility to the user. Examples of products which incorporate these innovations include:

  . Forklift Scales--We have developed a scale that can be attached to a forklift so that pallets can be weighed while being transported on the forklift which is intended to save time and improve productivity.

  . Indicators--We have developed a new indicator (the box that reads, records and displays results from a load cell or weighbar) with a relatively easy to program software package. This technology allows companies to customize weighing applications and integrate weighing data into information systems.

  . New Retail Products--We are currently launching new basic, mid-range and high-end food retail weighing product ranges. The basic FX range was launched at the end of the first quarter of 1999; the mid-range GX Series, produced exclusively for us under a joint development arrangement, is expected to be launched this summer; and the more technologically advanced M Series and MP Series were launched in the first quarter of 2000. Together, these comprise our first completely new range of retail products since 1992. We have spent considerable time and financial resources in developing these new product ranges which we believe meet the requirements of our key customers. We have also introduced significant technical developments into the new range. We have incorporated PC technology, for example, to develop flexible and configurable system solutions, enhanced touch-screen technology and systems integration software.

  . QDT--We manufacture the only direct to digital quartz load cell in the market which is sold under the name Quartzell@ Digital Technology. We believe that this technology allows for greater resolution (i.e., more precise weighing) than any other load cell available. We have applied QDT to checkweighing/ counting systems and are working together with two major IT companies to supply QDT to postal services globally.

  . Truck Scale--We recently redesigned our truck scales to improve quality and reduce costs. Features of these scales include enhanced durability, ease of installation and simplified foundation requirements.

  . Weighline--We are currently renegotiating a license from the patent holder to manufacture and sell under our name the Weighline railweight system that can weigh railcars which are travelling at speeds of up to 60kph.

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

Competition

   We face considerable competition in each of our business areas. The weighing instruments markets are fragmented both geographically and by application. These markets are undergoing substantial consolidation. As a result, we face competition from international, national, regional and local companies, many of which are well-established in their particular markets and have strong reputations and brand recognition.

   The global industrial weighing market features several large national and international companies and a large number of local businesses focused on niche weighing applications or equipment at the lower end of the price spectrum. The global food retail weighing market features six large international companies as well as numerous smaller specialty weighing companies competing at the local level. In the global consumer market, there are a small number of market leaders, but there is no clear global leader. We believe that we are one of the largest weighing systems manufacturers in the world. In our various businesses we compete primarily based on the design and functionality of our products, product reliability and service quality. Many manufacturers employ sales personnel to sell directly to retailers and distributors. Industrial and food retail weighing businesses also compete with specialty distributors and other entities engaged in businesses that provide avenues of distribution linking manufacturers, retailers, and consumers. Some of our competitors may have lower overhead costs than us, have greater financial resources or have better knowledge of, or relationships in, local and regional markets which may give those competitors advantages in offering services and products.

Raw Materials/Suppliers

   The primary materials necessary for the manufacture of most of our products are steel and electronic components. Both the steel and electronics component industries are highly competitive, enabling us to negotiate aggressively on price. Generally, the materials necessary for the manufacture of our products are readily available.

   Our top three suppliers account for less than 6.0% of the materials supplied to us for the year ended March 31, 2000. We are not dependent on any particular suppliers or specialist raw materials, although all of our electronic products use electronic components. The global demand for electronic components is outstripping supply, resulting in potential market shortages and/or price increases. If these problems continue, they could have a material adverse effect on us. See "Risk Factors--Our electronic products depend on specific key electronic components."

Employees

   As of March 31, 2000, on a pro-forma basis, we had approximately 5,490 employees worldwide. Included in that amount is 1,990 employees at our Indian subsidiary. Some of our Canadian, Irish, Malaysian and South African employees (totaling approximately 100 people) are affiliated with unions. Similarly, roughly half of our U.K. work-force (totaling 790) is unionized. Only 36 of our U.S. employees are affiliated with a union. Our Indian joint venture is currently involved in mandatory negotiations regarding salaries and conditions for workers. In recent years, we have experienced a short period of strike action at our Indian joint venture towards the conclusion of each negotiation. However, in each case, the matter has been resolved to our satisfaction and without material disruption to our business. We believe our relations with our employees to be good.

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

Property

   We own seven of our 12 principal properties and lease the other five. Our aggregate annual lease payments in the year ended March 31, 2000 were approximately $0.8 million. In connection with the senior credit facility, we have granted liens over most of the properties that we own.

   The following table sets out information about our principal properties.

                                      Lease
                           Owned/   Expiration                                     Building Site
Facilities by Country      Leased      Date                Principal Use            (square ft)
---------------------      ------ --------------  -------------------------------- -------------
U.S.
                                                  Offices/Manufacturing
  Fairmont, Minnesota.....  Owned --              (Industrial)                        250,000
  Laporte, Indiana........  Owned --              Manufacturing (Industrial and
                                                  Food Processor)                     130,000
                                                  Offices/Manufacturing
  Santa Rosa, California.. Leased November 2009   (Industrial)                         60,000
Canada
                                                  Offices/Manufacturing
  Montreal, Quebec........ Leased October 2000    (Industrial)                         45,000
U.K.
  Birmingham..............  Owned --              Offices/Manufacturing
                                                  (Industrial and Food Retail)        300,000
  Leicester............... Leased December 2002   Manufacturing (Industrial)           16,000
  Tonbridge............... Leased September 2002  Offices/Manufacturing (Consumer)     33,500
  Walsall.................  Owned --              Manufacturing (Industrial) and
                                                  Service Center                       16,000
                                                  Offices/Manufacturing
  West Bromwich...........  Owned --              (Industrial)                         60,000
India
  Calcutta................ Leased January 1989(1) Offices/Manufacturing
                                                  (Industrial and Food Retail)        144,000
  Delhi...................  Owned --              Offices/Manufacturing
                                                  (Industrial and Food Retail)        153,000
South Africa
                                                  Offices/Manufacturing
  Johannesburg............  Owned --              (Industrial)                         80,000

--------
(1) See "Risk Factors--A dispute relating to the lease of our Calcutta property may disrupt our business operations at that site."

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


   Under the senior credit facility, Weigh-Tronix, LLC and its subsidiaries granted liens on the following real property:

Property                                     Leased/Owned by Entity
--------                                     -----------------------------------
One Berkel Drive............................ Berkel Incorporated
 Laporte, Indiana
Kings Road.................................. Avery Berkel Limited
 St. Peter PortGuernsey
9 Glebe Street.............................. Avery Berkel Limited
 Dumfries, Scotland
43 Hillgrove Street......................... Avery Berkel Limited
 St Helier
 Jersey
1000 Armstrong Drive........................ Weigh-Tronix, Inc.
 Fairmont, Minnesota
Unit 1, Tilson Road......................... Salter Weigh-Tronix Limited
 Baguley
 Greater Manchester
Premises at George Street and Spon Lane..... SWT Finance BV (freehold)
 West Bromwich
 West Midlands
 B706AD
 England
George Street and Spon Lane West............ Salter Weigh-Tronix Limited (lease)
 Bromwich
 West Bromwich
 West Midlands
 B706AD
 England
Soho Foundry................................ Avery Berkel Limited
 Foundry Lane
 Smethwick
 Warley West
 Midlands
Sertec Site................................. Avery Berkel Properties Limited
 Woodruff Way
 Tamebridge
 Walsall
Intec Site.................................. Avery Berkel Properties Limited
 Woodruff Way
 Tamebridge
 Walsall
Land adjacent to Tame Valley Canal.......... Avery Berkel Properties Limited
 Tamebridge
 Walsall, West Midlands
Land on the Southwest side of Foundry....... Avery Berkel Limited
 Row
 Camborne, Redruth
Units D1 and D2............................. Avery Berkel Limited
 27 Jarman Way
 Orchard Road
 Royston
9 Carden Street............................. Avery Berkel Limited
 Worcester

Property                                                Leased/Owned by Entity
--------                                                ------------------------
10A and 10B Humber Bridge Industrial................... Avery Berkel Limited
 Estate
 Barton-upon-Humber
Leasehold Units 3 and 4 North Road..................... Avery Berkel Limited
 Bridgend Industrial Estate
 Bridgend
 Mid Glamorgan
Leasehold premises at Kings Street..................... Avery Berkel Limited
 St Nicholas Industrial Estate
 Carlisle
Unit 84 Willows Court.................................. Avery Berkel Limited
 Teesside Industrial Estate
 Thornby on Tees
 Cleveland
Leasehold premises at 72-76 Baggrave................... Avery Berkel Limited
 Street
 North Evington
 Leicester
1 Ashley Hill Trading Estate, Bristol.................. Avery Berkel Limited
Unit 1, Fry House...................................... Berkel (Ireland) Limited
 Athlone, County Westmeath
Ground Floor of Unit 4................................. Berkel (Ireland) Limited
 Ballybrit Upper Industrial Estate
 Galway

Environmental Regulation

   Our operations are subject to comprehensive environmental laws and regulations including those relating to noise, soil contamination, air emissions, waste water discharges, the handling and disposal of solid and hazardous waste, and the remediation of contamination associated with the current and historic use and disposal of hazardous substances. Permits are required for some of our operations, and these permits are subject to modification, renewal and revocation by the environmental issuing authorities. Governmental authorities have the power to enforce compliance with applicable laws and regulations, and violations may result in fines or injunctions, including the cessation of operations, or both. In addition, where operations have given rise to contamination of property or property we occupy has been historically contaminated, governmental authorities may require measures to be taken to address or remediate the contamination. We believe that environmental laws and regulations have not had a material effect on our capital expenditures, earnings or competitive position. However, we cannot assure you that we will not be required under existing or future environmental laws to spend amounts which will have a material adverse effect on our financial condition and operations as a whole. We believe that we are in substantial compliance with material applicable environmental laws and regulations and are not aware of any substantial liabilities under these laws and regulations. See "Risk Factors--As a manufacturer, we are subject to environmental regulations and potential liability."

Intellectual Property

   We hold more than 120 patents and trademarks, primarily in the U.S. and Europe. Our products generally incorporate a wide variety of technological innovations, a number of which are protected by patents. Products as a whole are generally not protected by individual patents. Accordingly, no one patent or group of related patents is material to our business. We also have numerous trademarks and consider the Avery, Berkel, Weigh-Tronix and Salter names and logos to be material to our business. The Brecknell, Dillon, NCI and Weighmaster brand names and logos are also important to our business.

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

Market Risk

   Weigh-Tronix, LLC had $29.0 million outstanding under its $50.0 million revolving credit facility as of June 30, 2000. Interest rates for amounts outstanding under the revolving credit facility are currently: (1) in the case of loans denominated in U.S. dollars, Weigh-Tronix, LLC may choose between a rate of LIBOR plus 3.25% and a base rate plus 2.25% or (2) in the case of loans denominated in sterling and euro, LIBOR plus 3.25%. In addition, an annual commitment fee payable on the daily average unused portion of the revolving credit facility is currently 0.50%. The effective interest rate on the outstanding variable rate borrowings at June 30, 2000 was 11.75%.

   To mitigate against the risks associated with increases in interest rates, Weigh-Tronix, LLC historically has entered into and plans to continue to enter into interest-rate protection agreements with members of Weigh-Tronix, LLC's banking group. The cash differentials paid or received under interest rate swap agreements are recognized as adjustments to interest expense. The fair values of interest rate swap agreements are not recognized in the consolidated financial statements, as these agreements modify the interest rate basis (i.e., fixed or floating rate) of debt instruments of similar face amounts and term. Management is currently renegotiating the interest-rate protection agreements that related to the former senior debt for the new senior credit facility.

   Weigh-Tronix, LLC enters into foreign exchange forward contracts to manage exposure to fluctuations in foreign currency exchange rates. Weigh-Tronix, LLC does not hold or issue derivative financial instruments for trading purposes. Exchange differences arising during the contract term are marked to market and are included in other (income) expense in the consolidated statements of operations. Weigh-Tronix, LLC regularly monitors its foreign currency exposures and ensures that hedge contract amounts do not exceed the amounts of the underlying exposures.

Legal Proceedings

   We are party to a number of legal proceedings that have arisen in the ordinary course of our business. We have been in rent negotiations with the landlord of our Calcutta property for a number of years. We have been unable to reach an agreement and the landlord has sought to terminate the lease. We have objected on the ground that the rent being requested is unreasonable. The matter is now before the Indian courts and if the landlord persists with the litigation we expect it to be a considerable time before any decision is made. If this matter is not successfully resolved, we may need to relocate to another facility and our manufacturing operations in India could be adversely affected in a material way.

                                   MANAGEMENT

   The following table sets out information about the members of the board of managers of Weigh-Tronix, LLC and its senior officers.

Name                              Age                  Position
----                              ---                  --------
John J. McCann III*..............  55 Chairman and Chief Executive Officer
Laurence R Gunning*..............  48 Managing Director, Salter Weigh-Tronix
Roger W. Evans*..................  58 Managing Director, Salter Housewares
David R. Castle*.................  51 President, Weigh-Tronix, Inc.
Donald J. MacKenzie..............  32 Chief Financial Officer, Weigh-Tronix, LLC
Richard Wilkinson................  33 Finance Director, Avery Berkel
                                      International Business Director, Avery
Timothy J. Cooper................  41 Berkel
Robin M. Richardson..............  40 Retail Business Director, Avery Berkel
Bradley M. Bloom*................  47 Board Manager
D. Randolph Peeler*..............  35 Board Manager
Rowland T. Moriarty*.............  53 Board Manager

--------
 *  Denotes a member of the board of managers of Weigh-Tronix, LLC.

Directors

   John J. McCann III has been Chairman and Chief Executive Officer of Weigh-Tronix since 1998. From 1994 to 1998, he was the Chief Executive Officer of Staveley Inc., and was retained by the board of directors of Staveley Industries plc to restructure the Weigh-Tronix and Chronos group of companies. Mr. McCann has held a number of other positions, including President and Chief Executive Officer of Crane Canada Inc. He holds an MBA from Columbia University School of Business and a Bachelors degree from St. Anslem College.

   Laurence P. Gunning has been President of Avery Berkel since June 13, 2000. Prior to that he was Managing Director of Salter Weigh-Tronix since 1995. Prior to that he was Group Financial Controller of Staveley Industries plc and before that he held a number of financial positions with British Petroleum. Mr. Gunning is a qualified FCA (Ireland) and he holds a Bachelors of Commerce degree from the University College, Dublin.

   Roger W. Evans has been Managing Director of Salter Housewares since 1992. Prior to that he was Sales Director and before that he was employed in a number of senior positions including Sales Director at William Levene Limited (Housewares) and Sales Manager at 3M Co. Limited. Mr. Evans has also been elected as a member of the Marketing Society.

   David R. Castle has been the President of Weigh-Tronix North America since 1995. Prior to that he was vice president and General Manager of the Santa Rosa facility and before that he was employed by Cooper Industries and has held many other general management positions. Mr. Castle holds a BBA degree in industrial marketing from Western Michigan University.

   Bradley M. Bloom has been a non-executive manager of Weigh-Tronix since 1998. Mr. Bloom has been a managing director of Berkshire since 1984 and was also a founding partner at Berkshire, a Boston-based investment firm.

Prior to that he was a partner of the Thomas H. Lee Company and was at the First National Bank of Boston. Mr. Bloom holds an AB in economics from Harvard College and an MBA from Harvard Business School.

   D. Randolph Peeler has been a non-executive manager of Weigh-Tronix since 1999. Mr. Peeler is a managing director of Berkshire, a Boston-based investment firm, where he has been employed since 1996. From 1994 to 1996, he was co-founder of Health Advances, a privately owned health care services company. Prior to 1994, he served as chief of staff for the Assistant Secretary for Economic Policy in the U.S. Department of the Treasury and was a consultant with Cannon Associates and Bain & Co. Mr. Peeler holds a BA in public policy studies from Duke University and an MBA from Harvard Business School. He is director of Miami Cruisline Services, B.V. and Holmes Group, Inc.

   Rowland T. Moriarty has been a non-executive manager of Weigh-Tronix since 1999. Mr. Moriarty is also Chairman and Chief Executive Officer of Cubex Corporation, a post which he has held since 1981 and is a Director of Trammel Crow Company, Charles River Associates, Inc and Staples Inc. He has also been a professor at Harvard Business School. Mr. Moriarty holds a BA in biological sciences from Rutgers University, an MBA in marketing from The Wharton School and a Doctoral degree in marketing from Harvard University.

Officers

   Donald J. MacKenzie has been Chief Financial Officer of Weigh-Tronix, LLC since June 1, 2000. From 1997 to June, 2000, he was a Director of
PricewaterhouseCoopers, LLP. Prior to that, he worked for Ernst & Young in its mergers and acquisitions group. Mr. MacKenzie holds a Bachelor of Science from the University of St. Andrews in Scotland.

   Richard Wilkinson has been Finance Director of Avery Berkel since 1999. From 1988 to 1999, he was Financial Controller of Avery Berkel's international businesses division. Prior to that he was a management accountant for Avery Berkel. Mr. Wilkinson is a qualified ACA (Institute of Chartered Accountants in England and Wales) and holds a BSc (Honours) degree in chemistry from the University of Nottingham.

   Timothy J. Cooper has been Managing Director of Avery Berkel since June, 2000. From 1998 until then, he was International Business Director of Avery Berkel. From 1996 to 1998 he was General Manager of Avery Berkel, France. Prior to that he was International Sales Manager for Avery Berkel. Mr. Cooper holds a BA (Hons) degree in business studies from Lanchester Polytechnic.

   Robin M. Richardson has been Industrial Business Director of Avery Berkel since June, 2000. From 1999 until then he was the Retail Business Director of Avery Berkel. Prior to that he was General Manager of Avery Berkel's retail business division. Prior to that he was a National Sales Manager for Avery Berkel. Mr. Richardson holds a BA (Hons) degree in American studies from Hull University.


   The aggregate amount of compensation paid on a pro forma basis in the year ended March 31, 2000 by the combined group to these managers and officers, including salaries, bonuses and payments to pension plans, was approximately $2.3 million.

   None of the managers or listed officers has specific terms of office.

The Boards of Managers

   Weigh-Tronix, LLC's board of managers currently has seven members. Under its Operating Agreement Weigh-Tronix, LLC is required to have a minimum of six managers. Managers are elected by members in a general meeting or by the board. With the exception of Rowland T. Moriarty, the current managers were appointed by the members upon vote at general meeting. Managers may be removed without cause by resolution of the members but otherwise cannot be removed except for cause. Berkshire has the right to designate two members to the board of managers and may at their option increase the size of the board and designate these additional members so that after giving effect to this increase a majority of the members of the board would be designated by Berkshire. Any vacancy created by the removal of a manager designated by Berkshire will be filled by Berkshire upon written notice to Weigh-Tronix, LLC. Mr. Moriarty is entitled to receive $5,000 per day for his services when acting as a manager plus out-of-pocket expenses. There are no other compensation arrangements for managers.

                                WEIGH-TRONIX LLC

                             EXECUTIVE COMPENSATION

                      For Fiscal Year Ended March 31, 2000

   The following table sets forth for the fiscal year ended March 31, 2000, the compensation paid to the Chief Executive Officer and our next four most highly compensated executive officers during that period.

                                                        Annual Compensation
                                                    ----------------------------
Name and Principal                                                 Other Annual
Weigh-Tronix Position                          Year Salary  Bonus  Compensation*
---------------------                          ---- ------- ------ -------------
                                                       $      $          $
John J. McCann III............................ 2000 294,000 88,200
 Chairman & CEO

Vijay Tharani(1).............................. 2000 210,000 93,000
 Chief Financial Officer

Laurence P. Gunning........................... 2000 167,026 47,024
 Managing Director of Salter Weigh-Tronix

David R. Castle............................... 2000 203,700 61,110
 President, Weigh-Tronix North America

Roger W. Evans................................ 2000 126,701 38,010
 Managing Director, Salter Housewares

John Hughes(2)................................ 2000 125,000 31,250
 Vice President, Industrial Sales

--------
(1) Mr. Tharani's employment was terminated on July 7, 2000.

(2) Mr. Hughes was not an executive officer on March 31, 2000.
* For each of the officers, the aggregate total of all "Other compensation" for the named officers did not exceed the lesser of $50,000 or 10% of the total of their annual combined salary and bonus amount.

   For the fiscal year ended March 31, 2000, the annual salaries of Weigh-Tronix LLC's Chief Executive Officer and Weigh-Tronix LLC's four other most highly compensated executive officers are as follows: John J. McCann III-- $294,000; Vijay Tharani, $210,000; David R. Castle, $203,700, Laurence P. Gunning, $167,026; and Roger W. Evans, $126,701. John Hughes is the fifth highest compensated individual with an annual salary of $125,000. No options were granted to any of the listed officers.

   Each of the named executive officers will be entitled to severance benefits if he is terminated or constructively terminated through diminution in job responsibilities or compensation following an acquisition. The severance benefit for termination without cause or for good reason in the case of Mr. McCann will be equal to (a) three times the annual salary in effect at the time of termination and (b) his annual performance bonus payable equal to that percentage of the calendar year during which Mr. McCann was employed by the company, both payable pursuant to Weigh-Tronix LLC's normal payroll practices. The severance benefit for Messrs. Castle, Gunning, and Evans will be equal to
(a) twice the annual salary in effect at the time of termination and (b) their annual performance bonus payable equal to that percentage of the calendar year during which they were employed by the company, both payable pursuant to Weigh-Tronix LLC's normal payroll practices. The named executive officers will also receive continued coverage under Weigh-Tronix LLC's medical benefit plans for one year following such termination or two years following termination in the case of Messrs. Gunning and Evans.

   For termination due to change of control the severance benefit for the named executive officers will be equal to the sum of (a) such officer's annual salary payable pursuant to Weigh-Tronix LLC's normal payroll practices and (b) continued coverage under Weigh-Tronix LLC's medical benefits plan for one year following such termination.

   Information with respect to fiscal years prior to the last completed fiscal year are not provided. The registrant was not a reporting company pursuant to
Section 13(a) or 15(d) of the Exchange Act at any time during those years.

Compensation Committee

   Weigh-Tronix, LLC has a three-member compensation committee. The committee consists of John J. McCann III, Bradley M. Bloom and D. Randolph Peeler. Mr. McCann is the chairman and chief executive officer of Weigh-Tronix, LLC. Messrs. Bloom and Peeler are on the Board of Managers of Weigh-Tronix, LLC. Each of Messrs. Bloom and Peeler is a managing director of Berkshire and could be deemed to beneficially own those interests of Weigh-Tronix, LLC owned by Berkshire. Messrs. Bloom and Peeler disclaim beneficial ownership of these interests.

Audit Committee

   Weigh-Tronix, LLC has a two-member audit committee, consisting of Bradley M. Bloom and D. Randolph Peeler.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   SWT Finance is a wholly-owned subsidiary of Weigh-Tronix, Inc., a Delaware corporation. Weigh-Tronix, Inc. is a wholly-owned subsidiary of Weigh-Tronix, LLC, a Delaware limited liability company.

   The following table and the paragraphs that follow set forth information with respect to the beneficial ownership of membership interests of Weigh-Tronix, LLC as of July 31, 2000 by (a) all interest holders of Weigh-Tronix who own more than 5% of any class of membership interests; (b) each director who is an interest holder; (c) specific executive officers; and (d) all directors and executive officers as a group, as determined under Rule 13(d) under the Securities and Exchange Act of 1934.

   Membership interests are composed of five classes of members designated as Class A, Class B, Class C, Class D and Class E members. Each member is entitled to vote on all matters with the number of votes corresponding to each member's percentage interest. Class A members are entitled to 86.455% of all outstanding interests. Class B members are entitled to 1.874% of all outstanding interests. Class C members are entitled to 2.849% of all outstanding interests. Class D members are entitled to 2.206% of all outstanding interests. Class E members are entitled to 6.616% of all outstanding interests.

   The following table presents (a) the percentage of each class owned by the respective individuals and entities and (b) the aggregate interests owned by each individual or entity as a percentage of the total combined membership interests.

   Unless otherwise noted, the address for each executive officer and director of Weigh-Tronix, LLC is Weigh-Tronix, LLC, 293 South Main Street, Providence, Rhode Island 02903.

Name and Address of        Class A   Class B      Class C    Class D       Class E       Combined
Beneficial Owner          Interests Interests    Interests Interests(i)  Interests(j)  Interests(k)
-------------------       --------- ---------    --------- ------------  ------------  ------------
John J. McCann III......      *      30.000%                  29.994%       20.000%       3.138%
Laurence P. Gunning.....      *      23.333%(a)               23.335%(a)    15.556%(a)    2.371%
Roger W. Evans..........      *      23.333%                  23.335%       15.556%(c)    2.308%
David R. Castle.........      *      23.333%(b)               23.335%(b)    15.556%(b)    2.371%
Richard D. Goddard......
Donald J. MacKenzie.....
Richard Wilkinson.......
Timothy J. Cooper.......
Robin M. Richardson.....
Gerald Boothroyd........
Bradley M. Bloom (d)....   84.199%                                                       72.794%
D. Randolph Peeler (d)..   84.199%                                                       72.794%
Rowland T. Moriarty.....    2.015%                                                        1.742%
Berkshire Fund IV
 Investment Corp. (e)...   51.979%                                                       44.938%
Berkshire Fund V
 Investment Corp. (e)...   24.566%                                                       21.238%
Berkshire Investors, LLC
 (e)....................    7.654%                                                        6.618%
The Northwestern Mutual
 Life Ins. (f)..........                            100%                                  2.849%
W-T Investment, LLC
 (g)....................    2.012%                                          33.333%       3.945%
Marconi, Inc. (h).......    5.783%                                                        5.000%
All directors and
 officers as a group (13
 persons)...............    3.978%      100%                     100%       66.667%      11.930%

--------
 * Represents less than one percent.
(a) Includes interests beneficially owned by R&H Trust Co. [Jersey] Limited. Mr. Gunning disclaims beneficial ownership of these interests.
(b) Held by David R. Castle and Susan M. Castle.
(c) Includes interests beneficially owned by Nicholas' Trust dated May 8, 1998, Dominic's Trust dated May 7, 1998 and Discretionary Settlement dated May 6, 1998. Mr. Evans disclaims beneficial ownership of these interests.
(d) Includes the interests beneficially owned by Berkshire Fund IV Investment Corp., Berkshire Fund V Investment Corp. and Berkshire Investors, LLC. Messrs. Bloom and Peeler disclaim beneficial ownership of these interests. Messrs. Bloom and Peeler's address is c/o Berkshire Partners, LLC, One Boston Place, Suite 3300, Boston, Massachusetts 02108. Berkshire Partners is a Boston-based investment firm.

(e) This person's address is One Boston Place, Suite 3300, Boston, Massachusetts 02108.
(f) This person's address is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-4797.
(g) This person's address is c/o Weigh-Tronix, LLC, 1000 Armstrong Drive, Fairmont, Minnesota 56031-1000.
(h) Includes interests that may be obtained upon the exercise of the warrant issued to Marconi in connection with the merger. This person's address is c/o Marconi Data Systems, Inc., 1500 Mittel Boulevard Wood Dale, Illinois 60191-1073
(i) Under the Weigh-Tronix, LLC Second Amended and Restated Operating Agreement, these interests are subject to becoming conformed in the event that a Class D holder ceases to be an employee of Weigh-Tronix, LLC or one of its subsidiaries prior to the fourth anniversary of May 1, 1998. On each of the first through fourth anniversaries on which the holder remains an employee of the company an additional twenty-five percent (25%) of the Class D interests of that holder will be released from being subject to becoming conformed. When an interest is conformed, the holder may no longer vote those conformed interests. If a Class D holder remains employed until immediately prior to consummation of a change of control, then effective immediately prior to that change of control, the Class D interests of that holder will no longer be subject to becoming a conformed interest.
(j) Under the operating agreement, portions of these interests are subject to becoming conformed in the event that Weigh-Tronix, LLC does not achieve specific financial targets. Additionally, if a Class E holder's employment by Weigh-Tronix, LLC or one of its subsidiaries terminates for any reason prior to achievement of the targets then all of the interests that are subject to becoming conformed will be conformed. If either (i) the company for which a Class E holder works is sold to an unaffiliated third party, that holder offers to become an employee of the buyer for at least one year following the sale at a compensation level and with responsibilities substantially equivalent to the employees immediately before the sale, and the buyer declines the offer of employment, or (ii) there is an internal reorganization or restructuring of Weigh-Tronix, LLC or its subsidiaries under which the holder's position is eliminated or materially changed, that holder offers to continue in the employ of the company at a compensation level comparable to that employee's position immediately prior to the reorganization or restructuring, and to assume responsibilities appropriate for his expertise and abilities, and the company declines that offer of employment, then the Class E interest of that Class E holder will continue to be eligible for release from becoming a conformed interest.

(k) Percentage of all classes of interests owned, weighted to reflect the percentage interests attributable to each class of membership interests.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the interest beneficially owned by a person, equity subject to options held by that person that are currently exercisable or exercisable within 60 days of this prospectus are deemed outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Managers' Ownership Interests in Weigh-Tronix

   With respect to certain managers of Weigh-Tronix, LLC, the following table presents ownership of each class, individually by class and on an aggregate basis, as a percentage of the total combined membership interests.

                                                                             Combined
                           Class A   Class B   Class C   Class D   Class E  Membership
Name of Owner             Interests Interests Interests Interests Interests Interests
-------------             --------- --------- --------- --------- --------- ----------
John J. McCann III......    0.590%    0.562%     --       0.662%    1.323%    3.138%
Laurence P. Gunning(1)..    0.390%    0.437%     --       0.515%    1.029%    2.371%
Roger W. Evans(2).......    0.327%    0.437%     --       0.515%    1.029%    2.308%
David R. Castle(3)......    0.390%    0.437%     --       0.515%    1.029%    2.371%
Rowland T. Moriarty.....    1.742%      --       --         --        --      1.742%

--------
(1) The percentages for Mr. Gunning include ownership interests held in trust for the benefit of Mr. Gunning.
(2) Includes interests beneficially owned by Nicholas' Trust dated May 8, 1998, Dominic's Trust dated May 7, 1998 and Discretionary Settlement dated May 6, 1998.
(3) Includes interests held by David R. Castle and Susan M. Castle.

SWT Finance

   The board of directors of SWT Finance B.V. consists of John J. McCann III and D L Trust B.V. (a corporate trustee company). The control persons of DL Trust B.V. are Gerald Kotterman and Frank Nagel. They have no relation to any director, officer, affiliate or beneficial owner of Weigh-Tronix, LLC.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Fees Relating to the Transactions

   Weigh-Tronix, LLC paid a fee of $1.7 million to Berkshire Partners LLC and its affiliates, a Boston-based private investment firm, for providing advisory, management and consulting services regarding Weigh-Tronix, LLC, the consummation of the merger and financing, its financial and business affairs, its relationsihp with its lenders and security holders, and the operation and expansion of its business. Berkshire also was reimbursed for $152,000 in expenses incurred by it in connection with the merger and financing. Berkshire is also entitled to receive $500,000 per year from Weigh-Tronix, LLC for the advisory, management and consulting services described above. Prior to the merger, the annual advisory and management fee was $200,000.

   In connection with the merger and financing, John J. McCann III, Laurence P. Gunning, Roger W. Evans and David R. Castle received a total of $0.4 million of membership interests in Weigh-Tronix, LLC. Accordingly, Weigh-Tronix, LLC recorded compensation expense in the quarter ended June 30, 2000.

   Weigh-Tronix, LLC granted various loans to members of management totaling $450,000 in exchange for membership interests in Weigh-Tronix, LLC. The notes bear interest at an annual rate of 8%, which is payable annually. The notes have no stated maturity date but become due and payable if the employee leaves Weigh-Tronix, LLC. Collectively, John J. McCann, Laurence R. Gunning, Donald J. MacKenzie, Timothy J. Cooper and Robin M. Richardson received $245,000 of these loans. The remaining $205,000 of loans were granted to 11 members of Weigh-Tronix, LLC and do not include executive officers, directors or board members.

Members Agreement

   Weigh-Tronix, LLC and (a) each of the management members, which includes John J. McCann III, Roger W. Evans, David R. Castle, and Laurence P. Gunning,
(b) each of the Berkshire members, which includes Berkshire Fund IV, L.P., Berkshire Fund V Investment Corp. and Berkshire Investors LLC and (c) each of the investors, which includes The Northwestern Mutual Life Insurance Company, the Craig L. Burr 1986 Children's Trust, Sunapee Securities, Inc., Squam Lake Investors 111, L.P. and BancBoston Investments, Inc. along with the Berkshire members are parties to an Amended and Restated Members Agreement dated June 13, 1998. The management members, Marconi and the investors are together referred to as the "members."

   Under the members agreement, the management members and investors agreed to specific restrictions on the transfer of membership interests in Weigh-Tronix, LLC. They include: (a) a right of first refusal on any shares of Weigh-Tronix, LLC to be transferred by a member; (b) a right of co-sale so that the investors may join in any transfer of membership interests by a management member to any third party; and (c) a right of repurchase so that Weigh-Tronix, LLC has the right to buy back a management member's membership interest in the event that the employment of that management member is terminated by Weigh-Tronix, LLC or any of its subsidiaries. If the employment of a management member is terminated by Weigh-Tronix, LLC or a subsidiary without cause, the management member may require Weigh-Tronix, LLC to purchase all of his membership interests outstanding at the time of the termination. In addition, each member has the right, subject to specific exceptions, to purchase its pro rata share of any new securities proposed to be sold by Weigh-Tronix, LLC to a third party.

   In the event that Weigh-Tronix, LLC has not completed a public offering of its common stock or a sale of substantially all its assets or voting control by December 31, 2005, investors holding Class C membership interests of Weigh-Tronix, LLC may require that the company redeem all outstanding Class C membership interests. The price to be paid on the redemption shall be the fair market value of these interests as determined under the members agreement.

Appointments to the Board of Managers

   Under the members agreement, the Board of Managers of Weigh-Tronix, LLC consists of two managers designated by the Berkshire members, four managers designated by the management members and one manager designated by mutual agreement of the parties. Bradley M. Bloom and D. Randolph Peeler have been elected as the Berkshire representatives and John J. McCann III, Laurence P. Gunning, Roger W. Evans and David R. Castle have been elected as the management representatives. Rowland T. Moriarty has been elected by mutual agreement of the management members and Berkshire members. The Berkshire members may at any time increase the number of managers they are entitled to designate on the board of managers so that after giving effect to this increase a majority of the members of the board of managers shall have been designated by the Berkshire members. The members agreement also calls for the creation of a compensation committee and an audit committee.

Matters Requiring Consent

   Under an operating agreement by and among the members dated May 1, 1998, specific corporate actions of Weigh-Tronix, LLC require the prior written consent of the holders of at least 75% in interest of the outstanding Class A membership interests. These actions include the sale, lease or disposal of all or substantially all of the assets of Weigh-Tronix, LLC, a material change in the nature of its business or the issue, sale, repurchase or redemption of any interests, options, warrants or other securities of Weigh-Tronix, LLC.

Warrants

   As part of the consideration for the merger, Marconi has been granted warrants to subscribe for up to 5% of the fully diluted ownership interests of Weigh-Tronix, LLC (calculated as at the date of the closing of the offering). The aggregate value of the warrants (based on the Black-Scholes model) is approximately (Pounds)0.8 million. Marconi was also granted, as additional consideration for its subscription of the preferred member interest, the right to exercise warrants for 50% of the attributable cost paid by Berkshire for the underlying equity, rather than 100% as originally agreed.

Preferred Member Interest

   In connection with and as part of the financing for the merger, Marconi, the seller of Avery Berkel, agreed to subscribe (or to procure that one of its affiliates will subscribe) for (Euro)10.0 million of preferred member interests of Weigh-Tronix, LLC, which are exchangeable at the option of Weigh-Tronix, LLC or the holders of the preferred member interests, subject to specific conditions described in "Description of Preferred Member Interest" but in any event no earlier than June 13, 2001, for exchange notes of SWT Finance. The exchange notes will be substantially identical to and will rank equally with the notes. If an exchange takes place immediately prior to the maturity of the notes, the exchange notes could have an aggregate principal amount of as much as (Euro)38.5 million upon issuance in year 2010. See "Description of Preferred Member Interest."

                 DESCRIPTION OF PREFERRED MEMBER INTEREST

   Weigh-Tronix, LLC issued (Euro)10.0 million liquidation preference exchangeable preferred membership interests under the Subscription Agreement among Weigh-Tronix, LLC, SWT Finance and Marconi in a private transaction not subject to the registration requirements of the Securities Act.

   The preferred member interests will be limited in aggregate liquidation preference to (Euro)10.0 million on issuance and thereafter (Euro)10.0 million plus an additional amount of preferred member interests payable in lieu of cash dividends on the preferred member interests together having an aggregate liquidation preference not in excess of (Euro)45.5 million at June 1, 2011. The proceeds of the preferred member interests were contributed by Weigh-Tronix, LLC to Weigh-Tronix Delaware, Inc. which loaned these proceeds to SWT Finance. SWT Finance in turn loaned these proceeds to Weigh-Tronix UK Limited which used the proceeds to fund a portion of the purchase price of the merger.

Dividends

   Holders of the preferred member interests are entitled to receive dividends at a rate per annum equal to 12.0% through and including June 1, 2005, 15.0% from June 2, 2005 through and including December 1, 2005, and increasing by fifty (50) basis points at the beginning of each subsequent six month period up to a maximum rate of 18.0%, in each case calculated on the liquidation preference per preferred member interest. Dividends will be cumulative and payable annually on each June 1 of each year, commencing on June 1, 2001.

   On or before the third anniversary of the issuance of the preferred member interests, dividends will be payable only in additional fully paid and nonassessable preferred member interests having an aggregate liquidation preference equal to the amount of these dividends. After the third anniversary of the issuance of the preferred member interests, at the option of Weigh-Tronix, LLC, dividends will be payable in additional preferred membership interests or in cash.

Exchange of Preferred Member Interest

   At any time after June 13, 2001, the first anniversary of the issuance of the preferred member interests, the holders of the preferred member interests may exchange their interests for an aggregate principal amount of exchange notes (as defined below under "Description of the Exchange Notes") equal to the aggregate liquidation preference of the preferred member interests being exchanged. If the holders exchanged their interests on June 13, 2001, the aggregate principal of the exchange notes would be (Euro)11.2 million. The company may redeem the preferred member interests in exchange for the amount of the exchange notes, provided that (x) no default or event of default under the indenture governing the notes has occurred and is continuing or would be caused thereby and (y) Weigh-Tronix, LLC's fixed charge coverage ratio (as defined and calculated as described below under "Description of the Exchange Notes") for Weigh-Tronix, LLC's most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which these exchange notes are issued would have been at least 2.50 to 1.00 determined on a pro forma basis, as if the exchange notes had been incurred at the beginning of the four-quarter period. The right to exchange the preferred member interests is exercisable once only. The notes will be issued under the indenture and will be substantially identical to the notes save that the date of issue and the first interest period will be different.

Redemption

   The preferred member interests will not be subject to mandatory redemption except under the exchange provisions described above and at maturity on June 1, 2011. The preferred member interests are optionally redeemable at any time by Weigh-Tronix, LLC at the aggregate liquidation preference plus accrued but unpaid dividends; however, the terms of the senior credit facility and the notes will severely limit Weigh-Tronix, LLC's ability to optionally redeem the preferred member interests other than in exchange for the exchange notes as described under "--Exchange of Preferred Member Interest" above. If Weigh-Tronix, LLC or the holders of the preferred member interests opt to exchange their interests on June 13, 2001, (Euro) 11.2 million of exchange notes will be issued.

Ranking of Preferred Member Interest

   The preferred member interests, with respect to distributions upon the liquidation, winding-up and dissolution of Weigh-Tronix, LLC, will rank junior to and will be subordinated in right of payment to the prior payment in full of all Senior Debt, senior subordinated debt and all other debt liabilities and obligations of Weigh-Tronix, LLC. The exchange notes issuable upon exchange of the preferred member interest, however, will rank pari passu with the notes.

Liquidation Preference

   In the event of bankruptcy, liquidation or reorganization of Weigh-Tronix, LLC, the assets of Weigh-Tronix, LLC will be available to pay obligations on the preferred member interests only after all holders of Senior Debt, senior subordinated debt and all other debt liabilities and obligations have been paid.

No Voting Rights

   Holders of the preferred member interests are not entitled to any voting rights within Weigh-Tronix, LLC.

   The subscription agreement provides that if: (a) dividends on the preferred member interests are in arrears and unpaid for any interest period; (b) Weigh-Tronix, LLC fails to redeem the preferred member interests upon maturity or upon the valid exercise by a holder of the interest of the holder's exchange rights; or (c) specific other material breaches of the terms of the preferred member interests occur, the holders of a majority of preferred member interests will have the right to elect one manager to the Board of Managers of Weigh-Tronix, LLC and the Board of Managers will be adjusted to permit the additional manager.

Transfer

   The preferred member interests may not be transferred (other than to affiliates of Marconi) prior to June 13, 2001. At any time after June 13, 2001, the preferred member interests may be freely transferred, subject to the approval of Weigh-Tronix, LLC (which approval may not be unreasonably withheld or delayed).

                        LISTING AND GENERAL INFORMATION

Clearing Systems

   The initial notes have been accepted for clearance through Clearstream and Euroclear. The ISIN is XS0112615157 for the Rule 144A Global Note which will be deposited with a common depositary and registered in the name of the nominee of the common depositary for the accounts of Euroclear and Clearstream and XS0112618680 for the Regulation S Global Notes. The Common Code is 011261515 for the Rule 144A Global Note which will be deposited with a common depositary and registered in the name of the nominee of the common depositary for the accounts of Euroclear and Clearstream and 011261868 for the Regulation S Global Notes. The CUSIP number is 785039 AA6 for the Rule 144A Global Note which will be deposited with a common depositary and registered in the name of the nominee of the common depositary for the accounts of Euroclear and Clearstream and N8434A AA9 for the Regulation S Global Notes.

Listing

   Application will be made to list the exchange notes on the Luxembourg Stock Exchange. The initial notes are listed on the Luxembourg Stock Exchange. The Articles of Association of SWT Finance and the legal notice relating to the issue of the initial notes were deposited prior to the listing of the initial notes with the Chief Registrar of the District Court in Luxembourg (Geffier en Chef du Tribunal d'Arrondissement de et a Luxembourg), where those documents are available for inspection and where copies can be obtained upon request. As long as the notes are listed on the Luxembourg Stock Exchange, an agent appointed to make payments on, and transfers of, the notes will be maintained in Luxembourg.

Consents and Authorizations

   SWT Finance obtained all necessary consents, approvals and authorizations in The Netherlands in connection with the issue and performance of the initial notes. The issue of the initial notes was authorized by a resolution of the board of directors of SWT Finance passed on May 31, 2000. Weigh-Tronix, LLC, Weigh-Tronix, Inc., SWT Holdings B.V., Salter Weigh-Tronix Ltd, Salter Housewares Holdings Ltd and Weigh-Tronix UK Limited obtained all necessary consents, approvals and authorizations in connection with giving their guarantees. The giving of these guarantees was authorized by resolutions of the boards of directors/managers of the guarantors passed on May 24, 2000 for Weigh-Tronix, LLC, Weigh-Tronix, Inc., Weigh-Tronix UK Limited, Salter Housewares Holdings Limited and Salter Weigh-Tronix Limited and on May 31, 2000 for SWT Holdings B.V. All other guarantors obtained all necessary consents, approvals and authorizations in connection with the giving of the guarantees.

No Significant or Material Change

   Except as disclosed in this prospectus, there has been no significant or material change in the financial or trading position or prospects of SWT Finance since its incorporation. Additionally, there has been no significant or material change in the financial or trading position of the guarantors, since the latest audited balance sheet date.

No Litigation

   SWT Finance is not involved in any litigation or arbitration proceedings which relate to claims or amounts which are material in the context of the issue of the notes or that may have, or have had during the 12 months preceding the date of this Prospectus, a material adverse effect on the financial position of SWT Finance, nor, so far as the management of SWT Finance is aware, is any such proceeding pending or threatened.

Accounts

   Copies of the most recent annual audited consolidated financial statements of Weigh-Tronix, LLC and the most recent annual audited unconsolidated financial statements of Salter Weigh-Tronix Limited, Salter Housewares Holdings Limited, Salter Housewares Limited, Avery Berkel Limited, Avery Berkel Properties Limited, Avery Berkel Holdings Limited and Berkel (Ireland) Limited, will be available at the specified offices of the paying agent in Luxembourg during normal business hours as long as the notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange require it. Weigh-Tronix UK Limited was formed to facilitate the merger on March 6, 2000. Due to the date of incorporation no annual audited unconsolidated financial statements have been prepared. However, Weigh-Tronix UK Limited will in the future prepare annual audited unconsolidated financial statements which will be available at the specified offices of the paying agent in Luxembourg during normal business hours for so long as the notes are listed on the Luxembourg Stock Exchange and the rules of the such stock exchange require it. SWT Finance, SWT Holdings B.V., Weigh-Tronix, Inc., Mecmesin Inc., Weigh-Tronix Delaware, Inc., Berkel USA Inc., Berkel Inc., Berkel Products Co. Limited and Weigh-Tronix Canada, ULC do not prepare individual annual audited unconsolidated financial statements. Weigh-Tronix, LLC does not prepare interim audited consolidated financial statements. None of Weigh-Tronix, LLC, SWT Finance and the guarantors prepare separate interim audited or unaudited unconsolidated financial statements. Copies of the indenture governing the notes will be available for inspection at the specified offices of the paying agent in Luxembourg during normal working hours, as long as the notes are listed on the Luxembourg Stock Exchange and the rules of that stock exchange require it.

Accountants

   The accountants of Weigh-Tronix, LLC and SWT Finance are
PricewaterhouseCoopers LLP and the accountants of the Avery Berkel Group were Deloitte & Touche. Effective June 13, 2000, Deloitte & Touche resigned and PricewaterhouseCoopers LLP was appointed as accountants for all subsidiaries that comprised the Avery Berkel Group.

Notices

   All notices shall be deemed to have been given upon (1) the mailing by first class mail, postage prepaid, of notices to holders of the notes at their registered address and (2) so long as either series of notes is listed on the Luxembourg Stock Exchange and it is required by the rules of the Luxembourg Stock Exchange, publication of such notice to the holders of the notes in English in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, if such publication is not practicable, in one other leading English language daily newspaper with general circulation in Europe, such newspaper being published on each business day in morning editions, whether or not it shall be published in Saturday, Sunday or holiday editions.

Paying Agent

   SWT Finance has appointed Deutsche Bank Luxembourg S.A. as its Paying Agent and Transfer Agent in Luxembourg. Its address is 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. SWT Finance reserves the right to vary such appointment. The Paying Agent in Luxembourg will act as intermediary between the holders of the notes and SWT Finance and so long as the notes are listed on the Luxembourg Stock Exchange, SWT Finance will maintain a paying agent in Luxembourg.

                               TAX CONSIDERATIONS

U.S. Federal Income Tax Considerations

   The following is a summary of all material U.S. federal income tax consequences applicable to U.S. holders who are not residents of The Netherlands, who are initial purchasers of the initial notes, who exchange their initial notes for the exchange notes pursuant to this exchange offer and who will hold the exchange notes as capital assets. This summary is based upon existing U.S. federal income tax law, which is subject to change, possibly retroactively. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular holders who may be subject to special rules not discussed below. In addition, this summary does not discuss any foreign, state or local tax considerations other than the discussion of taxes in the "Netherlands Tax Considerations" section below.






   Each holder should consult his or her own tax advisor regarding the particular tax consequences to such holder of exchanging initial notes for exchange notes and of acquiring, owning and disposing of the notes, including the applicability of any federal estate or gift tax laws or any state, local or foreign tax laws.

The Exchange

   An exchange of initial notes for exchange notes will be treated as a "non-event" for federal income tax purposes because the exchange notes will not be considered to differ materially in kind or event from the initial notes. As a result, no federal income tax consequences will result to holders exchanging initial notes for exchange notes.

The Exchange Notes

 Payment of Interest

   The initial notes were not issued with original issue discount. Therefore, interest on the notes generally will be taxable to you as ordinary interest income at the time accrued or received, in accordance with your method of accounting for U.S. federal income tax purposes.




 Sale, Retirement or Other Taxable Disposition of the Notes

   Upon the sale, exchange or redemption of the note, you generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or redemption (or, if it is realized in other than U.S. dollars, the U.S. dollar value of the amount using the spot rate in effect on the date of the sale, exchange or redemption) and your tax basis in the note. In the case of a note, your tax basis in an exchange note generally will be the U.S. dollar value of the purchase price of the initial note on the date of a purchase (determined by translating the purchase price into U.S. dollars at the spot rate in effect on the date of purchase). Except with respect to gains or losses attributable to changes in currency exchange rates, as described below, the gain or loss will be capital gain or loss and will be long-term capital gain or loss if you have held the note for more than one year.

   Gain or loss recognized by you on the sale, exchange or redemption of a note that is attributable to changes in the rate of exchange between the U.S. dollar and the euro will be treated as ordinary income or loss and generally will not be treated as interest income or expense except to the extent provided by future regulations or administrative pronouncements of the Internal Revenue Service. Foreign currency gain or loss is recognized on the sale, exchange or redemption of a euro note only to the extent of total gain or loss recognized on the sale, exchange or retirement.

 Transactions in Euro

   Euro received as interest on, or on the sale, exchange or redemption of, a note will have a tax basis equal to their U.S. dollar value at the time the interest is received or at the time payment is received in consideration of the sale, exchange or redemption. The amount of gain or loss recognized on a sale or other disposition of the euro will be equal to the difference between (1) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other currency or property received in the sale or other disposition and (2) the tax basis of the euro.

Netherlands Tax Considerations

   The following is a summary of the principal Netherlands tax consequences applicable to U.S. holders, not being resident, nor deemed to be resident in The Netherlands, which are relevant to the exchange of initial notes for exchange notes and of the acquisition, ownership and disposition of notes. A U.S. holder of notes will not be nor deemed to be a resident of The Netherlands for Dutch tax purposes, or otherwise be subject to taxation in The Netherlands by reason only of the signing, delivery and/or enforcement of the documents relating to the issue of the notes or the performance by SWT Finance of its obligations thereunder or under the notes.

   This summary is not exhaustive of all the possible tax consequences that may be relevant to U.S. holders in light of their particular circumstances and potential investors are advised to consult their own tax advisors in order to determine the final tax consequences of the exchange of initial notes for exchange notes, and the acquisition, ownership and disposition of notes in their own particular circumstances. In particular, this summary does not cover tax consequences applicable to joint venture vehicles, such as partnership structures.

   This summary is based on the existing tax laws of The Netherlands, as well as the current treaty titled the Convention between the Kingdom of The Netherlands and the United States of America for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (the "Treaty"). For purposes of the Treaty, a U.S. holder is a resident of the U.S. as defined in the Treaty. Changes made to these laws or Treaty may have retroactive effect, and may affect the tax consequences described therein.

 Withholding Tax

   All payments by SWT Finance under the notes may be made free of any withholding or deduction of any taxes imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority in The Netherlands, provided that the interest is not dependent nor deemed to be dependent on the profits or on the distributions of profits of SWT Finance.

 Taxes on income and capital gains

   Under the terms of the Treaty, a U.S. holder will not be subject to any Netherlands taxes on income in respect of interest paid under the notes, provided that the U.S. holder does not have or had an enterprise or an interest in an enterprise which is or was, in whole or in part, carried on through a permanent establishment in The Netherlands and to which enterprise the interest paid was attributable, or provided the holder does not perform independent personal services from a fixed base that the holder has in The Netherlands and to which the interest paid is or was attributable. Further, the right to tax capital gains realized upon the exchange of initial notes for exchange notes, or upon disposition of any or all of the notes by a U.S. holder is allocated to the U.S., unless the U.S. holder has interest in an enterprise which is carried on through a permanent establishment in The Netherlands and to which enterprise the notes are attributable, or unless the notes are attributable to a fixed base available to the U.S. holder in The Netherlands for the purpose of performing individual personal services.


 Turnover tax (VAT)

   No Netherlands turnover tax will arise in respect of any payment in consideration for the issue of the notes or with respect to any payment by SWT Finance of principal, interest or premium (if any) on the notes.

 Registration tax, customs duty etc.

   No Netherlands registration tax, customs duty, transfer tax, stamp duty or any other similar documentary tax or duty, other than court fees, will be payable in The Netherlands in respect of or in connection with the execution, delivery and/or enforcement of the notes or the performance by SWT Finance of the obligations under the notes.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be issued by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where these notes were acquired as a result of market-making activities or other trading activities. SWT Finance has agreed that for a period of 180 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any
such resale. In addition, until      2000, all dealers effecting transactions
in the exchange notes may be required to deliver a prospectus.

   SWT Finance will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker dealer and/or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of these exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the expiration date SWT Finance will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. SWT Finance has agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker dealers) against specific liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   Certain legal matters with respect to the notes are being passed upon on behalf of the Company, as to U.S. law, by Hutchins, Wheeler & Dittmar, A Professional Corporation, Boston, Massachusetts.

                                    EXPERTS

   The financial statements of Weigh-Tronix, LLC as of March 31, 2000 and 1999 and for the year ended March 31, 2000 and the eleven months ended March 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of Weigh-Tronix Scale Products Business as of March 31, 1998 and for the year ended March 31, 1998 and the one month ended April 30, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of the Avery Berkel Group as of March 31, 2000, 1999 and 1998 and for each of the three years in the period ended March 31, 2000 included in this prospectus have been so included in reliance on the report of Deloitte & Touche, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement on Form S-4 to register this exchange offer. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about Weigh-Tronix and the notes offered in this prospectus, you should refer to the registration statement and its exhibits.

   We are not currently subject to the periodic reporting and other informational requirements of the Securities and Exchange Act of 1934. Upon the effectiveness of the registration statement, we will become subject to the periodic reporting and other information requirements of the Exchange Act, and in accordance therewith, will be required to file periodic reports and other information with the SEC.

   You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. We file our SEC materials electronically with the SEC, so you can also review our filings by accessing the web site maintained by the SEC at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

   Our principal executive offices are located at 293 South Main Street, Providence, Rhode Island 02903. Our telephone number is (401) 272-4402.

                         INDEX TO FINANCIAL STATEMENTS

Weigh-Tronix, LLC

                                                                          Page
                                                                          ----
Unaudited Consolidated Interim Financial Statements:
Unaudited Consolidated Balance Sheet--June 30, 2000...................... F-2
Unaudited Consolidated Statements of Operations--For the three months ended June 30, 2000 and June 30, 1999................................... F-3
Unaudited Consolidated Statements of Cash Flows--For the three months ended June 30, 2000 and June 30, 1999................................... F-4
Notes to Unaudited Consolidated Financial Statements..................... F-5

Audited Consolidated Financial Statements:
Report of Independent Accountants--March 31, 2000 and March 31, 1999 and
 the year ended March 31, 2000 and the eleven months ended March 31,
 1999.....................................................................  F-19
Consolidated Balance Sheets--March 31, 2000 and March 31, 1999............  F-20
Consolidated Statements of Operations--For the year ended March 31, 2000 and the eleven months ended March 31, 1999...............................  F-21
Consolidated Statements of Changes in Members' Equity--For the year ended
 March 31, 2000 and the eleven months ended March 31, 1999................  F-22
Consolidated Statements of Cash Flows--For the year ended March 31, 2000 and the eleven months ended March 31, 1999...............................  F-23
Notes to Consolidated Financial Statements................................  F-24

Weigh-Tronix Scale Products Business

Report of Independent Accountants--March 31, 1998 and the year ended March
 31, 1998 and one month ended April 30, 1998..............................  F-53
Combined Balance Sheet--March 31, 1998....................................  F-54
Combined Statement of Operations--For the year ended March 31, 1998 and the one month ended April 30, 1998.......................................  F-55
Combined Statement of Shareholder's Net Investment--For the year ended
 March 31, 1998 and the one month ended April 30, 1998....................  F-56
Combined Statement of Cash Flows--For the year ended March 31, 1998 and the one month ended April 30, 1998.......................................  F-57
Notes to Combined Financial Statements....................................  F-58

Avery Berkel Group

Independent Auditor's Report to the Board of Directors and Shareholders of
 the Avery Berkel Group--31 March 2000, 31 March 1999 and 31 March 1998
 and the years ended 31 March 2000, 31 March 1999 and 31 March 1998.......  F-77
Combined Profit and Loss Accounts--For the years ended 31 March 2000, 31
 March 1999 and 31 March 1998.............................................  F-78
Combined Balance Sheets--31 March 2000, 31 March 1999 and 31 March 1998...  F-79
Combined Cashflow Statements--For the years ended 31 March 2000, 31 March
 1999 and 31 March 1998...................................................  F-80
Combined Statements of Total Recognised Gains and Losses--For the years ended 31 March 2000, 31 March 1999 and 31 March 1998.....................  F-81
Notes to the Accounts.....................................................  F-82

                               WEIGH-TRONIX, LLC

                        CONSOLIDATED BALANCE SHEET
                                 (In Thousands)

                                                                     June 30,
                                                                       2000
                                                                    -----------
                                                                    (unaudited)
Assets
Current assets:
  Cash and cash equivalents.......................................   $ 15,137
  Accounts receivable, net........................................     73,612
  Inventories, net................................................     84,141
  Prepaid expenses and other current assets.......................      8,398
  Deferred income taxes...........................................        --
                                                                     --------
   Total current assets...........................................    181,288
Property, plant and equipment, net................................     47,403
Intangibles, net..................................................    119,469
Deferred financing costs, net.....................................     11,189
Other assets......................................................      3,755
                                                                     --------
   Total assets...................................................   $363,104
                                                                     ========
Liabilities, Mandatorily Redeemable Membership Interests and
 Members' Equity
Current liabilities:
  Current portion of long-term debt...............................   $  1,391
  Accounts payable................................................     30,738
  Accrued expenses................................................     36,052
  Deferred revenue................................................     16,675
  Deferred income taxes...........................................      3,996
                                                                     --------
   Total current liabilities......................................     88,852
Long-term debt....................................................    193,584
Other long-term obligations.......................................      3,332
Deferred income taxes.............................................     15,885
Minority interest.................................................      4,534
                                                                     --------
   Total liabilities..............................................    306,187
                                                                     --------
Mandatorily redeemable membership interests:
  Class A membership interests, subject to put option.............      1,139
  Class C membership interests, subject to put option.............      1,959
  Preferred member interest.......................................      9,314
                                                                     --------
   Total mandatorily redeemable membership interests..............     12,412
Members' equity:
  Membership interests............................................     54,410
  Additional paid-in capital......................................      3,480
  Subscription note receivable....................................       (455)
  Unearned compensation...........................................       (340)
  Accumulated deficit.............................................    (11,182)
  Accumulated other comprehensive loss............................     (1,408)
                                                                     --------
   Members' equity................................................     44,505
                                                                     --------
   Total mandatorily redeemable membership interests and members'
    equity........................................................     56,917
                                                                     --------
   Total liabilities, mandatorily redeemable membership interests
    and members' equity...........................................   $363,104
                                                                     ========

   The accompanying notes are an integral part of the consolidated financial statements.

                               WEIGH-TRONIX, LLC

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (In Thousands)

                                                               Three Months
                                                              Ended June 30,
                                                              ----------------
                                                               1999     2000
Revenues:
  Product.................................................... $22,618  $31,261
  Services...................................................   6,833   12,261
                                                              -------  -------
    Total revenues...........................................  29,451   43,522
Cost of revenues:
  Cost of products...........................................  15,180   22,683
  Cost of services...........................................   4,791    9,420
                                                              -------  -------
    Total cost of revenues...................................  19,971   32,103
                                                              -------  -------
    Gross profit.............................................   9,480   11,419
Operating expenses:
  Selling, general and administrative........................   6,581   12,032
  Depreciation and amortization..............................     627    1,228
                                                              -------  -------
    Operating income (loss)..................................   2,272   (1,841)
Interest expense.............................................   1,635    2,280
Interest income..............................................     (14)     (51)
Other income, net............................................    (397)     (25)
Equity in loss of unconsolidated joint venture...............      10      --
                                                              -------  -------
    Income (loss) before provision for income taxes, minority
     interest in income of subsidiary and extraordinary
     loss....................................................   1,038   (4,045)
                                                              -------  -------
Provision (benefit) for income taxes.........................     318      (68)
Minority interest in income of subsidiary....................     --        46
                                                              -------  -------
    Income (loss) before extraordinary loss..................     720   (4,023)
Extraordinary (loss), net of income tax benefit of $66.......     --    (2,549)
                                                              -------  -------
    Income (loss) before dividends on preferred member
     interest................................................     720   (6,572)
12% dividends accrued on preferred member interest...........     --        54
                                                              -------  -------
    Net income (loss) available to Members................... $   720  $(6,626)
                                                              =======  =======

   The accompanying notes are an integral part of the unaudited consolidated financial statements.

                               WEIGH-TRONIX, LLC

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                         Three Months Ended
                                                              June 30,
                                                         --------------------
                                                           1999       2000
Cash flows from operating activities:
Net income (loss)....................................... $    720  $   (6,572)
Adjustments to reconcile net income (loss) to net cash
 provided by operating activities:
  Non-cash extraordinary loss, net of income tax
   benefit..............................................      --        1,505
  Depreciation and amortization.........................    1,134       1,801
  Amortization of the inventory step-up.................      --        2,416
  Equity in loss of unconsolidated joint venture........       10         --
  Membership equity interest compensation...............       45       1,714
  Interest expense, deferred financing costs............      128         241
  Deferred income taxes.................................     (161)       (511)
  Gain on disposal of property and equipment............      (14)        --
  Unrealized (gain) loss on foreign currency
   translation..........................................     (100)         47
  Changes in operating assets and liabilities, net of
   effect of acquisitions:
    Accounts receivable.................................    1,126       3,169
    Inventories.........................................     (725)        (49)
    Prepaid expenses and other current assets...........     (668)       (207)
    Accounts payable....................................    1,129      (3,758)
    Accrued expenses and deferred revenue...............   (1,758)       (747)
                                                         --------  ----------
      Net cash provided by (used in) operating
       activities.......................................      866        (951)
Cash flows from investing activities:
  Expenditures for property and equipment...............     (401)       (698)
  Proceeds from sales of property and equipment.........      390          11
  Acquisition of businesses, net of cash acquired.......     (524)   (163,783)
  Loan to joint venture.................................      (42)        --
                                                         --------  ----------
      Net cash used in investing activities.............     (577)   (164,470)
Cash flows from financing activities:
  Proceeds from former senior debt......................    1,400         --
  Payments made on former senior debt...................   (2,344)    (40,487)
  Payments made on former senior subordinated notes.....     (675)    (15,000)
  Proceeds from term loans related to the Senior Credit
   Agreement............................................      --       70,000
  Proceeds from the revolving credit portion of the
   Senior Credit Agreement..............................      --       29,000
  Proceeds from the Senior Subordinated Notes due June
   1, 2010..............................................      --       95,891
  Proceeds from membership interests....................      --       39,461
  Proceeds from preferred member interest...............      --        9,260
  Net payments made on capital lease obligations........       (9)         (8)
  Deferred financing costs..............................      --      (11,262)
                                                         --------  ----------
      Net cash provided by (used in) financing
       activities.......................................   (1,628)    176,855
Effect of exchange rates on cash........................     (311)       (442)
                                                         --------  ----------
Increase (decrease) in cash.............................   (1,650)     10,992
Cash and cash equivalents, beginning of the period......    3,678       4,145
                                                         --------  ----------
Cash and cash equivalents, end of the period............ $  2,028  $   15,137
                                                         ========  ==========
Supplemental cash flow information:
  Cash paid for interest................................ $  1,758  $    1,842
  Cash paid for income taxes............................ $     11  $      249

   The accompanying notes are an integral part of the unaudited consolidated financial statements.

                               WEIGH-TRONIX, LLC

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 (In Thousands)

1. Basis of Presentation

   Weigh-Tronix, LLC (the "Parent") is organized as a holding company and operates through various subsidiaries (collectively, the "Company" or "Weigh-Tronix"). The Company's fiscal year-end is March 31. The accompanying unaudited consolidated financial statements include the consolidated accounts of Weigh-Tronix, LLC and its subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The consolidated financial statements have not been audited by independent accountants in accordance with generally accepted auditing standards, but in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to summarize fairly the Company's financial position, results of operations and cash flows.

   Results for interim periods are not indicative of the results expected for the year primarily due to the seasonal nature of the Company's business. The unaudited consolidated financial statements should be read in conjunction with the following notes and the Company's most recently audited consolidated financial statements which are contained in this prospectus.

2. Acquisition of Avery Berkel

   On June 13, 2000, Weigh-Tronix UK Limited, a subsidiary of the Company, and Marconi Corporation plc completed the acquisition of all the issued share capital of GEC Avery International Limited and Maatschappij van Berkel's Patent BV (collectively, "Avery Berkel"). The purchase price consideration paid was (Pounds)105.0 million (approximately $158.5 million), subject to preliminary post-closing adjustments of $3.9 million, payable in cash, together with warrants valued at $1.2 million to subscribe for 5% of the fully diluted ownership interests of Weigh-Tronix, LLC. Avery Berkel is a leading manufacturer, distributor and servicer of industrial and food retail weighing systems and other food processing equipment. The Avery Berkel acquisition was financed by the issuance of (Euro)100.0 million of 12.5% Senior Subordinated Notes due June 1, 2010, the issuance of a (Euro)10.0 million liquidation preference exchangeable preferred membership interest (hereafter referred to as "Preferred Member Interest"), a new Senior Credit Agreement with maximum borrowings of $120.0 million and the issuance of additional membership interests of $40.3 million to existing and new Members of the Company.

                               WEIGH-TRONIX, LLC

                                 (In Thousands)


   The Avery Berkel acquisition is accounted for in accordance with the purchase method of accounting. The preliminary purchase price recorded in the consolidated accounts as of June 30, 2000 was approximately $159.6 million and has been allocated to the net assets acquired as of June 13, 2000 based on their respective fair values based on valuations and other studies that are not yet complete. The valuations of the acquired property and equipment are not yet complete and, therefore, the property and equipment amount indicated below represents Avery Berkel's historical cost basis in those assets. The actual allocation of the merger consideration could differ from the estimated amounts included herein. A preliminary allocation of the merger consideration has been made to major categories of assets and liabilities acquired as of the date of acquisition in accordance with the purchase method of accounting:

Cash.................................................................. $    --
Accounts receivable...................................................   53,697
Inventories...........................................................   65,339
Prepaid expenses and other current assets.............................    6,881
Property and equipment................................................   23,578
Goodwill..............................................................   30,450
Other identifiable intangible assets..................................   67,385
Other assets..........................................................    3,734
Accounts payable and accrued expenses.................................  (59,517)
Deferred income taxes--current........................................   (4,857)
Other long-term obligations...........................................   (7,741)
Deferred income taxes--noncurrent.....................................  (15,166)
                                                                       --------
    Total purchase price.............................................. $163,783
                                                                       ========
The purchase price was funded by:
 Debt................................................................. $115,062
 Preferred member interest............................................    9,260
 Additional membership interests......................................   39,461
                                                                       --------
    Total purchase price.............................................. $163,783
                                                                       ========

   In accordance with EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination", the Company has included an estimate of $3.5 million as additional purchase accounting liabilities. This amount is comprised of the following estimated liabilities:

Elimination of redundant corporate office expenses...................... $  200
Manufacturing facility closure..........................................  2,300
Service center facility consolidation and sales force rationalization...  1,000
                                                                         ------
  Total................................................................. $3,500

   The Company has not yet finalized its business integration plans for the Avery Berkel acquisition primarily due to a three month consultation period required in the United Kingdom, and accordingly, the purchase accounting liabilities will be finalized in future quarters. During the quarter ended June 30, 2000, the Company did not utilize any of its purchase accounting liabilities.

   In accordance with EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)", the Company is expecting to take a restructuring charge in the quarter ended September 30, 2000 relating to certain of the historic Weigh-Tronix business operations.

                               WEIGH-TRONIX, LLC

                                 (In Thousands)


3. Financing Related to the Avery Berkel Acquisition

 Issuance of the (Euro)100.0 million of 12.5% Senior Subordinated Notes due June 1, 2010

   On June 13, 2000, SWT Finance B.V., a subsidiary of the Company (the "Issuer"), issued (Euro)100.0 million of 12.5% Senior Subordinated Notes due June 1, 2010 (the "Notes") in a private transaction pursuant to a note indenture (the "Notes Indenture"). The Company is in the process of registering the Notes on Form S-4 with the Securities and Exchange Commission and expects their registration to go effective during its third quarter in fiscal 2001.

   Interest is calculated on the basis of a 360-day year comprised of twelve 30-day months. Interest is payable semi-annually in arrears on each June 1 and December 1, commencing on December 1, 2000.

   The Notes are subordinated in right of payment to all current and future senior debt, which includes the Senior Credit Agreement discussed below. The Notes will rank pari passu in right of payment with all other Senior Subordinated Debt of the Issuer issued in the future, if any, and senior in right of payment to all subordinated indebtedness of the Issuer issued in the future, if any.

   The holders of the Notes have the right to require the Issuer to repurchase all or any part of the Notes upon a Change of Control, as defined in the Notes Indenture. Also, if the Company has "excess proceeds" of more than $5.0 million, as defined in the Notes Indenture, the Company is required to make an offer to all holders of the Notes to purchase the maximum principal amount of Notes that may be purchased with the excess proceeds at an offer price in cash of an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest.

   The Notes Indenture contains a number of covenants that limit, among other things, dividend payments, certain types of investments, incurrence of indebtedness and issuance of preferred stock, issuance and sale of capital stock of restricted subsidiaries, liens, merger, consolidation or sale of assets, transactions with affiliates, sale and leaseback transactions, additional guarantees and certain business activities.

 Senior Credit Agreement

   In connection with the Avery Berkel acquisition, certain subsidiaries of the Company entered into a Senior Credit Agreement with certain lenders. The Senior Credit Agreement is comprised of $120.0 million of Term Loan and Revolving Credit Facilities, including a $30.0 million Tranche A Term Loan Facility, a $40.0 million Tranche B Term Loan Facility and a $50.0 million Revolving Credit Facility. The Tranche A Term Loan Facility is payable over 5 years, with the final repayment on June 30, 2005. The Tranche B Term Loan Facility is payable over 7 years, with the final payment on June 30, 2007. The commitment on the Revolving Credit Facility terminates on June 30, 2005 and amounts drawn down under the Revolving Credit Facility must be fully repaid by that date. The Revolving Credit Facility is subject to a borrowing base as defined in the Senior Credit Agreement based on specified percentages of eligible inventory and accounts receivable. The proceeds of the Senior Credit Agreement were used to pay back certain indebtedness of the Company and to finance a portion of the Avery Berkel acquisition, including related fees and expenses.

   The Tranche A Term Loan Facility and the Revolving Credit Facility bear interest at a rate equal to, in the case of loans denominated in U.S. dollars, sterling and euro, LIBOR plus 3.25% or, in the case of loans denominated in U.S. dollars, a base rate plus 2.25%. The Tranche B Term Loan Facility bears interest at a rate equal to, in the case of loans denominated in U.S. dollars and sterling, LIBOR plus 3.75% or, in the case of loans denominated in U.S. dollars, a base rate plus 2.75%. The margins over LIBOR and the base rate will be subject to adjustment on December 13, 2000 based on the achievement of certain financial ratios.

   A commitment fee is calculated at a rate equal to 0.50% of the daily average undrawn amount of the Revolving Credit Facility and is payable quarterly in arrears. The commitment fee is also subject to adjustment on December 13, 2000 based on the achievement of certain financial ratios.

                               WEIGH-TRONIX, LLC

                                 (In Thousands)

   The Senior Credit Agreement provides for mandatory prepayments including: 1) 100% of the net proceeds of certain asset sales and insurance claims; 2) 100% of the net proceeds of any sale or issuance of equity (other than equity provided by existing shareholders of the Company) or incurrence of certain indebtedness by the Company or any of its subsidiaries; and 3) an amount equal to 75% of available "excess cash flows", as defined in the Senior Credit Agreement, in any fiscal year. Such prepayments will be applied to the Tranche A Term Loan Facility and the Trance B Term Loan Facility ratably.

   The Senior Credit Agreement contains a number of operating and financial covenants that limit, among other things, amalgamations and changes in business, assets sales and disposals, indebtedness and other liabilities, liens, guarantees and other contingent liabilities, investments, loans and advances, dividends and other distributions and payments with respect to capital stock, optional payments and modifications with respect to the Notes and other debt instruments, transactions with affiliates, sale and leasebacks, changes in the passive holding structure of the Parent, changes in lines of business, permitted hedging activities, changes in fiscal periods, negative pledge causes, restrictions on subsidiary distributions and amendments to Avery Berkel acquisition documents. Also, the Senior Credit Agreement contains a number of operating and financial covenants, including, without limitation, requirements to maintain minimum ratios of earnings before interest, income taxes, depreciation and amortization ("EBITDA") to interest expense and EBITDA to fixed charges; maximum ratios of total indebtedness to EBITDA; minimum tangible net worth; and limitations on capital expenditures. The Company does not have to comply with the financial covenants until July 1, 2000.

   Long-term debt at June 30, 2000 is as follows:

   12.5% Senior Subordinated Notes due June 1, 2010................... $ 95,891
   Tranche A Term Loan................................................   30,000
   Tranche B Term Loan................................................   40,000
   Revolving Credit Facility..........................................   29,000
   Capital Leases.....................................................       84
                                                                       --------
   Total debt.........................................................  194,975
   Less current portion...............................................    1,391
                                                                       --------
   Long-term debt..................................................... $193,584
                                                                       ========

 Redemption of the senior debt and the 12% Senior Subordinated Notes due May 1, 2005 and 2006

   On June 13, 2000, a portion of the proceeds from the Senior Credit Agreement and the Notes was used to fund the redemption of all outstanding senior debt under the credit agreement that was in place at March 31, 2000 and the 12% Senior Subordinated Notes. The Company recorded a pre-tax extraordinary loss of approximately $1.0 million relating to the early redemption of the 12% Senior Subordinated Notes. Also, the Company recorded a pre-tax extraordinary loss of approximately $1.6 million, which represents the unamortized deferred financing costs of the retired senior debt and the 12% Senior Subordinated Notes. Both amounts are reflected as extraordinary items, net of the income tax benefit, in the accompanying consolidated statement of operations.

 Preferred Member Interest

   In connection with the Avery Berkel Acquisition on June 13, 2000, the Company issued the Preferred Member Interest pursuant to a subscription agreement (the "Subscription Agreement") between the Company,

                               WEIGH-TRONIX, LLC

                                 (In Thousands)

the Issuer of the Notes and Marconi Corporation plc. The Subscription Agreement was a private transaction not subject to the registration requirements of the Securities Act of 1933 or 1934. The holder of the Preferred Member Interest is entitled to dividends at a rate per annum equal to 12.0% through and including June 1, 2005, 15.0% from June 2, 2005 through and including December 1, 2005, and thereafter increasing by fifty basis points at the beginning of each subsequent six month period up to a maximum rate of 18.0%, in each case calculated on liquidation preference per Preferred Member Interest. Dividends are cumulative and payable annually on each June 1, commencing on June 1, 2001.

   At any time subsequent to the first anniversary of the issuance of the Preferred Member Interest, subject to the Company's achieving a certain fixed charge coverage ratio for the most recently ended four fiscal quarters, the holder of the Preferred Member Interest, at its option, may exchange its Preferred Member Interest for an aggregate principal amount of exchange notes. The right to exchange the Preferred Member Interest is exercisable only once. The exchange notes will be issued under the Notes Indenture and will be substantially identical to the Notes except that the date of issue and the first interest period will be different.

   The Preferred Member Interest, with respect to distributions upon the liquidation, winding-up and dissolution of Weigh-Tronix, rank junior and are subordinated in right of payment to the prior payment in full of the Notes, the Senior Debt and all other debt liabilities and obligations of Weigh-Tronix. The exchange notes issuable upon exchange of the Preferred Member Interest will rank pari passu with the Notes.

   In the event of bankruptcy, liquidation or reorganization of the Company, the assets of Weigh-Tronix will be available to pay obligations on the Preferred Member Interest only after all holders of the Notes, the Senior Credit Agreement and all other debt liabilities and obligations have been paid.

4. Pro Forma Information

   The results of operations of Avery Berkel and other purchased businesses have been included in the consolidated results of the Company from their respective acquisition dates. The following unaudited pro forma summary presents the net sales and net income (loss) for the three months ended June 30, 1999 and June 30, 2000 as if the acquisitions had occurred as of the beginning of the periods indicated. The pro forma summary gives effect to actual operating results prior to the acquisition, adjusted to include the pro forma effect of interest expense on the debt used to finance the acquisitions, amortization of the related goodwill and other identifiable intangible assets and income taxes. In addition, the pro forma results for both periods presented include an amortization charge of $12.9 million related to the one time adjustment of $16.3 million to record the acquired Avery Berkel inventory at its estimated fair value. No effect has been given to cost reductions or operating synergies in this presentation.

   Additionally, the pro forma summary does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations of the combined companies:

                                                                Three Months
                                                               Ended June 30,
                                                                (unaudited)
                                                              -----------------
                                                               1999      2000
Net sales.................................................... $91,130  $ 82,262
                                                              =======  ========
Net loss..................................................... $(9,570) $(14,557)
                                                              =======  ========

                               WEIGH-TRONIX, LLC

                                 (In Thousands)


5. Inventories

                                                                         June
                                                                          30,
                                                                         2000
                                                                        -------
Inventories, net consist of the following:
  Raw materials........................................................ $14,452
  Work in process......................................................  13,354
  Finished goods.......................................................  56,335
                                                                        -------
                                                                        $84,141
                                                                        =======

   In connection with the acquisition of Avery Berkel in a purchase transaction on June 13, 2000, the Company recorded a non-recurring inventory fair value adjustment of $16.3 million in the three months ended June 30, 2000 to reflect the purchase of the Avery Berkel inventory at its estimated fair value. During the three months ended June 30, 2000, the Company amortized $2.4 million of the fair value adjustment in cost of goods sold. The unamortized fair value adjustment of $13.9 million will be amortized into cost of goods sold during fiscal 2001 as the inventory is sold.

6. Income Taxes

   During the three months ended June 30, 2000, the Company's loss was primarily generated by the Parent and by the Company's subsidiaries in the United Kingdom. The Parent is a limited liability company and thus not directly subject to U.S. federal or state income taxes. For its subsidiaries in the United Kingdom, the Company recorded a net income tax benefit of $142 for the three months ended June 30, 2000. In addition, for its Canadian subsidiary, the Company recorded income tax expense of $74 for the three months ended June 30, 2000. During the three months ended June 30, 1999, the income tax expense of $318 is related to the Company's United Kingdom subsidiaries. For both periods, the Company has provided a valuation allowance against all net operating loss carryforwards and deductible temporary differences as the Company's operating results do not presently support an assertion that ultimate realization is more likely than not.

7. Comprehensive Income (Loss)

   Comprehensive income (loss) and its components are as follows:

                                                           Three Months Ended
                                                                June 30,
                                                           --------------------
                                                             1999       2000
                                                           --------- ----------
Net income (loss)......................................... $    720  $   (6,572)
Other comprehensive loss:
  Foreign currency translation adjustment.................     (554)       (798)
                                                           --------  ----------
Comprehensive income (loss)............................... $    166     $(7,370)
                                                           ========  ==========

8. Segment Information

   Prior to the acquisition of Avery Berkel on June 13, 2000, the Company was organized for management purposes into three reportable business segments: the North American Industrial division, the European Industrial division and the Consumer division. The Company continued to evaluate the historical Weigh-Tronix

                               WEIGH-TRONIX, LLC

                                 (In Thousands)

operations within those reportable business segments during the three months ended June 30, 2000. The operations of Avery Berkel were evaluated as five separate reportable business segments prior to the acquisition and continued to be evaluated using those segments under Weigh-Tronix management. The reportable segments of Avery Berkel are based on the geographical areas in which it operates. In connection with management's restructuring plan as discussed in
Note 2, the Company anticipates consolidating the business segments that are currently in place.

   The Company evaluates performance and allocates resources based on operating income. The reporting segments follow the same accounting policies as Weigh-Tronix's consolidated financial statements as described in the annual audited consolidated financial statements. Following is a tabulation of the business segment information for each of the periods presented.

                               WEIGH-TRONIX, LLC

                                 (In Thousands)

8. Segment Information (Continued)

                     Historical Weigh-Tronix Operations         Historical Avery Berkel Operations
                        Three months ended June 30,             Seventeen days ended June 30, 2000
                  ----------------------------------------  -------------------------------------------
                    North                                               Other
                   American   European           Corporate   United   European    The     Asia           Inter-    Consolidated
                  Industrial Industrial Consumer and Other  Kingdom   Countries Americas Pacific Africa  Segment      Total
                  ---------- ---------- -------- ---------  --------  --------- -------- ------- ------ ---------  ------------
1999
External product
sales...........   $14,780     $3,690    $4,148  $    --                                                $     --     $22,618
External service
sales...........     3,564      3,269       --        --                                                      --       6,833
                   -------     ------    ------  --------                                               ---------    -------
Total external
sales...........    18,344      6,959     4,148       --                                                      --      29,451
                   -------     ------    ------  --------                                               ---------    -------
Intersegment
sales...........       870        --        --        --                                                      --         870
Gross profit....     6,107      2,173     1,200       --                                                      --       9,480
Operating income
(loss)..........     1,856        599        81      (264)                                                    --       2,272
Net income......       910        182        27      (399)                                                    --         720

2000
External product
sales...........   $13,433     $4,837    $4,658  $    --    $  3,580   $ 1,754  $ 1,534  $   830 $  635 $     --     $31,261
External service
sales...........     3,671      3,127       --        --       3,408       782      335      492    446       --      12,261
                   -------     ------    ------  --------   --------   -------  -------  ------- ------ ---------    -------
Total external
sales...........    17,104      7,964     4,658       --       6,988     2,536    1,869    1,322  1,081       --      43,522
                   -------     ------    ------  --------   --------   -------  -------  ------- ------ ---------    -------
Intersegment
sales...........       927         20       --        --         591        32      --         6    --        --       1,576
Gross profit....     5,444      2,874     1,362       --        (460)      747      553      510    389               11,419
Operating income
(loss)..........       905      1,042       (14)   (2,800)    (1,704)      105      273      171    181               (1,841)
Net income
(loss)..........      (737)       412       (65)   (5,639)    (1,230)      160      209      184    134       --      (6,572)

June 30, 2000
Long-lived
assets..........    28,448     11,475     3,257    16,404    113,388     4,658    1,264    1,728  1,194       --     181,816
Total assets....    69,726     24,493    12,761   335,769    174,304    32,772   20,540   18,593  8,453  (334,307)   363,104

June 30, 1999
Capital
expenditures....       108        236        57       --                                                                 401

June 30, 2000
Capital
expenditures....       429         32        56       --         123        35        9        5      9       --         698

                             WEIGH-TRONIX, LLC

                              (In Thousands)

8.Segment Information (Continued)

   Net sales by customer location for the three months ended June 30, 1999 and 2000 were as follows:

                                                                  Three months
                                                                 ended June 30,
                                                                 ---------------
                                                                  1999    2000
                                                                 ------- -------
Net sales:
  United States................................................. $15,201 $16,082
  United Kingdom................................................  10,620  16,006
  Other.........................................................   3,630  11,434
                                                                 ------- -------
                                                                 $29,451 $43,522
                                                                 ======= =======

   Long-lived assets by location as of June 30, 1999 and June 30, 2000 were as follows:

                                                               June 30, June 30,
                                                                 1999     2000
                                                               -------- --------
Long-lived assets:
  United States............................................... $ 27,736 $ 30,506
  United Kingdom..............................................   17,192  145,004
  Other.......................................................    1,233    6,306
                                                               -------- --------
                                                               $ 46,161 $181,816
                                                               ======== ========

9.Guarantors of Debt

   The following summarized combined financial information presents guarantor and non-guarantor results of operations, financial position, and ccash flows of the Company under the Notes. The Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured senior subordinated basis by the guarantor subsidiaries.

   Investments in subsidiaries are accounted for using the equity method; accordingly, entries necessary to consolidate the Company, guarantor subsidiaries and non-guarantor subsidiaries are reflected in the eliminations column. The summarized consolidated financial information was prepared using the same consolidation policies as presented in Note 1--Basis of Presentation. Management asserts that separate complete financial statements of the issuer and subsidiary guarantors of the Notes would not provide additional material information that would be useful in assessing the financial composition of the guarantors or the sufficiency of the guarantees.

                             WEIGH-TRONIX, LLC

                              (In Thousands)

9.Guarantors of Debt (Continued)

    Unaudited Consolidated Statements of Operations for the Quarter Ended June
                                 30, 1999

                                  Guarantor   Non-Guarantor
                         Parent  Subsidiaries Subsidiaries  Eliminations  Total
                         ------  ------------ ------------- ------------ -------
Revenues:
  Products.............. $ --      $24,011        $359        $(1,752)   $22,618
  Services..............   --        6,737          96            --       6,833
                         -----     -------        ----        -------    -------
    Total revenues......   --       30,748         455         (1,752)    29,451
Cost of revenues:
  Cost of products......   --       16,682         231         (1,733)    15,180
  Cost of services......   --        4,709          82            --       4,791
                         -----     -------        ----        -------    -------
    Total cost of
     revenues...........   --       21,391         313         (1,733)    19,971
                         -----     -------        ----        -------    -------
    Gross profit........   --        9,357         142            (19)     9,480
Operating expenses:
  Selling, general and
   administrative.......    45       6,369         167            --       6,581
  Depreciation and
   amortization.........   --          607          20            --         627
                         -----     -------        ----        -------    -------
    Operating income
     (loss).............   (45)      2,381         (45)           (19)     2,272
Interest expense........    40       1,578          17            --       1,635
Interest income.........   --          (14)        --             --         (14)
Other income, net.......   --         (358)        (39)           --        (397)
Equity in loss of
 unconsolidated joint
 venture................   --           10         --             --          10
Equity in income of
 consolidated
 subsidiaries...........  (805)        --          --             805        --
                         -----     -------        ----        -------    -------
    Income (loss) before
     provision for
     income taxes.......   720       1,165         (23)          (824)     1,038
Provision for income
 taxes..................   --          318         --             --         318
                         -----     -------        ----        -------    -------
    Net income (loss)... $ 720     $   847        $(23)       $  (824)   $   720
                         =====     =======        ====        =======    =======

                             WEIGH-TRONIX, LLC

                              (In Thousands)

9.Guarantors of Debt (Continued)

Unaudited Consolidated Condensed Statements of Cash Flows for the Quarter Ended
                               June 30, 1999

                                 Guarantor   Non-Guarantor
                         Parent Subsidiaries Subsidiaries  Eliminations  Total
                         ------ ------------ ------------- ------------ -------
Net cash provided by
 (used in) operating
 activities............   $--     $   809        $ (6)         $ 63     $   866
Cash flows from
 investing activities:
  Expenditures for
   property and
   equipment...........    --        (379)        (22)          --         (401)
  Proceeds from sales
   of property and
   equipment...........    --         390         --            --          390
  Acquisition of
   businesses, net of
   cash acquired.......    --        (524)        --            --         (524)
  Loan to joint
   venture.............    --         (42)        --            --          (42)
                          ====    =======        ====          ====     =======
    Net cash used in
     investing
     activities........    --        (555)        (22)          --         (577)
Cash flows from
 financing activities:
  Proceeds from former
   senior debt.........    --       1,400         --            --        1,400
  Payments made on
   former senior debt..    --      (2,344)        --            --       (2,344)
  Payments made on
   former senior
   subordinated notes..    --        (675)        --            --         (675)
  Payments made on
   capital lease
   obligations.........    --         --           (9)          --           (9)
                          ----    -------        ----          ----     -------
    Net cash used in
     financing
     activities........    --      (1,619)         (9)          --       (1,628)
Effect of exchange
 rates on cash.........    --        (251)          2           (62)       (311)
                          ----    -------        ----          ----     -------
Net decrease in cash...    --      (1,616)        (35)            1      (1,650)
Cash and cash
 equivalents, beginning
 of the period.........    --       3,422         256           --        3,678
                          ----    -------        ----          ----     -------
Cash and cash
 equivalents, end of
 the period............   $--     $ 1,806        $221          $  1     $ 2,028
                          ====    =======        ====          ====     =======

                             WEIGH-TRONIX, LLC

                              (In Thousands)

9. Guarantors of Debt (Continued)

         Unaudited Consolidated Balance Sheets As of June 30, 2000

                                    Guarantor   Non-Guarantor
                          Parent   Subsidiaries Subsidiaries  Eliminations  Total
                          -------  ------------ ------------- ------------ --------
Assets
Current assets:
  Cash and cash
   equivalents..........  $   --     $  9,576      $ 5,561     $     --    $ 15,137
  Accounts receivable,
   net..................      744      66,609       25,665       (19,406)    73,612
  Inventories, net......      --       69,887       14,342           (88)    84,141
  Prepaid expenses and
   other current
   assets...............        6       3,646        4,746           --       8,398
                          -------    --------      -------     ---------   --------
    Total current
     assets.............      750     149,718       50,314       (19,494)   181,288
Property, plant and
 equipment, net.........      --       43,542        3,861           --      47,403
Intangibles, net........    1,200     117,979          290           --     119,469
Deferred financing
 costs, net.............      --       11,189          --            --      11,189
Other assets............      --          648        3,107           --       3,755
Investment in
 subsidiaries...........   57,229     219,292          --       (276,521)       --
Intercompany
 receivables............      --      183,075          --       (183,075)       --
                          -------    --------      -------     ---------   --------
    Total assets........  $59,179    $725,443      $57,572     $(479,090)  $363,104
                          =======    ========      =======     =========   ========
Liabilities, Mandatorily
 Redeemable Membership
 Interests and Members'
 Equity
Current liabilities:
  Current portion of
   long-term debt.......  $   --     $  1,350      $    41     $     --    $  1,391
  Accounts payable......       75      37,032       12,771       (19,140)    30,738
  Accrued expenses......      --       29,319        6,733           --      36,052
  Deferred revenue......      --       11,025        5,650           --      16,675
  Deferred income
   taxes................      --        3,996                        --       3,996
                          -------    --------      -------     ---------   --------
    Total current
     liabilities........       75      82,722       25,195       (19,140)    88,852
Long-term debt..........      --      193,541           43           --     193,584
Other long-term
 obligations............      --          182        3,150           --       3,332
Deferred income taxes...      --       17,918       (2,033)          --      15,885
Minority interest.......      --          --         4,534           --       4,534
Intercompany loans......      779     421,115       25,827      (447,721)       --
                          -------    --------      -------     ---------   --------
    Total liabilities...      854     715,478       56,716      (466,861)   306,187
Mandatorily redeemable
 membership interests:
  Class A membership
   interests, subject to
   put option ..........    1,139         --           --            --       1,139
  Class C membership
   interests, subject to
   put option...........    1,959         --           --            --       1,959
  Preferred member
   interest.............    9,314         --           --            --       9,314
                          -------    --------      -------     ---------   --------
    Total mandatorily
     redeemable
     membership
     interests..........   12,412         --           --            --      12,412
Members' equity:
  Membership interests..   54,410      18,354          372       (18,726)    54,410
  Additional paid-in
   capital..............    3,480         --           --            --       3,480
  Subscription note
   receivable...........     (455)        --           --            --        (455)
  Unearned
   compensation.........     (340)        --           --            --        (340)
  Retained earnings
   (accumulated
   deficit).............  (11,182)     (7,244)         505         6,739    (11,182)
  Accumulated other
   comprehensive loss...      --       (1,145)         (21)         (242)    (1,408)
                          -------    --------      -------     ---------   --------
Members' equity.........   45,913       9,965          856       (12,229)    44,505
                          -------    --------      -------     ---------   --------
    Total mandatorily
     redeemable
     membership
     interests and
     members' equity....   58,325       9,965          856       (12,229)    56,917
                          -------    --------      -------     ---------   --------
Total liabilities,
 mandatorily redeemable
 membership interests
 and members' equity....  $59,179    $725,443      $57,572     $(479,090)  $363,104
                          =======    ========      =======     =========   ========

                             WEIGH-TRONIX, LLC

                              (In Thousands)

9. Guarantors of Debt (Continued)

 Unaudited Consolidated Statements of Operations for the Quarter Ended June 30,
                                   2000

                                    Guarantor   Non-Guarantor
                          Parent   Subsidiaries Subsidiaries  Eliminations  Total
                          -------  ------------ ------------- ------------ -------
Revenues:
  Products..............  $   --     $29,955       $3,652       $(2,346)   $31,261
  Services..............      --      10,229        2,206          (174)    12,261
                          -------    -------       ------       -------    -------
    Total revenues......      --      40,184        5,858        (2,520)    43,522
Cost of revenues:
  Cost of products......      --      22,254        2,775        (2,346)    22,683
  Cost of services......      --       8,093        1,501          (174)     9,420
                          -------    -------       ------       -------    -------
    Total cost of
     revenues...........      --      30,347        4,276        (2,520)    32,103
                          -------    -------       ------       -------    -------
    Gross profit........      --       9,837        1,582           --      11,419
Operating expenses:
  Selling, general and
   administrative.......    1,714      9,247        1,071           --      12,032
  Depreciation and
   amortization.........      --       1,170           58           --       1,228
                          -------    -------       ------       -------    -------
    Operating income
     (loss).............   (1,714)      (580)         453           --      (1,841)
Interest expense........      992      1,285           61           (58)     2,280
Interest income.........      --         (33)         (76)           58        (51)
Other income, net.......      --         (25)         --            --         (25)
Equity in loss of
 unconsolidated joint
 venture................      --         --           --            --         --
Equity in loss of
 consolidated
 subsidiaries...........    3,866        --           --         (3,866)       --
                          -------    -------       ------       -------    -------
    Income (loss) before
     benefit for income
     taxes, minority
     interest in income
     of subsidiary and
     extraordinary
     loss...............   (6,572)    (1,807)         468         3,866     (4,045)
Benefit for income
 taxes..................      --         (65)          (3)          --         (68)
Minority interest in
 income of subsidiary...      --         --            46           --          46
                          -------    -------       ------       -------    -------
    Income (loss) before
     extraordinary
     loss...............   (6,572)    (1,742)         425         3,866     (4,023)
Extraordinary (loss),
 net of income tax
 benefit of $66.........      --     (2,549)          --            --      (2,549)
                          -------    -------       ------       -------    -------
    Income (loss) before
     dividend on
     preferred member
     interest...........   (6,572)    (4,291)         425         3,866     (6,572)
12% dividends accrued on
 preferred member
 interest...............       54        --           --            --          54
                          -------    -------       ------       -------    -------
    Net income (loss)
     available to
     Members............  $(6,626)   $(4,291)      $  425       $ 3,866    $(6,626)
                          =======    =======       ======       =======    =======

                             WEIGH-TRONIX, LLC

                              (In Thousands)

9. Guarantors of Debt (Continued)

Unaudited Consolidated Condensed Statements of Cash Flows for the Quarter Ended
                               June 30, 2000

                                     Guarantor   Non-Guarantor
                           Parent   Subsidiaries Subsidiaries  Eliminations   Total
                          --------  ------------ ------------- ------------ ---------
Net cash used in
 operating activities...  $    --    $    (766)     $ (450)       $ 265     $    (951)
Cash flows from
 investing activities:
  Expenditures for
   property and
   equipment............       --         (663)        (35)                      (698)
  Proceeds from sales of
   property and
   equipment............       --           (2)         13                         11
  Acquisition of
   businesses, net of
   cash acquired........       --     (163,783)                              (163,783)
                          --------   ---------      ------        -----     ---------
    Net cash used in
     investing
     activities.........       --     (164,448)        (22)         --       (164,470)
Cash flows from
 financing activities:
  Proceeds from former
   senior debt..........                                                          --
  Payments made on
   former senior debt...       --      (40,487)        --           --        (40,487)
  Payments made on
   former senior
   subordinated notes...       --      (15,000)        --           --        (15,000)
  Proceeds from term
   loans related to the
   Senior Credit
   Agreement............       --       70,000         --           --         70,000
  Proceeds from the
   revolving credit
   portion of the Senior
   Credit Agreement.....       --       29,000         --           --         29,000
  Proceeds from the
   Senior Subordinated
   Notes due June 1,
   2010.................        --      95,891         --           --         95,891
  Proceeds from
   membership
   interests............    39,461         --          --           --         39,461
  Proceeds from
   preferred member
   interest.............     9,260         --          --           --          9,260
  Payments made on
   capital lease
   obligations..........       --          --           (8)         --             (8)
  Deferred financing
   costs................       --      (11,262)        --           --        (11,262)
  Intercompany loans....   (48,721)     43,161       5,560                        --
                          --------   ---------      ------        -----     ---------
    Net cash provided by
     financing
     activities.........       --      171,303       5,552          --        176,855
Effect of exchange rates
 on cash................                   103        (280)        (265)         (442)
                          --------   ---------      ------        -----     ---------
Net increase in cash....       --        6,192       4,800          --         10,992
Cash and cash
 equivalents, beginning
 of the period..........       --        3,384         761          --          4,145
                          --------   ---------      ------        -----     ---------
Cash and cash
 equivalents, end of the
 period.................  $    --    $   9,576      $5,561        $ --      $  15,137
                          ========   =========      ======        =====     =========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members and Board of Managers of
Weigh-Tronix, LLC

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in members' equity, and of cash flows present fairly, in all material respects, the financial position of Weigh-Tronix, LLC and its subsidiaries (the "Company") at March 31, 2000 and March 31, 1999, and the results of their operations and their cash flows for the year ended March 31, 2000 and the eleven months ended March 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Hartford, CT
June 21, 2000

                               WEIGH-TRONIX, LLC

                          CONSOLIDATED BALANCE SHEETS
                         (In Thousands of U.S. Dollars)

                                                             March 31, March 31,
                                                               1999      2000
                                                             --------- ---------
Assets
Current assets:
 Cash and cash equivalents.................................   $ 3,678   $ 4,145
 Accounts receivable, net..................................    20,825    21,677
 Inventories, net..........................................    20,165    21,008
 Prepaid expenses and other current assets.................     1,625     1,319
 Deferred income taxes.....................................     1,210       897
                                                              -------   -------
 Total current assets......................................    47,503    49,046
Property, plant and equipment, net.........................    25,134    24,625
Intangibles, net...........................................    19,285    19,840
Deferred financing costs, net..............................     2,074     1,675
Investment in joint venture................................        59        21
                                                              -------   -------
 Total assets..............................................   $94,055   $95,207
                                                              =======   =======
Liabilities, Mandatorily Redeemable Membership Interests and Members' Equity
Current liabilities:
 Current portion of long-term debt.........................   $ 7,207   $ 2,692
 Current portion of obligations under capital leases.......        58        50
 Accounts payable..........................................     6,722    10,733
 Accrued expenses..........................................    15,355    12,998
 Deferred revenue..........................................     1,017     2,021
                                                              -------   -------
 Total current liabilities.................................    30,359    28,494
Long-term debt.............................................    51,301    53,203
Obligations under capital leases...........................        45        44
Other long-term obligations................................       317       130
Deferred income taxes......................................       907       753
                                                              -------   -------
 Total liabilities.........................................    82,929    82,624
                                                              -------   -------
Commitments and contingencies (Note 9)
Mandatorily redeemable membership interests:
 Class A membership interests, subject to put option.......       900     1,139
 Class C membership interests, subject to put option.......     1,305     1,959
                                                              -------   -------
 Total mandatorily redeemable membership interests.........     2,205     3,098
Members' equity:
 Membership interests......................................    14,100    14,100
 Additional paid-in capital................................     1,666     1,012
 Subscription note receivable..............................       (75)      (75)
 Unearned compensation.....................................      (555)     (386)
 Accumulated deficit.......................................    (6,166)   (4,556)
 Accumulated other comprehensive loss......................       (49)     (610)
                                                              -------   -------
 Members' equity...........................................     8,921     9,485
                                                              -------   -------
 Total mandatorily redeemable membership interests
  and members' equity......................................    11,126    12,583
                                                              -------   -------
 Total liabilities, mandatorily redeemable membership
  interests and members' equity............................   $94,055   $95,207
                                                              =======   =======

   The accompanying notes are an integral part of the consolidated financial statements.

                               WEIGH-TRONIX, LLC

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                         (In Thousands of U.S. Dollars)

                                                        Eleven Months
                                                            Ended     Year Ended
                                                          March 31,   March 31,
                                                            1999         2000
                                                        ------------- ----------
Revenues:
  Product sales........................................   $ 86,568     $ 98,571
  Services.............................................     23,610       27,556
                                                          --------     --------
    Total revenues.....................................    110,178      126,127
Cost of revenues:
  Cost of products sold................................     66,634       66,544
  Cost of services.....................................     14,828       18,329
                                                          --------     --------
    Total cost of revenues.............................     81,462       84,873
                                                          --------     --------
    Gross profit.......................................     28,716       41,254
Operating expenses:
  Selling, general and administrative..................     25,025       30,049
  Depreciation and amortization........................      2,201        2,877
                                                          --------     --------
    Operating income...................................      1,490        8,328
Interest expense.......................................      5,932        6,020
Interest income........................................         (9)        (329)
Other expense (income), net............................        178         (327)
Equity in loss of unconsolidated joint venture.........        --            38
                                                          --------     --------
    Income (loss) before provision for income taxes....     (4,611)       2,926
Provision for income taxes.............................      1,555        1,316
                                                          --------     --------
    Net income (loss)..................................   $ (6,166)    $  1,610
                                                          ========     ========


   The accompanying notes are an integral part of the consolidated financial statements.

                               WEIGH-TRONIX, LLC

             CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY
                        (In Thousands of U.S. Dollars)

                                                                                      Accumulated
                                    Additional Subscription                              Other      Total
                         Membership  Paid-in       Note       Unearned   Accumulated Comprehensive Members' Comprehensive
                         Interests   Capital    Receivable  Compensation   Deficit       Loss       Equity  Income (Loss)
                         ---------- ---------- ------------ ------------ ----------- ------------- -------- -------------
Balance, May 1, 1998....  $   --      $  --        $--         $ --        $   --        $ --       $  --
  Net loss..............                                                    (6,166)                 (6,166)    $(6,166)
  Currency translation
   adjustment...........                                                                   (49)        (49)        (49)
                                                                                                               -------
    Total comprehensive
     loss...............                                                                                       $(6,215)
                                                                                                               =======
Issuance of Class A
 member interests for
 cash and note..........   14,100        --         (75)         --            --          --       14,025
Class B, Class D and
 Class E equity
 interests..............      --       1,666        --          (741)          --          --          925
Unearned compensation...      --         --         --           186           --          --          186
                          -------     ------       ----        -----       -------       -----      ------
Balance, March 31,
 1999...................   14,100      1,666        (75)        (555)       (6,166)        (49)      8,921
                          -------     ------       ----        -----       -------       -----      ------
  Net income............                                                     1,610                   1,610     $ 1,610
  Currency translation
   adjustment...........                                                                  (561)       (561)       (561)
                                                                                                               -------
    Total comprehensive
     income.............                                                                                       $ 1,049
                                                                                                               =======
  Accretion of Class C
   equity interests.....      --        (654)       --           --            --          --         (654)
  Unearned
   compensation.........      --         --         --           169           --          --          169
                          -------     ------       ----        -----       -------       -----      ------
Balance, March 31,
 2000...................  $14,100     $1,012       $(75)       $(386)      $(4,556)      $(610)     $9,485
                          =======     ======       ====        =====       =======       =====      ======


   The accompanying notes are an integral part of the consolidated financial statements.

                               WEIGH-TRONIX, LLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (In Thousands of U.S. Dollars)

                                                        Eleven Months   Year
                                                            Ended       Ended
                                                          March 31,   March 31,
                                                            1999        2000
                                                        ------------- ---------
Cash flows from operating activities:
Net income (loss)......................................   $ (6,166)    $ 1,610
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
  Depreciation and amortization........................      3,860       4,864
  Amortization of the inventory step-up................      6,213         --
  Equity in loss of unconsolidated joint venture.......        --           38
  Membership equity interest compensation..............      1,110         169
  Amortization of the deferred financing costs.........        356         301
  Deferred income taxes................................       (184)        159
  (Gain)/loss on disposal of property and equipment....         17         (75)
  Unrealized (gain) loss on foreign currency
   translation.........................................        129         (46)
  Changes in operating assets and liabilities,
   net of effect of acquisitions:
    Accounts receivable................................     (1,526)       (703)
    Inventories........................................      4,412        (622)
    Prepaid expenses and other current assets..........        940         310
    Accounts payable...................................       (841)      3,829
    Accrued expenses and deferred revenue..............      2,287      (1,888)
    Other liabilities..................................         64        (182)
                                                          --------     -------
      Net cash provided by operating activities........     10,671       7,764
Cash flows from investing activities:
  Expenditures for property and equipment..............     (2,356)     (2,736)
  Proceeds from sales of property and equipment........         40         161
  Acquisition of the Acquired Companies, net of cash
   acquired............................................    (77,012)        --
  Acquisition of businesses, net of cash acquired......       (923)     (2,236)
  Investment in joint venture..........................        (59)        --
  Loan to joint venture................................        --          (42)
                                                          --------     -------
      Net cash used in investing activities............    (80,310)     (4,853)
Cash flows from financing activities:
  Proceeds from senior revolving notes.................     23,135       7,670
  Payments made on senior revolving notes..............     (8,225)     (3,213)
  Proceeds from senior term notes......................     30,000         --
  Payments made on senior term notes...................       (950)     (6,886)
  Proceeds from senior subordinated term notes.........     15,000         --
  Proceeds from membership interests...................     14,925         239
  Payments made on capital lease obligations...........        (23)        (84)
                                                          --------     -------
      Net cash provided by (used in) financing
       activities......................................     73,862      (2,274)
Effect of exchange rates on cash.......................       (545)       (170)
                                                          --------     -------
Increase in cash.......................................      3,678         467
Cash and cash equivalents, beginning of the period.....        --        3,678
                                                          --------     -------
Cash and cash equivalents, end of the period...........   $  3,678     $ 4,145
                                                          ========     =======
Supplemental cash flow information:
  Cash paid for interest...............................   $  4,620     $ 5,498
  Cash paid for income taxes...........................   $    547     $ 1,551

   The accompanying notes are an integral part of the consolidated financial statements.

                               WEIGH-TRONIX, LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (In Thousands of U.S. Dollars)

1. Business Description, Acquisition of Business and Financial Statement Presentation

 Business Description

   Weigh-Tronix, LLC (the "Company") was formed as a Delaware limited liability company, effective May 1, 1998, in accordance with a Limited Liability Company Agreement between Berkshire Fund IV Investment Corp., Berkshire Investors, LLC, Squam Lake Investors, III, L.P., BancBoston Investments, Inc., Sunapee Securities, Inc., R&H Trust Co. (Jersey) Limited and certain individuals, collectively herein referred to as the "Members". The Company is a manufacturer of scales, scale peripherals and force measurement equipment and primarily operates throughout the United States, Canada, Australia and the United Kingdom.

   On May 1, 1998, pursuant to a Stock and Asset Purchase Agreement, the Company acquired substantially all of the assets and assumed certain liabilities of Weigh-Tronix, Inc., Salter Weigh-Tronix Limited and Weigh-Tronix Canada, ULC and all of the outstanding shares of stock of Salter Housewares Limited and Salter Weigh-Tronix Pty Ltd. (All of these aforementioned companies are collectively referred to as the "Acquired Companies" and the transaction itself as the "Acquisition"). The Acquisition was financed through a combination of debt and equity financing. The purchase price was approximately $81,800, which included approximately $5,221 of transaction costs. The purchase price has been allocated to the net assets acquired as of the date of acquisition as follows in accordance with the purchase method of accounting:

Cash................................................................... $ 4,788
Accounts receivable....................................................  19,298
Inventories............................................................  30,790
Prepaid expenses and other current assets..............................   3,388
Property and equipment.................................................  26,012
Goodwill...............................................................   7,079
Other identifiable intangible assets...................................  12,100
Deferred financing costs...............................................   1,125
Accounts payable and accrued expenses.................................. (21,639)
Other liabilities......................................................  (1,141)
                                                                        -------
 Total purchase price.................................................. $81,800
                                                                        =======
The purchase price was funded by:
 Cash.................................................................. $14,500
 Debt..................................................................  67,300
                                                                        -------
 Total purchase price.................................................. $81,800
                                                                        =======

   The accompanying consolidated results of operations include the operating results of the Acquired Companies from May 1, 1998. Prior to May 1, 1998, the Company had no other operating activities.

   An inventory step-up and a fixed asset revaluation were required under the purchase method of accounting. The inventory step-up resulted in a $6,213 one time charge to cost of goods sold in the eleven months ended March 31, 1999. The excess of cost over the fair value of the underlying assets acquired has been allocated to goodwill which is being amortized on a straight-line basis over an estimated useful life of 30 years.

                               WEIGH-TRONIX, LLC

                         (In Thousands of U.S. Dollars)


 Acquisition of Businesses

   During the eleven months ended March 31, 1999 and the year ended March 31, 2000, the Company acquired two and five businesses, respectively. The acquisitions were financed primarily using the Company's existing debt facilities. The acquisitions were accounted for using the purchase method of accounting and, therefore, the purchase price has been allocated to the net assets acquired based on their fair value at the date of the respective acquisitions. The excess of cost over the fair value of the underlying assets acquired has been allocated to goodwill which is being amortized on a straight-line basis over estimated useful lives of 5-10 years.

   The acquisitions are summarized as follows:

                                                Date of       Purchase
   Name of Company Acquired                   Acquisition      Price   Goodwill
   ------------------------                ------------------ -------- --------
   Mecmesin, Inc.......................... November 10, 1998   $  613   $  563
   GWS Weighing Systems Limited........... March 12, 1999         630      954
   Logtech-USA, Inc....................... April 1, 1999          254      189
   Equatech Sales, Inc.................... May 1, 1999            317      261
   Deben System Limited................... September 2, 1999    1,153    1,370
   Australian Weighing Co. Pty. Ltd....... September 13, 1999     133      109
   Hallamshire Scales Limited............. October 4, 1999        444      502

   In connection with the acquisition of Logtech, the Company may be required to pay up to $250 relating to the achievement of certain sales levels as outlined in the acquisition agreement.

   The results of operations of the acquired businesses have been included in the consolidated results of the Company from their respective acquisition dates. The following unaudited pro forma summary presents the net sales and net income (loss) for the eleven months ended March 31, 1999 and the year ended March 31, 2000 as if the businesses had been acquired as of the beginning of the earliest period indicated. The pro forma summary gives effect to actual operating results prior to the acquisition, adjusted to include the pro forma effect of interest expense on the debt, amortization of the goodwill and income taxes. The pro forma summary does not reflect any benefits from economies that might be achieved from combining operations.

   Additionally, the pro forma summary does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations of the combined companies:

                                                       Eleven Months
                                                           Ended     Year Ended
                                                         March 31,    March 31,
                                                           1999         2000
                                                       ------------- -----------
                                                        (unaudited)  (unaudited)
   Net revenues.......................................   $114,988     $127,023
   Net income (loss)..................................   $ (6,616)    $  1,489

 Joint Venture

   On March 30, 1999, the Company invested $59 for a 50% interest in a joint venture with Indian Partners. The Company's equity in the loss of the joint venture has been included in the consolidated financial statements since the date of the investment.

                               WEIGH-TRONIX, LLC

                         (In Thousands of U.S. Dollars)


2. Summary of Significant Accounting Policies

 Principles of Consolidation

   The consolidated financial statements include the Company and all its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated. Investments in companies in which the Company has the ability to exercise significant influence, but not control, are accounted for by the equity method.

 Use of Estimates

   The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The most significant management estimates used in the financial statements are associated with the valuation of assets and liabilities related to acquisitions, the valuation of the fair value of the membership interests, the allowance for doubtful accounts, the reserve for slow-moving and obsolete inventory and the valuation allowance related to deferred tax assets.

 Cash and Cash Equivalents

   The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

 Inventories

   Inventories are stated at the lower of cost or market using the first-in, first out (FIFO) method. The Company provides an allowance for slow-moving and obsolete inventory based on market value, quantity on hand, historical sales and other factors related to the Company's underlying business.

 Property, Plant and Equipment

   Property, plant and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided on property, plant and equipment using the straight-line method over the estimated useful lives of the assets, as follows:

     Buildings...............................................           40 years
     Plant equipment.........................................         3-20 years
     Furniture, fixtures and office equipment................         2-15 years
     Vehicles................................................         4-10 years
     Leasehold improvements..................................  Shorter of useful life or lease term

   Maintenance and repair costs are charged to expense as incurred and renewals and improvements that extend the useful life of the assets are capitalized. When assets are sold, retired or otherwise disposed of, the cost of the asset and the related accumulated depreciation are removed from the respective accounts, and any gains or losses are included in other expense (income), net in the consolidated statements of operations.

                               WEIGH-TRONIX, LLC

                         (In Thousands of U.S. Dollars)


 Income Taxes

   Weigh-Tronix, LLC is a limited liability company and thus is not directly subject to U.S. federal or state income taxes. The individual members are responsible for paying U.S. federal and state income taxes on their respective interests in the Company's U.S. taxable income.
   The subsidiaries' income taxes are calculated in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities.

 Intangibles

   Intangibles are comprised of goodwill, which represents the excess of cost over the fair value of tangible net assets and other identifiable intangible assets acquired and are amortized on a straight-line basis over their estimated useful lives as follows:

                                                Useful Lives March 31, March 31,
                                                  (Years)      1999      2000
                                                ------------ --------- ---------
Goodwill.......................................     5-30      $ 8,122   $10,236
Know-how.......................................      25         4,900     4,900
Workforce......................................      8          4,200     4,200
Customer relationships.........................      10         3,000     3,000
                                                              -------   -------
                                                               20,222    22,336
Less: accumulated amortization.................                  (937)   (2,496)
                                                              -------   -------
                                                              $19,285   $19,840
                                                              =======   =======

 Impairment of Long-Lived Assets

   The Company periodically reviews long-lived assets, principally property, plant and equipment, goodwill and other identifiable intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such an asset, measured at the lowest level for which there are identifiable cash flows, is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

 Deferred Financing Costs

   Costs related to obtaining debt financing are deferred and amortized to interest expense over the life of the related debt.

                               WEIGH-TRONIX, LLC

                         (In Thousands of U.S. Dollars)


 Foreign Currency Translation

   The balance sheet accounts of foreign operations are translated from foreign currencies into U.S. dollars at year end exchange rates; income and expenses are translated at the weighted average exchange rates for the year; and elements of members' equity are translated at historical rates. The Company's subsidiaries' local currencies are also their functional currencies.

   Adjustments resulting from the translation of the foreign operations' financial statements are included as a component of other comprehensive income in the accompanying consolidated financial statements. Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the entity's functional currency) are included as a component of operating income.

 Revenue Recognition

   Revenue from product sales, net of trade discounts and allowances, is recognized at the time the product is shipped or upon installation when the Company has a contractual commitment to install its products. Provisions are established for estimated costs that may be incurred for product warranties. Revenue from services is recognized as the related services are performed. Revenue related to sales of extended term maintenance agreements is deferred and recognized ratably over the contractual term of the arrangement. Service revenue includes the sale of replacement parts.

   In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 summarizes the staff's interpretations of the application of generally accepted accounting principles to revenue recognition. The Company is in compliance with the requirements of revenue recognition as prescribed by SAB 101.

 Advertising

   Advertising costs are expensed as incurred and amounted to $716 and $1,500 for the eleven months ended March 31, 1999 and the year ended March 31, 2000, respectively.

 Research and Development

   Internal research and development costs are expensed as incurred. Research and development expense for the eleven months ended March 31, 1999 and the year ended March 31, 2000 was $1,248 and $1,488, respectively.

 Comprehensive Income

   Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), requires the reporting of comprehensive income in addition to net income. Comprehensive income is composed of both net income and other comprehensive income, with other comprehensive income including charges or credits to equity that are not the result of transactions with the owners such as foreign currency translation adjustments. Deferred U.S. income taxes have not been provided on the cumulative translation adjustment component of other comprehensive income (loss) due to management's decision to permanently reinvest those earnings. The Company reports accumulated other comprehensive loss and comprehensive income (loss) in its statements of changes in members' equity in the accompanying consolidated financial statements.

                               WEIGH-TRONIX, LLC

                         (In Thousands of U.S. Dollars)


 Impact of New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 requires that all derivative instruments be recognized as either assets or liabilities on the balance sheet at fair value. Changes in the fair value of derivatives (gains or losses) are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS 133" ("SFAS 137"). SFAS 137 changed the effective date of SFAS 133 to all fiscal quarters for all fiscal years beginning after June 15, 2000. As a result, SFAS 133 will be effective for the Company on April 1, 2001. The Company is currently assessing the impact of this standard.

 Off-Balance-Sheet Foreign Exchange Risk

   The Company has significant foreign operations and conducts business in various foreign currencies. The Company uses a number of derivative financial instruments, mainly foreign currency forward contracts and interest rate swaps, as a means of hedging exposure to foreign currency risks and interest rate fluctuations, respectively. It is the Company's practice to periodically buy foreign currency forward contracts. Exchange differences arising during the contract term are marked to market and are included in other (income) expense in the accompanying consolidated statements of operations. The Company regularly monitors its foreign currency exposures and ensures that hedge contract amounts do not exceed the amounts of the underlying exposures.

   At March 31, 1999 and March 31, 2000, the Company held foreign currency forward contracts with notional amounts totaling approximately (Pounds)1,507 ($2,500) and (Pounds)2,127 ($3,385), respectively. The majority of these contracts mature within 8 months of March 31, 2000.

 Off-Balance-Sheet Interest Rate Risk

   The Company uses interest rate swap agreements to partially manage interest rate risk on its variable rate debt portfolio. Interest rate swap agreements are entered into at the time the related variable rate debt is issued to convert the variable rate debt to fixed debt. The interest differential to be paid or received under the related interest rate swap agreements is recognized over the life of the related debt and is included in interest expense or income in the accompanying consolidated statements of operations. During the eleven months ended March 31, 1999 and the year ended March 31, 2000, interest expense increased $58 and $191, respectively, as a result of these agreements.

 Concentrations of Credit Risk

   In the United States, the Company sells primarily through a distributor network, while sales in the United Kingdom are made primarily through the use of both a direct sales force and a distributor network. No single customer accounted for 10% or more of revenues or accounts receivable as of and for the eleven months ended March 31, 1999 and the year ended March 31, 2000. Credit risk with respect to accounts receivable is generally diversified due to the number of entities comprising the Company's customer base and their dispersion across many different industries and geographic locations. The Company performs ongoing credit evaluations of its customers' financial condition, and requires collateral, such as letters of credit and bank guarantees, in certain circumstances.

                               WEIGH-TRONIX, LLC

                         (In Thousands of U.S. Dollars)


 Fair Value of Financial Instruments

   The carrying values of the Company's financial instruments, including accounts receivable, accounts payable and other accrued expenses, approximate their fair values due to their short maturities. The estimated fair values may not be representative of actual values of the financial instruments that could have been realized as of the period end or that will be realized in the future.

   The fair values associated with the foreign currency forward contracts have been estimated by valuing the net position of the contracts using the applicable forward rates as of the reporting dates. The fair value of the Company's foreign currency forward contracts at March 31, 1999 and March 31, 2000 is $2,432 and $3,274, respectively.

   The fair values of interest rate swaps are the amounts at which they could be settled and are estimated by obtaining quotes from brokers. At March 31, 1999 and March 31, 2000, the Company had interest rate swaps outstanding on current notional principal denominated in British pounds sterling of (Pounds)5,000 [$8,059] and (Pounds)5,000 [$7,957], respectively, with fair values of (Pounds)(141) [$(227)] and (Pounds)(11) [($17)], respectively. At March 31, 1999 and March 31, 2000, the Company had interest rate swaps outstanding on current notional principal denominated in U.S. dollars of $25,000 and $26,145, respectively, with fair values of $(287) and $601, respectively. The fair values represent the estimated amount the Company would have to pay to terminate the agreements.

                               WEIGH-TRONIX, LLC

                         (In Thousands of U.S. Dollars)


3. Selected Balance Sheet Information

                                                             March 31, March 31,
                                                               1999      2000
                                                             --------- ---------
Accounts Receivable
Accounts receivable consists of the following:
  Trade accounts receivable.................................  $22,159   $22,535
  Less allowance for doubtful accounts......................   (1,334)     (858)
                                                              -------   -------
                                                              $20,825   $21,677
                                                              =======   =======

                                                             March 31, March 31,
                                                               1999      2000
                                                             --------- ---------
Inventories
Inventories consists of the following:
  Raw materials.............................................  $ 7,622   $ 6,345
  Work in process...........................................    3,285     3,708
  Finished goods............................................    9,258    10,955
                                                              -------   -------
                                                              $20,165   $21,008
                                                              =======   =======

                                                             March 31, March 31,
                                                               1999      2000
                                                             --------- ---------
Property, Plant and Equipment
Property and equipment consists of the following:
  Land......................................................  $   930   $   754
  Buildings.................................................   13,002    12,324
  Plant equipment...........................................   10,262    12,022
  Furniture, fixtures and office equipment..................    2,973     4,031
  Vehicles..................................................      646       643
  Leasehold improvements....................................        2       613
  Construction in progress..................................      188        99
                                                              -------   -------
                                                               28,003    30,486
Less accumulated depreciation and amortization..............   (2,869)   (5,861)
                                                              -------   -------
                                                              $25,134   $24,625
                                                              =======   =======

                               WEIGH-TRONIX, LLC

                         (In Thousands of U.S. Dollars)


   Vehicles include approximately $112 and $118 held under capital leases at March 31, 1999 and March 31, 2000, respectively. Related accumulated amortization on those vehicles under capital leases was $16 and $57 at March 31, 1999 and March 31, 2000, respectively. Depreciation and amortization expense related to property, plant and equipment for the eleven months ended March 31, 1999 and the year ended March 31, 2000 was $2,923 and $3,249, respectively.

                                                             March 31, March 31,
                                                               1999      2000
                                                             --------- ---------
Accrued Expenses
Accrued expenses consisted of the following:
  Accrued payroll...........................................  $   860   $ 1,301
  Accrued other taxes.......................................    1,227     1,216
  Accrued income taxes......................................    1,740     1,564
  Accrued interest..........................................      911       778
  Accrued warranty..........................................    1,234     1,654
  Accrued commissions.......................................    1,323     1,347
  Other.....................................................    8,060     5,138
                                                              -------   -------
                                                              $15,355   $12,998
                                                              =======   =======

4. Members' Equity

 Membership Interests

   Membership interests are comprised of five classes of Members designated as Class A, Class B, Class C, Class D, and Class E Members. Each Member is entitled to vote on all matters with the number of votes corresponding to each Member's percentage interest.

   Special attributes of each class of Membership are as follows:

   Class A: Class A Members made initial capital contributions of $15,000 for which the Class in the aggregate is entitled to a 69.29% interest. Class A Members have priority as to distribution and liquidation. In the event a management member who is also a Class A holder is terminated from employment without cause or leaves for good reason, as defined in the membership agreement, the Member has the ability to put the interest to the Company at an amount equal to the Member's initial investment. Since the redemption of the Class A membership interests held by management members is at the option of the holder, the fair value of these Class A membership interests are presented as a mandatorily redeemable obligation in the accompanying consolidated balance sheets. During the year ended March 31, 2000, a new Class A Member made an initial contribution of $239.

   Class B: Class B membership interests were allocated to management who made no initial capital contribution for the interests; Class B Members are entitled to a 4.25% interest in the aggregate. The $631 fair value of the Class B membership interests at the date of inception was charged to expense as the interests were fully vested with no future service requirements.

   Class C: Class C membership interests equal to 6.46% of total initial membership interests were issued to the lender of the senior subordinated term notes. Class C Members made no initial capital contribution. The fair value of the Class C membership interest at date of issuance was considered debt discount. The holder of the

                               WEIGH-TRONIX, LLC

                         (In Thousands of U.S. Dollars)

Class C membership interest may at any time, within 180 days after December 31, 2005, put the interest to the Company at fair market value if the Company has not consummated a liquidity event. A liquidity event consists of a public offering, the sale of all or substantially all of the assets of the Company or a transaction that results in a change of control. Because the redemption of the Class C membership interest is at the option of the holder, the fair value of the Class C membership interest is presented as a mandatorily redeemable obligation in the accompanying consolidated balance sheets; increases in fair value are charged to additional paid-in-capital.

   Class D: Class D membership interests comprising 5% in the aggregate of initial membership interests have been allocated to members of management. Class D Members made no initial capital contribution. The Class D membership interests are subject to forfeiture if the management members cease to be employees of the Company prior to the fourth anniversary of employment. On each of the first through fourth such anniversaries on which a Class D Member remains an employee, 25% of the Class D interest is released from being subject to forfeiture. The Class D membership interests are a fixed compensation equity plan and as such the fair value at date of issuance ($741) is being recognized as compensation expense over the four-year vesting period of the arrangement.

   Class E: Class E membership interests comprising 15% in the aggregate of initial membership interests have been allocated to members of management. Class E Members made no initial capital contribution. The Class E membership interests are subject to forfeiture if the Company does not achieve defined performance criteria for earnings before interest, income taxes, depreciation and amortization ("EBITDA") in the initial five years of the Company's operations. The Class E membership interests are a variable equity compensation plan. Compensation expense is recognized equal to the fair value of the Class E interests at the date the performance criteria are met or at the date it becomes probable that they will be met. During the eleven months ended March 31, 1999, one-fifth of the Class E membership interests representing 3% of the aggregate equity of the Company were vested by the Board of Directors. As a result, $294 of compensation expense was recognized as the fair value of the equity grant. No additional expense was recorded for the year ended March 31, 2000 as performance targets were not achieved.

   Rights in Distributions and Liquidation: Class A Members are entitled to priority as to distributions and in the event of liquidation until the Class A Members recover their initial capital contribution.

                               WEIGH-TRONIX, LLC

                         (In Thousands of U.S. Dollars)


5. Long-Term Debt

   Long-term debt consists of the following:

                                                            March 31, March 31,
                                                              1999      2000
                                                            --------- ---------
U.K. senior revolving note, denominated in British Pounds
Sterling. Interest is payable quarterly at the London
Interbank Market (LIBOR) rate plus a margin rate and an
additional rate based on a reserve asset ratio. The margin
rate is based on the Company's leverage ratio and the
reserve asset ratio is calculated by the Bank of England
and ranged from .0091% to .0625% during the year ended
March 31, 2000. As of March 31, 1999 and March 31, 2000,
the interest rate was 8.06% and 8.08%, respectively.
Outstanding principal is due in May 2003..................   $13,858   $12,730

U.S. senior revolving note, with maximum borrowings of
$30,000 including amounts outstanding under the U.K.
senior revolving note. Interest is payable quarterly, for
base rate loans, or on the applicable Euro maturity date
for Eurocurrency rate loans, at the Company's option,
either at the base rate determined by the lender plus
1.25% or the Eurocurrency rate plus 2.5%. The interest
rate was 7.5% and 8.13% as of March 31, 1999 and March 31,
2000, respectively. Outstanding principal is due in May
2003......................................................       600     6,000

U.S. senior term note A: Interest is payable quarterly or
on the applicable Euro maturity date for Eurocurrency rate
loans, at the Company's option, either at a base rate
determined by the lender plus 1.25% or the Eurocurrency
rate plus 2.5%. Principal is payable in 20 quarterly
installments of $188 for quarters ended June 1998 through
March 1999, $625 for quarters ended June 1999, $525 for
quarters ended March 2000, $631 for quarters ending June
2000 through March 2001, $841 for quarters ending June
2001 through March 2002 and $999 for quarters ending June
2002 through December 2002 and for the period ending
May 1, 2003...............................................    14,250     9,884

U.S. senior term note B: Interest is payable quarterly or
on the applicable Euro maturity date similar to the U.S.
senior term note A, except that the interest is the base
rate plus 1.5% or the Eurocurrency rate plus 2.75%.
Principal is payable in 28 quarterly installments of $43
for quarters ended June 1998 through June 1999, $36 for
quarters ending September 1999 through March 2003 and
$1,263 for quarters ending June 2003 through December 2004
and for the period ending May 1, 2005.....................    12,703    10,541
U.S. 12% senior subordinated term notes: Interest is
payable semi-annually commencing November 1, 1998 and the
principal is payable in May 2005 and May 2006, subject to
adjustment as described in the notes thereto..............    15,000    15,000
                                                             -------   -------
                                                              58,508    55,895
Less current portion......................................    (7,207)   (2,692)
                                                             -------   -------
                                                             $51,301   $53,203
                                                             =======   =======

Canadian senior term note B: Interest is payable quarterly
or on the Euro maturity date similar to U.S. senior term
note B. Principal is payable in 28 quarterly installments
of $7 for quarters ended June 1998 through June 1999, $6
for quarters ending September 1999 through March 2003 and
$207 for quarters ending June 2003 through December 2004
and for the period ending May 1, 2005.....................     2,097     1,740

                               WEIGH-TRONIX, LLC

                         (In Thousands of U.S. Dollars)

   The U.S. and U.K. senior revolving notes and the U.S. and Canadian senior term notes (the "Senior Debt") are pursuant to credit agreements dated May 1, 1998 (the "Senior Loan Agreements") with the same lender. Under the Senior Loan Agreements, all amounts due are collateralized by substantially all tangible and intangible assets of the Company. The Senior Loan Agreements stipulate mandatory repayments in the event of certain circumstances such as cash proceeds from the sale of assets, insurance claims and certain equity issuances. Also, the Company is subject to annual mandatory prepayments based on the Company's Consolidated Excess Cash Flow (as defined in the Senior Loan Agreements) for the previous fiscal year. These prepayments are applied to the U.S. and Canadian senior term notes and are due within ninety-five days after the Company's fiscal year-end. The Company paid approximately $4,507 in July 1999 based on the Company's fiscal 1999 Consolidated Excess Cash Flow. The Senior Debt is also subject to an unused line fee, which is payable quarterly. The Company does not have to make a mandatory prepayment based on its Consolidated Excess Cash Flow for the year ended March 31, 2000 since the Senior Debt was retired early. See Note 12--Subsequent Events.

   The interest rate for the U.S. senior revolving note ranged from 7.44% to 9.5% during fiscal 1999 and from 7.25% to 8.13% during fiscal 2000. The interest rate for the U.K. senior revolving note ranged from 8.06% to 10.17% during fiscal 1999 and from 7.18% to 8.19% during fiscal 2000. The interest rate for the U.S. senior term note A ranged from 7.44% to 7.94% during fiscal 1999 and from 7.31% to 8.13% during fiscal 2000. The interest rates for the U.S. and Canadian senior term notes B ranged from 7.69% to 8.19% during fiscal 1999 and from 7.56% to 8.38% during fiscal 2000.

   The Company had outstanding letters of credit and guarantees amounting to approximately $2,347 and $2,620 as of March 31, 1999 and March 31, 2000, respectively.

   On May 1, 1998, the Company entered into a second borrowing agreement (the "Senior Subordinated Agreement") for $15,000 of senior subordinated term notes (the "12% Senior Subordinated Notes") due May 1, 2005 and 2006. The 12% Senior Subordinated Notes are collateralized by certain equity interests in the Company. Such borrowings are subordinated to borrowings under the Senior Loan Agreements pursuant to a Subordination and Intercreditor Agreement between each of the lenders. In connection with this agreement, the lender became the holder of the Class C membership interests.

   On May 1, 2005, the Company must pay an amount equal to the lessor of $7,500 or the principal amount of the 12% Senior Subordinated Notes then outstanding. The remainder of the principal is due on May 1, 2006. Also, in the event of a Change of Control (as defined in the Senior Subordinated Agreement), the 12% Senior Subordinated Notes, with accrued interest and a premium, as calculated and defined in the Senior Subordinated Agreement, become payable, at the option of the lender. On June 13, 2000, a portion of the proceeds from the Senior Credit Agreement and the Notes (both the Senior Credit Agreement and the Notes are defined and discussed in Note 12--Subsequent Events) was used to fund the redemption of all the 12% Senior Subordinated Notes. The Company paid a pre-payment penalty fee of $1,044 in connection with the early redemption.

   The Senior Loan Agreements and the Senior Subordinated Agreement have various affirmative and negative covenants that limit, among other things, subject to certain exceptions, indebtedness, liens, transactions with affiliates, investments, mergers, consolidations and dissolutions, sale of assets, distributions and restricted payments and certain other business activities. The Senior Loan Agreements require the Company to meet certain minimum net worth and maximum capital expenditure limits, as well as, certain leverage, interest coverage and fixed charge coverage ratios. The Company was in compliance with all covenants for the eleven months ended March 31, 1999 and the year ended March 31, 2000.

                               WEIGH-TRONIX, LLC

                         (In Thousands of U.S. Dollars)


6. Employee Savings and Profit Sharing Plan

   Weigh-Tronix, Inc. maintains a defined contribution 401(k) plan which covers eligible employees who have worked at least 30 days. The plan allows eligible participants to voluntarily contribute up to 20% of their compensation subject to certain Internal Revenue Code limitations. Weigh-Tronix, Inc. matches a percentage of employee contributions to the plan and additional profit sharing contributions are made at the discretion of the Board of Directors. Total Weigh-Tronix, Inc. matching contributions to the plan were $585 for the eleven months ended March 31, 1999 and $644 for the year ended March 31, 2000. There were no discretionary contributions made during the eleven months ended March 31, 1999 and the year ended March 31, 2000.

   On May 1, 1998, the Company established a defined contribution plan for employees of Weigh-Tronix Canada, ULC. The Company matches 100% of employee contributions up to 4% of their annual gross salary subject to certain limitations. Total Weigh-Tronix Canada, ULC matching contributions to the plan were $86 and $102 for the eleven months ended March 31, 1999 and the year ended March 31, 2000, respectively.

   During the year ended March 31, 1999, Salter Weigh-Tronix Pty Ltd. established a defined contribution plan for its employees to which it contributes between 7% and 8% of the participants' eligible salary. Contributions to the plan for the eleven months ended March 31, 1999 and the year ended March 31, 2000 were $36 and $37, respectively.

   In April 1999, Salter Weigh-Tronix Limited and Salter Housewares Limited established a defined contribution plan to which they contribute between 3% and 7.5% of eligible salary, depending on the age of the employee. Salter Weigh-Tronix Limited and Salter Housewares Limited made contributions of $492 and $121, respectively, for the eleven months ended March 31, 1999 and $294 and $98, respectively, for the year ended March 31, 2000.

7. Income Taxes

   Income (loss) before provision for income taxes consists of the following:

                                                         Eleven Months   Year
                                                             Ended       Ended
                                                           March 31,   March 31,
                                                             1999        2000
                                                         ------------- ---------
      Domestic..........................................    $(5,790)    $  145
      Foreign...........................................      1,179      2,781
                                                            -------     ------
      Total.............................................    $(4,611)    $2,926
                                                            =======     ======

                               WEIGH-TRONIX, LLC

                         (In Thousands of U.S. Dollars)

   The provision (benefit) for income taxes consists of the following:

                                                        Eleven Months
                                                            Ended     Year Ended
                                                          March 31,   March 31,
                                                            1999         2000
                                                        ------------- ----------
   Current:
     Federal...........................................    $  --        $  --
     State.............................................       124            6
     Foreign...........................................     1,615        1,151
                                                           ------       ------
                                                            1,739        1,157
                                                           ------       ------
   Deferred:
     Federal...........................................       --           --
     State.............................................       --           --
     Foreign...........................................      (184)         159
                                                           ------       ------
                                                             (184)         159
                                                           ------       ------
                                                           $1,555       $1,316
                                                           ======       ======

   The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at March 31, 1999 and March 31, 2000 are as follows:

                                                           March 31, March 31,
                                                             1999      2000
                                                           --------- ---------
   Deferred income tax assets and (liabilities):
    Allowance for doubtful accounts.......................  $   262   $   134
    Reserve for obsolete and slow-moving inventory........      967       949
    Accrued expenses......................................    1,711       705
    Other.................................................      655       310
                                                            -------   -------
     Total gross current deferred income tax assets.......    3,595     2,098
     Less valuation allowance.............................   (2,385)   (1,201)
                                                            -------   -------
     Net current deferred income tax assets...............  $ 1,210   $   897
                                                            =======   =======
   Net operating loss carryforwards.......................  $    96   $ 1,205
   Depreciation on property, plant and equipment..........      (75)      (59)
   Amortization of deductible goodwill....................      (58)      (38)
   Amortization of intangible assets......................     (774)     (656)
                                                            -------   -------
     Total gross long-term deferred income tax assets
      (liabilities).......................................     (811)      452
     Less valuation allowance.............................      (96)   (1,205)
                                                            -------   -------
     Net long-term deferred tax income liabilities........  $  (907)  $  (753)
                                                            =======   =======

                               WEIGH-TRONIX, LLC

                         (In Thousands of U.S. Dollars)

   As of March 31, 1999 and March 31, 2000, the Company had U.S. federal and state net operating loss carryforwards of approximately $91 and $2,436, respectively. The Company also has foreign net operating loss carryforwards as of March 31, 1999 and March 31, 2000 of $171 and $798, respectively. The U.S. federal net operating loss carryforwards begin to expire in 2019. The foreign net operating loss carryforwards begin to expire in 2006. As of March 31, 1999 and March 31, 2000, the Company had $5,844 and $3,160, respectively, of deductible U.S. temporary differences that can offset future years' taxable income. A valuation allowance has been established for the tax benefits of all net operating loss carryforwards and net U.S. deductible temporary differences as the Company's operating results do not presently support an assertion that ultimate realization is more likely than not.

   The accumulated deficit at March 31, 1999 and March 31, 2000 includes undistributed earnings of $769 and $1,990, respectively, of certain foreign subsidiaries which are not subject to additional foreign income tax nor considered to be subject to U.S. income taxes unless remitted as dividends. The Company intends to permanently reinvest these undistributed earnings; accordingly, no provision has been made for U.S. taxes on such earnings.

   The effective tax rate varies from the United States federal statutory rate for the eleven months ended March 31, 1999 and the year ended March 31, 2000 principally due to the following:

                                                         Eleven Months   Year
                                                             Ended       Ended
                                                           March 31,   March 31,
                                                             1999        2000
                                                         ------------- ---------
Taxes computed at U.S. federal statutory rate...........     (34.0)%     34.0 %
State income tax, net of federal benefit................      (7.4)       0.2
Increase (decrease) in valuation allowance..............      53.8       (2.7)
Permanent differences...................................      23.7       13.4
Foreign income taxes....................................      (2.4)       0.0
                                                             -----       ----
Effective tax rate......................................      33.7 %     44.9 %
                                                             =====       ====

8. Related Party Transactions

   The Company has a management services agreement with Berkshire Investors, LLC ("Berkshire"), which is a Class A Member of the Company. Under the terms of the agreement, Berkshire provides management and advisory services to the Company for an annual fee of $200. The fee charged was $183 and $200 for the eleven months ended March 31, 1999 and for the year ended March 31, 2000, respectively.

   The subscription note receivable of $75 is due from a Member of the Company and is repayable on demand. Interest accrues on the note at a rate of 7% per annum. The note is included as a reduction in Members' Equity in the accompanying consolidated balance sheets.

   Included within prepaid expenses and other current assets as of March 31, 1999 and March 31, 2000 is an amount of $79 due from a Member of the Company. The loan is repayable in installments and bears no interest.

                               WEIGH-TRONIX, LLC

                         (In Thousands of U.S. Dollars)


9.  Commitments and Contingencies

 Lease commitments

   The Company has certain operating and capital lease agreements for its manufacturing, warehousing and office facilities, office equipment and vehicles.

   Future minimum lease payments for lease obligations at March 31, 2000 are as follows:

                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
     2001.....................................................  $ 53    $2,078
     2002.....................................................    40     1,597
     2003.....................................................    12     1,005
     2004.....................................................   --        714
     2005.....................................................   --        601
     Thereafter...............................................   --      2,131
                                                                ----    ------
     Total minimum lease payments.............................  $105    $8,126
                                                                        ======
     Less amounts representing interest.......................   (11)
                                                                ----
     Present value of future minimum lease payments...........    94
     Less current portion.....................................   (50)
                                                                ----
                                                                $ 44
                                                                ====

   Total rent expense under all operating lease agreements was $1,465 and $1,744 for the eleven months ended March 31, 1999 and for the year ended March 31, 2000, respectively.

 Litigation

   Certain claims, suits and complaints associated with the ordinary course of business are pending or may arise against the Company, including all of its direct and indirect subsidiaries. In the opinion of management, all matters are adequately covered by insurance or, if not covered, are without merit or are of such kind, or involve such amounts as would not have a material effect on the consolidated financial position, results of operations and cash flows of the Company if disposed of unfavorably.

10. Segment Information

   Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") establishes standards for the reporting of information about operating segments in annual and interim financial statements. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker(s) in deciding how to allocate resources and in assessing performance. SFAS 131 also requires disclosures about products and services, geographic areas and major customers.

   The Company is organized for management purposes into three reportable business segments: the North American Industrial division, the European Industrial division and the Consumer division. The Company's reportable business segments are managed separately based on differences in their products and operations.

   The North American Industrial division manufactures and markets industrial, agricultural and postal weighing systems as well as force measurement products throughout the United States and Canada. These products, which are primarily electronic in nature, are manufactured at three facilities located in Fairmont,

                               WEIGH-TRONIX, LLC

                         (In Thousands of U.S. Dollars)

Minnesota, Santa Rosa, California and Montreal, Canada. The industrial products manufactured by Fairmont and Santa Rosa are sold through a network of distributors who maintain their own aftermarket service centers. However, distribution and service sales in Canada are primarily operated through an internal sales and service force.

   The European Industrial division manufactures and sells industrial scales in the United Kingdom as well as distributing specific models of electronic scales that have been manufactured by the North American Industrial division. In addition to the range of electronic scales, the European Industrial division also manufactures mechanical scales at its location in West Bromwich, United Kingdom. Most sales are made directly to the end user, with a large percentage being after sales service, which are administered through twelve Company owned service centers strategically located throughout the United Kingdom.

   The Consumer division distributes residential scales to the retail sector primarily in the United Kingdom and the United States. These residential scales include consumer scale products used in kitchens and bathrooms.

   Certain responsibilities are maintained at the Company's corporate headquarters (Corporate), located in the United States, and in certain non-operating companies located in the Netherlands (Other). These activities include management of the Company's debt and related net interest expense, cash, equity method investments and also general corporate oversight.

   The Company evaluates performance and allocates resources based on operating income. The reporting segments follow the same accounting policies as Weigh-Tronix, LLC's consolidated financial statements as described in Note 2--Summary of Significant Accounting Policies. Following is a tabulation of the business segment information for each of the periods presented.

                               WEIGH-TRONIX, LLC

                         (In Thousands of U.S. Dollars)


                            North
                           American   European            Corporate  Inter-
                          Industrial Industrial Consumer  and Other Segment    Total
                          ---------- ---------- --------  --------- --------  --------
Eleven months ended
 March 31, 1999.........
External product sales..   $50,856    $16,705   $19,007    $   --   $    --   $ 86,568
External service sales..    12,265     11,345       --         --        --     23,610
                           -------    -------   -------    -------  --------  --------
Total external sales....   $63,121    $28,050   $19,007    $   --   $    --   $110,178
                           =======    =======   =======    =======  ========  ========
Intersegment sales......   $ 2,284    $    87   $   --     $   --   $    --   $  2,371
Gross profit............   $15,137    $ 9,371   $ 4,208                       $ 28,716
Depreciation and
 amortization...........   $ 2,426    $ 1,087   $   347    $   --   $    --   $  3,860
Operating income
 (loss).................   $(1,240)   $ 3,342   $   496    $(1,108) $    --   $  1,490
Interest expense........       281         43        25      5,583       --      5,932
Interest income.........        (9)       --        --         --        --         (9)
Other expense, net......       167         11       --         --        --        178
Provision for income
 taxes..................       124      1,212       219        --        --      1,555
                           -------    -------   -------    -------  --------  --------
Net income (loss).......   $(1,803)   $ 2,076   $   252    $(6,691) $    --   $ (6,166)
                           =======    =======   =======    =======  ========  ========
Year ended March 31,
 2000...................
External product sales..   $57,653    $18,170   $22,748    $   --   $    --   $ 98,571
External service sales..    14,794     12,762       --         --        --     27,556
                           -------    -------   -------    -------  --------  --------
Total external sales....   $72,447    $30,932   $22,748    $   --   $    --   $126,127
                           =======    =======   =======    =======  ========  ========
Intersegment sales......   $ 2,366    $    72   $   --     $   --   $    --   $  2,438
Gross profit............   $24,468    $ 9,916   $ 6,870    $   --   $    --   $ 41,254
Depreciation and
 amortization...........   $ 2,829    $ 1,520   $   418    $    97            $  4,864
Operating income
 (loss).................   $ 7,493    $ 1,120   $ 1,963    $(2,248) $    --   $  8,328
Interest expense........     4,307        771       293        649       --      6,020
Interest income.........      (268)       (43)      (16)        (2)      --       (329)
Other expense (income),
 net....................      (268)        39      (112)        14       --       (327)
Equity in loss of
 unconsolidated
 joint venture..........       --         --        --          38       --         38
Provision for income
 taxes..................       326        385       595         10       --      1,316
                           -------    -------   -------    -------  --------  --------
Net income (loss).......   $ 3,396    $   (32)  $ 1,203    $(2,957) $    --   $  1,610
                           =======    =======   =======    =======  ========  ========
March 31, 1999..........
Long-lived assets.......   $28,181    $10,894   $ 3,758    $ 3,719  $    --   $ 46,552
Total assets............   $62,855    $25,318   $13,188    $89,139  $(96,445) $ 94,055
March 31, 2000..........
Long-lived assets.......   $27,093    $12,271   $ 3,411    $ 3,386  $    --   $ 46,161
Total assets............   $65,934    $26,363   $14,048    $87,117  $(98,255) $ 95,207
Eleven months ended
 March 31, 1999.........
Capital expenditures....   $ 1,356    $   858   $    83    $    59  $    --   $  2,356
Year ended March 31,
 2000...................
Capital expenditures....   $ 1,786    $   696   $   249    $     5  $    --   $  2,736

                               WEIGH-TRONIX, LLC

                         (In Thousands of U.S. Dollars)


   Net sales by customer location for the eleven months ended March 31, 1999 and for the year ended March 31, 2000 were as follows:

                                                          Eleven months   Year
                                                              ended      ended
                                                            March 31,    March
                                                              1999      31, 2000
                                                          ------------- --------
   Net sales:
     United States.......................................   $ 53,149    $ 59,674
     United Kingdom......................................     33,996      37,911
     Canada..............................................      8,933      11,607
     Australia...........................................      2,612       2,746
     Other...............................................     11,488      14,189
                                                            --------    --------
                                                            $110,178    $126,127
                                                            ========    ========

   Long-lived assets by location as of March 31, 1999 and March 31, 2000 were as follows:

                                                            March 31,    March
                                                              1999      31, 2000
                                                          ------------- --------
   Long-lived assets:
     United States.......................................   $ 29,286    $ 27,736
     United Kingdom......................................     16,384      17,192
     Canada..............................................        162         440
     Australia...........................................        396         484
     Other...............................................        324         309
                                                            --------    --------
                                                            $ 46,552    $ 46,161
                                                            ========    ========

11. Supplemental Financial Information

                                           Additions
                                     ---------------------
                          Balance at Charged to Charged to            Balance at
                          Beginning  Costs and    Other                 End of
Description               of Period   Expenses   Accounts  Deductions   Period
-----------               ---------- ---------- ---------- ---------- ----------
Allowance for doubtful
 accounts:
Year ended March 31,
 2000...................    $1,334     $   34      $ 50     $  (560)    $  858
Eleven months ended
 March 31, 1999.........    $1,353     $  379      $--      $  (398)    $1,334
Deferred tax asset valu-
 ation allowance:
Year ended March 31,
 2000...................    $2,481     $  --       $--      $   (75)    $2,406
Eleven months ended
 March 31, 1999.........    $  --      $2,481      $--      $   --      $2,481
Inventory reserve for
 obsolescence:
Year ended March 31,
 2000...................    $5,197     $  194      $--      $(1,732)    $3,659
Eleven months ended
 March 31, 1999.........    $6,038     $  325      $--      $(1,166)    $5,197

                               WEIGH-TRONIX, LLC

                         (In Thousands of U.S. Dollars)


12. Subsequent Events

 Acquisition

   On June 13, 2000, Weigh-Tronix UK Limited, a subsidiary of the Company, and Marconi Corporation plc completed the acquisition of all the issued share capital of GEC Avery International Limited and Maatschappij van Berkel's Patent BV (collectively, "Avery Berkel") (the "Avery Berkel Acquisition"). The purchase price was 105.0 million (approximately $157.5 million), subject to post-closing adjustments, payable in cash, together with warrants valued at approximately $1.2 million to subscribe for 5% of the fully diluted ownership interests of Weigh-Tronix, LLC. Avery Berkel is a leading manufacturer, distributor and servicer of industrial and food retail weighing systems and other food processing equipment. The Avery Berkel Acquisition was financed by the issuance of (Euro)100.0 million of 12.5% Senior Subordinated Notes due June 1, 2010, a new Senior Credit Agreement and the issuance of additional membership interests of $40.2 million to existing and new Members of the Company.

 Issuance of the Notes

   On June 13, 2000, a subsidiary of the Company (the "Issuer") issued
(Euro)100.0 million of 12.5% Senior Subordinated Notes due June 1, 2010 (the "Notes") in a private transaction pursuant to a note indenture (the "Notes Indenture"). The Notes Indenture provides for the registration of the Notes on Form S-4 with the United States Securities and Exchange Commission within ninety days of the Avery Berkel Acquisition.

   Interest is calculated on the basis of a 360-day year comprised of twelve 30-day months. Interest is payable semi-annually in arrears on each June 1 and December 1, commencing on December 1, 2000.

   The Notes are subordinated in right of payment to all current and future senior debt, which includes the Senior Credit Agreement discussed below. The Notes will rank pari passu in right of payment with all other Senior Subordinated Debt of the Issuer issued in the future, if any, and senior in right of payment to all subordinated indebtedness of the Issuer issued in the future, if any.

   The holders of the Notes have the right to require the Issuer to repurchase all or any part of the Notes upon a Change of Control, as defined in the Notes Indenture. Also, if the Company has "excess proceeds" of more than $5.0 million, as defined in the Notes Indenture, the Company is required to make an offer to all holders of the Notes to purchase the maximum principal amount of Notes that may be purchased with the excess proceeds at an offer price in cash of an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest.

   The Notes Indenture contains a number of covenants that limit, among other things, dividend payments, certain types of investments, incurrence of indebtedness and issuance of preferred stock, issuance and sale of capital stock of restricted subsidiaries, liens, merger, consolidation or sale of assets, transactions with affiliates, sale and leaseback transactions, additional guarantees and certain business activities.

 Senior Credit Agreement

   In connection with the Avery Berkel Acquisition, certain subsidiaries of the Company entered into a Senior Credit Agreement with certain lenders. The Senior Credit Agreement is comprised of $120.0 million of Term Loan and Revolving Credit Facilities, including a $30.0 million Tranche A Term Loan Facility, a $40.0 million Tranche B Term Loan Facility and a $50.0 million Revolving Credit Facility. The Tranche A Term Loan Facility is payable over 5 years, with the final repayment on June 30, 2005. The Tranche B Term Loan Facility is repayable over 7 years, with the final repayment on June 30, 2007. The commitment on the Revolving Credit Facility terminates on June 30, 2005 and amounts drawn down under the Revolving Credit

                               WEIGH-TRONIX, LLC

                         (In Thousands of U.S. Dollars)

Facility must be fully repaid by that date. The Revolving Credit Facility is subject to a borrowing base as defined in the Senior Credit Agreement based on specified percentages of eligible inventory and accounts receivable. The proceeds of the Senior Credit Agreement were used to pay back certain indebtedness of the Company and to finance a portion of the Avery Berkel Acquisition, including related fees and expenses.

   The Tranche A Term Loan Facility and the Revolving Credit Facility bear interest at a rate equal to, in the case of loans denominated in U.S. dollars, sterling and euro, LIBOR plus 3.25% or, in the case of loans denominated in U.S. dollars, a base rate plus 2.25%. The Tranche B Term Loan Facility bears interest at a rate equal to, in the case of loans denominated in U.S. dollars and sterling, LIBOR plus 3.75% or, in the case of loans denominated in U.S. dollars, a base rate plus 2.75%. The margins over LIBOR and the base rate will be subject to adjustment on December 13, 2000 based on the achievement of certain financial ratios.

   A commitment fee is calculated at a rate equal to 0.50% of the daily average undrawn amount of the Revolving Credit Facility and is payable quarterly in arrears. The commitment fee is also subject to adjustment on December 13, 2000 based on the achievement of certain financial ratios.

   The Senior Credit Agreement provides for mandatory prepayments including: 1) 100% of the net proceeds of certain asset sales and insurance claims; 2) 100% of the net proceeds of any sale or issuance of equity (other than equity provided by existing shareholders of the Company) or incurrence of certain indebtedness by the Company or any of its subsidiaries; and 3) an amount equal to 75% of available "excess cash flows, as defined in the Senior Credit Agreement, in any fiscal year. Such prepayments will be applied to the Tranche A Term Loan Facility and the Trance B Term Loan Facility ratably.

   The Senior Credit Agreement contains a number of operating and financial covenants that limit, among other things, amalgamations and changes in business, assets sales and disposals, indebtedness and other liabilities, liens, guarantees and other contingent liabilities, investments, loans and advances, dividends and other distributions and payments with respect to capital stock, optional payments and modifications with respect to the Notes and other debt instruments, transactions with affiliates, sale and leasebacks, changes in the passive holding structure of Weigh-Tronix, LLC, changes in lines of business, permitted hedging activities, changes in fiscal periods, negative pledge causes, restrictions on subsidiary distributions and amendments to Avery Berkel acquisition documents. Also, the Senior Credit Agreement contains a number of operating and financial covenants, including, without limitation, requirements to maintain minimum ratios of EBITDA to interest expense and EBITDA to fixed charges; maximum ratios of total indebtedness to EBITDA; minimum tangible net worth; and limitations on capital expenditures.

   The non-current portion of the Senior Credit Agreement matures as follows:

   2001................................................................. $ 1,350
   2002.................................................................   3,000
   2003.................................................................   4,525
   2004.................................................................   6,025
   2005.................................................................  13,225
   Thereafter...........................................................  70,875
                                                                         -------
                                                                         $99,000
                                                                         =======

                               WEIGH-TRONIX, LLC

                         (In Thousands of U.S. Dollars)


 Redemption of the Senior Debt and the 12% Senior Subordinated Notes due May 1, 2005 and 2006

   On June 13, 2000, a portion of the proceeds from the Senior Credit Agreement and the Notes was used to fund the redemption of all outstanding Senior Debt under the Senior Credit Agreement that was in place at March 31, 2000 and the 12% Senior Subordinated Notes. The Company paid a pre-payment penalty fee of $1,044 in connection with the early redemption of the 12% Senior Subordinated Notes. Also, the Company will record an extraordinary loss in fiscal 2001 of approximately $1,594, which represents the unamortized deferred financing costs of the Senior Debt and the 12% Senior Subordinated Notes on June 13, 2000.

 Preferred Member Interest

   In connection with the Avery Berkel Acquisition on June 13, 2000, the Company issued a (Pounds)10.0 million liquidation preference exchangeable preferred membership interest (hereafter referred to as "Preferred Member Interest") pursuant to the Subscription Agreement (the "Subscription Agreement") between the Company, the Issuer of the Notes and Marconi Corporation plc. The Subscription Agreement was a private transaction not subject to the registration requirements of the Securities Act of 1933 or 1934. The holder of the Preferred Member Interest is entitled to dividends at a rate per annum equal to 12.0% through and including June 1, 2005, 15.0% from June 2, 2005 through and including December 1, 2005, and thereafter increasing by fifty basis points at the beginning of each subsequent six month period up to a maximum rate of 18.0%, in each case calculated on liquidation preference per Preferred Member Interest. Dividends are cumulative and payable annually on each June 1, commencing on June 1, 2001.

   At any time subsequent to the first anniversary of the issuance of the Preferred Member Interest (June 13, 2000), subject to the Company's achieving a certain fixed charge coverage ratio for the most recently ended four fiscal quarters, the holder of the Preferred Member Interest, at its option, may exchange its Preferred Member Interest for an aggregate principal amount of Exchange Notes. The right to exchange the Preferred Member Interest is exercisable only once. The Exchange Notes will be issued under the Notes Indenture and will be substantially identical to the Notes except that the date of issue and the first interest period will be different.

   The Preferred Member Interest, with respect to distributions upon the liquidation, winding-up and dissolution of Weigh-Tronix, LLC, will rank junior and will be subordinated in right of payment to the prior payment in full of the Notes, the Senior Debt and all other debt liabilities and obligations of Weigh-Tronix, LLC. The Exchange Notes issuable upon exchange of the Preferred Member Interest will rank pari passu with the Notes.

   In the event of bankruptcy, liquidation or reorganization of the Company, the assets of Weigh-Tronix, LLC will be available to pay obligations on the Preferred Member Interest only after all holders of the Notes, the Senior Debt and all other debt liabilities and obligations have been paid.

                               WEIGH-TRONIX, LLC

                         (In Thousands of U.S. Dollars)


13. Guarantors of Debt

   The following summarized combined financial information presents guarantor and non-guarantor results of operations, financial position, and cash flows of the Company under the Notes. The Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured senior subordinated basis by the guarantor subsidiaries.

   Investments in subsidiaries are accounted for using the equity method; accordingly, entries necessary to consolidate the Company, guarantor subsidiaries and non-guarantor subsidiaries are reflected in the eliminations column. The summarized consolidated financial information was prepared using the same consolidation policies as presented in Note 2--Summary of Significant Accounting Policies. Management asserts that separate complete financial statements of the issuer and subsidiary guarantors of the Notes would not provide additional material information that would be useful in assessing the financial composition of the guarantors or the sufficiency of the guarantees.

                               WEIGH-TRONIX, LLC

                         (In Thousands of U.S. Dollars)


13. Guarantors of Debt (Continued)

                Consolidated Balance Sheets as of March 31, 1999

                                                    Non-
                                    Guarantor    Guarantor
                          Company  Subsidiaries Subsidiaries Eliminations  Total
                          -------  ------------ ------------ ------------ -------
Assets
Current assets:
 Cash and cash
  equivalents...........  $   --     $  3,422      $  256      $    --    $ 3,678
 Accounts receivable,
  net...................      500      29,510         444        (9,629)   20,825
 Inventories, net.......      --       19,457         708           --     20,165
 Prepaid expenses and
  other current assets..      --        1,598          27           --      1,625
 Deferred income taxes..      --        1,210         --            --      1,210
                          -------    --------      ------      --------   -------
 Total current assets...      500      55,197       1,435        (9,629)   47,503
Property, plant and
 equipment, net.........      --       24,898         236           --     25,134
Intangibles, net........      --       19,080         205           --     19,285
Deferred financing
 costs, net.............    1,156         904          14           --      2,074
Investment in joint
 venture................      --           59         --            --         59
Investment in
 subsidiaries...........    9,594      14,368         --        (23,962)      --
Intercompany
 receivable.............      --       55,640         --        (55,640)      --
                          -------    --------      ------      --------   -------
 Total assets...........  $11,250    $170,146      $1,890      $(89,231)  $94,055
                          =======    ========      ======      ========   =======
Liabilities, Mandatorily
 Redeemable Membership
 Interests and Members'
 Equity
Current liabilities:
 Current portion of
  long-term debt........  $   --     $  7,207      $  --       $    --    $ 7,207
 Current portion of
  obligations under
  capital leases........      --          --           58           --         58
 Accounts payable.......       75      15,851         425        (9,629)    6,722
 Accrued expenses.......      --       15,186         169           --     15,355
 Deferred revenue.......      --        1,017         --            --      1,017
                          -------    --------      ------      --------   -------
 Total current
  liabilities...........       75      39,261         652        (9,629)   30,359
Long-term debt..........      --       51,301         --            --     51,301
Obligations under
 capital leases.........      --          --           45           --         45
Other long-term
 obligations............      --          317         --            --        317
Deferred income taxes...      --          907         --            --        907
Intercompany loans......      --       54,637       1,003       (55,640)      --
                          -------    --------      ------      --------   -------
 Total liabilities......       75     146,423       1,700       (65,269)   82,929
                          -------    --------      ------      --------   -------
Commitments and
 contingencies (Note 9)
Mandatorily redeemable
 membership interests:
 Class A membership
  interests, subject to
  put option............      900         --          --            --        900
 Class C membership
  interests, subject to
  put option............    1,305         --          --            --      1,305
                          -------    --------      ------      --------   -------
 Total mandatorily
  redeemable membership
  interests.............    2,205         --          --            --      2,205
Members' equity:
 Membership interests...   14,100      28,496         372       (28,868)   14,100
 Additional paid-in
  capital...............    1,666         --          --            --      1,666
 Subscription note
  receivable............      (75)        --          --            --        (75)
 Unearned compensation..     (555)        --          --            --       (555)
 Accumulated deficit....   (6,166)     (4,735)       (171)        4,906    (6,166)
 Accumulated other
  comprehensive loss....      --          (38)        (11)          --        (49)
                          -------    --------      ------      --------   -------
 Members' equity........    8,970      23,723         190       (23,962)    8,921
                          -------    --------      ------      --------   -------
 Total mandatorily
  redeemable membership
  interests and members'
  equity................   11,175      23,723         190       (23,962)   11,126
                          -------    --------      ------      --------   -------
 Total liabilities,
  mandatorily redeemable
  membership interests
  and members' equity...  $11,250    $170,146      $1,890      $(89,231)  $94,055
                          =======    ========      ======      ========   =======

                               WEIGH-TRONIX, LLC

                         (In Thousands of U.S. Dollars)


13. Guarantors of Debt (Continued)

  Consolidated Statements of Operations for the Eleven Months Ended March 31,
                                      1999

                                   Guarantor   Non-Guarantor
                         Company  Subsidiaries Subsidiaries  Eliminations  Total
                         -------  ------------ ------------- ------------ --------
Revenues:
  Product sales......... $   --     $ 90,246      $1,483       $(5,161)   $ 86,568
  Services..............     --       23,284         326           --       23,610
                         -------    --------      ------       -------    --------
    Total revenues......     --      113,530       1,809        (5,161)    110,178
Cost of revenues:
  Cost of products
   sold.................     --       70,694       1,101        (5,161)     66,634
  Cost of services......     --       14,753          75           --       14,828
                         -------    --------      ------       -------    --------
    Total cost of
     revenues...........     --       85,447       1,176        (5,161)     81,462
                         -------    --------      ------       -------    --------
    Gross profit........     --       28,083         633           --       28,716
Operating expenses:
  Selling, general and
   administrative.......   1,110      23,245         670           --       25,025
  Depreciation and
   amortization.........     --        2,143          58           --        2,201
                         -------    --------      ------       -------    --------
    Operating income
     (loss).............  (1,110)      2,695         (95)          --        1,490
Interest expense........     150       5,782          64           (64)      5,932
Interest income.........     --          (73)        --             64          (9)
Other income, net.......     --          166          12           --          178
Equity in loss of
 consolidated
 subsidiaries...........   4,906         --          --         (4,906)        --
                         -------    --------      ------       -------    --------
    Loss before
     provision for
     income taxes.......  (6,166)     (3,180)       (171)        4,906      (4,611)
Provision for income
 taxes..................     --        1,555         --            --        1,555
                         -------    --------      ------       -------    --------
    Net loss............ $(6,166)   $ (4,735)     $ (171)      $ 4,906    $ (6,166)
                         =======    ========      ======       =======    ========

                               WEIGH-TRONIX, LLC

                         (In Thousands of U.S. Dollars)


13. Guarantors of Debt (Continued)

  Consolidated Condensed Statements of Cash Flows for the Eleven Months Ended
                                 March 31, 1999

                                                     Non-
                                     Guarantor    Guarantor
                          Company   Subsidiaries Subsidiaries Eliminations  Total
                          --------  ------------ ------------ ------------ --------
Net cash provided by
 (used in) operating
 activities.............  $   (425)   $ 11,067       $ 29       $   --     $ 10,671
Cash flows from invest-
 ing activities:
  Expenditures for prop-
   erty and equipment...       --       (2,327)       (29)          --       (2,356)
  Proceeds from sales of
   property and
   equipment............       --           19         21           --           40
  Acquisition of the
   Acquired Companies,
   net of cash
   acquired.............   (14,500)    (67,300)       --          4,788     (77,012)
  Acquisition of
   businesses, net of
   cash acquired........       --         (923)       --            --         (923)
  Investment in joint
   venture..............       --          (59)       --            --          (59)
                          --------    --------       ----       -------    --------
    Net cash used in in-
     vesting activi-
     ties...............   (14,500)    (70,590)        (8)        4,788     (80,310)
Cash flows from financ-
 ing activities:
  Proceeds from senior
   revolving notes......       --       23,135        --            --       23,135
  Payments made on se-
   nior revolving
   notes................       --       (8,225)       --            --       (8,225)
  Proceeds from senior
   term notes...........       --       30,000        --            --       30,000
  Payments made on se-
   nior term notes......       --         (950)       --            --         (950)
  Proceeds from senior
   subordinated term
   notes................       --       15,000        --            --       15,000
  Proceeds from member-
   ship interests.......    14,925         --         --            --       14,925
  Payments made on capi-
   tal lease obliga-
   tions................       --          --         (23)          --          (23)
                          --------    --------       ----       -------    --------
    Net cash provided by
     (used in) financing
     activities.........    14,925      58,960        (23)          --       73,862
Effect of exchange rates
 on cash................       --         (537)        (8)          --         (545)
                          --------    --------       ----       -------    --------
Net increase (decrease)
 in cash................       --       (1,100)       (10)        4,788       3,678
Cash and cash
 equivalents, beginning
 of the period..........       --        4,522        266        (4,788)        --
                          --------    --------       ----       -------    --------
Cash and cash equiva-
 lents, end of the peri-
 od.....................  $    --     $  3,422       $256       $   --     $  3,678
                          ========    ========       ====       =======    ========

                               WEIGH-TRONIX, LLC

                         (In Thousands of U.S. Dollars)

13. Guarantors of Debt (Continued)

                Consolidated Balance Sheets as of March 31, 2000

                                    Guarantor   Non-Guarantor
                          Company  Subsidiaries Subsidiaries  Eliminations  Total
                          -------  ------------ ------------- ------------ -------
Assets
Current assets:
 Cash and cash
  equivalents...........  $   --     $  3,384      $  761       $    --    $ 4,145
 Accounts receivable,
  net...................      750      33,644         931        (13,648)   21,677
 Inventories, net.......      --       20,134         962            (88)   21,008
 Prepaid expenses and
  other current assets..      --        1,292          27            --      1,319
 Deferred income taxes..      --          897         --             --        897
                          -------    --------      ------       --------   -------
 Total current assets...      750      59,351       2,681        (13,736)   49,046
Property, plant and
 equipment, net.........      --       24,299         326            --     24,625
Intangibles, net........      --       19,541         299            --     19,840
Deferred financing
 costs, net.............      992         673          10            --      1,675
Investment in joint
 venture................      --           21         --             --         21
Investment in
 subsidiaries...........   11,525      14,367         --         (25,892)      --
Intercompany
 receivable.............      --       55,557         --         (55,557)      --
                          -------    --------      ------       --------   -------
 Total assets...........  $13,267    $173,809      $3,316       $(95,185)  $95,207
                          =======    ========      ======       ========   =======
Liabilities, Mandatorily
 Redeemable Membership
 Interests and Members'
 Equity
Current liabilities:
Current portion of long-
 term debt..............  $   --     $  2,692      $  --        $    --    $ 2,692
 Current portion of
  obligations under
  capital leases........      --          608          50           (608)       50
 Accounts payable.......       75      22,840       1,361        (13,543)   10,733
 Accrued expenses.......      --       12,909          89            --     12,998
 Deferred revenue.......      --        2,021         --             --      2,021
                          -------    --------      ------       --------   -------
 Total current
  liabilities...........       75      41,070       1,500        (14,151)   28,494
Long-term debt..........      --       53,203         --             --     53,203
Obligations under
 capital leases.........      --        1,469          44         (1,469)       44
Other long-term
 obligations............      --          130         --             --        130
Deferred income taxes...      --          753         --             --        753
Intercompany loans......      --       52,158       1,323        (53,481)      --
                          -------    --------      ------       --------   -------
 Total liabilities......       75     148,783       2,867        (69,101)   82,624
                          -------    --------      ------       --------   -------
Commitments and
 contingencies (Note 9)
Mandatorily redeemable
 membership interests:
 Class A membership
  interests, subject to
  put option............    1,139         --          --             --      1,139
 Class C membership
  interests, subject to
  put option............    1,959         --          --             --      1,959
                          -------    --------      ------       --------   -------
 Total mandatorily
  redeemable membership
  interests.............    3,098         --          --             --      3,098
Members' equity:
 Membership interests...   14,100      28,513         372        (28,885)   14,100
 Additional paid-in
  capital...............    1,012         --          --             --      1,012
 Subscription note
  receivable............      (75)        --          --             --        (75)
 Unearned compensation..     (386)        --          --             --       (386)
 Accumulated earnings
  (deficit).............   (4,556)     (2,953)         80          2,873    (4,556)
 Accumulated other
  comprehensive loss....       (1)       (534)         (3)           (72)     (610)
                          -------    --------      ------       --------   -------
 Members' equity........   10,094      25,026         449        (26,084)    9,485
                          -------    --------      ------       --------   -------
 Total mandatorily
  redeemable membership
  interests and members'
  equity................   13,192      25,026         449        (26,084)   12,583
                          -------    --------      ------       --------   -------
 Total liabilities,
  mandatorily redeemable
  membership interests
  and members' equity...  $13,267    $173,809      $3,316       $(95,185)  $95,207
                          =======    ========      ======       ========   =======

                               WEIGH-TRONIX, LLC

                         (In Thousands of U.S. Dollars)


13. Guarantors of Debt (Continued)

    Consolidated Statements of Operations for the Year Ended March 31, 2000

                                   Guarantor   Non-Guarantor
                         Company  Subsidiaries Subsidiaries  Eliminations  Total
                         -------  ------------ ------------- ------------ -------
Revenues:
  Product sales......... $   --     $101,787      $2,588       $(5,804)   $98,571
  Services..............     --       25,393       2,163           --      27,556
                         -------    --------      ------       -------    -------
    Total revenues......     --      127,180       4,751        (5,804)   126,127
Cost of revenues:
  Cost of products
   sold.................     --       70,658       1,602        (5,716)    66,544
  Cost of services......     --       17,309       1,020           --      18,329
                         -------    --------      ------       -------    -------
    Total cost of
     revenues...........     --       87,967       2,622        (5,716)    84,873
                         -------    --------      ------       -------    -------
    Gross profit........     --       39,213       2,129           (88)    41,254
Operating expenses:
  Selling, general and
   administrative.......     169      28,210       1,670           --      30,049
  Depreciation and
   amortization.........     --        2,773         104           --       2,877
                         -------    --------      ------       -------    -------
    Operating income
     (loss).............    (169)      8,230         355           (88)     8,328
Interest expense........     152       5,798          70           --       6,020
Interest income.........     --         (321)         (8)          --        (329)
Other (income) expense,
 net....................     --         (384)         41            16       (327)
Equity in loss of
 unconsolidated joint
 venture................     --           38         --            --          38
Equity in income of
 consolidated
 subsidiaries...........  (1,931)        --          --          1,931        --
                         -------    --------      ------       -------    -------
  Income before
   provision for income
   taxes................   1,610       3,099         252        (2,035)     2,926
Provision for income
 taxes..................     --        1,316         --            --       1,316
                         -------    --------      ------       -------    -------
    Net income.......... $ 1,610    $  1,783      $  252       $(2,035)   $ 1,610
                         =======    ========      ======       =======    =======

                               WEIGH-TRONIX, LLC

                         (In Thousands of U.S. Dollars)


13. Guarantors of Debt (Continued)

  Consolidated Condensed Statements of Cash Flows for the Year Ended March 31,
                                      2000

                                    Guarantor   Non-Guarantor
                          Company  Subsidiaries Subsidiaries  Eliminations  Total
                          -------  ------------ ------------- ------------ -------
Net cash provided by
 operating activities...  $ 1,531    $ 7,233        $ 651       $(1,651)   $ 7,764
Cash flows from
 investing activities:
  Expenditures for
   property and
   equipment............      --      (2,648)         (88)          --      (2,736)
  Proceeds from sales of
   property and
   equipment............      --         161          --            --         161
  Acquisition of
   businesses, net of
   cash acquired........      --      (2,125)        (111)          --      (2,236)
  Loan to joint
   venture..............      --         (42)         --            --         (42)
                          -------    -------        -----       -------    -------
    Net cash used in
     investing
     activities.........      --      (4,654)        (199)          --      (4,853)
Cash flows from
 financing activities:
  Proceeds from senior
   revolving notes......      --       7,670          --            --       7,670
  Payments made on
   senior revolving
   notes................      --      (3,213)         --            --      (3,213)
  Payments made on
   senior term notes....      --      (6,886)         --            --      (6,886)
  Proceeds from
   membership
   interests............      239        --           --            --         239
  Payments made on
   capital lease
   obligations..........      --         (15)         (69)          --         (84)
  Intercompany loans....   (1,770)      (135)         135        (1,770)       --
                          -------    -------        -----       -------    -------
    Net cash provided by
     (used in) financing
     activities.........   (1,531)    (2,579)          66         1,770     (2,274)
Effect of exchange rates
 on cash................      --         (38)         (13)         (119)      (170)
                          -------    -------        -----       -------    -------
Net increase (decrease)
 in cash................      --         (38)         505           --         467
Cash and cash
 equivalents, beginning
 of the year............      --       3,422          256           --       3,678
                          -------    -------        -----       -------    -------
Cash and cash
 equivalents, end of the
 year...................  $   --     $ 3,384        $ 761       $   --     $ 4,145
                          =======    =======        =====       =======    =======

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members and Board of Managers of Weigh-Tronix, LLC

   In our opinion, the accompanying combined balance sheet and the related combined statements of operations, of changes in shareholder's net investment and of cash flows present fairly, in all material respects, the financial position of the Weigh-Tronix Scale Products Business ("Weigh-Tronix Business") as defined in footnote 1, at March 31, 1998 and the results of its operations and its cash flows as of and for the year ended March 31, 1998 and for the one month ended April 30, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the management of the Weigh-Tronix Business; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers
Uxbridge, United Kingdom
March 24, 2000

                      WEIGH-TRONIX SCALE PRODUCTS BUSINESS

                             COMBINED BALANCE SHEET
                         (In Thousands of U.S. Dollars)


                                                                       March 31,
                                                                         1998
                                                                       ---------
Assets
Current assets:
  Cash................................................................  $ 5,079
  Accounts receivable, net............................................   18,862
  Inventories, net....................................................   24,122
  Deferred income taxes...............................................    2,816
  Prepaid expenses and other current assets...........................    1,062
                                                                        -------
    Total current assets..............................................   51,941
Property, plant and equipment, net....................................   20,212
Goodwill, net.........................................................   25,312
Deferred income taxes.................................................      613
Other assets..........................................................    1,309
                                                                        -------
    Total assets......................................................  $99,387
                                                                        =======
Liabilities and Shareholder's Net Investment
Current liabilities:
  Accounts payable....................................................  $ 7,138
  Accrued expenses....................................................    9,562
  Deferred revenue....................................................      836
  Current portion of obligations under capital leases.................       27
                                                                        -------
    Total current liabilities.........................................   17,563
Obligations under capital leases, net of current portion..............      103
                                                                        -------
    Total liabilities.................................................   17,666
Commitments and contingencies (Note 12)
Shareholder's net investment..........................................   81,721
                                                                        -------
    Total liabilities and shareholder's net investment................  $99,387
                                                                        =======


     The accompanying notes are an integral part of the combined financial statements.

                      WEIGH-TRONIX SCALE PRODUCTS BUSINESS

                        COMBINED STATEMENT OF OPERATIONS
                         (In Thousands of U.S. Dollars)


                                                              Year     One Month
                                                              Ended      Ended
                                                            March 31,  April 30,
                                                              1998       1998
                                                            ---------  ---------
Revenues:
  Product sales............................................ $ 88,849    $ 8,529
  Services.................................................   25,002      2,335
                                                            --------    -------
    Total revenues.........................................  113,851     10,864
Cost of revenues:
  Cost of products sold....................................   62,571      5,874
  Cost of services.........................................   16,788      1,515
                                                            --------    -------
    Cost of revenues.......................................   79,359      7,389
                                                            --------    -------
    Gross profit...........................................   34,492      3,475
Operating expenses:
  Selling, general and administrative......................   26,599      2,420
  Depreciation and amortization............................    3,968        304
                                                            --------    -------
    Operating income.......................................    3,925        751
Interest income............................................      (42)        (4)
Interest expense...........................................       27        --
Other (income) expense, net................................       54        (30)
                                                            --------    -------
    Income before provision for income taxes...............    3,886        785
Provision for income taxes.................................    2,186        375
                                                            --------    -------
    Net income............................................. $  1,700    $   410
                                                            ========    =======


     The accompanying notes are an integral part of the combined financial statements.

                      WEIGH-TRONIX SCALE PRODUCTS BUSINESS

               COMBINED STATEMENT OF SHAREHOLDER'S NET INVESTMENT
                         (In Thousands of U.S. Dollars)


                                             Accumulated Other
                                            Comprehensive Income
                                           ----------------------
                                            Minimum     Foreign
                             Shareholder's  Pension    Currency
                                  Net      Liability  Translation Comprehensive
                              Investment   Adjustment Adjustment     Income
                             ------------- ---------- ----------- -------------
Balance, April 1, 1997......    $83,126      $ --        $ --
  Net Income................      1,700        --          --        $1,700
  Currency Translation
   Adjustment...............         45        --           45           45
  Minimum Pension
   Liability................         52         52         --            52
  Net Cash Transfers to
   Staveley Industries......     (3,202)       --          --           --
                                -------      -----       -----       ------
Balance, March 31, 1998.....     81,721         52          45       $1,797
                                =======      =====       =====       ======
  Net Income................        410        --          --        $  410
  Currency Translation
   Adjustment...............        --         --          --           --
  Minimum Pension
   Liability................        --         --          --           --
  Net Cash Transfers to
   Staveley Industries......     (1,433)       --          --           --
                                -------      -----       -----       ------
Balance, April 30, 1998.....    $80,698      $  52       $  45       $  410
                                =======      =====       =====       ======


     The accompanying notes are an integral part of the combined financial statements.

                      WEIGH-TRONIX SCALE PRODUCTS BUSINESS

                        COMBINED STATEMENT OF CASH FLOWS
                         (In Thousands of U.S. Dollars)


                                                             Year    One Month
                                                             Ended     Ended
                                                           March 31, April 30,
                                                             1998      1998
                                                           --------- ---------
Cash flows from operating activities:
Net income................................................  $ 1,700   $   410
Adjustments to reconcile net loss to net income provided
 by operating activities:
  Depreciation and amortization...........................    5,680       490
  Deferred income taxes...................................      103      (212)
  Loss on disposal of property and equipment..............       30       --
  Changes in operating assets and liabilities:
    Accounts receivable...................................     (358)     (123)
    Inventories...........................................   (2,114)      (37)
    Prepaid expenses and other current assets.............       28       184
    Other assets..........................................      317         9
    Accounts payable......................................   (1,270)      255
    Accrued expenses and deferred revenue.................     (578)      (65)
                                                            -------   -------
      Net cash provided by operating activities...........    3,538       911
Cash flows from investing activities:
Expenditures for property and equipment...................   (3,675)     (209)
Proceeds from sales of property and equipment.............      159       --
                                                            -------   -------
      Net cash used in investing activities...............   (3,516)     (209)
Cash flows from financing activities:
Payments made on capital lease obligations................      (68)      --
Repayment of debt.........................................     (490)      --
Net change in amount due to Staveley Industries...........   (4,279)   (1,439)
                                                            -------   -------
      Net cash used in financing activities...............   (4,837)   (1,439)
Effect of exchange rates on cash..........................      211        45
                                                            -------   -------
Net decrease in cash......................................   (4,604)     (692)
Cash, beginning of the period.............................    9,683     5,079
                                                            -------   -------
Cash, end of the period...................................  $ 5,079   $ 4,387
                                                            =======   =======
Supplemental disclosures of cash flow information:
  Cash paid for interest..................................  $    27   $   --

     The accompanying notes are an integral part of the combined financial statements.

                      WEIGH-TRONIX SCALE PRODUCTS BUSINESS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                         (In Thousands of U.S. Dollars)

1. Overview and Basis of Presentation

   On May 1, 1998, pursuant to a Stock and Asset Purchase Agreement, Weigh-Tronix, LLC acquired substantially all of the assets and assumed certain liabilities of Weigh-Tronix, Inc., Salter Weigh-Tronix Limited and Weigh-Tronix Canada, ULC and all of the outstanding shares of stock of Salter Housewares Limited and Salter Weigh-Tronix Pty Ltd. from Staveley Industries plc ("Staveley Industries"). All of the aforementioned companies, except Staveley Industries, are collectively referred to as the Weigh-Tronix Scale Products Business ("Weigh-Tronix Business"). Prior to May 1, 1998, Staveley Industries owned 100% of the Weigh-Tronix Business which operated as a division of the Staveley group.

   Weigh-Tronix, LLC was formed as a Delaware limited liability company, effective May 1, 1998, in accordance with a Limited Liability Company Agreement between Berkshire Fund IV Investment Corp., Berkshire Investors, LLC, Squam Lake Investors, III, L.P., BancBoston Investments, Inc., Sunapee Securities, Inc., R&H Trust Co. (Jersey) Limited and certain individuals.

   The Weigh-Tronix Business represented part of Staveley Industries' measurement group. Weigh-Tronix Business is a manufacturer of scales, scale peripherals and force measurement equipment and has operations throughout the United States, United Kingdom, Canada and Australia.

   All transactions between the companies within the Weigh-Tronix Business included in the accompanying combined financial statements are herein referred to as "intracompany" transactions, whereas transactions between the Weigh-Tronix Business and Staveley Industries and its subsidiaries are referred to as "intercompany" or "related party" transactions.

   The accompanying combined financial statements include the assets, liabilities, operating results, changes in shareholder's net investment, and cash flows of the Weigh-Tronix Business and have been prepared using Staveley Industries' historical bases. All intracompany balances, intracompany sales and intracompany profit have been eliminated. Account balances of the Weigh-Tronix Business, which are settled through intercompany billings to Staveley Industries or its subsidiaries, have been reported as part of the shareholder's net investment. The shareholder's net investment represents Staveley Industries' transfer of its net investment in the Weigh-Tronix Business, after giving effect to the net earnings of the Weigh-Tronix Business plus net cash transfers to or from Staveley Industries. All non-trade receivables and payables to Staveley Industries and its non-Weigh-Tronix subsidiaries have been accumulated in the balance of shareholder's net investment. The Weigh-Tronix Business began accumulating retained earnings on May 1, 1998.

   The Securities and Exchange Commission in Staff Accounting Bulletin No. 55, requires that historical financial statements of a subsidiary, division, or lesser business component of another entity include certain expenses incurred by the parent on its behalf. As a result, the accompanying combined financial statements include allocations of certain Staveley Industries corporate expenses, including legal, accounting, employee benefits, insurance services, information technology services, goodwill amortization, treasury and other Staveley Industries corporate and infrastructure costs. The expense allocations have been determined on a weighted average basis of headcount and sales revenue that Weigh-Tronix Business considered to be a reasonable reflection of the utilization of services provided to or the benefit received by the Weigh-Tronix Business. However, the financial information included herein may not reflect the consolidated financial position, operating results, changes in shareholder's net investment and cash flows of the Weigh-Tronix Business in the future or what they would have been had the Weigh-Tronix Business been a separate, standalone entity during the periods presented.

                      WEIGH-TRONIX SCALE PRODUCTS BUSINESS

                         (In Thousands of U.S. Dollars)


2. Summary of Significant Accounting Policies

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant management estimates used in the financial statements include the allocation of certain Staveley Industries' corporate expenses, the determination of warranty accruals, the allowance for doubtful accounts, the reserve for slow-moving and obsolete inventory and the valuation allowance related to deferred tax assets.

 Inventories

   Inventories are stated at lower of cost or market using the first-in, first out (FIFO) method. Weigh-Tronix Business provides an allowance for obsolete and slow-moving inventory based on market value, quantity on hand, historical sales and other factors.

 Property, Plant and Equipment

   Property, plant and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided on property, plant and equipment using the straight-line method over the estimated useful lives of the assets, as follows:

   Buildings.........................................................   50 years
   Plant equipment...................................................   15 years
   Furniture, fixtures and office equipment..........................   15 years
   Vehicles..........................................................    4 years
   Leasehold improvements............................................ Lease Term

   Maintenance and repair costs are charged to expense as incurred and renewals and improvements that extend the useful life of the assets are capitalized. When assets are sold, retired or otherwise disposed of, the cost of the asset and the related accumulated depreciation are removed from the respective accounts, and any gains or losses are included in operations.

 Income Taxes

   The Weigh-Tronix Business' operating results historically have been included in Staveley Industries' consolidated U.S. and state income tax returns and in tax returns of certain Staveley Industries' foreign subsidiaries. The provision for income taxes in the accompanying Weigh-Tronix Business combined financial statements has been determined on a separate-return basis. The provisions of Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes," have been retroactively applied to the accompanying combined financial statements. SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities.

 Goodwill

   Staveley Industries purchased many of the entities which now comprise the Weigh-Tronix Business through various acquisitions. The excess of the purchase price paid by Staveley Industries over the fair value of

                      WEIGH-TRONIX SCALE PRODUCTS BUSINESS

                         (In Thousands of U.S. Dollars)


2. Summary of Significant Accounting Policies (Continued)

the acquired assets has been allocated to the respective entity within the Weigh-Tronix Business as part of the allocations of certain Staveley Industries corporate amounts as described in the Overview and Basis of Presentation note disclosure. Goodwill is being amortized on a straight-line basis over its estimated life of 20 years. Accumulated amortization as of March 31, 1998 was $21,002. Amortization expense for the year ended March 31, 1998 and the one month ended April 30, 1998 was $2,315 and $193, respectively.

 Impairment of Long-Lived Assets

   Weigh-Tronix Business periodically reviews long-lived assets, principally property, plant and equipment and goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such an asset, measured at the lowest level for which there are identifiable cash flows, is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

 Pensions and Other Postretirement Benefits

   The provisions of Statement of Financial Accounting Standards No. 132 ("SFAS 132"), "Employers Disclosures about Pensions and Other Postretirement Benefits," has been retroactively applied to the accompanying combined financial statements. SFAS 132 standardizes the disclosure requirements for pensions and other postretirement benefits.

 Foreign Currency Translation

   The balance sheet accounts of foreign operations are translated from foreign currencies into U.S. dollars at year-end exchange rates while income and expenses are translated at the weighted average exchange rates for the year. Adjustments resulting from the translation of the foreign operations' financial statements are included as a component of other comprehensive income in the accompanying combined financial statements. Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the entity's functional currency) are included as a component of operating income.

 Revenue Recognition

   Revenue from product sales, net of trade discounts and allowances, is recognized at the time the product is shipped or upon installation when Weigh-Tronix Business has a contractual commitment to install its products. Provisions are established for estimated costs that may be incurred for product warranties. Revenue from services is recognized as the related services are performed. Revenue related to sales of extended term maintenance agreements are deferred and recognized ratably over the contractual term of the arrangement. Service revenue includes the sale of replacement parts.

 Advertising

   Advertising costs are expensed as incurred and amounted to $1,071 for the year ended March 31, 1998 and $117 for the one month ended April 30, 1998.

 Research and Development

   Internal research and development costs are expensed as incurred. Research and development expense for the year ended March 31, 1998 and the one month ended April 30, 1998 was $1,963 and $155, respectively.

                      WEIGH-TRONIX SCALE PRODUCTS BUSINESS

                         (In Thousands of U.S. Dollars)


2. Summary of Significant Accounting Policies (Continued)

 Comprehensive Income

   Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income," has been retroactively applied to these financial statements. SFAS 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Comprehensive income is composed of both net income and other comprehensive income, with other comprehensive income including charges or credits to equity that are not the result of transactions with the owners such as foreign currency translation adjustments and minimum pension liability adjustments. The Weigh-Tronix Business reports accumulated other comprehensive income and comprehensive income in its statement of changes in shareholder's net investment in the accompanying combined financial statements.

 Impact of New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires that all derivative instruments be recognized as either assets or liabilities on the balance sheet at fair value. Changes in the fair value of derivatives (gains or losses) are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137 ("SFAS 137"), "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FAS 133." SFAS 137 changed the effective date of SFAS 133 to all fiscal quarters for all fiscal years beginning after June 15, 2000. As a result, SFAS 133 will be effective for the Weigh-Tronix Business on April 1, 2001. The Weigh-Tronix Business is currently assessing the impact of this standard.

 Off-Balance-Sheet Foreign Exchange Risk

   Weigh-Tronix Business has significant foreign operations and conducts business in various foreign currencies. The Weigh-Tronix Business uses a number of derivative financial instruments, mainly foreign currency forward contracts, as a means of hedging exposure to foreign currency risks. It is the Weigh-Tronix Business practice to periodically buy foreign currency forward contracts. Exchange differences arising during the contract term are marked to market and are included in operating profit. Weigh-Tronix Business regularly monitors its foreign currency exposures and ensures that hedge contract amounts do not exceed the amounts of the underlying exposures.

   At March 31, 1998, Weigh-Tronix Business held foreign currency forward contracts with notional amounts totaling approximately (Pounds)3,092 ($5,050). The majority of these contracts mature within eight months of the year-end.

 Concentrations of Credit Risk

   In the United States, the Weigh-Tronix Business sells primarily through a distributor network while sales in the United Kingdom are made primarily through the use of both a direct sales force and a distributor network. No single customer accounted for 10% or more of revenues or of accounts receivable as of and for the year ended March 31, 1998 and the one month ended April 30, 1998. Credit risk with respect to accounts receivable is generally diversified due to the number of entities comprising the WeighTronix Business' customer base and their dispersion across many different industries and geographies. Weigh-Tronix Business performs ongoing credit evaluations of its customers' financial condition, and requires collateral, such as letters of credit and bank guarantees, in certain circumstances.

                      WEIGH-TRONIX SCALE PRODUCTS BUSINESS

                         (In Thousands of U.S. Dollars)


2. Summary of Significant Accounting Policies (Continued)

 Fair Value of Financial Instruments

   The carrying values of the Weigh-Tronix Business financial instruments, including accounts receivable, accounts payable and other accrued liabilities, approximate their fair values due to their short maturities. The estimated fair values may not be representative of actual values of the financial instruments that could have been realized as of the period end or that will be realized in the future.

   The fair values associated with the foreign currency forward contracts have been estimated by valuing the net position of the contracts using the applicable forward rates as of the reporting date. The fair value of the Weigh-Tronix Business foreign currency forward contracts at March 31, 1998 is $5,143.

3. Accounts Receivable

   Accounts receivable consisted of the following at March 31, 1998:

   Trade accounts receivable........................................... $20,195
   Less allowance for doubtful accounts................................  (1,333)
                                                                        -------
                                                                        $18,862
                                                                        =======

   Bad debt expense for the year ended March 31, 1998 and for the one month ended April 30, 1998 was $169 and $19, respectively.

4. Inventories

   Inventories consisted of the following at March 31, 1998:

   Raw materials........................................................ $12,268
   Work in process......................................................   5,561
   Finished goods.......................................................   6,293
                                                                         -------
                                                                         $24,122
                                                                         =======

5. Property, Plant and Equipment

   Property, plant and equipment consisted of the following at March 31, 1998:

   Land............................................................... $    784
   Buildings..........................................................    8,626
   Plant equipment....................................................   30,139
   Furniture, fixtures and office equipment...........................    5,865
   Vehicles...........................................................      659
   Leasehold improvements.............................................    4,247
   Construction in progress...........................................      340
                                                                       --------
                                                                         50,660
   Less accumulated depreciation and amortization.....................  (30,448)
                                                                       --------
                                                                       $ 20,212
                                                                       ========

   Vehicles includes approximately $132 held under capital leases at March 31, 1998. Related accumulated amortization on those vehicles under capital leases was $33. Depreciation and amortization expense was $3,365 and $297 for the year ended March 31, 1998 and the one month ended April 30, 1998, respectively.

                      WEIGH-TRONIX SCALE PRODUCTS BUSINESS

                         (In Thousands of U.S. Dollars)


6. Accrued Expenses

   Accrued expenses consisted of the following at March 31, 1998:

   Accrued payroll....................................................... $1,943
   Accrued other taxes...................................................  1,970
   Accrued warranty......................................................  1,540
   Accrued commissions...................................................  1,145
   Other.................................................................  2,964
                                                                          ------
                                                                          $9,562
                                                                          ======

7. Long-Term Debt

   During fiscal year 1998, Weigh-Tronix Business repaid the remaining balance on its two Minnesota Industrial Development Revenue Bonds, Series 1972 and Series 1979, which had final payments originally scheduled for calendar year 1997 and 1999, respectively. Total principal payments made during the year were $490. Interest expense for the year ended March 31, 1998 was $27.

8. Income Taxes

   Income before provision for income taxes consists of the following:

                                                               Year    One month
                                                               Ended     Ended
                                                             March 31, April 30,
                                                               1998      1998
                                                             --------- ---------
   Domestic.................................................  $1,191     $ 395
   Foreign..................................................   2,695       390
                                                              ------     -----
   Total....................................................  $3,886     $ 785
                                                              ------     -----

   The provision for income taxes consists of the following:

   Current:
     Federal................................................  $1,041     $ 377
     State..................................................     195        71
     Foreign................................................     847       139
                                                              ------     -----
                                                               2,083       587
                                                              ------     -----
   Deferred:
     Federal................................................      58      (194)
     State..................................................      11       (37)
     Foreign................................................      34        19
                                                              ------     -----
                                                                 103      (212)
                                                              ------     -----
                                                              $2,186     $ 375
                                                              ======     =====

                      WEIGH-TRONIX SCALE PRODUCTS BUSINESS

                         (In Thousands of U.S. Dollars)


8. Income Taxes (Continued)

   The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at March 31, 1998 are as follows:

                                                                       March 31,
                                                                         1998
                                                                       ---------
   Deferred tax assets:
     Allowance for doubtful accounts..................................  $   134
     Reserve for obsolete and slow-moving inventory...................    1,505
     Depreciation on property, plant and equipment....................      245
     Amortization of goodwill.........................................    1,295
     Accrued expenses.................................................      790
     Other............................................................      497
     Net operating loss carryforwards.................................    3,607
                                                                        -------
       Total gross deferred tax assets................................    8,073
     Less valuation allowance.........................................   (3,962)
                                                                        -------
     Net deferred tax assets..........................................    4,111
   Deferred tax liabilities:
     Depreciation on property, plant and equipment....................      682
                                                                        -------
       Total gross deferred tax liabilities...........................      682
                                                                        -------
     Net deferred tax asset...........................................  $ 3,429
                                                                        =======

   As of March 31, 1998, Weigh-Tronix Business had net operating loss ("NOL") carryforward deductions of $11,638 from its Canadian operations. The NOL asset of approximately $3,607 expires in varying amounts between 1999 and 2002. A valuation allowance has been recorded against all of these NOL carryforwards and the remainder of the Canadian deferred tax assets because, in management's opinion, it is more likely than not that the benefits of these assets will not be realized.

   Weigh-Tronix Business does not have any legal subsidiaries, however if the Weigh-Tronix Business were a separate entity and structured in a parent-subsidiary format, it could have potential deferred tax liabilities for undistributed earnings of its 100% owned foreign subsidiaries which arose during fiscal year 1998 and prior years. Weigh-Tronix Business has not provided for any potential deferred tax liability for undistributed foreign earnings as it currently does not expect those unremitted earnings to reverse and become taxable to Weigh-Tronix Business in the foreseeable future.

   As a result of the sale of the Weigh-Tronix Business by Staveley Industries as discussed in Note 1 and Note 15, certain, if not all, of the deferred tax assets held by the individual operating entities comprising Weigh-Tronix Business may be unable to be utilized by Weigh-Tronix Business after May 1, 1998. No valuation allowance has been made in these financial statements for this possibility.

                      WEIGH-TRONIX SCALE PRODUCTS BUSINESS

                         (In Thousands of U.S. Dollars)


8. Income Taxes (Continued)

   The effective tax rate varies from the United States federal statutory rate for the year ended March 31, 1998 and the one month ended April 30, 1998 principally due to the following:

                                                               Year    One Month
                                                               Ended     Ended
                                                             March 31, April 30,
                                                               1998      1998
                                                             --------- ---------
   Taxes computed at U.S. federal statutory rate............   34.0%     34.0%
   State income tax, net of federal benefit.................    4.0       4.0
   Foreign income taxes.....................................   (4.9)     (3.1)
   Non-deductible goodwill amortization.....................   23.2       9.2
   Change in valuation allowance............................   (1.5)     (2.0)
   Other....................................................    1.4       5.7
                                                               ----      ----
   Effective tax rate.......................................   56.2%     47.8%
                                                               ====      ====

9. Employee Benefit Plans

   Substantially all of the employees of the Weigh-Tronix Business located in the United States, United Kingdom, and Canada are covered by one of a number of the Staveley Industries defined benefit pension plans. Weigh-Tronix Business has treated its participation in the Staveley Industries Retirement Benefits Scheme (SIRBS) under a multiple employer approach or as if it had a separate pension plan for its employees and pooled its assets with those of the Staveley Industries pension plans. The allocation of assets and liabilities from the Staveley plans was performed based on the percentage of pensionable salaries of active Weigh-Tronix participants to the total pensionable salaries of active participants in each respective plan. The net period pension expense recorded in the accompanying combined financial statements is based on an actuarial calculation of cost related to service provided by Weigh-Tronix employees for the year. Any pension expense previously allocated to Weigh-Tronix Business by Staveley has been excluded from the accompanying combined financial statements.

   The defined benefit pension plans which cover substantially all the Weigh-Tronix Business employees provide for payment of retirement benefits, mainly commencing between the ages of 60 and 65, and also for payment of certain disability and severance benefits. After meeting certain qualifications, an employee acquires a vested right to future benefits. The benefits payable under the plans are generally determined on the basis of an employees length of service and earnings.

   The components of net pension costs are as follows:

                                                               Year    One Month
                                                               Ended     Ended
                                                             March 31, April 30,
                                                               1998      1998
                                                             --------- ---------
   Service cost.............................................  $ 1,254    $ 119
   Interest cost............................................    1,184      127
   Expected return on plan assets...........................   (1,608)    (167)
   Net amortization and deferral............................     (208)     (18)
                                                              -------    -----
                                                              $   622    $  61
                                                              =======    =====

                      WEIGH-TRONIX SCALE PRODUCTS BUSINESS

                         (In Thousands of U.S. Dollars)


9. Employee Benefit Plans (Continued)

   The reconciliation of the beginning and ending balances of benefit obligations, fair value of plan assets, and the funded status of the plan are as follows:

   Change in benefit obligation:
     Benefit obligation at April 1, 1997............................... $14,321
     Service cost......................................................   1,254
     Interest cost.....................................................   1,184
     Actuarial loss....................................................   4,214
     Participant's contributions.......................................     335
     Benefits paid.....................................................    (214)
     Exchange rate changes.............................................     534
                                                                        -------
       Benefit obligation at March 31, 1998............................ $21,628
                                                                        =======
   Change in plan assets:
     Fair value of plan assets at April 1, 1997........................ $17,371
     Actual return on plan assets......................................   3,927
     Employer contributions............................................     291
     Participants' contributions.......................................     335
     Benefits paid.....................................................    (214)
     Exchange rate changes.............................................     631
                                                                        -------
       Fair value of plan assets at March 31, 1998..................... $22,341
                                                                        =======

   Funded status at March 31, 1998..................................... $   713
   Unrecognized transition obligation..................................  (1,275)
   Unrecognized prior service cost.....................................     --
   Unrecognized actuarial loss.........................................   1,923
                                                                        -------
   Net prepaid benefit cost............................................ $ 1,361
                                                                        =======

   Amounts recognized in the balance sheet as of March 31, 1998 are as follows:

   Pension benefit cost................................................ $ 1,445
   Accrued benefit liability...........................................    (250)
   Intangible assets...................................................     114
   Accumulated other comprehensive income..............................      52
                                                                        -------
   Net amount recognized............................................... $ 1,361
                                                                        =======
   Weighted average assumptions:
     Discount rate.....................................................    6.79%
     Expected long-term rate of return on plan assets..................    9.00%
     Rate of compensation increase.....................................    5.58%

   Pension benefit plan assets are held in two managed funds portfolios, the managers of which have been appointed by Staveley Industries. Assets include mainly equity investments of publicly-traded companies in the United Kingdom, other international equities and fixed income investments.

   The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefits obligations in excess of plan assets were $3,089, $2,858 and $2,504, respectively, as of March 31, 1998.

                      WEIGH-TRONIX SCALE PRODUCTS BUSINESS

                         (In Thousands of U.S. Dollars)


9. Employee Benefit Plans (Continued)

   Subsequent to May 1, 1998, participation in the SIRBS was ended for Weigh-Tronix Business employees located in the United States and Canada. The benefits for these employees were paid out directly to the individuals and a new Weigh-Tronix Business defined contribution plan was established. All employees in the United Kingdom who participated in the SIRBS as of May 1, 1998 were allowed to continue their participation in this defined benefit pension plan with the option to transfer to the new Weigh-Tronix Business plan. In April 1999, Salter Weigh-Tronix Limited and Salter Housewares Limited established a defined contribution plan for Weigh-Tronix Business employees in the United Kingdom.

10. Stock Option and Stock Savings Plans

   Staveley Industries maintained stock savings plans for all employees located in the United Kingdom and stock option plans for certain senior executives. Seven senior executives of Weigh-Tronix Business participated in the Staveley stock option plan.

 Stock Option Plans

   Grants of options to senior executives are normally granted at the market price prevailing at the date of grant. Options are normally exercisable between 3 to 10 years from the date of grant, however, only after certain Staveley Industries performance targets have been met.

                                                            Outstanding Weighted
                                                               Stock    Exercise
                                                              Options    Price
                                                            ----------- --------
   At April 1, 1997........................................   346,001    $2.99
   Options granted.........................................       --       --
   Options exercised.......................................       --       --
   Options cancelled.......................................       --       --
                                                              -------    -----
   At March 31, 1998.......................................   346,001    $2.99
                                                              =======    =====

 Options outstanding at March 31, 1998:

                                                                       Weighted
                                                                        Average
                                   Weighted        Range of            Remaining
                                   Exercise        Exercise           Contractual
                       Number       Price            Price          Life (in Years)
                       -------     --------       -----------       ---------------
                       107,251      $2.63         $2.38-$2.81            4.25
                       146,250      $3.03         $2.82-$3.13            5.75
                        92,500      $3.34         $3.14-$3.48            6.75

   Subsequent to April 30, 1998, all 346,001 executive stock options lapsed without being exercised.

 Stock Savings Plans

   Staveley Industries sponsored a stock savings plan whereby all eligible employees could contribute a certain portion of their paycheck to a fund which would allow them to purchase Staveley shares at a price 20 percent below the market price at the date of grant. These options were normally exercisable within 4 to 6 years from the grant date. During fiscal year 1998, Weigh-Tronix Business employees exercised the right to obtain 18,454 Staveley shares within the Staveley stock savings plan. Subsequent to November 1997, the Staveley Industries share price declined below the exercise price and no further exercises took place.

                      WEIGH-TRONIX SCALE PRODUCTS BUSINESS

                         (In Thousands of U.S. Dollars)

11. Transactions with Staveley Industries

   Weigh-Tronix Business selling, general and administrative expenses in the accompanying combined statement of operations include an allocation from Staveley for centralized legal, accounting, insurance services, information technology services, treasury and other Staveley Industries corporate and infrastructure costs. The expense allocation of $2,120 has been determined on a weighted average basis of headcount and sales revenue that Weigh-Tronix Business considered to be a reasonable reflection of the utilization of services provided to or the benefit received by the Weigh-Tronix Business.

   Certain Weigh-Tronix Business units participated in the Staveley centralized cash management services. Under this arrangement daily cash receipts were collected in separate lock boxes and the amounts were swept on a daily basis into an interest-bearing Staveley overnight account. The Weigh-Tronix Business did not receive any interest income from this arrangement and none has been allocated to the Weigh-Tronix Business in the accompanying combined financial statements.

   Account balances of the Weigh-Tronix Business, which are settled through intercompany billings to Staveley Industries or its subsidiaries, have been reported as part of the shareholder's net investment. Changes in shareholder's net investment represent Staveley Industries' transfer of its net investment in the Weigh-Tronix Business, after giving effect to the net earnings of the Weigh-Tronix Business plus net cash transfers to or from Staveley Industries. All receivables and payables to Staveley Industries and its non-Weigh-Tronix subsidiaries have been accumulated in the balance of shareholder's net investment.

12. Commitments and Contingencies

 Lease Commitments

   Weigh-Tronix Business leases certain manufacturing, warehousing and office facilities in addition to certain office equipment and vehicles. Several leases include options for renewal or purchase. Lease terms generally range from 1 to 15 years.

   Future minimum lease payments for lease obligations at March 31, 1998 are as follows:

                                                               Capital Operating
                                                               leases   leases
                                                               ------- ---------
   1999.......................................................  $ 36    $1,544
   2000.......................................................    64       923
   2001.......................................................    16       616
   2002.......................................................    34       501
   2003.......................................................   --        118
   Thereafter.................................................   --         13
                                                                ----    ------
   Total minimum lease payments...............................   150    $3,715
                                                                        ======
   Less amounts representing interest.........................   (20)
                                                                ----
   Present value of net minimum payments......................   130
   Less current portion.......................................   (27)
                                                                ----
                                                                $103
                                                                ====

   Total rent expense under all operating lease agreements was $2,165 for the year ended March 31, 1998 and $171 for the one month ended April 30, 1998.

                      WEIGH-TRONIX SCALE PRODUCTS BUSINESS

                         (In Thousands of U.S. Dollars)


12. Commitments and Contingencies (Continued)

 Litigation

   Certain claims, suits and complaints associated with the ordinary course of business are pending or may arise against Weigh-Tronix Business, including all of its direct and indirect subsidiaries. In the opinion of management, all matters are adequately covered by insurance or, if not covered, are without merit or are of such kind, or involve such amounts as would not have a material effect on the financial position, results of operations and cash flows of the Company if disposed of unfavorably.

13. Segment Information

   The Weigh-Tronix Business has retroactively applied Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information," to the accompanying combined financial statements. SFAS 131 establishes standards for the reporting of information about operating segments in annual and interim financial statements. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker(s) in deciding how to allocate resources and in assessing performance. SFAS 131 also requires disclosures about products and services, geographic areas and major customers.

   The Weigh-Tronix Business is organized for management purposes into three reportable business segments: the North American Industrial division, the European Industrial division and the Consumers division. Weigh-Tronix Business' reportable business segments are managed separately based on differences in their products and operations.

   The North American Industrial division manufactures and markets industrial, agricultural and postal weighing systems as well as force measurement products throughout the United States and Canada. These products, which are primarily electronic in nature, are manufactured at three facilities located in Fairmont, Minnesota, Santa Rosa, California and Montreal, Canada. The industrial products manufactured by Fairmont and Santa Rosa are sold through a network of distributors who maintain their own aftermarket service centers. However, distribution and service sales in Canada are primarily operated through an internal sales and service force.

   The Eurpoean Industrial division manufactures and sells industrial scales in the United Kingdom as well as distributing specific models of electronic scales that have been manufactured by the North American Industrial division. In addition to the range of electronic scales, the European Industrial division also manufactures mechanical scales at its location in West Bromwich, United Kingdom. Most sales are made directly to the end user, with a large percentage being after sales service, which are administered through Weigh-Tronix Business owned service centers strategically located throughout the United Kingdom.

   The Consumers division distributes residential scales to the retail sector primarily in the United Kingdom and the United States. These residential scales include consumer scale products used in kitchens and bathrooms.

                      WEIGH-TRONIX SCALE PRODUCTS BUSINESS

                         (In Thousands of U.S. Dollars)

13. Segment Information (Continued)

   Weigh-Tronix Business evaluates performance and allocates resources based on operating income. The reporting segments follow the same accounting policies for the Weigh-Tronix Business combined financial statements as described in the summary of significant accounting policies. The following is a tabulation of the business segment information for each of the periods presented.

                              North
                             American   European            Inter-
                            Industrial Industrial Consumers Segment   Total
                            ---------- ---------- --------- -------  --------
Year ended March 31, 1998:
External product sales.....  $52,813    $17,054    $18,982  $   --   $ 88,849
External service sales.....   13,338     11,664        --       --     25,002
                             -------    -------    -------  -------  --------
Total external sales.......  $66,151    $28,718    $18,982  $   --   $113,851
                             =======    =======    =======  =======  ========
Intersegment sales.........  $ 2,881    $   238    $   --   $   --   $  3,119
Gross profit...............   19,874      9,283      5,335      --     34,492
Depreciation and
 amortization..............    4,598        832        250      --      5,680
Operating income...........    1,097      1,720      1,093       15     3,925
Interest income............      (35)        (7)       --       --        (42)
Interest expense...........       27        --         --       --         27
Other (income) expense,
 net.......................      (56)       --          29       81        54
Provision for income
 taxes.....................    1,305        553        328      --      2,186
                             -------    -------    -------  -------  --------
Net income (loss)..........  $ (144)    $ 1,174    $   736  $   (66) $  1,700
                             =======    =======    =======  =======  ========
One Month Ended April 30,
 1998:
External product sales.....  $ 5,270    $ 1,627    $ 1,632  $   --   $  8,529
External service sales.....    1,238      1,097        --       --      2,335
                             -------    -------    -------  -------  --------
Total external sales.......  $ 6,508    $ 2,724    $ 1,632  $   --   $ 10,864
                             =======    =======    =======  =======  ========
Intersegment sales.........  $   255    $    12    $   --   $   --   $    267
Gross profit...............    2,138        893        444      --      3,475
Depreciation and
 amortization..............      380         88         22      --        490
Operating income...........      418        229         78       26       751
Interest income............       (4)       --         --       --         (4)
Interest expense...........      --         --         --       --        --
Other (income) expense,
 net.......................      --         --         (37)       7       (30)
Provision for income
 taxes.....................      217        121         37      --        375
                             -------    -------    -------  -------  --------
Net income.................  $   205    $   108    $    78  $    19  $    410
                             =======    =======    =======  =======  ========
March 31, 1998:
Long-lived assets..........  $38,238    $ 7,431    $ 1,164  $   --   $ 46,833
Total assets...............  $72,313    $20,496    $ 9,441  $(2,863) $ 99,387
Year ended March 31, 1998:
Capital expenditures.......  $ 2,506    $   957    $   212  $   --   $  3,675
One Month Ended April 30,
 1998:
Capital expenditures.......  $    45    $   100    $    64  $   --   $    209

                      WEIGH-TRONIX SCALE PRODUCTS BUSINESS

                         (In Thousands of U.S. Dollars)

13. Segment Information (Continued)

   Net sales by customer location for the year ended March 31, 1998 and the one month ended April 30, 1998 were as follows:

                                                               Year    One Month
                                                               Ended     Ended
                                                             March 31, April 30,
                                                               1998      1998
                                                             --------- ---------
   Net sales:
   United States............................................ $ 55,736   $ 5,360
   United Kingdom...........................................   35,704     3,059
   Canada...................................................    9,395     1,002
   Australia................................................    2,978       164
   Other....................................................   10,038     1,279
                                                             --------   -------
                                                             $113,851   $10,864
                                                             ========   =======

   Long-lived assets by location as of March 31, 1998 were as follows:

                                                                       March 31,
                                                                         1998
                                                                       ---------
   Long-lived assets:
   United States......................................................  $36,632
   United Kingdom.....................................................    8,360
   Canada.............................................................    1,606
   Australia..........................................................      235
                                                                        -------
                                                                        $46,833
                                                                        =======

14. Supplemental Financial Information

                                          Additions
                                    ---------------------
                         Balance at Charged to Charged to            Balance at
                         Beginning  Costs and    Other                 End of
Description              of Period   Expenses   Accounts  Deductions   Period
-----------              ---------- ---------- ---------- ---------- ----------
Allowance for doubtful
 accounts:
One month ended April
 30, 1998...............   $1,333     $   20      $--       $ --       $1,353
Twelve months ended
 March 31, 1998.........   $1,315     $  197      $--       $(179)     $1,333

Deferred tax asset
 valuation allowance:
One month ended April
 30, 1998...............   $3,962     $  --       $--       $ (49)     $3,913
Twelve months ended
 March 31, 1998.........   $4,159     $  --       $--       $(197)     $3,962

Inventory reserve for
 obsolescence:
One month ended April
 30, 1998...............   $5,944     $  176      $--       $ (82)     $6,038
Twelve months ended
 March 31, 1998.........   $4,879     $1,572      $--       $(507)     $5,944

15. Subsequent Event

   On May 1, 1998, Staveley PLC signed a Stock and Asset Purchase Agreement to sell Weigh-Tronix Business for approximately $81,800.

   On March 8, 2000, a subsidiary of Weigh-Tronix, LLC entered into an agreement to acquire the Avery Berkel Group from Marconi Corporation plc for (Pounds)105.0 million (approximately $165.9 million). Avery Berkel

                      WEIGH-TRONIX SCALE PRODUCTS BUSINESS

                         (In Thousands of U.S. Dollars)

15. Subsequent Event (Continued)

is a leading manufacturer, distributor and servicer of industrial and food retail weighing systems and other food processing equipment. The acquisition is expected to be completed in May 2000 and will be accounted for as a purchase. In connection with the acquisition, a subsidiary of Weigh-Tronix, LLC will enter into a New Senior Credit Facility and issue Senior Subordinated Notes due in 2010 (See Note 16).

16. Supplemental Combining Financial Statements

   The following summarized combined financial information presents guarantor and non-guarantor results of operations, financial position, and cash flows of Weigh-Tronix Business under the Senior Subordinated Notes. The Senior Subordinated Notes are guaranteed fully and unconditionally, jointly and severally, on an unsecured senior subordinated basis by the guarantor subsidiaries.

   The summarized combined financial information was prepared using the same combination policies as presented in Note 2--Summary of Significant Accounting Policies. Management asserts that separate complete financial statements of the Issuer and subsidiary guarantors or the senior subordinated notes would not provide additional material information that would be useful in assessing the financial composition of the guarantors or the sufficiency of the guarantees.

                  Combined Balance Sheet as of March 31, 1998

                                 Guarantor   Non-Guarantor
                                Subsidiaries Subsidiaries  Eliminations  Total
                                ------------ ------------- ------------ -------
Assets
Current assets:
  Cash........................    $  4,767      $  312       $   --     $ 5,079
  Accounts receivable, net....      21,090         325        (2,553)    18,862
  Inventories, net............      23,933         499          (310)    24,122
  Deferred income taxes.......       2,807           9           --       2,816
  Prepaid expenses and other
   current assets.............       1,061           1           --       1,062
                                  --------      ------       -------    -------
    Total current assets......      53,658       1,146        (2,863)    51,941
Property, plant and equipment,
 net..........................      19,977         235           --      20,212
Goodwill......................      25,312         --            --      25,312
Deferred income taxes.........         612           1           --         613
Other assets..................       1,285          24           --       1,309
                                  --------      ------       -------    -------
    Total assets..............    $100,844      $1,406       $(2,863)   $99,387
                                  ========      ======       =======    =======
Liabilities and Shareholder's
 Net Investment
Current liabilities:
  Accounts payable............    $  9,286      $  324       $(2,472)   $ 7,138
  Accrued expenses............       9,461         101           --       9,562
  Deferred revenue............         836         --            --         836
  Current portion of
   obligations under capital
   leases.....................         --           27           --          27
                                  --------      ------       -------    -------
    Total current
     liabilities..............      19,583         452        (2,472)    17,563
Obligations under capital
 leases, net of current
 portion......................         --          103           --         103
                                  --------      ------       -------    -------
    Total liabilities.........      19,583         555        (2,472)    17,666
Commitments and contingencies
 (Note 12)
Shareholder's net investment..      81,261         851          (391)    81,721
                                  --------      ------       -------    -------
    Total liabilities and
     shareholder's net
     investment...............    $100,844      $1,406       $(2,863)   $99,387
                                  ========      ======       =======    =======

                      WEIGH-TRONIX SCALE PRODUCTS BUSINESS

                         (In Thousands of U.S. Dollars)

16. Supplemental Combining Financial Statements (Continued)

       Combined Statement of Operations for the Year Ended March 31, 1998

                                Guarantor   Non-Guarantor
                               Subsidiaries Subsidiaries  Eliminations  Total
                               ------------ ------------- ------------ --------
Revenues:
  Product sales..............    $ 94,677      $1,935       $(7,763)   $ 88,849
  Services...................      24,739         263           --       25,002
                                 --------      ------       -------    --------
    Total revenues...........     119,416       2,198        (7,763)    113,851
Cost of revenues:
  Cost of products sold......      69,164       1,185        (7,778)     62,571
  Cost of services...........      16,721          67           --       16,788
                                 --------      ------       -------    --------
  Cost of revenues...........      85,885       1,252        (7,778)     79,359
                                 --------      ------       -------    --------
  Gross profit...............      33,531         946            15      34,492
Operating expenses:
  Selling, general and
   administrative............      25,771         828           --       26,599
  Depreciation and
   amortization..............       3,917          51           --        3,968
                                 --------      ------       -------    --------
    Operating income.........       3,843          67            15       3,925
Interest income..............         (35)         (7)          --          (42)
Interest expense.............          27         --            --           27
Other (income) expense, net..         (26)        --             80          54
                                 --------      ------       -------    --------
    Income before provision
     for income taxes........       3,877          74           (65)      3,886
Provision for income taxes...       2,167          19           --        2,186
                                 --------      ------       -------    --------
    Net income...............    $  1,710      $   55       $   (65)   $  1,700
                                 ========      ======       =======    ========

                      WEIGH-TRONIX SCALE PRODUCTS BUSINESS

                         (In Thousands of U.S. Dollars)

16. Supplemental Combining Financial Statements (Continued)

       Combined Statement of Cash Flows for the Year Ended March 31, 1998

                                 Guarantor   Non-Guarantor
                                Subsidiaries Subsidiaries  Eliminations  Total
                                ------------ ------------- ------------ -------
Net cash provided by operating
 activities...................    $ 3,541        $ 113        $(116)    $ 3,538
Cash flows from investing
 activities:
  Expenditures for property
   and equipment..............     (3,638)         (37)         --       (3,675)
  Proceeds from sales of
   property and equipment.....        159          --           --          159
                                  -------        -----        -----     -------
Net cash used in investing
 activities...................     (3,479)         (37)         --       (3,516)
Cash flows from financing
 activities:
  Payments made on capital
   lease obligations..........        --           (68)         --          (68)
  Repayment of debt...........       (490)         --           --         (490)
  Net change in amount due to
   Staveley Industries........     (4,133)        (146)         --       (4,279)
                                  -------        -----        -----     -------
Net cash used in financing
 activities...................     (4,623)        (214)         --       (4,837)
Effect of exchange rates on
 cash.........................        167          (72)         116         211
                                  -------        -----        -----     -------
Net decrease in cash..........     (4,394)        (210)         --       (4,604)
Cash, beginning of the
 period.......................      9,161          522          --        9,683
                                  -------        -----        -----     -------
Cash, end of the period.......    $ 4,767        $ 312        $ --      $ 5,079
                                  =======        =====        =====     =======

                      WEIGH-TRONIX SCALE PRODUCTS BUSINESS

                         (In Thousands of U.S. Dollars)

16. Supplemental Combining Financial Statements (Continued)

    Combined Statement of Operations for the One Month Ended April 30, 1998

                                 Guarantor   Non-Guarantor
                                Subsidiaries Subsidiaries  Eliminations  Total
                                ------------ ------------- ------------ -------
Revenues:
  Product sales...............    $ 9,127        $121         $(719)    $ 8,529
  Services....................      2,311          24           --        2,335
                                  -------        ----         -----     -------
    Total revenues............     11,438         145          (719)     10,864

Cost of revenues:
  Cost of products sold.......      6,541          78          (745)      5,874
  Cost of services............      1,508           7           --        1,515
                                  -------        ----         -----     -------
    Cost of revenues..........      8,049          85          (745)      7,389
                                  -------        ----         -----     -------
    Gross profit..............      3,389          60            26       3,475
Operating expenses:
  Selling, general and
   administrative.............      2,347          73           --        2,420
  Depreciation and
   amortization...............        299           5           --          304
                                  -------        ----         -----     -------
    Operating income (loss)...        743         (18)           26         751
Interest income...............         (4)        --            --           (4)
Interest expense..............        --          --            --          --
Other (income) expense, net...        (37)        --              7         (30)
                                  -------        ----         -----     -------
    Income before provision
     (benefit) for income
     taxes....................        784         (18)           19         785
Provision (benefit) for income
 taxes........................        381          (6)          --          375
                                  -------        ----         -----     -------
    Net income (loss).........    $   403        $(12)        $  19     $   410
                                  =======        ====         =====     =======

                      WEIGH-TRONIX SCALE PRODUCTS BUSINESS

                         (In Thousands of U.S. Dollars)

16. Supplemental Combining Financial Statements (Continued)

    Combined Statement of Cash Flows for the One Month Ended April 30, 1998

                               Guarantor   Non-Guarantor
                              Subsidiaries Subsidiaries  Eliminations  Total
                              ------------ ------------- ------------ -------
Net cash provided by (used
 in) operating activities....   $ 1,021        $(29)         $(81)    $   911

Cash flows from investing
 activities:
  Expenditures for property
   and equipment.............      (209)        --            --         (209)
  Proceeds from sales of
   property and equipment....       --          --            --          --
                                -------        ----          ----     -------
Net cash used in investing
 activities..................      (209)        --            --         (209)

Cash flows from financing
 activities:
  Payments made on capital
   lease obligations.........       --          --            --          --
  Repayment of debt..........       --          --            --          --
  Net change in amount due to
   Staveley Industries.......    (1,442)        (12)           15      (1,439)
                                -------        ----          ----     -------
Net cash used in financing
 activities..................    (1,442)        (12)           15      (1,439)
Effect of exchange rates on
 cash........................       (15)         (6)           66          45
                                -------        ----          ----     -------
Net decrease in cash.........      (645)        (47)          --         (692)
Cash, beginning of the
 period......................     4,767         312           --        5,079
                                -------        ----          ----     -------
Cash, end of the period......   $ 4,122        $265          $--      $ 4,387
                                =======        ====          ====     =======

           INDEPENDENT AUDITORS' REPORT TO THE BOARD OF DIRECTORS AND
                     SHAREHOLDERS OF THE AVERY BERKEL GROUP

   We have audited the accompanying combined balance sheets of the Avery Berkel Group as of 31 March 2000, 1999 and 1998, and the related statements of income, cash flows, and retained earnings for each of the three years in the period ended 31 March 2000, all expressed in pounds sterling. The financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above, expressed in pounds sterling, present fairly, in all material respects, the financial position of the Avery Berkel Group as at 31 March 2000, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended 31 March 2000, in conformity with accounting principles generally accepted in the United Kingdom (which differ in certain material respects from generally accepted accounting principles in the United States of America--see
Note 28).

   Our audits were made for the purpose of forming an opinion on the combined financial statements taken as a whole. The supplemental schedule of valuation and qualifying amounts listed in note 30 is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. The schedule is the responsibility of the Group's management. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, based on our audits, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Deloitte & Touche
Colmore Gate
2 Colmore Row

Birmingham, England
B3 2BN
July 20, 2000

                               AVERY BERKEL GROUP

                       COMBINED PROFIT AND LOSS ACCOUNTS

                                            Year ended  Year ended  Year ended
                                             31 March    31 March    31 March
                                       Note    2000        1999        1998
                                       ---- ----------- ----------- -----------
                                            (Pounds)000 (Pounds)000 (Pounds)000
Turnover.............................    1    155,484     146,346     149,031
Costs of Sales.......................         (96,696)    (90,003)    (91,036)
                                              -------     -------     -------
Gross Profit.........................          58,788      56,343      57,995
                                              -------     -------     -------
Net operating expenses
  Distribution Costs.................         (31,495)    (29,488)    (29,815)
  Administration expenses............         (22,488)    (22,037)    (20,224)
  Other Operating income.............             654         560         344
                                              -------     -------     -------
                                              (53,329)    (50,965)    (49,695)
                                              -------     -------     -------
Operating profit.....................           5,459       5,378       8,300
Share of operating profit of
 associates..........................             471         564         990
                                              -------     -------     -------
Total operating profit...............  1,2      5,930       5,942       9,290
Profit on sale of fixed assets.......           1,120       1,965       2,247
Interest receivable..................           2,030         422         663
Interest payable.....................            (167)       (171)       (212)
Share of associate interest..........              (6)         22          49
                                              -------     -------     -------
Profit on ordinary activities before
 taxation............................           8,907       8,180      12,037
Taxation on profit on ordinary
 activities..........................    3     (2,230)     (3,030)     (3,465)
                                              -------     -------     -------
Profit on ordinary activities after
 taxation............................           6,677       5,150       8,572
Equity Minority interests ...........             (71)       (115)        --
                                              -------     -------     -------
Profit on ordinary activities
 attributable to shareholders........           6,606       5,035       8,572
Dividends paid.......................    4    (39,870)        --       (4,100)
                                              -------     -------     -------
Retained (loss)/profit for the year..   15    (33,264)      5,035       4,472
                                              =======     =======     =======

   All activities derive from continuing operations.

                               AVERY BERKEL GROUP

                            COMBINED BALANCE SHEETS

                                             31 March    31 March    31 March
                                       Note    2000        1999        1998
                                       ---- ----------- ----------- -----------
                                            (Pounds)000 (Pounds)000 (Pounds)000
Fixed Assets
Intangible Assets....................    5         77          81         --
Tangible Assets......................    7     16,040      18,950      19,471
Investments..........................    8      1,983       1,972       3,741
                                              -------     -------     -------
                                               18,100      21,003      23,212
Current Assets
Stocks...............................   10     31,693      28,880      25,222
Debtors..............................   11     41,478      47,522      41,197
Cash at Bank and in hand.............           8,168       8,134       7,228
                                              -------     -------     -------
                                               81,339      84,536      73,647
Creditors: Amounts falling due within
 one year............................   12    (92,376)    (75,254)    (71,418)
                                              -------     -------     -------
Net Current (Liabilities)/Assets.....         (11,037)      9,282       2,229
                                              -------     -------     -------
Total Assets less Current
 Liabilities.........................           7,063      30,285      25,441
Creditors: Amounts falling due after
 one year............................   12       (153)        (87)       (110)
Provisions for Liabilities and
 Charges.............................   13     (6,774)     (7,494)     (7,812)
                                              -------     -------     -------
                                                  136      22,704      17,519
Minority Interest....................          (3,115)     (3,193)        --
                                              -------     -------     -------
Total Net (Liabilities)/Assets.......          (2,979)     19,511      17,519
                                              =======     =======     =======
Capital and Reserves
Called up Share Capital..............   14     10,646      10,809      10,720
Profit and Loss Account..............   15    (13,625)      8,702       6,799
                                              -------     -------     -------
Equity Shareholder (Deficit)/Funds...   16     (2,979)     19,511      17,519
                                              =======     =======     =======

   These financial statements were approved by the Board of Directors on
2000

Signed on behalf of the Board of Directors

___________________________    ___________________________
DIRECTOR                        DIRECTOR

                               AVERY BERKEL GROUP

                          COMBINED CASHFLOW STATEMENTS

                                           Year ended  Year ended  Year ended
                                            31 March    31 March    31 March
                                      Note    2000        1999        1998
                                      ---- ----------- ----------- -----------
                                           (Pounds)000 (Pounds)000 (Pounds)000
Net cash inflow from operating
 activities..........................  20      2,313      10,167      11,229
Dividends received from associates...            143         361         332
Returns on investments and servicing
 of finance..........................  21      1,714          (1)        451
Taxation.............................  21      5,323      (3,690)     (3,419)
Capital expenditure and financial
 investment..........................  21     (1,801)     (3,341)     (2,712)
Acquisitions and disposals...........  23         16         442        (665)
Equity dividends paid................        (39,870)        --       (4,100)
                                             -------     -------     -------
Cash inflow/(outflow) before use of
 liquid resources and financing......        (32,162)      3,938       1,116
Management of liquid resources.......  22      2,986      (2,876)        108
Financing--Marconi loans.............  22     18,390      (4,973)      5,216
                                             -------     -------     -------
Increase/(decrease) in cash in the
 period..............................        (10,786)     (3,911)      6,440
                                             =======     =======     =======
RECONCILIATION OF NET CASH FLOW TO
 MOVEMENT IN NET DEBT................  22
Increase/(decrease) in cash in the
 period..............................        (10,786)     (3,911)      6,440
Cash inflow/(outflow) from
 increase/(decrease) in debt and
 lease financing.....................        (18,390)      4,973      (5,216)
Net debt acquired with subsidiary....            --        1,276         --
Cash inflow/(outflow) from
 decrease/(increase) in liquid
 resources...........................         (2,986)      2,876        (108)
                                             -------     -------     -------
Change in net debt resulting from
 cash flows..........................        (32,162)      5,214       1,116
Effect of Carve out adjustments......          6,380         412      (4,099)
Translation difference...............          4,630      (2,308)      4,583
                                             -------     -------     -------
                                             (21,152)      3,318       1,600
Net debt brought forward.............        (23,944)    (27,262)    (28,862)
                                             -------     -------     -------
Net debt carried forward.............        (45,096)    (23,944)    (27,262)
                                             =======     =======     =======

                               AVERY BERKEL GROUP

            COMBINED STATEMENTS OF TOTAL RECOGNISED GAINS AND LOSSES

                                            Year ended  Year ended  Year ended
                                             31 March    31 March    31 March
                                               2000        1999        1998
                                            ----------- ----------- -----------
                                            (Pounds)000 (Pounds)000 (Pounds)000
Profit for the financial period...........     6,606       5,035       8,572
Currency translation difference on foreign
 currency net investment..................     4,394      (3,455)      3,320
                                              ------      ------      ------
Total recognised gains and losses relating
 to the period............................    11,000       1,580      11,892
                                              ======      ======      ======

                               AVERY BERKEL GROUP

                             NOTES TO THE ACCOUNTS

ACCOUNTING POLICIES

   The financial statements have been prepared in accordance with applicable UK accounting standards. The particular accounting policies adopted by the directors are described below.

   (i) ACCOUNTING CONVENTION

The accounts have been prepared under the historical cost convention.

   (ii) BASIS OF COMBINATION

The combined financial statements of the Avery Berkel Group incorporate Avery Berkel Holdings Limited (formerly GEC Avery International Limited) and Maatschappij van Berkel's Patent B.V. and their subsidiary companies included in the sale to Weigh-Tronix UK Limited (see note 25). All intercompany accounts and transactions have been eliminated. Information on companies included in the combined statements is set out in note 9.

Assets, liabilities, income, expenditure and cash flows of subsidiaries and operations that do not form part of the sale to Weigh-Tronix UK Limited, have been excluded from the combined financial statements. These operations have been segregated as carve out adjustments for purposes of presenting reconciliations of profit and loss reserves, reconciliation of movement in shareholders funds and analysis of cash flows (see notes 15, 16, 22 and 28). These carve out adjustments include items such as the proceeds and profit from the sale of the excluded companies; previous recapitalisations of certain of the excluded companies by Maatschappij van Berkel's Patent B.V.; and dividends received from the excluded companies.

   (iii) ACQUISITIONS AND DISPOSALS

   On the acquisition of a business, including an interest in an associated undertaking, fair values are attributed to the group's share of net separable assets. Where the cost of acquisition exceeds the fair values attributable to such net assets the difference is treated as purchased goodwill and, following the implementation of FRS10 for the year ended 31 March 1999, is capitalised in the combined balance sheet in the year of acquisition. Previously purchased goodwill was written off directly to reserves as noted below.

   The results and cash flows relating to a business are included in the combined profit and loss account and the combined cash flow statement from the date of acquisition or up to the date of disposal.

   (iv) GOODWILL AND INTANGIBLE FIXED ASSETS

   For acquisitions of a business, including an interest in an associated undertaking, following the implementation of FRS10 "Goodwill and Intangible Assets", purchased goodwill is capitalised in the year in which it arises and amortised over its estimated useful life up to a maximum of 20 years with a full year's charge for amortisation in the year of acquisition. The directors regard 20 years as a reasonable maximum for the estimated useful life of goodwill since it is difficult to make projections exceeding this period. Capitalised purchased goodwill in respect of subsidiaries is included within intangible fixed assets. Capitalised purchased goodwill relating to associates is included within the carrying value of the associate.

   Goodwill which arose on the acquisition of a business, including an interest in an associated undertaking, in prior periods and was written off to the profit and loss account reserve as a matter of accounting policy remains eliminated in that reserve and will be charged or credited in the profit and loss account as appropriate on the subsequent disposal of the business to which it related.

                               AVERY BERKEL GROUP

   (v) FIXED ASSETS

   Depreciation is calculated on the straight line basis to write off initial cost at the following rates per annum.

   Leasehold land and buildings are amortised over a period of fifty years, or where less, the remaining term of the lease at the time of acquisition.

   Freehold buildings are amortised over a period of fifty years or over the remaining useful life of the building at the time of acquisition where this is less than fifty years. Freehold land is not depreciated.

     Hire equipment:
       Weighbridges..................................................... 20%
       Other............................................................ 50%
     Tooling............................................................ 20%-33%
     IT Equipment....................................................... 20%-33%
     Motor Vehicles..................................................... 25%
     Other assets....................................................... 10%-25%

   When assets are sold or scrapped, the cost of the asset and the related accumulated depreciation are removed from the respective accounts, and any profits or losses are recognised.

   (vi) INVESTMENTS

   Except as stated below, investment held as fixed assets are stated at cost less provision for any permanent diminution in value.

   In the combined accounts, shares in associated undertakings are accounted for using the equity method. The combined profit and loss accounts include the Group's share of the pre tax profits and attributable taxation of the associated undertakings based on unaudited financial statements for the period covered by the combined financial statements. Certain of the associated undertaking have a year end of 31 December which is non coterminus with the Avery Berkel Group. In the combined balance sheets, the investment in associated undertakings is shown at the Groups share of the net assets of the associated undertakings. Following the implementation of FRS's 9 and 10 in the year ended 31 March 1999, goodwill arising on acquisition of an associate is capitalised, as part of the carrying amount in the combined balance sheet, and amortised over its estimated useful life. Previously such goodwill was written off to reserves as a matter of accounting policy. (See note above on Goodwill and Intangible fixed assets).

   (vii) STOCKS

   Stocks and work in progress are valued at the lower of cost and estimated net realisable value. Cost comprises materials, direct labour and a share of production overheads appropriate to the relevant stage of production. Net realisable value is based on estimated selling price less all further costs to completion and relevant marketing, selling and distribution costs.

   (viii) DEFERRED TAXATION

   Deferred Taxation is provided in full on timing differences relating to pension and other post retirement benefits calculated at the rates at which it is expected that tax will arise.

   Deferred Taxation is provided on other timing differences which are expected to reverse in the future without replacement, at the rate of tax anticipated to apply in the year of assessment.

                               AVERY BERKEL GROUP

   (ix) FOREIGN CURRENCIES

   Transactions denominated in foreign currencies are translated into the functional currency at the rates ruling at the date of transaction. Monetary assets and liabilities denominated in foreign currencies are translated into sterling at the rates of exchange ruling at the balance sheet date. Transaction differences arising are dealt with in the profit and loss account.

   The financial statements of foreign subsidiaries are translated into sterling at the closing rates of exchange and the differences arising from the translation of the opening net investment in subsidiaries at the closing rate are taken directly to reserves.

   (x) LEASES

   Rental costs under operating leases are charged to profit and loss account in equal annual amounts over the periods of the leases.

   (xi) PENSIONS AND POST RETIREMENT BENEFITS

   The expected costs of providing pensions, and other post retirement benefits, as calculated by professionally qualified independent actuaries, is charged to the profit and loss account, so as to spread the cost over the expected average remaining service lives of current employees in such a way that the pension is a substantial percentage of current and expected future pensionable payroll.

   The group also operates a number of defined contribution schemes for certain of its employees. The group's contributions to these schemes are charged to the profit and loss account as incurred.

   (xii) TURNOVER

   Turnover represents the invoiced value, excluding value added tax, of sales of goods and services excluding sales to other combining companies in the Avery Berkel Group. Products turnover is recognised at the time the product is despatched or installed where installation is required under the terms of the sale. Service turnover is recognised as the related services are performed. Contract service revenue invoiced in advance for fixed periods is taken to turnover in equal monthly instalments over the period of the contract.

   (xiii) RESEARCH AND DEVELOPMENT

   Research and development expenditure is written off in the period in which it is incurred.

1. ANALYSIS OF TURNOVER, OPERATING PROFIT AND NET ASSETS

Geographical analysis of turnover by destination

                                             Year ended  Year ended  Year ended
                                              31 March    31 March    31 March
                                                2000        1999        1998
                                             ----------- ----------- -----------
                                             (Pounds)000 (Pounds)000 (Pounds)000
   United Kingdom...........................    71,396      67,395      67,665
   Rest of Europe...........................    37,000      36,808      37,972
   The Americas.............................    20,235      19,370      20,999
   Asia Pacific.............................    17,318      12,232      10,031
   Africa...................................     9,535      10,541      12,364
                                               -------     -------     -------
                                               155,484     146,346     149,031
                                               =======     =======     =======

                               AVERY BERKEL GROUP

   In the opinion of the Directors, the group has only one class of business being design, manufacture, sale and service of weighing machines, slicers and other food processing equipment and systems. A geographical analysis of turnover, operating profits and net assets by location is given below.

Geographical analysis of turnover by location

                                             Year ended  Year ended  Year ended
                                              31 March    31 March    31 March
                                                2000        1999        1998
                                             ----------- ----------- -----------
                                             (Pounds)000 (Pounds)000 (Pounds)000
   United Kingdom...........................    83,362      77,436      79,585
   Rest of Europe...........................    29,759      30,799      30,276
   The Americas.............................    19,009      18,545      19,873
   Asia Pacific.............................    14,749      10,228       7,862
   Africa...................................     8,605       9,338      11,435
                                               -------     -------     -------
                                               155,484     146,346     149,031
                                               =======     =======     =======

Geographical analysis of operating profit by location

                                             Year ended  Year ended  Year ended
                                              31 March    31 March    31 March
                                                2000        1999        1998
                                             ----------- ----------- -----------
                                             (Pounds)000 (Pounds)000 (Pounds)000
   United Kingdom ..........................     5,247       3,443       7,724
   Rest of Europe...........................      (511)       (432)       (999)
   The Americas.............................       244         894         368
   Asia Pacific.............................       527         792          91
   Africa...................................       (48)        681       1,116
   Associated Companies.....................       471         564         990
                                               -------     -------     -------
                                                 5,930       5,942       9,290
                                               =======     =======     =======

Geographical analysis of net assets by location

                                              31 March    31 March    31 March
                                                2000        1999        1998
                                             ----------- ----------- -----------
                                             (Pounds)000 (Pounds)000 (Pounds)000
   United Kingdom...........................    24,571      50,871      46,631
   Rest of Europe...........................   (25,042)    (29,807)    (27,249)
   The Americas.............................   (12,514)    (11,761)    (11,209)
   Asia Pacific.............................     7,680       8,083       1,677
   Africa...................................     3,458       3,346       3,928
   Associated undertakings..................     1,983       1,972       3,741
   Minority interests.......................    (3,115)     (3,193)        --
                                               -------     -------     -------
                                                (2,979)     19,511      17,519
                                               =======     =======     =======

                               AVERY BERKEL GROUP

2. OPERATING PROFIT

                                          Year ended  Year ended  Year ended
                                           31 March    31 March    31 March
                                             2000        1999        1998
                                          ----------- ----------- -----------
                                          (Pounds)000 (Pounds)000 (Pounds)000
   Operating profit is arrived at after
    charging:
   Depreciation of owned tangible fixed
    assets...............................    5,664       6,483       6,016
   Goodwill amortisation.................        4           2         --
   Rentals under operating leases;
     Hire of plant and machinery.........    1,740         837         471
     Other operating leases..............      910         934         624
   Research and development..............    4,667       4,313       2,725
   Exceptional costs in respect of year
    2000.................................    1,702       2,937         933
                                             =====       =====       =====

3. TAXATION

   Taxation is based upon the profit of the year and comprises:

                                             Year ended  Year ended  Year ended
                                              31 March    31 March    31 March
                                                2000        1999        1998
                                             ----------- ----------- -----------
                                             (Pounds)000 (Pounds)000 (Pounds)000
   United Kingdom corporation tax at 30%
    for the year ended 31 March 2000 (31%--
    other years) ..........................     1,773       1,478       2,673
   Overseas Taxation.......................       611       1,009         237
   Associates undertakings.................       219         219         274
   Deferred taxation.......................        42         (11)        316
                                                -----       -----       -----
                                                2,645       2,695       3,500
   (Over)/under provision of UK Corporation
    tax ...................................      (611)         90         (55)
   (Over)/under provision of overseas tax..       136         264        (123)
   (Over)/under provision of deferred
    taxation...............................        60         (19)        143
                                                -----       -----       -----
                                                2,230       3,030       3,465
                                                =====       =====       =====

4. DIVIDENDS

                                             Year ended  Year ended  Year ended
                                              31 March    31 March    31 March
                                                2000        1999        1998
                                             ----------- ----------- -----------
                                             (Pounds)000 (Pounds)000 (Pounds)000
   On ordinary shares:
   Interim dividend paid....................   39,500         --        4,100
   Dividend in specie paid..................      370         --          --
                                               ------       ----        -----
                                               39,870         --        4,100
                                               ======       ====        =====

                               AVERY BERKEL GROUP

5. INTANGIBLE ASSETS

                                                                      Goodwill
                                                                     -----------
                                                                     (Pounds)000
   Cost
   At 1 April 1997 and 31 March 1998................................      --
   Additions in year ended 31 March 1999............................      83
                                                                         ---
   At 31 March 1999 and 31 March 2000...............................      83
                                                                         ===

   Accumulated Amortisation
   At 1 April 1997 and 31 March 1998................................      --
   Charge for the year..............................................       2
                                                                         ---
   At 31 March 1999.................................................       2
   Charge for the year..............................................       4
                                                                         ---
   At 31 March 2000.................................................       6
                                                                         ===

   Net Book Value
   At 31 March 2000.................................................      77
                                                                         ===
   At 31 March 1999.................................................      81
                                                                         ===
   At 31 March 1998.................................................      --
                                                                         ===

6. ACQUISITIONS

   a) Avery India Limited

   In August 1998, the group acquired a further 11.1% of the issued share capital of Avery India Limited, increasing the group's interest to 51%. This acquisition has been accounted for using the acquisition method of accounting. The amount of goodwill arising as a result of the acquisition is (Pounds)83,000. This has been capitalised on the group balance sheet.

   The profits after taxation of Avery India Limited, prior to acquisition, were as follows:

                                                                    Profit after
                                                                        Tax
                                                                    ------------
                                                                    (Pounds)000
     1 April 1998 to date of acquisition...........................      83
                                                                        ---
     Financial year ended 31 March 1998............................     696
                                                                        ===

                               AVERY BERKEL GROUP

   The following table explains the fair value of the assets and liabilities of Avery India Limited included in the combined financial statements at the date of acquisition:

                                                                      Book and
                                                                     fair value
                                                                     -----------
                                                                     (Pounds)000
     Net assets acquired:
       Tangible fixed assets........................................      882
       Investments..................................................      145
       Stocks.......................................................    1,980
       Debtors......................................................    4,531
       Cash at bank and in hand.....................................    1,718
       Creditors and provision......................................   (4,019)
       Taxation.....................................................     (357)
       Liquid Resources.............................................    1,276
       Minority interest............................................   (3,016)
                                                                       ------
                                                                        3,140
     Goodwill.......................................................       83
                                                                       ------
                                                                        3,223
                                                                       ======
     Satisfied by:
       Cash.........................................................    1,276
       Equity investment in existing 39.9% shareholding.............    1,947
                                                                       ------
                                                                        3,223
                                                                       ======

   Avery India Limited contributed an outflow of (Pounds)295,000 to the group's net operating cash flow, paid (Pounds)109,000 in respect of net return on investment and servicing of finance, paid (Pounds)266,000 in respect of taxation and utilised (Pounds)57,000 for investing activities during the year ended 31 March 1999.

   b) Weighbridge Hire

   In March 1998, the Group acquired the trade and certain assets of Weighbridge Hire for a total consideration of (Pounds)665,000. The tangible assets acquired principally related to weighbridges amounting to (Pounds)228,000. Goodwill of (Pounds)437,000 arising on the acquisition has been written off to reserves.

                               AVERY BERKEL GROUP

7. TANGIBLE FIXED ASSETS

                                                                   Plant
                                                                 Machinery
                                        Leasehold Properties    Equipment &
                           Freehold   -------------------------    Motor
                          Properties      Long        Short       Vehicles      Total
                         ------------ ------------ ------------ ------------ ------------
                         (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000
Cost
At 1 April 1997.........     8,061       1,299         267         46,344       55,971
Transfers in............       --          --          --              25           25
Business acquired.......       --          --          --             228          228
Additions...............       155         --            2          5,900        6,057
Disposals...............      (291)       (170)        (45)        (7,223)      (7,729)
Foreign Exchange
 translation
 difference.............      (245)         (2)        (13)        (1,533)      (1,793)
                            ------       -----         ---        -------      -------
At 31 March 1998........     7,680       1,127         211         43,741       52,759
                            ======       =====         ===        =======      =======
Cost
At 1 April 1998.........     7,680       1,127         211         43,741       52,759
Subsidiary acquired.....       486         --           96          2,254        2,836
Additions...............         7         --            6          6,986        6,999
Disposals...............    (1,009)       (102)        (63)        (4,042)      (5,216)
Foreign Exchange
 translation
 difference.............       (33)        --          --            (225)        (258)
                            ------       -----         ---        -------      -------
At 31 March 1999........     7,131       1,025         250         48,714       57,120
                            ======       =====         ===        =======      =======
Cost
At 1 April 1999.........     7,131       1,025         250         48,714       57,120
Reclassification........       171         (83)        (94)             6          --
Additions...............         9         --          --           4,208        4,217
Disposals...............      (572)       (461)        (40)       (12,043)     (13,116)
Foreign Exchange
 translation
 difference.............      (105)        --           (4)          (420)        (529)
                            ------       -----         ---        -------      -------
At 31 March 2000........     6,634         481         112         40,465       47,692
                            ======       =====         ===        =======      =======

                                                                    Plant
                                                                  Machinery
                                         Leasehold Properties    Equipment &
                            Freehold   -------------------------    Motor
                           Properties      Long        Short       Vehicles      Total
                          ------------ ------------ ------------ ------------ ------------
                          (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000
Accumulated Depreciation
At 1 April 1997.........     3,083         364          131         31,378       34,956
Transfers in............       --          --           --               7            7
Charge for the year.....       154          30            6          5,826        6,016
Disposals...............      (118)        (74)          (6)        (6,437)      (6,635)
Foreign Exchange
 translation
 difference.............       (71)         (2)          (4)          (979)      (1,056)
                             -----         ---          ---         ------       ------
At 31 March 1998........     3,048         318          127         29,795       33,288
                             =====         ===          ===         ======       ======

                               AVERY BERKEL GROUP

7. TANGIBLE FIXED ASSETS (Continued)

                                                                    Plant
                                                                  Machinery
                                         Leasehold Properties    Equipment &
                            Freehold   -------------------------    Motor
                           Properties      Long        Short       Vehicles      Total
                          ------------ ------------ ------------ ------------ ------------
                          (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000
Accumulated Depreciation
At 1 April 1998.........     3,048          318         127         29,795       33,288
Subsidiary acquired.....       182          --           74          1,698        1,954
Charge for the year.....       189           27           5          6,262        6,483
Disposals...............      (262)         (57)        (27)        (3,181)      (3,527)
Foreign Exchange
 translation
 difference.............       (16)         --            1            (13)         (28)
                             -----         ----         ---        -------      -------
At 31 March 1999........     3,141          288         180         34,561       38,170
                             =====         ====         ===        =======      =======
Accumulated Depreciation
At 1 April 1999.........     3,141          288         180         34,561       38,170
Reclassification........       107          (46)        (48)           (13)         --
Charge for the period...       159           19           1          5,485        5,664
Disposals...............      (204)        (146)        (40)       (11,430)     (11,820)
Foreign Exchange
 translation
 difference.............       (34)         --           (3)          (325)        (362)
                             -----         ----         ---        -------      -------
At 31 March 2000........     3,169          115          90         28,278       31,652
                             =====         ====         ===        =======      =======
Net Book Value
31 March 2000...........     3,465          366          22         12,187       16,040
                             =====         ====         ===        =======      =======
31 March 1999...........     3,990          737          70         14,153       18,950
                             =====         ====         ===        =======      =======
31 March 1998...........     4,632          809          84         13,946       19,471
                             =====         ====         ===        =======      =======

   Included in freehold properties above is land at a cost of (Pounds)1,132,000 (31 March 1999--(Pounds)1,361,000, 31 March 1998--(Pounds)1,455,000) which is not subject to depreciation.

                               AVERY BERKEL GROUP

8. INVESTMENTS

                                           Associated
                                          undertakings
                                            Share of      Other
                                           Net Assets  Investments    Total
                                          ------------ ----------- -----------
                                          (Pounds)000  (Pounds)000 (Pounds)000
Cost and net book value
At 1 April 1997..........................     3,710          6        3,716
Additions................................       --         --           --
Disposals................................       --         --           --
Profits retained for the year............       439        --           439
Foreign Exchange translation
 differences.............................      (414)       --          (414)
                                             ------        ---       ------
At 31 March 1998.........................     3,735          6        3,741
                                             ======        ===       ======

At 1 April 1998..........................     3,735          6        3,741
Other investments held by acquired
 subsidiary..............................       --         145          145
Additions................................       --         --           --
Disposals................................    (1,947)        (6)      (1,953)
Profits retained for the year............       174        --           174
Foreign Exchange translation
 differences.............................      (138)         3         (135)
                                             ------        ---       ------
At 31 March 1999.........................     1,824        148        1,972
                                             ======        ===       ======

At 1 April 1999..........................     1,824        148        1,972
Additions................................       --         --           --
Disposals................................       (16)       --           (16)
Profits retained for the period..........       112        --           112
Foreign Exchange translation
 differences.............................       (82)        (3)         (85)
                                             ------        ---       ------
At 31 March 2000.........................     1,838        145        1,983
                                             ======        ===       ======

                               AVERY BERKEL GROUP

9. ADDITIONAL INFORMATION ON COMBINING COMPANIES AND ASSOCIATED UNDERTAKINGS

   The principal companies included in the combined financial statements are set out below.

                                 Country of
                               incorporation                                 Guarantor/
Name                           and operation        Activity   Shareholding Non-Guarantor
----                      ------------------------ ----------- ------------ -------------
Avery Berkel Holdings
 Limited (formerly GEC
 Avery International
 Limited)...............  Great Britain            Holding Co.              Guarantor
Maatschappij van
 Berkel's Patent B.V....  Netherlands              Holding Co.              Non-Guarantor

Subsidiaries of Avery
 Berkel Holdings Limited
 (formerly GEC Avery
 International Limited)
Avery Berkel Limited
 (formerly GEC Avery
 Limited)...............  Great Britain            Trading         100%     Guarantor
Avery Berkel Properties
 Limited (formerly GEC
 Avery Properties
 Limited)...............  Great Britain            Non Trading     100%     Guarantor
GEC Avery Australia
 (Pty) Limited..........  Australia                Non Trading     100%     Non-Guarantor
W & T Avery (Malawi)
 Limited................  Malawi                   Trading         100%     Non-Guarantor
Avery Malaysia Sdn Bhd..  Malaysia                 Trading         100%     Non-Guarantor
GEC Avery Zimbabwe (Pvt)
 Limited................  South Africa             Trading         100%     Non-Guarantor
GEC Avery (Private)
 Limited................  Pakistan                 Trading         100%     Non-Guarantor
Avery Zambia Limited....  Zambia                   Non Trading     100%     Non-Guarantor
S.A. Scale Co (Pty)
 Limited................  South Africa             Trading         100%     Non-Guarantor
Berkel (Africa) (Pty)
 Limited................  South Africa             Non Trading     100%     Non-Guarantor
Avery Berkel S.A........  Spain                    Trading         100%     Non-Guarantor
Berkel (Ireland)
 Limited................  Ireland                  Trading         100%     Guarantor
Avery India Limited.....  India                    Trading          51%     Non-Guarantor

Subsidiaries of
 Maatschappij van
 Berkel's
 Patent B.V.
Berkel Sud Americana SAC
 EI.....................  Argentina                Non Trading     100%     Non-Guarantor
Berkel Deutschland
 GmbH...................  Germany                  Trading         100%     Non-Guarantor
Berkel Operations GmbH..  Germany                  Non Trading     100%     Non-Guarantor
Berkel S.A..............  France                   Trading         100%     Non-Guarantor
Brevetti van Berkel
 S.p.A..................  Italy                    Trading         100%     Non-Guarantor
B.V. Handel-en Industrie
 Maatschappij
 Handustrie.............  Netherlands              Non Trading     100%     Non-Guarantor
Avery Berkel Central
 European Warehouse
 B.V....................  Netherlands              Non Trading     100%     Non-Guarantor
Berkel International
 B.V....................  Netherlands              Non Trading     100%     Non-Guarantor
Berkel Services B.V.....  Netherlands              Trading         100%     Non-Guarantor
Z.A.M tot exploitatie
 van het Patent van
 Berkel.................  Netherlands              Non Trading     100%     Non-Guarantor
Schember Berkel
 Ges.m.b.H..............  Austria                  Trading         100%     Non-Guarantor
Berkel USA Inc..........  United States of America Non Trading     100%     Guarantor
Berkel Inc..............  United States of America Trading         100%     Guarantor
Berkel Products Co.
 Limited................  Canada                   Trading         100%     Guarantor
Berkel AB...............  Sweden                   Trading         100%     Non-Guarantor

   The trading activity of those companies detailed above and the associated undertakings set out below, comprises the design, manufacture, sale and service of weighing machines, slicers and other food processing equipment and systems.

                               AVERY BERKEL GROUP

   Details of Associated undertakings are set out below

                           Country of                                    Total  Portion
                          incorporation                                 issued   held
          Name            and operation         Class of shares         shares     %
          ----            ------------- ------------------------------- ------- -------
Associates of
 Maatschappij van
 Berkel's Patent B.V.
Constructora de Basculas                A ordinary shares of MxN peso
 S.A. de C.V............   Mexico       each                            306,000   --
                                        B Ordinary shares of MxN peso
                                        each                            294,000   100%
Berkel Scanvekt AS......                Ordinary shares of Nok 1,000
                           Norway       each                              3,000    49%
Berkel Obrecht A.G......   Switzerland  Ordinary shares of CHF 1,000
                                        each                                800    48%
                                        8% non cumulative Preference
                                        shares CHF 100,000 each               6   100%

Associates of Avery
 Berkel Holdings Limited
 (formerly GEC Avery
 International Limited)
Avery Kenya Limited.....                A Ordinary shares of Kenyan
                           Kenya        Schilling 20                    367,200   --
                                        B Ordinary shares of Kenyan
                                        Schilling 20                    352,800    49%

10. STOCKS

                                             31 March    31 March    31 March
                                               2000        1999        1998
                                            ----------- ----------- -----------
                                            (Pounds)000 (Pounds)000 (Pounds)000
   Raw Materials..........................     4,487       4,462       2,970
   Work-in-progress.......................     3,878       5,928       4,757
   Finished Goods and Service Parts.......    23,328      18,490      17,495
                                              ------      ------      ------
                                              31,693      28,880      25,222
                                              ======      ======      ======

11. DEBTORS

                                             31 March    31 March    31 March
                                               2000        1999        1998
                                            ----------- ----------- -----------
                                            (Pounds)000 (Pounds)000 (Pounds)000
   Amounts falling due within one year:
     Trade Debtors........................    36,243      36,046      30,583
     Amounts owed by Associated
      Undertakings........................     1,356         571       1,211
     Dividends receivable from
      Associates..........................        18          32         218
     Other Debtors........................     2,798       2,867       1,747
     Prepayments and Accrued Income.......       907         837         715
     Corporation Tax recoverable..........        --       6,999       6,115
                                              ------      ------      ------
                                              41,322      47,352      40,589

   Amounts falling due after more that one
    year:
     Other Debtors........................       156         170         608
                                              ------      ------      ------
                                              41,478      47,522      41,197
                                              ======      ======      ======

                               AVERY BERKEL GROUP

12. CREDITORS:

                                             31 March    31 March    31 March
                                               2000        1999        1998
                                            ----------- ----------- -----------
                                            (Pounds)000 (Pounds)000 (Pounds)000
   Amounts falling due within one year
   Bank loans and overdrafts (unsecured)..     8,500         730         570
   Trade Creditors........................    17,544      19,799      15,138
   Bills of Exchange payable..............        71         --          --
   Loans owed to Marconi Group Companies..    44,764      31,348      33,920
   Other amounts owed to Marconi Group
    Companies.............................       842       1,699       1,743
   Amounts owed to Associated
    Undertakings..........................       --            3          47
   Corporation Tax........................       658         473         142
   Other Taxation and Social Security.....     2,423       3,015       2,864
   Other Creditors........................     3,690       6,330       3,424
   Accruals and Deferred Income...........    13,884      11,857      13,570
                                              ------      ------      ------
                                              92,376      75,254      71,418
                                              ======      ======      ======

                                             31 March    31 March    31 March
                                               2000        1999        1998
                                            ----------- ----------- -----------
                                            (Pounds)000 (Pounds)000 (Pounds)000
   Amounts falling due after one year
   Accruals and Deferred Income...........       153          32         --
   Other creditors........................       --           55         110
                                              ------      ------      ------
                                                 153          87         110
                                              ======      ======      ======

13. PROVISIONS FOR LIABILITIES AND CHARGES

                            Deferred                  Overseas      Other
                            Taxation   Restructuring   Pension    Provision     Total
                          ------------ ------------- ----------- ----------- -----------
                          (Pounds)'000  (Pounds)000  (Pounds)000 (Pounds)000 (Pounds)000
At 1 April 1997.........      (578)        6,112        5,750       1,859      13,143
Utilised during the
 year...................       --         (5,603)        (745)       (307)     (6,655)
Charge for the year.....       316         1,689          537          44       2,586
Under provision in prior
 years..................       143           --           --          --          143
Exchange differences....        19          (725)        (591)       (108)     (1,405)
                              ----        ------        -----       -----      ------
At 31 March 1998........      (100)        1,473        4,951       1,488       7,812
Utilised during the
 year...................       --           (813)        (477)       (321)     (1,611)
Charge for the year.....       (11)            7          779         199         974
Over provision in prior
 years..................       (19)          --           --          --          (19)
Exchange differences....       (18)           82          243          31         338
                              ----        ------        -----       -----      ------
At 31 March 1999........      (148)          749        5,496       1,397       7,494
Utilised during the
 period.................       --           (584)        (666)       (510)     (1,760)
Charge for the period...        42           195          817         319       1,373
Under provision in prior
 years..................        60           --           --          --           60
Exchange differences....         1           (38)        (331)        (25)       (393)
                              ----        ------        -----       -----      ------
At 31 March 2000........       (45)          322        5,316       1,181       6,774
                              ====        ======        =====       =====      ======

                               AVERY BERKEL GROUP

Re-structuring

   The provision for re-structuring costs stands at (Pounds)322,000 at the period end. This represents the costs of the ongoing reorganisation of certain of the Group's operations. It is expected that this expenditure will all be incurred during the year ended 31 March 2001.

Overseas pensions

   These are discussed in detail in note 19.

Other provisions

   Other provisions largely comprise provision for product warranties which have been recognised for expected claims against product guarantees on products sold during the last financial year. It is expected that most of this expenditure will be incurred in the next financial year, and all will be incurred within two years of the balance sheet date. The provision has not been discounted since the effect of discounting is not material.

Deferred taxation

   The amounts of provided and unprovided deferred taxation assets are:

                                      Provided                           Unprovided
                          31 March    31 March    31 March    31 March    31 March    31 March
                            2000        1999        1998        2000        1999        1998
                         ----------- ----------- ----------- ----------- ----------- -----------
                         (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000
Capital Allowance in
 excess of
 Depreciation...........      40         (17)         21        (452)       (525)       (372)
Short-term timing
 differences............     (85)       (131)       (121)        --          --          --
                             ---        ----        ----        ----        ----        ----
                             (45)       (148)       (100)       (452)       (525)       (372)
                             ===        ====        ====        ====        ====        ====

   No provision has been made for taxation that would arise in the event of overseas subsidiaries distributing the balance of their reserves as these amounts are retained for investment in the business.

14. CALLED UP SHARE CAPITAL

                                             31 March    31 March    31 March
                                               2000        1999        1998
                                            ----------- ----------- -----------
                                            (Pounds)000 (Pounds)000 (Pounds)000
   Allotted and fully paid share capital
   Avery Berkel Holdings Limited (formerly
    GEC Avery International Limited)......     9,225       9,225       9,225
   36,900,500 ordinary shares of 25p each
   Maatschappij van Berkel's Patent B.V.
   65,244,080 ordinary shares of NLG 0.08
    each (NLG 5,219,526)..................     1,421       1,584       1,495
   200 Priority shares of NLG 0.08 each
    (NLG 16)..............................       --          --          --
                                              ------      ------      ------
                                              10,646      10,809      10,720
                                              ======      ======      ======

                               AVERY BERKEL GROUP

15. PROFIT AND LOSS ACCOUNT

                                                                   (Pounds)000
   At 1 April 1997................................................     3,343
   Retained profit for the year...................................     4,472
   Goodwill written off...........................................      (437)
   Foreign exchange translation difference on issued share
    capital.......................................................       200
   Foreign exchange translation differences on net investment.....     3,320
   Carve out adjustments..........................................    (4,099)
                                                                     -------
   At 31 March 1998...............................................     6,799
                                                                     =======

   At 1 April 1998................................................     6,799
   Retained profit for the year...................................     5,035
   Foreign exchange translation difference on issued share
    capital.......................................................       (89)
   Foreign exchange translation differences on net investment.....    (3,455)
   Carve out adjustments..........................................       412
                                                                     -------
   At 31 March 1999...............................................     8,702
                                                                     =======

   At 1 April 1999................................................     8,702
   Retained loss for the period...................................   (33,264)
   Foreign exchange translation difference on issued share
    capital.......................................................       163
   Foreign exchange translation differences on net investment.....     4,394
   Carve out adjustments..........................................     6,380
                                                                     -------
   At 31 March 2000...............................................   (13,625)
                                                                     =======

   The cumulative total of goodwill written off against reserves at March 2000, March 1999 and March 1998 is (Pounds)437,000.

16. RECONCILIATION OF MOVEMENTS IN SHAREHOLDER (DEFICIT)/FUNDS

                                            Year ended  Year ended  Year ended
                                             31 March    31 March    31 March
                                               2000        1999        1998
                                            ----------- ----------- -----------
                                            (Pounds)000 (Pounds)000 (Pounds)000
   Profit after taxation for the financial
    year .................................      6,677      5,150       8,572
   Minority interest......................        (71)      (115)        --
   Dividends paid.........................    (39,870)       --       (4,100)
   Carve out adjustments..................      6,380        412      (4,099)
   Goodwill written off...................        --         --         (437)
   Foreign exchange translation
    differences...........................      4,394     (3,455)      3,320
                                              -------     ------      ------
   Net (reduction in)/addition to
    shareholders funds....................    (22,490)     1,992       3,256
   Opening shareholders funds.............     19,511     17,519      14,263
                                              -------     ------      ------
   Closing shareholders (deficit)/funds...     (2,979)    19,511      17,519
                                              =======     ======      ======

17. CAPITAL COMMITMENTS

   Capital commitments at 31 March 2000 were (Pounds)335,000 (31 March 1999:
(Pounds)893,000 31 March 1998: (Pounds)411,000)

                               AVERY BERKEL GROUP

18. OPERATING LEASE COMMITMENTS

   At 31 March 2000 the company has annual commitments under operating leases:

                                              31 March    31 March    31 March
                                                2000        1999        1998
                                             ----------- ----------- -----------
                                             (Pounds)000 (Pounds)000 (Pounds)000
   Land and Buildings
   Leases which expire:
     Within one year........................      322         245        213
     Within 2 to 5 years....................      448         748        274
     After 5 years..........................      238         214        197
                                                -----       -----        ---
                                                1,008       1,207        684
                                                =====       =====        ===

   Other
   Leases which expire:
     Within one year........................      175         257        161
     Within 2 to 5 years....................    2,073       1,618        245
     After 5 years..........................      --          --         --
                                                -----       -----        ---
                                                2,248       1,875        406
                                                =====       =====        ===

   Several of the leases for land and buildings are subject to rent review over various periods of time.

19. PENSIONS

   The group operates a number of pension schemes throughout the world. The major schemes in the UK, US, Germany, Austria, South Africa and Ireland are of the defined benefit type.

   The majority of Avery Berkel UK employees are part of the GEC 1972 Plan. Pension plan assets are held in trustee-administered funds independent of the Group's finances. The principal pension scheme, the G.E.C. 1972 ("the Plan') covers nearly 86 per cent of Marconi plc employees who are members of pension plans in the UK and 49 per cent of worldwide scheme members. Benefits are primarily of the "defined benefit' type.

   The Plan was last valued by the Scheme Actuary as at 5 April 1997, using the "projected unit' method. The main financial assumptions for the future were that the return on investments would be 8.25 per cent per annum, that equity dividends would increase in the long-term by 4.5 per cent per annum, that increase in pensionable earnings due to inflation would average 6.0 per cent per annum, that present and future pensions would increase at the rate of 3.75 per cent per annum and state pensions by 4.0 per cent per annum.

   The accumulated assets of the Plan were sufficient to finance 101 per cent of the past service liabilities including provision for future inflation. The market value of the assets was (Pounds)4,715 million at the valuation date. The actuary advised that, taking account of members' contributions of 3 per cent and the residual surplus, the Group's contribution rate could be reduced from the long-term annual rate of 7.1 per cent to 6.6 per cent of pensionable earnings with effect from 6 April 1998.

   The pension costs charge of the Avery Berkel Group in respect of UK employees who are members of the Plan consists of employers' contributions payable which are similar across the Group as a whole as a percentage of pensionable earnings. Based on the advice of the Scheme Actuary, the Avery Berkel contribution to the plan in the year to 31 March 2000 amounted to (Pounds)1,300,000 (year to 31 March 1999 (Pounds)1,300,000, year to 31 March 1998 (Pounds)1,200,000) calculated at 6.6 per cent of members' pensionable pay (1999 and 1998--7.1%).

                               AVERY BERKEL GROUP

   Total pension costs for other pension plans overseas charged to the profit and loss account in the year to 31 March 2000 amounted to (Pounds)986,000 (year to 31 March 1999 (Pounds)704,000, year to 31 March 1998 (Pounds)456,000). The charge has been determined in accordance with local best practice and regulations.

20. RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING ACTIVITIES

                                            Year ended  Year ended  Year ended
                                             31 March    31 March    31 March
                                               2000        1999        1998
                                            ----------- ----------- -----------
                                            (Pounds)000 (Pounds)000 (Pounds)000
   Operating profit........................    5,459       5,378       8,300
   Depreciation charges....................    5,668       6,485       6,016
   (Increase)/Decrease in stocks...........   (3,296)     (1,838)      1,399
   (Increase)/Decrease in debtors..........   (2,280)     (1,203)     (2,163)
   Increase/(Decrease) in creditors........   (2,815)      1,954       2,356
   Increase/(Decrease) in provisions.......     (423)       (609)     (4,679)
                                              ------      ------      ------
   Net cash inflow operating activities....    2,313      10,167      11,229
                                              ======      ======      ======

21. ANALYSIS OF CASH FLOWS FOR HEADINGS NETTED IN THE CASH FLOW STATEMENT

                                          Year ended  Year ended  Year ended
                                           31 March    31 March    31 March
                                             2000        1999        1998
                                          ----------- ----------- -----------
                                          (Pounds)000 (Pounds)000 (Pounds)000
   Returns on investments and servicing
    of finance
   Interest and other investment income
    received.............................    2,030         428         663
   Interest paid.........................     (167)       (171)       (212)
   Dividend paid to minority interests...     (149)       (258)        --
                                            ------      ------      ------
                                             1,714          (1)        451
                                            ======      ======      ======
   Taxation
   UK Corporation tax received/(paid)
    (including
    advance corporation tax).............    5,902      (2,521)     (2,506)
   Overseas Tax paid.....................     (579)     (1,169)       (913)
                                            ------      ------      ------
                                             5,323      (3,690)     (3,419)
                                            ======      ======      ======
   Capital expenditure and finance
    investment
   Payments to acquire tangible fixed
    assets...............................   (4,217)     (6,999)     (6,075)
   Receipts from sales of fixed assets...    2,416       3,658       3,363
                                            ------      ------      ------
                                            (1,801)     (3,341)     (2,712)
                                            ======      ======      ======

                               AVERY BERKEL GROUP

22.  ANALYSIS OF NET DEBT

                                                 Acqusitions
                                                     and
                          31 March                disposals   Carve out   Exchange    31 March
                            1997      Cash flow  Excl. cash  adjustments   amounts      1998
                         ----------- ----------- ----------- ----------- ----------- -----------
                         (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000
Cash at bank and in
 hand...................     4,116       6,334        --       (4,099)         34        6,385
Overdraft...............      (773)        106        --          --           97         (570)
                           -------     -------      -----      ------      ------      -------
  Total Cash............     3,343       6,440        --       (4,099)        131        5,815
                           -------     -------      -----      ------      ------      -------
Liquid resources........     1,269        (108)       --          --         (318)         843
                           -------     -------      -----      ------      ------      -------
Marconi Loans...........   (33,474)     (5,216)       --          --        4,770      (33,920)
                           -------     -------      -----      ------      ------      -------
  Total debt due within
   1 year...............   (33,474)     (5,216)       --          --        4,770      (33,920)
                           -------     -------      -----      ------      ------      -------
  Total.................   (28,862)      1,116        --       (4,099)      4,583      (27,262)
                           =======     =======      =====      ======      ======      =======

                                                 Acqusitions
                                                     and
                          31 March                disposals   Carve out   Exchange    31 March
                            1998      Cash flow  Excl. cash  adjustments   amounts      1999
                         ----------- ----------- ----------- ----------- ----------- -----------
                         (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000
Cash at bank and in
 hand...................     6,385      (3,661)       --          412          (1)       3,135
Overdraft...............      (570)       (250)       --          --           90         (730)
                           -------     -------      -----      ------      ------      -------
  Total Cash............     5,815      (3,911)       --          412          89        2,405
                           -------     -------      -----      ------      ------      -------
Liquid resources........       843       2,876      1,276         --            4        4,999
                           -------     -------      -----      ------      ------      -------
Marconi Loans...........   (33,920)      4,973        --          --       (2,401)     (31,348)
                           -------     -------      -----      ------      ------      -------
  Total debt due within
   1 year...............   (33,920)      4,973        --          --       (2,401)     (31,348)
                           -------     -------      -----      ------      ------      -------
  Total.................   (27,262)      3,938      1,276         412      (2,308)     (23,944)
                           =======     =======      =====      ======      ======      =======

                                                 Acqusitions
                                                     and
                          31 March                disposals   Carve out   Exchange    31 March
                            1999      Cash flow  Excl. cash  adjustments   amounts      2000
                         ----------- ----------- ----------- ----------- ----------- -----------
                         (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000
Cash at bank and in
 hand...................     3,135      (3,001)       --        6,380        (142)       6,372
Overdraft...............      (730)     (7,785)       --          --           15       (8,500)
                           -------     -------      -----      ------      ------      -------
  Total Cash............     2,405     (10,786)       --        6,380        (127)      (2,128)
                           -------     -------      -----      ------      ------      -------
Liquid resources........     4,999      (2,986)       --          --         (217)       1,796
                           -------     -------      -----      ------      ------      -------
Marconi Loans...........   (31,348)    (18,390)       --          --        4,974      (44,764)
                           -------     -------      -----      ------      ------      -------
  Total debt due within
   1 year...............   (31,348)    (18,390)       --          --        4,974      (44,764)
                           -------     -------      -----      ------      ------      -------
  Total.................   (23,944)    (32,162)       --        6,380       4,630      (45,096)
                           =======     =======      =====      ======      ======      =======

                               AVERY BERKEL GROUP

23. ANALYSIS OF CASH FLOWS FROM ACQUISITIONS AND DISPOSAL

                                           Year ended  Year ended  Year ended
                                            31 March    31 March    31 March
                                              2000        1999        1998
                                           ----------- ----------- -----------
                                           (Pounds)000 (Pounds)000 (Pounds)000
   Investment in subsidiary companies.....       --      (1,276)       --
   Investment in Weighbridge Hire.........       --         --        (665)
   Net cash acquired with subsidiaries....       --       1,718        --
   Disposal of interest in associates.....       16         --         --
                                             ------      ------       ----
   Net cash inflow/(outflow) from
    acquisitions and disposals............       16         442       (665)
                                             ======      ======       ====

24. CONTINGENCIES

   The group is subject to certain lawsuits, investigations and claims arising out of the conduct of its business, including those related to product liability. In the opinion of management, the resolution of these matters will not materially impact the group's financial position, liquidity, or results of operations.

25. ULTIMATE PARENT UNDERTAKING

   The group's ultimate parent undertaking and controlling party is Marconi plc. On 8 March 2000, Marconi plc signed a conditional share sale and purchase agreement to dispose of its shareholding in the Avery Berkel Group to Weigh-Tronix UK Limited, a company incorporated and registered in England. On 13 June 2000 this sale was concluded.

26. RELATED PARTY TRANSACTIONS

   The group sells product to a number of Marconi plc subsidiaries and also distributes a number of products purchased from Marconi plc subsidiaries. Such transactions are in the ordinary course of business at negotiated prices comparable to these transactions with other customers and suppliers. In addition, in the UK, the group leases motor vehicles from a Marconi plc subsidiary and pays rentals on properties leased from a Marconi plc subsidiary. The amount of these transactions are as follows:

                                            Year ended  Year ended  Year ended
                                             31 March    31 March    31 March
                                               2000        1999        1998
                                            ----------- ----------- -----------
                                            (Pounds)000 (Pounds)000 (Pounds)000
   Sales to Marconi Group.................     2,857       2,338       2,597
                                               -----       -----       -----
   Purchases from Marconi Group...........     3,000       3,519       3,851
                                               -----       -----       -----
   Motor vehicles leased from Marconi
    Group.................................     1,450         479         --
                                               -----       -----       -----
   Property rentals paid to Marconi
    Group.................................        76          71          33
                                               -----       -----       -----
   Management fees paid to Marconi Group..       --          --          750
                                               =====       =====       =====

   Sales to the associated undertakings of the Avery Berkel Group, as set out in note 9 were as follows:

                                             Year ended  Year ended  Year ended
                                              31 March    31 March    31 March
                                                2000        1999        1998
                                             ----------- ----------- -----------
                                             (Pounds)000 (Pounds)000 (Pounds)000
   Sales to associated companies............    3,262       3,085       3,622
                                                =====       =====       =====

                               AVERY BERKEL GROUP

27. POST BALANCE SHEET EVENTS

   In April 2000 Maatschappij van Berkel's Patent B.V. increased its authorised and issued share capital as follows:

                           Existing
                              No.                                      Revised No.
Authorised share capital  ----------- Authorised share capital         -----------
Ordinary share of NLG
 0.08 each..............  105,000,000 Ordinary shares of Euro 100 each  1,000,000
Priority shares of NLG
 0.08 each..............          200

Allotted and fully paid               Allotted and fully paid share
share capital                         capital
Ordinary shares of NLG
 0.08 each..............   36,900,500 Ordinary shares of Euro 100 each    790,732
Priority shares of NLG
 0.08 each..............          200

   Marconi plc increased its shareholding from 23,686 ordinary shares of Euro 100 each to 790,732 shares of Euro 100 each for the following consideration:

                                                             NLG     (Pounds)000
                                                         ----------- -----------
   Conversion of existing Loan and interest............. 167,345,323   45,548
   Cash.................................................   1,689,677      460
                                                         -----------   ------
                                                         169,035,000   46,008
                                                         ===========   ======

   If this recapitalisation had been undertaken prior to 31 March 2000, the pro forma balance sheet restated would be as follows:

                                                                      31 March
                                                          Proforma      2000
                                                         ----------- -----------
                                                         (Pounds)000 (Pounds)000
Fixed Assets
Intangible Assets.......................................        77          77
Tangible Assets.........................................    16,040      16,040
Investments.............................................     1,983       1,983
                                                           -------     -------
                                                            18,100      18,100
Current Assets
Stocks..................................................    31,693      31,693
Debtors.................................................    41,478      41,478
Cash at Bank and in hand................................     8,628       8,168
                                                           -------     -------
                                                            81,799      81,339
Creditors: Amounts falling due within one year..........   (46,828)    (92,376)
                                                           -------     -------
Net Current Assets/(liabilities)........................    34,971     (11,037)
                                                           -------     -------
Total Assets less Current Liabilities...................    53,071       7,063
Creditors: Amounts falling due after one year ..........      (153)       (153)
Provisions for Liabilities and Charges..................    (6,774)     (6,774)
                                                           -------     -------
                                                            46,144         136
Minority Interest ......................................    (3,115)     (3,115)
                                                           -------     -------
Total Net Assets/(liabilities)..........................    43,029      (2,979)
                                                           =======     =======
Capital and Reserves
Called up Share Capital.................................    56,654      10,646
Profit and Loss Account ................................   (13,625)    (13,625)
                                                           -------     -------
Equity Shareholder Funds/(deficit)......................    43,029      (2,979)
                                                           =======     =======

                               AVERY BERKEL GROUP

28. SUMMARY OF DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED KINGDOM AND THE UNITED STATES

   The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP"), which differ in certain material respects from generally accepted accounting principles in the United States of America ("US GAAP"). Such differences involve methods for measuring the amounts shown in the financial statements, as well as additional disclosures required by US GAAP.

   The following is a summary of the material adjustments to combined profit on ordinary activities after taxation and combined net equity that would have been required in applying the significant differences between UK and US GAAP.

RECONCILIATION OF COMBINED PROFIT AND LOSS ACCOUNTS

                                             Year ended  Year ended  Year ended
                                              31 March    31 March    31 March
                                                2000        1999        1998
                                             ----------- ----------- -----------
                                             (Pounds)000 (Pounds)000 (Pounds)000
Combined profit/(loss) on ordinary
 activities attributable to shareholders as
 reported under UK GAAP....................     6,606       5,035       8,572
US GAAP adjustments:
  (a) Pensions and other employee
   benefits................................       501         517          57
  (b) Deferred income taxes................       (39)       (146)       (538)
  (c) Restructuring........................       --          --         (363)
  (d) Vacation accrual.....................       204        (102)         91
  (e) Push down expenses...................       (20)        (20)        (20)
  (f) Goodwill.............................       (44)        (44)        --
  (g) Associated undertakings..............        (7)         24         (45)
Net tax effect of US GAAP adjustments......      (184)       (122)          4
                                                -----       -----       -----
Net US GAAP adjustments....................       411         107        (814)
                                                -----       -----       -----
Combined net income under US GAAP..........     7,017       5,142       7,758
                                                =====       =====       =====

RECONCILIATION OF COMBINED EQUITY SHAREHOLDER FUNDS

                                            31 March    31 March    31 March
                                              2000        1999        1998
                                           ----------- ----------- -----------
                                           (Pounds)000 (Pounds)000 (Pounds)000
Combined equity shareholder funds as
 reported under UK GAAP...................   (2,979)     19,511      17,519
US GAAP adjustments:
  (a) Pensions and other employee
   benefits...............................    3,155       3,078       2,595
  (b) Deferred income taxes...............    7,274       7,313       7,459
  (d) Vacation accrual....................     (748)       (952)       (850)
  (e) Push down expenses..................      (60)        (40)        (20)
  (f) Goodwill............................      349         393         437
  (g) Associated undertakings.............      427         434         410
Net tax effect of US GAAP adjustment......     (704)       (647)       (535)
                                             ------      ------      ------
Net US GAAP adjustments...................    9,693       9,579       9,496
                                             ------      ------      ------
Combined equity shareholder funds in
 accordance with US GAAP..................    6,714      29,090      27,015
                                             ======      ======      ======

                               AVERY BERKEL GROUP

   A summary of principal differences and additional disclosures applicable are set out below:

(a) PENSION, TERMINATION, POST-EMPLOYMENT, AND POST-RETIREMENT BENEFITS

   Avery Berkel employees participate in certain retirement and other post-employment and retirement benefits schemes. The benefit offered to a specific employee varies based upon the location and past business decisions made by a specific business unit, as well as local statutory requirements.

Pension plans

   Nearly all employees are eligible for defined benefit pension benefits, after minimum service requirements are met. Such benefits to an individual employee are calculated using a formula which is specific to the applicable pension scheme, based upon years of credited service and average earnings of the employee. The Group funds its defined benefit pension obligations at a level which meets or exceeds local legal requirements. Funded pension scheme assets are primarily invested in equity and debt securities.

   Actuarially determined data with respect to benefit obligations under SFAS 132 are as follows:

UK Pension Benefits

                            Year ended  Year ended  Year ended
                             31 March    31 March    31 March
                               2000        1999        1998
                            ----------- ----------- -----------
                            (Pounds)000 (Pounds)000 (Pounds)000
   Net periodic benefits
    cost
   Service cost............    2,116       2,072       1,503
   Interest cost...........    3,033       2,873       3,257
   Expected return on
    funded assets..........   (4,068)     (3,896)     (3,650)
   Amortisation of
    transition
    obligations............      (90)        (90)        (90)
                              ------      ------      ------
   Net periodic benefits
    cost/(return)..........      991         959       1,020
                              ======      ======      ======

Overseas Pension Benefits

                                           Year ended  Year ended  Year ended
                                            31 March    31 March    31 March
                                              2000        1999        1998
                                           ----------- ----------- -----------
                                           (Pounds)000 (Pounds)000 (Pounds)000
   Net periodic benefits cost
   Service cost...........................     112         111         128
   Interest cost..........................     589         560         567
   Expected return on funded assets.......    (315)       (301)       (277)
   Recognized prior service costs.........     173         169         170
   Amortization of transition
    obligations...........................      59          56          58
   Amortization of actuarial gains and
    losses--net...........................       7           8          14
                                              ----        ----        ----
   Net periodic benefits cost/(return)....     625         603         660
                                              ====        ====        ====

                               AVERY BERKEL GROUP

UK Pension Benefits

                                           Year ended  Year ended  Year ended
                                            31 March    31 March    31 March
                                              2000        1999        1998
                                           ----------- ----------- -----------
                                           (Pounds)000 (Pounds)000 (Pounds)000
Net periodic benefits cost
Change in benefit obligation
Benefit obligation, beginning of period...   50,546      47,886      40,708
Service cost..............................    2,131       2,075       1,496
Interest cost.............................    3,032       2,873       3,257
Plan participants' contributions..........      600         600         600
Actuarial (gain)/loss.....................      --       (2,888)      1,825
                                             ------      ------      ------
Benefit obligation, end of period.........   56,309      50,546      47,886
                                             ======      ======      ======

Change in scheme assets
Fair value of assets, beginning of
 period...................................   53,256      50,988      42,052
Actual return on plan assets..............    1,153         368       7,136
Group funding of benefits.................    1,300       1,300       1,200
Participant funding.......................      600         600         600
                                             ------      ------      ------
Fair value of assets, end of period.......   56,309      53,256      50,988
                                             ======      ======      ======
Funded status--(liability)/asset..........      --        2,710       3,102
Unrecognized net actuarial loss/(gain)....    1,904      (1,025)     (1,668)
Unrecognized prior service cost...........      --          --          --
Unrecognised transition
 obligation/(asset).......................     (360)       (450)       (540)
                                             ------      ------      ------
Net assets/(liability) recognised.........    1,544       1,235         894
                                             ======      ======      ======

Amounts recognised in the statement of
 financial position consists of:
  Prepaid benefit cost....................    1,544       1,235         894
                                             ======      ======      ======

                               AVERY BERKEL GROUP

Overseas Pension Benefits

                                           Year ended  Year ended  Year ended
                                            31 March    31 March    31 March
                                              2000        1999        1998
                                           ----------- ----------- -----------
                                           (Pounds)000 (Pounds)000 (Pounds)000
Net periodic benefits cost
Change in benefit obligation
Benefit obligation, beginning of period...    9,791       9,085       9,251
Service cost..............................      112         111         128
Interest cost.............................      589         559         567
Plan participants' contributions..........      --          --          106
Actuarial (gain)/loss.....................       52         293         239
Foreign exchange..........................     (295)        434        (613)
Acquired obligations......................      --          --          106
Benefits paid to participants.............     (744)       (691)       (699)
                                             ------      ------      ------
Benefit obligation, end of period.........    9,505       9,791       9,085
                                             ======      ======      ======

Change in scheme assets
Fair value of assets, beginning of
 period...................................    3,440       3,246       2,943
Actual return on plan assets..............      313         300         400
Foreign exchange..........................       42         123         (63)
Acquired assets...........................      --          --          --
Group funding of benefits.................       49          33         278
Participant funding.......................      --          --          --
Benefits paid to participants.............     (297)       (262)       (312)
                                             ------      ------      ------
Fair value of assets, end of period.......    3,547       3,440       3,246
                                             ======      ======      ======

Funded status--(liability)/asset..........   (5,958)     (6,351)     (5,839)
Unrecognized net actuarial loss...........      541         739         484
Unrecognized prior service cost...........    1,374       1,531       1,643
Unrecognised transition
 obligation/(asset).......................      338         428         462
                                             ------      ------      ------
Net asset/(liability) recognised..........   (3,705)     (3,653)     (3,250)
                                             ======      ======      ======
Amounts recognised in the statement of
 financial position consists of:
  Accrued benefit liability...............   (5,940)     (6,426)     (5,803)
  Intangible asset........................    1,677       1,946       2,053
  Accumulated other comprehensive income..      558         827         500
                                             ------      ------      ------
Net asset/(liability) recognised..........   (3,705)     (3,653)     (3,250)
                                             ======      ======      ======

                              AVERY BERKEL GROUP

   As required under SFAS 132, the prepaid pension asset/(accrued benefit liability), reduction in equity and intangible assets are shown below for those plans whose accrued benefit obligation (ABO) exceeds assets:

                            (Accrued
                          liability)/
                           Prepaid                                  Equity     Intangible
                            asset          ABO         Assets     reduction      asset
                         ------------  ------------ ------------ ------------ ------------
                         (Pounds)'000  (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000
Value at 31 March 2000
Berkel Inc Employee's
 Pension Plan...........       292        4,052        3,547         552           245
Berkel Inc Deferred
 Contribution Plan......      (305)       1,507          --            5         1,197
Berkel Deutschland GmBH
 Plan...................    (2,707)       2,941          --          --            234
Schember Berkel Ges mbH
 Plan...................      (173)         137          --          --            --

Value at 31 March 1999
Berkel Inc Employee's
 Pension Plan...........       341        3,977        3,441         561           316
Berkel Inc Deferred
 Contribution Plan......      (209)       1,559          --           36         1,314
Berkel Deutschland GmBH
 Plan...................    (2,778)       3,322          --          229           315
Schember Berkel Ges mbH
 Plan...................      (175)         152          --          --            --

Value at 31 March 1998
Berkel Inc Employee's
 Pension Plan...........       385        3,694        3,246         455           378
Berkel Inc Deferred
 Contribution Plan......       (95)       1,534          --           45         1,394
Berkel Deutschland GmBH
 Plan...................    (2,618)       2,899          --          --            281
Schember Berkel Ges mbH
 Plan...................      (148)         135          --          --            --

   The actuarial assumptions used to develop the periodic benefit cost and funded status were as follows:

UK Pension Benefits

                                             Year ended  Year ended  Year ended
                                              31 March    31 March    31 March
                                                2000        1999        1998
                                             ----------- ----------- -----------
                                             (Pounds)000 (Pounds)000 (Pounds)000
   Weighted average assumption
   Benefit obligation discount rate.........     6.0%        6.0%        6.0%
   Expected return on plan assets...........     7.5%        7.5%        7.5%
   Rate of compensation increase............     5.0%        5.0%        5.0%
   Rate of pension increases................     3.0%        3.0%        3.0%

Overseas Pension Benefits

                                             Year ended  Year ended  Year ended
                                              31 March    31 March    31 March
                                                2000        1999        1998
                                             ----------- ----------- -----------
                                             (Pounds)000 (Pounds)000 (Pounds)000
   Weighted average assumption
   Benefit obligation discount rate.........     7.0%        7.0%        7.0%
   Expected return on plan assets...........     9.5%        9.5%        9.5%
   Rate of compensation increase............     4.0%        4.0%        4.0%
   Rate of pension increases................     1.5%        1.5%        1.5%

                               AVERY BERKEL GROUP

(b) DEFERRED TAXATION

   Under UK GAAP, deferred tax liabilities are provided only to the extent that a liability is expected to crystallise in the foreseeable future. In addition, deferred tax assets are recognised only when they are expected to be recovered in the foreseeable future.

   Under US GAAP, deferred tax assets and liabilities are recognised for differences between the financial and tax basis of assets and liabilities and for tax loss carry forwards at the statutory rate at each reporting date. A valuation allowance is established when it is more likely than not that some portion or all of the deferred tax assets will not be realised.

   The income tax provisions were calculated based upon the following components of income before taxes:

                                            Year ended  Year ended  Year ended
                                             31 March    31 March    31 March
                                               2000        1999        1998
                                            ----------- ----------- -----------
                                            (Pounds)000 (Pounds)000 (Pounds)000
   United Kingdom..........................    7,809       5,247       9,852
   Rest of Europe..........................     (347)       (236)       (595)
   The Americas............................      217         830         243
   Asia Pacific............................      634         981         162
   Africa..................................      129         772       1,336
   Profit from associates..................      465         586       1,039
                                               -----       -----      ------
                                               8,907       8,180      12,037
                                               =====       =====      ======

   The components of the provision for income taxes under UK GAAP are summarized as follows:

                                             Year ended  Year ended  Year ended
                                              31 March    31 March    31 March
                                                2000        1999        1998
                                             ----------- ----------- -----------
                                             (Pounds)000 (Pounds)000 (Pounds)000
   Tax Provision (Benefit) include:
   Current Taxes
     United Kingdom.........................    1,235       1,760       2,650
     Rest of Europe.........................      132         392         162
     The Americas...........................       28           6          32
     Asia Pacific...........................      436         422        (660)
     Africa.................................       78         261         548
     Associated undertakings................      219         219         274
                                                -----       -----       -----
       Total Current Taxes..................    2,128       3,060       3,006

   Deferred Taxes
     United Kingdom.........................       59         (49)        232
     Rest of Europe.........................      --            8          31
     The Americas...........................      --          --          --
     Asia Pacific...........................       23          26         196
     Africa.................................       20         (15)        --
                                                -----       -----       -----
       Total Deferred Taxes.................      102         (30)        459
                                                -----       -----       -----
       Total Tax............................    2,230       3,030       3,465
                                                =====       =====       =====

                               AVERY BERKEL GROUP

   Classification of Avery Berkel's deferred tax liabilities and assets under US GAAP is as follows:

                                             31 March    31 March    31 March
                                               2000        1999        1998
                                            ----------- ----------- -----------
                                            (Pounds)000 (Pounds)000 (Pounds)000
   Deferred tax liabilities:
     Accelerated tax depreciation..........       (38)        (17)        (32)
     Provisions............................       --          --          (50)
     Pensions..............................      (946)       (954)       (804)
                                              -------     -------     -------
       Total deferred tax liabilities......      (984)       (971)       (886)
   Deferred tax assets:
     Accelerated tax depreciation..........       503         525         372
     Provisions............................     5,031       4,981       4,407
     Losses................................    32,750      37,580      38,193
     Pensions..............................       --          --          --
     Other.................................        44          44          34
                                              -------     -------     -------
   Gross deferred taxation under US GAAP...    37,344      42,159      42,120
                                              -------     -------     -------
   Less: valuation allowances..............   (30,747)    (35,357)    (35,102)
                                              -------     -------     -------
   Net deferred taxation under US GAAP.....     6,597       6,802       7,018
                                              =======     =======     =======

   The following table relates the applicable UK statutory tax rate to the effective US GAAP tax rate of Avery Berkel:

                                            Year ended  Year ended  Year ended
                                             31 March    31 March    31 March
                                               2000        1999        1998
                                            ----------- ----------- -----------
                                            (Pounds)000 (Pounds)000 (Pounds)000
                                            ----------- ----------- -----------
   UK statutory corporation tax rate......        30 %        31 %        31 %
   Income tax provision at UK statutory
    corporate tax rate....................     2,862       2,652       3,645
   Timing differences not recognised......       306         330         595
   Permanent differences..................      (476)       (168)        325
   Differences in overseas tax rates......       176         149        (531)
                                               -----       -----       -----
                                               2,868       2,963       4,034
   Adjustment to prior years..............      (415)        335         (35)
                                               -----       -----       -----
                                               2,453       3,298       3,999
                                               =====       =====       =====
   Effective tax rate before adjustment to
    prior years...........................     30.06 %     34.63 %     34.31 %
   Effective tax rate.....................     25.71 %     38.55 %     34.01 %

                               AVERY BERKEL GROUP

   Total tax expense is as follows:

                                           Year ended  Year ended  Year ended
                                            31 March    31 March    31 March
                                              2000        1999        1998
                                           ----------- ----------- -----------
                                           (Pounds)000 (Pounds)000 (Pounds)000
   UK GAAP:
     Current tax expense..................    2,128       3,060       3,006
     Deferred tax expense.................      102         (30)        459
                                              -----       -----       -----
   UK GAAP tax expense....................    2,230       3,030       3,465

   US GAAP:
     Current tax expense..................    2,122       3,054       3,000
     Deferred tax expense.................      331         244         999
                                              -----       -----       -----
   US GAAP tax expense....................    2,453       3,298       3,999
                                              -----       -----       -----
   Difference between UK and US GAAP tax
    expense...............................     (223)       (268)       (534)
                                              =====       =====       =====

(c) RESTRUCTURING

   With the introduction of FRS 12, which is effective for Avery Berkel in the years ended 31 March 2000 and 31 March 1999, UK GAAP requires restructuring provisions to be made only when an entity has a restructuring plan and has raised a valid expectation in those affected that it will carry out the restructuring by starting to implement that plan or announcing its main features to those affected by it. This is consistent with US GAAP.

   However, prior to FRS 12 a restructuring provision could be made in accordance with UK GAAP without raising a valid expectation in those affected by the restructuring plan. This is not consistent with US GAAP. Accordingly, certain restructuring provisions brought forward at 1 April, 1997 and fully utilised by 31 March 1998 under UK GAAP should be created and fully utilised in the year ended 31 March 1998 under US GAAP.

(d) VACATION ACCRUAL

   US GAAP requires an employer to accrue a liability for vacation and similar benefits that employees have earned but have not taken. No such accrual is required under UK GAAP. A summary of the movements in the additional accrual required under US GAAP is shown in the table below:

                                          Year ended  Year ended  Year ended
                                           31 March    31 March    31 March
                                             2000        1999        1998
                                          ----------- ----------- -----------
                                          (Pounds)000 (Pounds)000 (Pounds)000
   Additional vacation accrual at start
    of period............................     952         850         941
   Increase/(decrease) in accrual........    (204)        102         (91)
                                             ----         ---         ---
   Additional vacation accrual at end of
    period...............................     748         952         850
                                             ====         ===         ===

                               AVERY BERKEL GROUP

(e) PUSH DOWN EXPENSES

   The combined financial statements of Avery Berkel comprise a group of companies that have never formerly been reported on as a separate entity and therefore do not include certain allocations of expenses to or from other group companies. Under US GAAP these "carve out" combined financial statements would typically include a direct allocation of expenses to and from other group companies. This allocation of expenses is not necessarily indicative of the expenses that would have been incurred had Avery Berkel been a separate, independent entity. Central management's estimate of the allocation of expenses is (Pounds)20,000 per annum.

(f) GOODWILL

   With the introduction of FRS 10, which is effective for Avery Berkel in the years ended March 31, 2000 and March 31, 1999, UK GAAP now requires goodwill to be capitalised and amortised periodically against income. This is consistent with US GAAP. As permitted by FRS 10, all goodwill written off in prior periods against reserves under Avery Berkel's former accounting policy remains eliminated against those reserves and has not been reinstated to Avery Berkel's balance sheet. This is not permitted under US GAAP, and accordingly an adjustment is required under US GAAP to capitalise and amortise periodically through the income statement all goodwill eliminated against shareholders' funds. For the purposes of this reconciliation, a useful life of 10 years has been adopted for goodwill arising on the acquisition of Weighbridge Hire.

(g) ASSOCIATED UNDERTAKINGS

   For the purposes of the reconciliation to US GAAP the earnings of associated companies accounted for arising the equity method have been determined using valuation principles prescribed by US GAAP.

(h) OTHER DISCLOSURES REQUIRED BY US GAAP

   The consolidated cash flow statement prepared under UK GAAP differs in certain presentational respects from the format required under Statement of Financial Accounting Standards No. 95 "Statement of Cash Flows" ("SFAS 95"). Under UK GAAP, a reconciliation of profit from operations to cash flows from operating activities is presented in a note, and cash paid for interest and taxation on profit are presented separately from cash flows from operating activities. Under SFAS 95, cash flows from operating activities are based on net profit, include interest and taxation on profit, and are presented on the face of the statement.

                                            Year ended  Year ended  Year ended
                                             31 March    31 March    31 March
                                               2000        1999        1998
                                            ----------- ----------- -----------
                                            (Pounds)000 (Pounds)000 (Pounds)000
   Cash flows from operating activities...      9,350      6,476       8,261
   Cash flows used in investing
    activities............................     (1,658)    (2,980)     (2,380)
   Net cash used in financing activities..    (13,694)    (3,095)        248
   Effect of exchange rate changes on
    cash..................................       (344)        93        (187)
   Effect of carve out adjustments........      6,380        412      (4,099)
                                              -------     ------      ------
   Net change.............................         34        906       1,843
   Cash at bank and in hand, beginning of
    period................................      8,134      7,228       5,385
                                              -------     ------      ------
   Cash at bank and in hand, end of
    period................................      8,168      8,134       7,228
                                              =======     ======      ======
   Cash paid during the period for:
     Interest.............................        167        171         212
     Income taxes (received)/paid.........     (5,323)     3,690       3,419
                                              -------     ------      ------
                                               (5,156)     3,861       3,631
                                              =======     ======      ======

                               AVERY BERKEL GROUP

Use of estimates

   The combined financial statements of Avery Berkel have been prepared in accordance with generally accepted accounting principles which require management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

Reportable segments

   Management assess the overall performance of Avery Berkel based principally upon differences in the geographic areas in which it operates. Accordingly, Avery Berkel is deemed to have the following reportable segments based upon the management approach described in SFAS 131; United Kingdom, other European Countries, the Americas, Asia Pacific and Africa.

   The tables below present UK GAAP information by US GAAP reportable segment.

Operating Profit

                                             Year ended  Year ended  Year ended
                                              31 March    31 March    31 March
                                                2000        1999        1998
                                             ----------- ----------- -----------
                                             (Pounds)000 (Pounds)000 (Pounds)000
   United Kingdom...........................    5,247       3,443       7,724
   Other European Countries.................     (511)       (432)       (999)
   The Americas.............................      244         894         368
   Asia Pacific.............................      527         792          91
   Africa...................................      (48)        681       1,116
   Associated Companies.....................      471         564         990
                                                -----       -----       -----
                                                5,930       5,942       9,290
                                                =====       =====       =====

Revenue

                                             Year ended  Year ended  Year ended
                                              31 March    31 March    31 March
                                                2000        1999        1998
                                             ----------- ----------- -----------
                                             (Pounds)000 (Pounds)000 (Pounds)000
   United Kingdom...........................    83,362      77,436      79,585
   Other European Countries.................    29,759      30,799      30,276
   The Americas.............................    19,009      18,545      19,873
   Asia Pacific.............................    14,749      10,228       7,862
   Africa...................................     8,605       9,338      11,435
                                               -------     -------     -------
                                               155,484     146,346     149,031
                                               =======     =======     =======

                               AVERY BERKEL GROUP

Interest revenue

                                             Year ended  Year ended  Year ended
                                              31 March    31 March    31 March
                                                2000        1999        1998
                                             ----------- ----------- -----------
                                             (Pounds)000 (Pounds)000 (Pounds)000
   United Kingdom...........................    1,667        --          244
   Other European Countries.................      202        196         275
   The Americas.............................       50         60          35
   Asia Pacific.............................       94        164          25
   Africa...................................       17          2          84
                                                -----        ---         ---
                                                2,030        422         663
                                                =====        ===         ===

Interest expense

                                             Year ended  Year ended  Year ended
                                              31 March    31 March    31 March
                                                2000        1999        1998
                                             ----------- ----------- -----------
                                             (Pounds)000 (Pounds)000 (Pounds)000
   United Kingdom...........................      17         --          --
   Other European Countries.................      48          25          52
   The Americas.............................      77         124         160
   Asia Pacific.............................       2         --          --
   Africa...................................      23          22         --
                                                 ---         ---         ---
                                                 167         171         212
                                                 ===         ===         ===

Depreciation and Amortisation

                                             Year ended  Year ended  Year ended
                                              31 March    31 March    31 March
                                                2000        1999        1998
                                             ----------- ----------- -----------
                                             (Pounds)000 (Pounds)000 (Pounds)000
   United Kingdom...........................    4,403        5,223      4,553
   Other European Countries.................      393          426        460
   The Americas.............................      185          178        197
   Asia Pacific.............................      297          204        234
   Africa...................................      390          454        572
                                               ------      -------     ------
                                                5,668        6,485      6,016
                                               ======      =======     ======

Total assets

                                              31 March    31 March    31 March
                                                2000        1999        1998
                                             ----------- ----------- -----------
                                             (Pounds)000 (Pounds)000 (Pounds)000
   United Kingdom...........................   50,241       55,298     56,523
   Other European Countries.................   21,174       21,785     21,284
   The Americas.............................    9,054       10,499      9,171
   Asia Pacific.............................   13,147       12,767      2,989
   Africa...................................    5,823        5,190      6,892
                                               ------      -------     ------
                                               99,439      105,539     96,859
                                               ======      =======     ======

                               AVERY BERKEL GROUP

   All revenues are generated from the supply and related servicing of weighing and food equipment. Total revenue from the sale of products and service were as follows:

Revenues

                                             Year ended  Year ended  Year ended
                                              31 March    31 March    31 March
                                                2000        1999        1998
                                             ----------- ----------- -----------
                                             (Pounds)000 (Pounds)000 (Pounds)000
   Product..................................    85,792      80,645      80,937
   Service..................................    69,692      65,701      68,094
                                               -------     -------     -------
                                               155,484     146,346     149,031
                                               =======     =======     =======

Gross Profit

   Product..................................    19,653      20,535      21,692
   Service..................................    39,135      35,808      36,303
                                               -------     -------     -------
                                                58,788      56,343      57,995
                                               =======     =======     =======

Operating Lease Commitments

   Avery Berkel leases certain facilities and equipment under operating leases. Total rental expense was as set out below:

                                             Year ended  Year ended  Year ended
                                              31 March    31 March    31 March
                                                2000        1999        1998
                                             ----------- ----------- -----------
                                             (Pounds)000 (Pounds)000 (Pounds)000
   Operating Lease Charges:
     Land and buildings.....................      910         934         624
     Other Items............................    1,740         837         471
                                                -----       -----       -----
                                                2,650       1,771       1,095
                                                =====       =====       =====

   Minimum future rental commitments under operating leases, by year and in the aggregate, under non-cancellable leases with initial or remaining terms of one year or more consisted of the following at 31 March 2000:

                                                                     (Pounds)000
     2001...........................................................    2,906
     2002...........................................................    2,126
     2003...........................................................      902
     2004...........................................................      374
     2005...........................................................      260
     After 2005.....................................................    1,209
                                                                        -----
       Total........................................................    7,777
                                                                        =====

                               AVERY BERKEL GROUP

Stock based compensation plans

   Avery Berkel does not operate any stock based compensation plans. The following "carve out" disclosures relate to those employees of Avery Berkel who participate in share options schemes of Marconi plc:

   Avery Berkel has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for employee share options. All options are granted with exercise prices equal to market value. Had compensation expense for employees' share options been determined based upon the fair value at the date of the grant, consistent with the methodology prescribed under SFAS No. 123 "Accounting for Stock-Based Compensation", the compensation expense would have been (Pounds)104,000 for the year to 31 March 2000, (Pounds)80,000 for the year ended 31 March 1999 and (Pounds)9,000 for the year ended 31 March 1998. Avery Berkel's US GAAP net income would have been (Pounds)7,113,000 for the year to 31 March 2000, (Pounds)5,062,000 for the year ended 31 March 1999 and (Pounds)7,749,000 for the year ended 31 March 1998.

   In accordance with SFAS 123 the fair values of options granted are estimated using the Black-Scholes option-pricing model with the following assumptions:

                                    Year ended 31  Year ended 31  Year ended 31
                                     March 2000     March 1999     March 1998
                                    -------------  -------------  -------------
                                     (Pounds)000    (Pounds)000    (Pounds)000
   Risk-free interest rate.........          6.10%          6.10%          6.10%
   Expected life (years)...........           5.5            5.5            3.5
   Assumed volatility..............         42.61%         42.61%         33.10%
   Expected dividends.............. (Pounds)0.128  (Pounds)0.128  (Pounds)0.128

Provision for doubtful debts

   Debtors is disclosed net of a provision for doubtful debts of (Pounds)1,804,000, (Pounds)1,691,000, and (Pounds)1,698,000 as at 31 March
2000, 31 March 1999 and 31 March 1998 respectively.

Fair Values and Concentration of Credit Risk

   Financial instruments which potentially subject Avery Berkel to credit risk are cash and cash equivalents and trade accounts receivable. Concentration of credit risk with respect to trade accounts receivable is limited due to the large number of customers comprising the entity's customer base and their break down among several industries and geographical locations. No single customer accounts for more than ten percent of revenues. The entity is exposed to credit risk with respect to cash and cash equivalents in the event of non-performance by the counter parties to these financial instruments, which are major financial institutions. Management believes that the risk of incurring material losses related to this credit risk is remote. The carrying values of financial instruments approximated their fair values based on current market prices and rates.

Litigation

   The Group is subject to certain lawsuits, investigations and claims arising out of the conduct of its business, including those related to product liability. In the opinion of management, the resolution of these matters will not materially impact the Group's financial position, liquidity, or results of operations.

                               AVERY BERKEL GROUP

Recently Issued Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 133--"Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133 as amended by SFAS 137 is effective for fiscal years beginning after June 15, 2000. Avery Berkel has not completed an evaluation of the impact of adopting this statement.

29. SUPPLEMENTAL SUMMARISED COMBINED FINANCIAL STATEMENTS

Senior Subordinated Notes Guarantees Disclosure

   The following summarised combined financial information presents guarantor and non-guarantor results of operations, financial position, and cash flows of the Avery Berkel subsidiaries under the Senior Subordinated Notes. The Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured senior subordinated basis by the guarantor subsidiaries. The combined summarised statement of cash flows segregates the effect of carve out adjustments relating to historical cash flows of subsidiaries and operations that do not form part of the sale to Weigh-Tronix UK Limited.

Combined statement of operations:

                           Guarantor   Non-guarantor Consolidation   US GAAP
                          subsidiaries  operations    adjustments     Total
Year ended 31 March 2000  ------------ ------------- ------------- ------------
                          (Pounds)'000 (Pounds)'000  (Pounds)'000  (Pounds)'000
Revenues
  Product Sales.........     68,820        31,105       (14,133)      85,792
  Services..............     52,952        18,490        (1,750)      69,692
                            -------       -------       -------      -------
  Total revenues........    121,772        49,595       (15,883)     155,484
                            -------       -------       -------      -------

Cost of revenues
  Cost of products
   sold.................    (54,700)      (24,893)       14,133      (65,460)
  Cost of services......    (22,886)       (9,421)        1,750      (30,557)
                            -------       -------       -------      -------
  Total cost of reve-
   nues.................    (77,586)      (34,314)       15,883      (96,017)
                            -------       -------       -------      -------

Gross profit............     44,186        15,281           --        59,467

Operating expenses
  Selling, general and
   administrative.......    (32,953)      (14,702)          --       (47,655)
  Depreciation and
   amortisation.........     (4,806)         (906)          --        (5,712)
                            -------       -------       -------      -------
Operating income........      6,427          (327)          --         6,100
Share of operating
 profit of associates...         56           408           --           464
                            -------       -------       -------      -------
Total operating income..      6,483            81           --         6,564

Profit on sale of fixed
 assets.................        906           214           --         1,120
Dividends receivable....     22,622           --        (22,622)         --
Interest expense........       (905)         (113)          851         (167)
Interest income.........      1,727         1,154          (851)       2,030
Share of associates in-
 terest.................        --             (6)          --            (6)
                            -------       -------       -------      -------
Profit before provision
 for income taxes.......     30,833         1,330       (22,622)       9,541
Provision for income
 taxes..................     (1,497)         (956)          --        (2,453)
                            -------       -------       -------      -------
Profit after taxation...     29,336           374       (22,622)       7,088
Equity Minority Inter-
 ests...................        --            (71)          --           (71)
                            -------       -------       -------      -------
Net Income..............     29,336           303       (22,622)       7,017
                            =======       =======       =======      =======

                               AVERY BERKEL GROUP

Combined statement of operations:

                           Guarantor   Non-guarantor Consolidation   US GAAP
                          subsidiaries  operations    adjustments     Total
Year ended 31 March 1999  ------------ ------------- ------------- ------------
                          (Pounds)'000 (Pounds)'000  (Pounds)'000  (Pounds)'000
Revenues
  Product Sales.........     63,023        29,505       (11,883)      80,645
  Services..............     50,614        17,278        (2,191)      65,701
                            -------       -------       -------      -------
  Total revenues........    113,637        46,783       (14,074)     146,346
                            -------       -------       -------      -------

Cost of revenues
  Cost of products
   sold.................    (49,142)      (22,107)       11,883      (59,366)
  Cost of services......    (22,480)       (9,604)        2,191      (29,893)
                            -------       -------       -------      -------
  Total cost of
   revenues.............    (71,622)      (31,711)       14,074      (89,259)
                            -------       -------       -------      -------

Gross profit............     42,015        15,072           --        57,087

Operating expenses
  Selling, general and
   administrative.......    (32,016)      (12,813)          --       (44,829)
  Depreciation and
   amortisation.........     (5,474)       (1,055)          --        (6,529)
                            -------       -------       -------      -------
Operating income........      4,525         1,204           --         5,729
Share of operating
 profit of associates...        148           440                        588
                            -------       -------       -------      -------
Total operating income..      4,673         1,644           --         6,317

Profit on sale of fixed
 assets.................      1,832           133           --         1,965
Dividends receivable....      3,696            --        (3,696)         --
Interest expense........       (879)          (47)          755         (171)
Interest income.........         76         1,101          (755)         422
Share of associates
 interest...............         16             6           --            22
                            -------       -------       -------      -------
Profit before provision
 for income taxes.......      9,414         2,837        (3,696)       8,555
Provision for income
 taxes..................     (2,239)       (1,059)          --        (3,298)
                            -------       -------       -------      -------
Profit after taxation...      7,175         1,778        (3,696)       5,257
Equity Minority
 Interests..............        --           (115)          --          (115)
                            -------       -------       -------      -------
Net Income..............      7,175         1,663        (3,696)       5,142
                            =======       =======       =======      =======

                               AVERY BERKEL GROUP

Combined statement of operations:

                           Guarantor   Non-guarantor Consolidation   US GAAP
                          subsidiaries  operations    adjustments     Total
Year ended 31 March 1998  ------------ ------------- ------------- ------------
                          (Pounds)'000 (Pounds)'000  (Pounds)'000  (Pounds)'000
Revenues
  Product Sales.........     66,431        28,222       (13,716)      80,937
  Services..............     52,988        18,147        (3,041)      68,094
                            -------       -------       -------      -------
  Total revenues........    119,419        46,369       (16,757)     149,031
                            -------       -------       -------      -------

Cost of revenues
  Cost of products
   sold.................    (50,856)      (21,352)       13,716      (58,492)
  Cost of services......    (24,217)      (10,615)        3,041      (31,791)
                            -------       -------       -------      -------
  Total cost of
   revenues.............    (75,073)      (31,967)       16,757      (90,283)
                            -------       -------       -------      -------

Gross profit............     44,346        14,402           --        58,748

Operating expenses
  Selling, general and
   administrative.......    (30,495)      (14,172)          --       (44,667)
  Depreciation and
   amortisation.........     (4,845)       (1,171)          --        (6,016)
                            -------       -------       -------      -------
Operating income........      9,006          (941)          --         8,065
Share of operating
 profit of associates...        522           423           --           945
                            -------       -------       -------      -------
Total operating income..      9,528          (518)          --         9,010

Profit on sale of fixed
 assets.................      1,880           367           --         2,247
Dividends receivable....      5,273           249        (5,522)         --
Interest expense........       (875)         (181)          844         (212)
Interest income.........        289         1,218          (844)         663
Share of associates
 interest...............         38            11           --            49
                            -------       -------       -------      -------
Profit before provision
 for income taxes.......     16,133         1,146        (5,522)      11,757
Provision for income
 taxes..................     (3,531)         (468)          --        (3,999)
                            -------       -------       -------      -------
Profit after taxation...     12,602           678        (5,522)       7,758
Equity Minority
 Interests..............        --            --            --           --
                            -------       -------       -------      -------
Net Income..............     12,602           678        (5,522)       7,758
                            =======       =======       =======      =======

                               AVERY BERKEL GROUP

Combined balance sheet of:

                           Guarantor   Non-guarantor Consolidation   US GAAP
                          subsidiaries  operations    adjustments     Total
Year ended 31 March 2000  ------------ ------------- ------------- ------------
                          (Pounds)'000 (Pounds)'000  (Pounds)'000  (Pounds)'000
Current Assets
 Cash and cash
  equivalents...........      2,015         6,153           --         8,168
 Accounts receivable,
  net...................     27,615        16,658        (6,674)      37,599
 Inventories, net.......     22,588         9,105           --        31,693
 Prepaid expenses and
  other current assets..      2,798         2,625           --         5,423
 Deferred income taxes..      4,824         1,773           --         6,597
                            -------       -------       -------      -------
Total Current Assets....     59,840        36,314        (6,674)      89,480

Property, plant and
 equipment, net.........     13,672         2,368           --        16,040
Intangibles, net........        426           --            --           426
Investments in
 associates.............        392         2,018           --         2,410
Investments in
 subsidiaries...........     17,087        (4,810)      (12,277)         --
Intercompany Loans......     14,328        22,499       (36,827)         --
Loans owed by Marconi
 Group Companies........        --            --            --           --
                            -------       -------       -------      -------
Total Assets............    105,745        58,389       (55,778)     108,356
                            =======       =======       =======      =======

Liabilities & Members
 Equity
Current Liabilities
 Bank overdrafts........      8,315           185           --         8,500
 Accounts payable.......     15,907         9,224        (6,674)      18,457
 Accrued expenses.......      6,216         4,341           --        10,557
 Deferred revenue.......      6,575         3,673           --        10,248
 Liability Provisions...      1,045         4,163           --         5,208
 Corporation Tax........        259           381           --           640
                            -------       -------       -------      -------
Total Current
 Liabilities............     38,317        21,967        (6,674)      53,610
Loans owed to Marconi
 Group Companies........        --         44,764           --        44,764
Accrued expenses payable
 in more than one year..        --            153           --           153
Intercompany Loans......     31,224         5,603       (36,827)         --
Minority Interest.......        --          3,115           --         3,115
                            -------       -------       -------      -------
Total Liabilities.......     69,541        75,602       (43,501)     101,642
                            -------       -------       -------      -------

Members Equity
 Share Capital..........      9,225         1,421           --        10,646
 Accumulated Reserves...     26,979       (18,634)      (12,277)      (3,932)
                            -------       -------       -------      -------
Total Members Equity....     36,204       (17,213)      (12,277)       6,714
                            -------       -------       -------      -------
Total Liabilities and
 Members Equity.........    105,745        58,389       (55,778)     108,356
                            =======       =======       =======      =======

                               AVERY BERKEL GROUP

Combined balance sheet of:

                           Guarantor   Non-guarantor Consolidation   US GAAP
                          subsidiaries  operations    adjustments     Total
Year ended 31 March 1999  ------------ ------------- ------------- ------------
                          (Pounds)'000 (Pounds)'000  (Pounds)'000  (Pounds)'000
Current Assets
 Cash and cash
  equivalents...........      2,571         5,563           --         8,134
 Accounts receivable,
  net...................     26,344        17,755        (7,482)      36,617
 Inventories, net.......     20,817         8,063           --        28,880
 Prepaid expenses and
  other current assets..      2,648         2,493           --         5,141
 Corporation tax........      6,999            12           --         7,011
 Deferred income taxes..      4,973         1,829           --         6,802
                            -------       -------       -------      -------
Total Current Assets....     64,352        35,715        (7,482)      92,585

Property, plant and
 equipment, net.........     16,127         2,823           --        18,950
Intangibles, net........        474           --            --           474
Investments in
 associates.............        433         1,973           --         2,406
Investments in
 subsidiaries...........     16,828        (8,325)       (8,503)         --
Intercompany loans......      9,385        19,075       (28,460)         --
Loans owed by Marconi
 Group Companies........     15,675         3,920       (19,595)         --
                            -------       -------       -------      -------
Total Assets............    123,274        55,181       (64,040)     114,415
                            =======       =======       =======      =======

Liabilities & Members
 Equity
Current Liabilities
 Bank overdrafts........        --            730           --           730
 Accounts payable.......     18,777        10,206        (7,482)      21,501
 Accrued expenses.......      6,548         5,166           --        11,714
 Deferred revenue.......      7,145         3,335           --        10,480
 Liability Provisions...      1,082         4,717           --         5,799
 Corporation Tax........        304           169           --           473
                            -------       -------       -------      -------
Total Current
 Liabilities............     33,856        24,323        (7,482)      50,697
Loans owed to Marconi
 Group Companies........      1,553        49,390       (19,595)      31,348
Accrued expenses payable
 in more than one year..         55            32           --            87
Intercompany loans......     25,220         3,240       (28,460)         --
Minority Interest.......        --          3,193           --         3,193
                            -------       -------       -------      -------
Total Liabilities.......     60,684        80,178       (55,537)      85,325
                            -------       -------       -------      -------
Members Equity
 Share Capital..........      9,225         1,584           --        10,809
 Accumulated Reserves...     53,365       (26,581)       (8,503)      18,281
                            -------       -------       -------      -------
Total Members Equity....     62,590       (24,997)       (8,503)      29,090
                            -------       -------       -------      -------
Total Liabilities and
 Members Equity.........    123,274        55,181       (64,040)     114,415
                            =======       =======       =======      =======

                               AVERY BERKEL GROUP

Combined balance sheet of:

                           Guarantor   Non-guarantor Consolidation   US GAAP
                          subsidiaries  operations    adjustments     Total
Year ended 31 March 1998  ------------ ------------- ------------- ------------
                          (Pounds)'000 (Pounds)'000  (Pounds)'000  (Pounds)'000
Current Assets
 Cash and cash
  equivalents...........      5,094         2,134           --         7,228
 Accounts receivable,
  net...................     29,124        13,106       (10,436)      31,794
 Inventories, net.......     18,592         6,630           --        25,222
 Prepaid expenses and
  other current assets..      2,464         1,718           --         4,182
 Corporation Tax........      6,113             8           --         6,121
 Deferred income taxes..      5,221         1,797           --         7,018
                            -------       -------       -------      -------
Total Current Assets....     66,608        25,393       (10,436)      81,565

Property, plant and
 equipment, net.........     16,780         2,691           --        19,471
Intangibles, net........        437           --            --           437
Investments in
 associates.............      2,731         1,420           --         4,151
Investments in
 subsidiaries...........     14,750        (7,789)       (6,961)         --
Intercompany loans......     24,165        19,794       (43,959)         --
Loans owed by Marconi
 Group Companies........      8,535         2,438       (10,973)         --
                            -------       -------       -------      -------
Total Assets............    134,006        43,947       (72,329)     105,624
                            =======       =======       =======      =======

Liabilities & Members
 Equity
Current Liabilities
 Bank overdrafts........         --           570           --           570
 Accounts payable.......     18,855         8,509       (10,436)      16,928
 Accrued expenses.......      6,405         4,300           --        10,705
 Deferred revenue.......      7,663         2,360           --        10,023
 Liability Provisions...        935         5,276           --         6,211
 Corporation Tax........        151            (9)          --           142
                            -------       -------       -------      -------
Total Current
 Liabilities............     34,009        21,006       (10,436)      44,579
Loans owed to Marconi
 Group Companies........      2,277        42,616       (10,973)      33,920
Accrued expenses payable
 in more than one year..        110           --            --           110
Intercompany loans......     41,851         2,108       (43,959)          --
Minority Interest.......         --           --            --            --
                            -------       -------       -------      -------
Total Liabilities.......     78,247        65,730       (65,368)      78,609

Members Equity
 Share Capital..........      9,225         1,495           --        10,720
 Accumulated Reserves...     46,534       (23,278)       (6,961)      16,295
                            -------       -------       -------      -------
Total Members Equity....     55,759       (21,783)       (6,961)      27,015
                            -------       -------       -------      -------
Total Liabilities and
 Members Equity.........    134,006        43,947       (72,329)     105,624
                            =======       =======       =======      =======

                               AVERY BERKEL GROUP

Combined summarised statements of cash flow:

                           Guarantor   Non-guarantor Consolidation   US GAAP
                           operations   operations    adjustments     Total
Year ended 31 March 2000  ------------ ------------- ------------- ------------
                          (Pounds)'000 (Pounds)'000  (Pounds)'000  (Pounds)'000
Cash flows from
 operating activities...     10,312         (962)                      9,350
Cash flows used in
 investing activities...     (1,372)        (286)           --        (1,658)
Net cash used in
 financing activities...    (16,288)       2,594            --       (13,694)
Effect of exchange rate
 changes on cash........        --          (344)           --          (344)
Effect of carve out
 adjustments............      6,776         (396)           --         6,380
                            -------        -----        ------       -------
Net change..............       (572)         606            --            34
Cash at bank and in
 hand, beginning of
 period.................      2,571        5,563            --         8,134
                            -------        -----        ------       -------
Cash at bank and in
 hand, end of period....      1,999        6,169            --         8,168
                            =======        =====        ======       =======

                           Guarantor   Non-guarantor Consolidation   US GAAP
                           operations   operations    adjustments     Total
Year ended 31 March 1999  ------------ ------------- ------------- ------------
                          (Pounds)'000 (Pounds)'000  (Pounds)'000  (Pounds)'000
Cash flows from
 operating activities...      6,576         (100)                      6,476
Cash flows used in
 investing activities...     (2,261)        (719)           --        (2,980)
Net cash used in
 financing activities...     (8,617)       5,522            --        (3,095)
Effect of exchange rate
 changes on cash........        --            93            --            93
Effect of carve out
 adjustments............      1,779       (1,367)           --           412
                             ------       ------        ------        ------
Net change..............     (2,523)       3,429            --           906
Cash at bank and in
 hand, beginning of
 period.................      5,094        2,134            --         7,228
                             ------       ------        ------        ------
Cash at bank and in
 hand, end of period....      2,571        5,563            --         8,134
                             ======       ======        ======        ======

                           Guarantor   Non-guarantor Consolidation   US GAAP
                           operations   operations    adjustments     Total
Year ended 31 March 1998  ------------ ------------- ------------- ------------
                          (Pounds)'000 (Pounds)'000  (Pounds)'000  (Pounds)'000
Cash flows from
 operating activities...      3,926        4,335                       8,261
Cash flows used in
 investing activities...     (2,282)         (98)           --        (2,380)
Net cash used in
 financing activities...      1,772       (1,524)           --           248
Effect of exchange rate
 changes on cash........        --          (187)           --          (187)
Effect of carve out
 adjustments............        950       (5,049)           --        (4,099)
                             ------       ------        ------        ------
Net change..............      4,366       (2,523)           --         1,843
Cash at bank and in
 hand, beginning of
 period.................        728        4,657            --         5,385
                             ------       ------        ------        ------
Cash at bank and in
 hand, end of period....      5,094        2,134            --         7,228
                             ======       ======        ======        ======

                               AVERY BERKEL GROUP

30. SUPPLEMENTAL SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS

                                                          Stock        Debtor
                                                        Provisions   Provisions
                                                       ------------ ------------
                                                       (Pounds)'000 (Pounds)'000
   At 1 April 1997....................................     7,487       1,787
   Profit and loss charge.............................     1,251         500
   Utilised...........................................    (1,381)       (413)
   Foreign exchange difference........................      (360)       (176)
                                                          ------       -----
   At 31 March 1998...................................     6,997       1,698
   Business acquired..................................       385         115
   Profit and loss charge.............................     1,810         290
   Utilised...........................................      (511)       (439)
   Foreign exchange difference........................        71          27
                                                          ------       -----
   At 31 March 1999...................................     8,752       1,691
   Profit and loss charge.............................     1,280         486
   Utilised...........................................      (418)       (290)
   Foreign exchange difference........................      (136)        (83)
                                                          ------       -----
   At 31 March 2000...................................     9,478       1,804
                                                          ======       =====

   We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus in connection with the exchange offer made by this prospectus and you must not rely on any such information or representations as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder will, under any circumstances, create any implication that there has been no change in our affairs since the date as of which information is given in this prospectus. We have undertaken to update this prospectus to reflect any subsequent events that represent a fundamental change in the information contained herein. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

      ----------------

                                                    (Euro)100,000,000
          TABLE OF CONTENTS


                                                    SWT Finance B.V.
                                                    Weigh Tronix, LLC
Prospectus Summary....................    1
Risk Factors..........................   19
The Exchange Offer....................   31
Capitalization........................   40
The Guarantors........................   42
Description of Certain Indebtedness...   46
Description of the Exchange Notes.....   50
Unaudited Pro Forma Combined Financial
 Data.................................   98
Selected Historical Financial
 Information for Weigh-Tronix.........  107
Management's Discussion and Analysis
 of Financial Condition and Results of
 Operations...........................  116
Business..............................  140
Management............................  157
Security Ownership of Certain
 Beneficial Owners and Management.....  161
Certain Relationships and Related
 Party Transactions...................  163
Tax Considerations....................  169
Plan of Distribution..................  171
Legal Matters.........................  171
Experts...............................  171
Where You Can Find More Information...  172
Index to Consolidated Financial
 Statements...........................  F-1

                                                    Offer to Exchange

                                            12 1/2% Senior Subordinated Notes
                                                        due 2010
                                                           of
                                                    SWT Finance B.V.

                                                    ----------------
                                                       PROSPECTUS
                                                    ----------------

                                                      [    ], 2000

Dealer Prospectus Delivery Obligation

   Until [   ], 2000, all broker dealers that effect transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the obligation of broker-dealers to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers.

Indemnification

   The Operating Agreement of Weigh-Tronix, LLC provides that the board of managers, each member, and the officers of Weigh-Tronix, LLC shall not be liable, responsible or accountable in damages or otherwise to Weigh-Tronix, LLC or any member for any loss or damage incurred by reason of any act or omission performed or omitted by the indemnified party in good faith either on behalf or in the interests of Weigh-Tronix, LLC and in a manner reasonably believed by that person to be within the scope of the authority granted to him by the operating agreement, provided that the person was not guilty of gross negligence, willful misconduct or any other breach of duty with respect to such act or omission. To the fullest extent permitted by law, Weigh-Tronix, LLC, out of its assets and not out of the assets of the members, will indemnify and hold harmless each indemnified party who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of Weigh-Tronix, LLC), by reason of any act or omission or alleged act or omission arising out of that person's activities as a board of managers, as a member or as an officer if such activities were performed in good faith either on behalf or in the interests of Weigh-Tronix, and in a manner reasonably believed by that person to be within the scope of the authority conferred by the operating agreement, against losses, damages, or expenses for which that person has not otherwise been reimbursed (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by that person in connection with such action, suit or proceeding so long as that person was not guilty of gross negligence, willful misconduct or any other breach of duty with respect to such acts or omissions, and, with respect to any criminal action or proceeding, and had no reasonable cause to believe its conduct was unlawful and provided that the satisfaction of any indemnification and any holding harmless shall be from and limited to Weigh-Tronix, LLC assets and the members shall not have any personal liability on account thereof.

ITEM 21. Exhibits and Financial Statement Schedules.

(a) Exhibits.

   The following is a complete list of Exhibits filed as part of this registration statement, which are incorporated herein:

   Exhibit No. Description
   ----------- -----------
       *2.1    Share Sale and Purchase Agreement in respect of Avery Berkel between Marconi Corporation PLC and Weigh-Tronix UK Limited
       *3.1    Certificate of Formation of Weigh-Tronix, LLC

      **3.2    Second Amended and Restated Operating Agreement of Weigh-Tronix,
               LLC

       *4.1    Indenture by and among SWT Finance B.V. as Issuer, Weigh-Tronix,
               LLC, Certain Other Guarantors and Bankers Trust Company as
               Trustee, Registrar and Paying Agent dated of June 13, 2000

       *4.2    Form of SWT Finance B.V. 12.5% Senior Subordinated Note due 2010

       *4.3    Supplemental Indenture by and among SWT Finance B.V., Weigh-
               Tronix, LLC, Bankers Trust Company and additional Guarantors, dated as of June 13, 2000

     ***5.1    Legal Opinion

      *10.1    Amended and Restated Credit Agreement among Weigh-Tronix, LLC,
               SWT Finance B.V. and Weigh-Tronix Canada, ULC, as Borrowers, The
               Several Lenders from Time to Time Parties Hereto, Lehman
               Brothers Inc., as Sole Advisor, Lehman Brothers Inc. and
               FleetBoston Robertson Stephens Inc., as Arrangers, Lehman
               Commercial Paper Inc., as Syndication Agent and Fleet National
               Bank, as Administrative Agent and Security Agent, dated as of June 13, 2000

   Exhibit No. Description
   ----------- -----------
     *10.2     Amended and Restated Members' Agreement dated as of June 13,
               2000

     *10.3     Registration Rights Agreement among SWT Finance B.V., Weigh-
               Tronix, LLC, the Guarantors and Lehman Brothers International dated as of June 13, 2000

     *10.4     Warrant Agreement between Weigh-Tronix, LLC and Marconi, Inc.
               dated as of June 13, 2000

    **10.5 Guarantee and Collateral Agreement made by Weigh-Tronix, LLC and certain of its subsidiaries in favor of Fleet National Bank, dated as of June 13, 2000.

    **10.6     Subscription Agreement between Marconi, Inc. and Weigh-Tronix,
               LLC, dated June 13, 2000

    **12.1     Statement re: Computation of Ratio of Earnings to Fixed Charges

    **21.1     Subsidiaries

    **23.1     Consent of PricewaterhouseCoopers LLP

    **23.2     Consent of PricewaterhouseCoopers
    **23.3     Consent of Deloitte & Touche

   ***23.4     Consent of Hutchins, Wheeler & Dittmar, A Professional
               Corporation (included in their opinion filed in Exhibit 5.1)

     *24.1 Power of Attorney (included on the signature page of the registration statement)

    **25.1 Form T-1 Statement of Eligibility of Bankers Trust Company to act as Trustee under the Indenture

    **27.1     Financial Data Schedule

    **99.1     Form of Letter of Transmittal

    **99.2     Form of Notice of Guaranteed Delivery

--------

   *Previously filed

  **Filed with this Registration Statement

 ***To be filed by Amendment

****Supersedes previously filed exhibit

(b) Financial Statement Schedules.

   None. Schedules other than those listed above have been omitted since the information is not applicable, not required or is included in the financial statements or notes thereto.

ITEM 22. Undertakings.

   (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

   (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of the request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   (d) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Amsterdam, The Netherlands, on the 16 day of October, 2000.

                                          SWT Finance B.V.

                                          By: *
                                             ----------------------------------
                                            Name: John J. McCann III
                                            Title:Chief Executive Officer and
                                            Director

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on October 16, 2000:

                                          D.L. Trust B.V.

                                          By: *
                                             ----------------------------------
                                            Name: Gerald Kotterman
                                            Title:Trustee of D.L. Trust B.V.,
                                            Director

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------
                                            Name: Donald MacKenzie
                                            Title: Chief Financial Officer and
                                            Authorized U.S. Representative

                                         *By: /s/ Donald Mackenzie
                                             ----------------------------------

                                                   Donald MacKenzie

                                                  (Attorney-in-Fact)

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Providence, Rhode Island, on the 16 day of October, 2000.

                                          Weigh-Tronix, LLC

                                          By:      *
                                             ----------------------------------
                                            Name: John J. McCann III
                                            Title:President and Director


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on October 16, 2000:

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------
                                            Name: Donald MacKenzie
                                            Title:Chief Financial Officer and
                                            U.S. Representative

                                          By:     *
                                             ----------------------------------
                                            Name: Larry Gunning
                                            Title:Director

                                          By:     *
                                             ----------------------------------
                                            Name: David Castle
                                            Title:Director

                                          By:     *
                                             ----------------------------------
                                            Name: Roger Evans
                                            Title: Director

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------

                                            Name: Donald MacKenzie

                                            Title:(Attorney-in-Fact)

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Amsterdam, The Netherlands, on the 16 day of October, 2000.

                                          SWT Holdings B.V.

                                          By:       *
                                             ----------------------------------
                                            Name: John J. McCann III
                                            Title:President and Director
                                            (principal financial and
                                            accounting officer)


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on October 16, 2000:

                                          D.L. Trust B.V.

                                          By:     *
                                             ----------------------------------
                                            Name: Gerald Kotterman
                                            Title:Trustee of D.L. Trust B.V.,
                                            Director

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------
                                            Name: Donald MacKenzie
                                            Title:Authorized U.S.
                                            Representative

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------

                                            Name: Donald MacKenzie

                                            Title:(Attorney-in-Fact)

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fairmont, Minnesota, on the 16 day of October, 2000.

                                          Weigh-Tronix, Inc.

                                          By:       *
                                             ----------------------------------
                                            Name: John J. McCann III
                                            Title:Vice President and Director


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on October 16, 2000:

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------
                                            Name: Donald MacKenzie
                                            Title:Chief Financial Officer

                                          By:     *
                                             ----------------------------------
                                            Name: David R. Castle
                                            Title:President and Director

                                          By:     *
                                             ----------------------------------
                                            Name: Roger Evans
                                            Title:Director

                                          By:     *
                                             ----------------------------------
                                            Name: Larry Gunning
                                            Title:Director

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------

                                            Name: Donald MacKenzie

                                            Title:(Attorney-in-Fact)

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Rosa, California, on the 16 day of October, 2000.

                                          Mecmesin, Inc.

                                          By:      *
                                             ----------------------------------
                                            Name: David Castle
                                            Title:President and Director


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on October 16, 2000:

                                          By:     *
                                             ----------------------------------
                                            Name: John J. McCann
                                            Title:Vice President

                                          By:     *
                                             ----------------------------------
                                            Name: Arden Kuhn
                                            Title:Controller

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------

                                            Name: Donald MacKenzie

                                            Title:(Attorney-in-Fact)

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of West Midlands, United Kingdom, on the 16 day of October, 2000.

                                          Salter Weigh-Tronix Ltd

                                          By:      *
                                            -----------------------------------
                                            Name: Larry Gunning
                                            Title:President and Director


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on October 16, 2000:

                                          By:      *
                                            -----------------------------------
                                            Name: Roger W. Evans
                                            Title:Treasurer and Director

                                          By:      *
                                            -----------------------------------
                                            Name: David Castle
                                            Title:Director

                                          By:      *
                                            -----------------------------------
                                            Name: John J. McCann III
                                            Title:Director

                                          By: /s/ Donald MacKenzie
                                            -----------------------------------
                                            Name: Donald MacKenzie
                                            Title:Authorized U.S.
                                            Representative

                                          By:/s/ Donald MacKenzie
                                             ----------------------------------

                                            Name: Donald MacKenzie

                                            Title:(Attorney-in-Fact)

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pointe Claire, Quebec, Canada, on the 16 day of October, 2000.

                                          Weigh-Tronix Canada, ULC

                                          By:      *
                                             ----------------------------------
                                            Name:David Castle
                                            Title:President and Director


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on October 16, 2000:

                                          By:     *
                                             ----------------------------------
                                            Name: Arden Kuhn
                                            Title: Treasurer

                                          By:     *
                                             ----------------------------------
                                            Name: John J. McCann III
                                            Title: Vice President and Director

                                          By:      *
                                             ----------------------------------
                                            Name: Roger Evans
                                            Title: Director

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------
                                            Name: Donald MacKenzie
                                            Title: Authorized U.S.
                                            Representative

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------

                                            Name: Donald MacKenzie

                                            Title:(Attorney-in-Fact)

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tonbridge, United Kingdom, on the 16 day of October, 2000.

                                          Salter Housewares Holdings LTD

                                          By:      *
                                             ----------------------------------
                                             Name: R.W. Evans
                                             Title:President and Director


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on October 16, 2000:

                                          By:     *
                                             ----------------------------------
                                             Name: C.S. Howe
                                             Title:Director and Chief
                                             Financial Officer

                                          By:     *
                                             ----------------------------------
                                             Name: John J. McCann III
                                             Title:Director

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------
                                             Name: Donald MacKenzie
                                             Title:Authorized U.S.
                                             Representative

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------

                                            Name: Donald MacKenzie

                                            Title:(Attorney-in-Fact)

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Birmingham, United Kingdom, on the 16 day of October, 2000.

                                          Weigh-Tronix UK Ltd

                                          By:      *
                                             ----------------------------------
                                             Name: John J. McCann III
                                             Title:President and Director


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on October 16, 2000:

                                          By:     *
                                             ----------------------------------
                                             Name: David Castle
                                             Title:Director

                                          By:     *
                                             ----------------------------------
                                             Name: Roger Evans
                                             Title:Director

                                          By:     *
                                             ----------------------------------
                                             Name: Larry Gunning
                                             Title:Director

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------
                                             Name: Donald MacKenzie
                                             Title:Chief Financial Officer and
                                             Authorized U.S. Representative

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------

                                            Name: Donald MacKenzie

                                            Title:(Attorney-in-Fact)

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Blackburn, Australia, on the 16 day of October, 2000.

                                          Salter Housewares Ltd

                                          By:      *
                                             ----------------------------------
                                            Name: R.W. Evans
                                            Title: President and Director


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on October 16, 2000:

                                          By:     *
                                             ----------------------------------
                                            Name: C.S. Howe
                                            Title: Chief Financial Officer

                                          By:     *
                                             ----------------------------------
                                            Name: John J. McCann III
                                            Title: Director

                                          By:     *
                                             ----------------------------------
                                            Name: R.W. Evans
                                            Title: Director

                                          By:     *
                                             ----------------------------------
                                            Name: David Sulkin
                                            Title: Director

                                          By:     *
                                             ----------------------------------
                                            Name: David R. Castle
                                            Title: Director

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------
                                            Name: Donald MacKenzie
                                            Title: Authorized U.S.
                                            Representative

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------

                                            Name: Donald MacKenzie

                                            Title:(Attorney-in-Fact)

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Providence, Rhode Island, on the 16 day of October, 2000.

                                          Weigh-Tronix Delaware, Inc.

                                          By:      *
                                             ----------------------------------
                                            Name: Roger W. Evans
                                            Title: President (principal
                                            financial and accounting officer)


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on October 16, 2000:

                                          By:     *
                                             ----------------------------------
                                            Name: John J. McCann III
                                            Title: Director

                                          By:     *
                                             ----------------------------------
                                            Name:Larry Gunning
                                            Title: Director

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------

                                            Name: Donald MacKenzie

                                            Title:(Attorney-in-Fact)

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of LaPorte, Indiana, on the 16 day of October, 2000.

                                          Berkel USA, Inc.

                                          By:      *
                                             ----------------------------------
                                            Name: J.B. Stanley
                                            Title: President and Director


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on October 16, 2000:

                                          By:     *
                                             ----------------------------------
                                            Name: D.G. Steffen
                                            Title: Director

                                          By:     *
                                             ----------------------------------
                                            Name: T.J. Cooper
                                            Title: Treasurer and Director

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------

                                            Name: Donald MacKenzie

                                            Title:(Attorney-in-Fact)

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of LaPorte, Indiana, on the 16 day of October, 2000.

                                          Berkel, Inc.

                                          By:      *
                                             ----------------------------------
                                            Name: J.B. Stanley
                                            Title: President, Treasurer and
                                            Director


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on October 16, 2000:

                                          By:     *
                                             ----------------------------------
                                            Name: T.J. Cooper
                                            Title: Director

                                          By:     *
                                             ----------------------------------
                                            Name: John J. McCann III
                                            Title: Director

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------

                                            Name: Donald MacKenzie

                                            Title:(Attorney-in-Fact)

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Canada, on the 16 day of October, 2000.

                                          Berkel Products Co. Limited

                                          By:      *
                                             ----------------------------------
                                            Name: D.G. Steffen
                                            Title: CEO, Treasurer and Director


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on October 16, 2000:

                                          By:     *
                                             ----------------------------------
                                            Name: Tom Cassidy
                                            Title: Director

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------
                                            Name: Donald MacKenzie
                                            Title: Authorized U.S.
                                            Representative

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------

                                            Name: Donald MacKenzie

                                            Title:(Attorney-in-Fact)

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Birmingham, United Kingdom, on the 16 day of October, 2000.

                                          Avery Berkel Limited

                                          By:      *
                                             ----------------------------------
                                          Name: T.J. Cooper
                                          Title: President


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on October 16, 2000:

                                          By:     *
                                             ----------------------------------
                                          Name: R. Wilkinson
                                          Title: Finance Director

                                          By:     *
                                             ----------------------------------
                                          Name: T.J. Cooper
                                          Title: President

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------
                                          Name: Donald MacKenzie
                                          Title: Authorized U.S.
                                           Representative

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------

                                            Name: Donald MacKenzie

                                            Title:(Attorney-in-Fact)

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Birmingham, United Kingdom, on the 16 day of October, 2000.

                                          Avery Berkel Properties Limited

                                          By:      *
                                             ----------------------------------
                                          Name: R. Wilkinson
                                          Title: Finance Director


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on October 16, 2000:

                                          By:     *
                                             ----------------------------------
                                          Name: R. Wilkinson
                                          Title: Finance Director

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------
                                          Name: Donald MacKenzie
                                          Title: Authorized U.S.
                                           Representative

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------

                                            Name: Donald MacKenzie

                                            Title:(Attorney-in-Fact)

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Birmingham, United Kingdom, on the 16 day of October, 2000.

                                          Avery Berkel Holdings Limited

                                          By:    *
                                             ----------------------------------
                                          Name: T.J. Cooper
                                          Title: President


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on October 16, 2000:

                                          By:   *
                                             ----------------------------------
                                          Name: T.J. Cooper
                                          Title: President

                                          By:   *
                                             ----------------------------------
                                          Name: R. Wilkinson
                                          Title: Finance Director

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------
                                          Name: Donald MacKenzie
                                          Title: Authorized U.S.
                                           Representative

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------

                                            Name: Donald MacKenzie

                                            Title:(Attorney-in-Fact)

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Birmingham, United Kingdom, on the 16 day of October, 2000.

                                          Berkel (Ireland) Limited

                                          By:      *
                                             ----------------------------------
                                            Name: Kieran Killoran
                                            Title: President and Director


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on October 16, 2000:

                                          By:     *
                                             ----------------------------------
                                            Name: T.J. Cooper
                                            Title: Treasurer and Director

                                          By:     *
                                             ----------------------------------
                                            Name: K. Killoran
                                            Title: Director

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------
                                            Name: Donald MacKenzie
                                            Title: Authorized U.S.
                                            Representative

                                          By: /s/ Donald MacKenzie
                                             ----------------------------------

                                            Name: Donald MacKenzie

                                            Title:(Attorney-in-Fact)

   Exhibit No. Description
   ----------- -----------
        *2.1   Share Sale and Purchase Agreement in respect of Avery Berkel between Marconi Corporation PLC and Weigh-Tronix UK Limited

        *3.1   Certificate of Formation of Weigh-Tronix, LLC

       **3.2   Second Amended and Restated Operating Agreement of Weigh-Tronix,
               LLC

        *4.1   Indenture by and among SWT Finance B.V. as Issuer, Weigh-Tronix,
               LLC, Certain Other Guarantors and Bankers Trust Company as
               Trustee, Registrar and Paying Agent dated as of June 13, 2000

        *4.2   Form of SWT Finance B.V. 12.5% Senior Subordinated Note due 2010
        *4.3   Supplemental Indenture by and among SWT Finance, B.V., Weigh-
               Tronix, LLC, Bankers Trust Company and additional Guarantors, dated as of June 13, 2000

      ***5.1   Legal Opinion

       *10.1   Amended and Restated Credit Agreement among Weigh-Tronix, LLC,
               SWT Finance B.V. and Weigh-Tronix Canada, ULC, as Borrowers, The
               Several Lenders from Time to Time Parties Hereto, Lehman
               Brothers Inc., as Sole Advisor, Lehman Brothers Inc. and
               FleetBoston Robertson Stephens Inc., as Arrangers, Lehman
               Commercial Paper Inc., as Syndication Agent and Fleet National
               Bank, as Administrative Agent and Security Agent, dated as of June 13, 2000.

       *10.2   Amended and Restated Members' Agreement dated as of June 13,
               2000

      *10.3    Registration Rights Agreement among SWT Finance B.V., Weigh-
               Tronix, LLC, the Guarantors and Lehman Brothers International dated as of June 13, 2000

      *10.4    Warrant Agreement between Weigh-Tronix, LLC and Marconi, Inc.
               dated as of June 13, 2000

     **10.5 Guarantee and Collateral Agreement made by Weigh-Tronix, LLC and certain of its subsidiaries in favor of Fleet National Bank, dated as of June 13, 2000.

     **10.6    Subscription Agreement between Marconi, Inc. and Weigh-Tronix,
               LLC, dated June 13, 2000

      **12.1   Statement re: Computation of Ratio of Earnings to Fixed Charges

      **21.1   Subsidiaries

      **23.1   Consent of PricewaterhouseCoopers LLP

      **23.2   Consent of PricewaterhouseCoopers

      **23.3   Consent of Deloitte & Touche

     ***23.4   Consent of Hutchins, Wheeler & Dittmar, A Professional
               Corporation (included in their opinion filed in Exhibit 5.1)

       *24.1 Power of Attorney (included on the signature page of the registration statement)

      **25.1 Form T-1 Statement of Eligibility of Bankers Trust Company to act as Trustee under the Indenture

      **27.1   Financial Data Schedule

      **99.1   Form of Letter of Transmittal

      **99.2   Form of Notice of Guaranteed Delivery

--------

    *Previously filed.

  **Filed with this Registration Statement.

 ***To be filed by amendment.

****Supersedes previously filed exhibit.